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As filed with the Securities and Exchange Commission on                , 2008

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MainSource Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Indiana	6712	35-1562245
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

2105 North State Road 3 Bypass
Greensburg, Indiana 47240
(812) 663-6734
(Address, including zip code and telephone number, including area code, of principal executive offices)

Robert E. Hoptry
President and Chief Executive Officer
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
(812) 663-6734
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Karen Ball Woods, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 636-4341	Rick G. Alsip, Esq. Wyatt, Tarrant & Combs, LLP 500 West Jefferson Street, Suite 2800 Louisville, Kentucky 40202 (502) 562-0200

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of 1st Independence Financial Group, Inc., with and into Registrant pursuant to the Agreement and Plan of Merger described in the proxy statement/prospectus included in Part I of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	1,762,072	$16.03	$28,246,014.16	$1,110.07

Total	1,762,072	$16.03	$28,246,014.16	$1,110.07

(1)
This registration statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the merger.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on the average of the high and low prices of 1st Independence Financial Group, Inc.'s 1,995,744 outstanding and to be outstanding shares of common stock on May 19, 2008 ($28,246,014.16).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT FOR THE SPECIAL MEETING OF
1ST INDEPENDENCE FINANCIAL GROUP, INC. SHAREHOLDERS
and
PROSPECTUS OF
MAINSOURCE FINANCIAL GROUP, INC.

        The Boards of Directors of 1st Independence Financial Group, Inc. ("1st Independence") and MainSource Financial Group, Inc. ("MainSource") have approved an agreement to merge 1st Independence with and into MainSource. If the merger is approved by the shareholders of 1st Independence and all other closing conditions are satisfied, each shareholder of 1st Independence shall receive $5.475 in cash and 0.881036 shares of MainSource common stock for each share of 1st Independence common stock owned before the merger, subject to adjustment as described in the merger agreement. Each 1st Independence shareholder will also receive cash in lieu of any fractional shares of MainSource common stock that such shareholder would otherwise receive in the merger, based on the market value of MainSource common stock determined shortly before the closing of the merger. The Board of Directors of 1st Independence believes that the merger is in the best interests of 1st Independence and its shareholders.

        This document is a proxy statement that 1st Independence is using to solicit proxies for use at its special meeting of shareholders to be held to vote on the merger. It is also a prospectus relating to MainSource's issuance of up to                  shares of MainSource common stock in connection with the merger.

        MainSource common stock is traded on the NASDAQ Stock Market under the trading symbol "MSFG." On February 26, 2008, the date of execution of the merger agreement, the closing price of a share of MainSource common stock was $14.60. On                  , 2008, the closing price of a share of MainSource common stock was $                  .

        1st Independence common stock is traded on the NASDAQ Stock Market under the trading symbol "FIFG." On February 26, 2008, the date of execution of the merger agreement, the closing price of a share of 1st Independence common stock was $10.79. On                  , 2008, the closing price of a share of 1st Independence common stock was $                  .

        For a discussion of certain risk factors relating to the merger agreement, see the section captioned "RISK FACTORS" beginning on page                  .

        Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated                  , 2008, and it
is first being mailed to 1st Independence shareholders on or about                  , 2008.

AVAILABLE INFORMATION

        As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about MainSource from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  Attention: Robert E. Hoptry
  President and Chief Executive Officer
  (812) 663-6734

        In order to ensure timely delivery of these documents, you should make your request by                        , 2008, to receive them before the special meeting.

        You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "WHERE YOU CAN FIND MORE INFORMATION."

1ST INDEPENDENCE FINANCIAL GROUP, INC.
8620 Biggin Hill Lane
Louisville, Kentucky 40220
(502) 753-2265
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                , 2008

To the Shareholders of 1st Independence Financial Group, Inc.:

        We will hold a special meeting of the shareholders of 1st Independence Financial Group, Inc. ("1st Independence") on                ,    , 2008, at             [p].m., Eastern Daylight Time, at 3801 Charlestown Road, New Albany, Indiana, to consider and vote upon:

1.
Merger Proposal.    To approve the Agreement and Plan of Merger dated February 26, 2008 (the "Merger Agreement"), by and among MainSource Financial Group, Inc. ("MainSource"), 1st Independence and 1st Independence Bank, Inc. ("1st Bank"), pursuant to which 1st Independence will merge with and into MainSource (the "Merger"). As a result of the Merger, 1st Bank will become a wholly-owned subsidiary of MainSource. In connection with the Merger, you will receive in exchange for each of your shares of 1st Independence common stock:

    0.881036 shares of MainSource common stock (the "Exchange Ratio"); and

    $5.475 in cash, without interest, subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity; and

    in lieu of any fractional share of MainSource common stock, an amount in cash equal to such fraction multiplied by the average per share closing price of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

2.
Adjournment.    To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

3.
Other Matters.    To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any such other matters.

        The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned "RISK FACTORS" beginning on page         of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the Merger.

        The Board of Directors of 1st Independence recommends that 1st Independence shareholders vote "FOR" adoption of the Merger Agreement and "FOR" adjournment of the special meeting, if necessary.

        Under Delaware law, if you do not vote in favor of the approval of the Merger Agreement, you will have the right to seek appraisal of the fair value of your 1st Independence shares of common stock if the Merger is completed, but only if you comply with the Delaware law procedures explained in this proxy statement/prospectus. See "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" beginning on page         .

        The Board of Directors of 1st Independence fixed the close of business on                , 2008, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        YOUR VOTE IS VERY IMPORTANT.    The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of 1st Independence common stock in order for the proposed Merger to be consummated. If you do not return your proxy card or do not vote in person at the special meeting, the effect will be a vote against the proposed Merger. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors

N. William White President and Chief Executive Officer Louisville, Kentucky

, 2008

i

Business	63
Properties	78
Legal Proceedings	79
Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	80
Management's Discussion and Analysis of Financial Condition and Results of Operations	81
Ownership of 1st Independence Common Stock	96
INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF 1ST INDEPENDENCE IN THE MERGER	98
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	99
COMPARISON OF THE RIGHTS OF SHAREHOLDERS	102
RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL (ANTI-TAKEOVER PROTECTIONS)	109
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS	115
LEGAL MATTERS	115
SHAREHOLDER PROPOSALS FOR NEXT YEAR	115
WHERE YOU CAN FIND MORE INFORMATION	116
Index to 1st Independence Financial Statements	F-1
ANNEX A Agreement and Plan of Merger	A-1
ANNEX B Opinion of Sandler O'Neill & Partners, L.P.	B-1
ANNEX C Section 262 of the General Corporation Law of the State of Delaware	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:
WHAT AM I VOTING ON?

A:
MainSource is proposing to acquire 1st Independence. You are being asked to vote to approve and adopt the Merger Agreement. In the Merger, 1st Independence will merge into MainSource. MainSource would be the surviving entity in the Merger, and 1st Independence would no longer be a separate company.

Q:
WHAT WILL I RECEIVE IN THE MERGER?

A:
If the Merger is completed, your shares of 1st Independence common stock will be converted into the right to receive shares of MainSource common stock and cash in the following amounts (collectively, the "Merger Consideration"):

•
0.881036 shares of MainSource common stock (the "Exchange Ratio"); and

•
$5.475 in cash, without interest, subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity; and

•
in lieu of any fractional share of MainSource common stock, an amount in cash equal to such fraction multiplied by the average per share closing price of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

  The cash portion of the Merger Consideration will be adjusted based on the consolidated tangible shareholders' equity of 1st Independence as of the last business day of the month preceding the month in which the closing of the Merger occurs. The consolidated tangible shareholders' equity will be determined as of that date with certain adjustments, including adjustments for any accruals or payments relating to the termination of certain employment and change in control agreements and fees related to the termination of certain 1st Independence data processing agreements. If, following the adjustments, the consolidated tangible shareholders' equity is less than $26,700,000 then the cash portion of the Merger Consideration will be reduced on a dollar-for-dollar basis. If, as of such date, the consolidated tangible shareholders' equity, as further adjusted as set forth in the Merger Agreement, is greater than $27,200,000, the cash portion of the Merger Consideration will be increased on a dollar-for-dollar basis. See "THE MERGER AGREEMENT—Merger Consideration" beginning on page     .

Q:
WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER AGREEMENT?

A:
You should review "RISK FACTORS" beginning on page    .

Q:
WILL MAINSOURCE SHAREHOLDERS RECEIVE ANY SHARES OR CASH AS A RESULT OF THE MERGER?

A:
No. MainSource shareholders will continue to own the same number of MainSource shares they owned before the effective time of the Merger.

Q:
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:
We are working to complete the Merger as quickly as possible. We have obtained the necessary regulatory approvals but must obtain the approval of the 1st Independence shareholders at the special meeting being held for its shareholders to vote on the Merger. We currently expect to complete the Merger by the end of the third quarter of 2008.

Q:
WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:
We have structured the Merger so that MainSource, 1st Independence, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of 1st Independence shares for MainSource shares in the Merger. Taxable income will result, however, to the extent a 1st Independence shareholder receives cash (including cash received in lieu of fractional shares of MainSource common stock) and the cash received exceeds the shareholder's adjusted basis in the surrendered stock. At the closing, 1st Independence is to receive an opinion confirming these tax consequences. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" beginning on page     .

  Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:
WHAT HAPPENS IF I DO NOT VOTE?

A:
Because the required vote of 1st Independence shareholders is based upon the number of outstanding shares of 1st Independence common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and "broker non-votes" will have the same practical effect as a vote AGAINST approval and adoption of the Merger Agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the Merger Agreement.

Q:
WILL I HAVE APPRAISAL RIGHTS?

A:
Yes, if you follow the procedures required by the Delaware General Corporation Law, or the DGCL. Under the DGCL, if you own 1st Independence common stock and do not vote in favor of approving the Merger Agreement, you will have the right to seek appraisal of the fair value of your 1st Independence common stock under Section 262 of the DGCL if the Merger is completed, but only if you submit a written demand for an appraisal before the special meeting and you comply with the DGCL procedures explained in this proxy statement/prospectus. Except as may be required by law, we will not notify you of any deadlines, filing requirements or any other matters in connection with your right to seek appraisal. See "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" on page    .

Q:
WHAT DO I NEED TO DO NOW?

A:
After reading this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the                        , 2008, 1st Independence special meeting.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:
Yes. Your broker will vote your shares on the Merger Agreement, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the Merger Agreement, your broker will not be able to vote your shares, and this will have the effect of voting against the Merger Agreement.

Q:
CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:
No. As soon as practicable after the completion of the Merger, you will receive a letter of transmittal describing how you may exchange your shares for the Merger Consideration. At that time, you must send your completed letter of transmittal to Registrar and Transfer Company in order to receive the Merger Consideration. You should not send your share certificate until you receive the letter of transmittal.

Q:
CAN I ELECT THE FORM OF PAYMENT THAT I PREFER IN THE MERGER?

A:
No. The amount of cash and shares of MainSource common stock to be issued in the Merger have been determined, subject to those adjustments set forth herein.

Q:
WHOM SHOULD I CONTACT IF I HAVE OTHER QUESTIONS ABOUT THE MERGER AGREEMENT OR THE MERGER?

A:
If you have more questions about the Merger Agreement or the Merger, you should contact:

    MainSource Financial Group, Inc.
    2105 North State Road 3 Bypass
    Greensburg, Indiana 47240
    Attention: Shareholder Relations (812) 663-6734
     Shareholder.Relations@mainsourcefinancial.com

        You may also contact:

    1st Independence Financial Group, Inc.
    8620 Biggin Hill Lane
    Louisville, Kentucky 40220
    Attention: N. William White
    President and Chief Executive Officer
    (502) 753-2265

SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption "WHERE YOU CAN FIND MORE INFORMATION" on page     .

The Companies

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is a community-focused, financial holding company with assets of approximately $2.5 billion. The company operates 65 offices in 30 Indiana counties, six offices in three Illinois counties, and five offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank—Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, it provides various related financial services through its banking affiliates. MainSource's common stock trades on the Nasdaq Stock Market under the symbol "MSFG."

  1st Independence Financial Group, Inc.
  8620 Biggin Hill Lane
  Louisville, Kentucky 40220
  (502) 753-2265

        1st Independence Financial Group, Inc. is the holding company of 1st Independence Bank. 1st Independence Bank is headquartered in Louisville, Kentucky and includes 1st Independence Mortgage, a division of the bank. The bank has eight full service banking offices located in Harrodsburg, Lawrenceburg, two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and in New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana. 1st Independence's common stock trades on the Nasdaq Stock Market under the symbol "FIFG."

Special Meeting of Shareholders; Required Vote

        The special meeting of 1st Independence shareholders is scheduled to be held at 3801 Charlestown Road, New Albany, Indiana, at [    ]:00 [p].m., local time, on                        ,                         , 2008. At the 1st Independence special meeting, you will be asked to vote to approve the Merger Agreement and the merger of 1st Independence into MainSource contemplated by that agreement. Only 1st Independence shareholders of record as of the close of business on                        , 2008, are entitled to notice of, and to vote at, the 1st Independence special meeting and any adjournments or postponements of the 1st Independence special meeting.

        As of the record date, there were [1,995,744] shares of 1st Independence common stock outstanding. The directors and officers of 1st Independence (and their affiliates), as a group, owned with power to vote [328,039] shares of 1st Independence common stock, representing approximately [16.1]% of the outstanding shares of 1st Independence common stock as of the record date.

        Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of 1st Independence common stock. Approval of the proposal to adjourn the special meeting to allow extra time to solicit proxies requires more votes cast in favor of the proposal than are cast against it. No approval by MainSource shareholders is required.

The Merger and the Merger Agreement

        MainSource's acquisition of 1st Independence is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, 1st Independence will be merged with and into MainSource, with MainSource surviving. As a result of the Merger, 1st Bank will be a wholly-owned subsidiary of MainSource and will operate under the name MainSource Bank—Kentucky. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

What 1st Independence Shareholders Will Receive in the Merger

        If the Merger is completed, each share of 1st Independence common stock will be converted into the right to receive shares of MainSource common stock and cash in the following amounts (collectively, the "Merger Consideration"):

  •
  0.881036 shares of MainSource common stock (the "Exchange Ratio"); and

  •
  $5.475 in cash, without interest, subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity.

Because the market price for MainSource common stock will fluctuate, the market value of MainSource common shares to be issued in the Merger may increase or decrease both before and after the Merger.

        The cash portion of the Merger Consideration will be adjusted based on the consolidated tangible shareholders' equity of 1st Independence as of the last business day of the month preceding the month in which the closing of the Merger occurs. The consolidated tangible shareholders' equity will be determined as of that date with certain adjustments, including adjustments for any accruals or payments relating to the termination of certain employment and change in control agreements with certain officers and fees related to the termination of certain 1st Independence data processing agreements. If, following the adjustments, the consolidated tangible shareholders' equity is less than $26,700,000 then the cash portion of the Merger Consideration will be reduced on a dollar-for-dollar basis. If, as of such date, the consolidated tangible shareholders' equity, as further adjusted to deduct any extraordinary or non-recurring items of income, gains related to 1st Independence's investment portfolio and any loan loss provision expense included in 1st Independence's budget but not taken, is greater than $27,200,000, the cash portion of the Merger Consideration will be increased on a dollar-for-dollar basis. See "THE MERGER AGREEMENT—Merger Consideration" beginning on page     .

        1st Independence shareholders will not receive fractional shares of MainSource common stock. Instead, you will receive a cash payment for any fractional share in an amount equal to the product of (a) the fraction of a share of MainSource common stock to which you are entitled multiplied by (b) the average of the per share closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the 10 trading days preceding the fifth calendar day preceding the effective time of the Merger.

Recommendation of 1st Independence Board of Directors

        The 1st Independence Board of Directors approved the Merger Agreement and the proposed Merger. The 1st Independence board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, 1st Independence and its shareholders, and therefore recommends that 1st Independence shareholders vote "FOR" the proposal to adopt the Merger Agreement. In reaching its decision, the

1st Independence Board of Directors considered a number of factors, which are described in the section captioned "PROPOSAL 1—THE MERGER—1st Independence's Reasons for the Merger" beginning on page     . Because of the wide variety of factors considered, the 1st Independence Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

        The 1st Independence Board also recommends that you vote "FOR" the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

Dissenters' Rights of Appraisal

        1st Independence is incorporated in Delaware. Under the Delaware General Corporation Law or the DGCL, 1st Independence shareholders have the right to a court determination of the fair value of their shares of common stock instead of the Merger Consideration set forth in the Merger Agreement. See "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" on page     . A copy of the relevant portions of the DGCL pertaining to appraisal rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult your legal counsel if you intend to exercise these rights.

Voting Agreements

        As of the record date, the directors of 1st Independence beneficially owned approximately [14.9]% of the outstanding shares of 1st Independence common stock, including shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of 1st Independence each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of the Merger.

Opinion of 1st Independence's Financial Advisor

        In connection with the Merger, the 1st Independence Board of Directors received an oral and a written opinion, dated February 26, 2008, from 1st Independence's financial advisor, Sandler O'Neill + Partners, L.P ("Sandler O'Neill"), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the consideration to be paid to holders of 1st Independence common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders. The full text of Sandler O'Neill's written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Sandler O'Neill in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of Sandler O'Neill is directed to the 1st Independence Board of Directors and does not constitute a recommendation to any 1st Independence shareholder as to how to vote at the 1st Independence special meeting or any other matter relating to the proposed Merger.

Reasons for the Merger

        The 1st Independence Board of Directors determined that the Merger Agreement and the Merger Consideration were in the best interests of 1st Independence and its shareholders and recommends that 1st Independence shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        In its deliberations and in making its determination, the 1st Independence Board of Directors considered many factors including, but not limited to, the following:

  •
  the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both 1st Independence and MainSource;

  •
  MainSource's access to capital and managerial resources relative to that of 1st Independence;

  •
  the value of the Merger Consideration represented a premium over the recent trading prices for 1st Independence's stock;

  •
  its desire to provide shareholders with the prospects for greater future appreciation on their initial investments in 1st Independence common stock than 1st Independence could achieve independently;

  •
  MainSource common stock has greater liquidity than the shares of 1st Independence common stock;

  •
  the opinion delivered by Sandler O'Neill that the Merger Consideration is fair, from a financial standpoint, to the shareholders of 1st Independence;

  •
  MainSource's more diverse financial products and services will enable 1st Independence to better serve its customers and enhance its competitive position in the communities in which it operates;

  •
  the effect of the Merger on 1st Independence and 1st Bank employees, customers, and the community; and

  •
  MainSource's long-term growth strategy in Indiana, Kentucky, Ohio and Illinois.

        MainSource's Board of Directors concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's Board of Directors considered a number of factors, including, but not limited to, the following:

  •
  management's view that the acquisition of 1st Independence provides an attractive opportunity to expand into Kentucky and to enhance its presence in southern Indiana, both of which it considers desirable markets;

  •
  1st Independence's community banking orientation and its compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic, and financial characteristics of the markets in which 1st Independence operates, including existing and potential competition and the history of the market areas with respect to financial institutions;

  •
  management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of 1st Independence and 1st Bank; and

  •
  the likelihood of regulators approving the Merger without undue conditions or delay.

Regulatory Approvals

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board" or "FRB") and the Kentucky Office of Financial Institutions ("KOFI"). As of the date of this proxy statement/prospectus, MainSource has obtained the approval of both the Federal Reserve Board and KOFI to consummate the Merger.

New MainSource Shares Will be Eligible for Trading on NASDAQ

        The shares of MainSource common stock to be issued in the Merger will be traded on the Nasdaq Stock Market.

Conditions to the Merger

        The obligation of MainSource and 1st Independence to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  approval of the Merger Agreement at the special meeting by a majority of the issued and outstanding shares of 1st Independence common stock, with no more than 12% of the outstanding shares of 1st Independence common stock dissenting;

  •
  approval of the transaction by the appropriate regulatory authorities;

  •
  the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects as of the effective date of the Merger or as otherwise required in the Merger Agreement unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below in "THE MERGER AGREEMENT—Conditions to the Merger");

  •
  the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the Merger;

  •
  the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

  •
  the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the MainSource shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

  •
  Sandler O'Neill must have issued its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of 1st Independence from a financial point of view;

  •
  MainSource and 1st Independence must have received an opinion from Krieg DeVault LLP, counsel to MainSource, dated as of the effective date, to the effect that the Merger constitutes a "reorganization" for purposes of Section 368 and related sections of the Internal Revenue Code, as amended;

  •
  MainSource must have received a letter of tax advice, in a form satisfactory to MainSource, from an independent registered public accounting firm, to the effect that any amounts that are paid by 1st Independence or 1st Bank before the effective time of the Merger, or required under 1st Independence's employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are "disqualified individuals" under Section 280G of the Internal Revenue Code with respect to 1st Independence, 1st Bank or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

  •
  MainSource must have received from 1st Independence a certification of the number of outstanding shares of common stock of 1st Independence outstanding as of the date that is five days prior to the effective date of the Merger, and a certification as to the number of shares issued following the datea of the Merger Agreement as a result of the exercise of options granted under 1st Independence's stock option plan; and

  •
  1st Independence shall have complied with the requirements of the Merger Agreement relating to its obligation to make additional provisions to its loan loss reserve, consistent with generally accepted accounting principals, the rules and regulations of the SEC and applicable banking laws and regulations.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination

        Subject to conditions and circumstances described in the Merger Agreement, either MainSource or 1st Independence may terminate the Merger Agreement, in certain circumstances, including, without limitation, (a) if the Merger has not been consummated by September 30, 2008, (b) if the 1st Independence shareholders do not approve the Merger Agreement at the 1st Independence special meeting, or (c) if the respective boards of directors of MainSource and 1st Independence mutually agree to terminate the Merger Agreement.

        Additionally, MainSource has the right to terminate the Merger Agreement if the average per share closing price of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the twenty trading days preceding the fifth calendar day preceding the effective time of the Merger (the "Average Closing Price") is greater than $16.50 per share, subject, however, to the following: if MainSource elects to exercise this termination right, it shall give written notice to 1st Independence. During the five day period commencing with its receipt of such notice, 1st Independence shall have the option to decrease the number of shares of MainSource common stock to be received by the holders of 1st Independence common stock by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $16.50 divided by the Average Closing Price of MainSource common stock, (b) multiplied by the Exchange Ratio. If 1st Independence so elects within such five day period, it shall give prompt written notice to MainSource of such election and the revised Exchange Ratio, and no termination of the Merger Agreement shall be deemed to have occurred.

        Similarly, 1st Independence has the right to terminate the Merger Agreement if the Average Closing Price of MainSource common stock is less than $12.50 per share, subject, however, to the following: if 1st Independence elects to exercise this termination right, it shall give written notice to MainSource. During the five day period commencing with its receipt of such notice, MainSource shall have the option to increase the number of shares of MainSource common stock to be received by the holders of 1st Independence common stock by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $12.50 divided by the Average Share Price of MainSource common stock, (b) multiplied by the Exchange Ratio. If MainSource so elects within such five day period, it shall give prompt written notice to 1st Independence of such election and the revised Exchange Ratio, whereupon no termination of the Merger Agreement shall be deemed to have occurred.

        In addition, each of MainSource and 1st Independence may terminate the Merger Agreement at any time prior to the effective time of the Merger upon certain conditions as described in more detail below in "THE MERGER AGREEMENT—Termination."

Treatment of Options to Acquire Shares of 1st Independence Common Stock

        The Merger Agreement provides that each option to acquire shares of 1st Independence common stock outstanding as of the effective date of the Merger will be converted into the right to receive from MainSource, at the effective time of the Merger, an amount in cash equal to the sum of $5.475 (subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity) plus the product of the Exchange Ratio multiplied by the Average Share Price (as defined below) of a share of MainSource common stock less the per share exercise price for each share of 1st Independence common stock subject to such stock option. The Average Share Price of a share of MainSource common stock shall be equal to the average closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger. Each outstanding 1st Independence stock option will be cancelled and shall cease to exist by virtue of the Merger, regardless of whether the calculation of the purchase price for such option results in a positive or negative number.

        As of the record date the officers and directors of 1st Independence held options to purchase [41,050] shares of 1st Independence common stock. If not exercised prior to the effective time of the Merger, those options would be cashed out at the effective time of the Merger for an amount determined as described above. Because the Average Share Price of MainSource common stock will not be determined until the fifth calendar day immediately preceding the consummation of the Merger as well as the possibility of an adjustment to the cash consideration portion of the Merger Consideration provided for in the Merger Agreement, the amount of the payment due to cancel these options cannot be determined at this time. For example, if the Average Share Price of MainSource Common Stock were determined to be [$15.96] (the closing price of MainSource common stock on [May 13, 2008]) and there was not adjustment to the cash portion of the Merger Consideration, then based on a weighted average exercise price of [$12.25], the options held by officers and directors of 1st Independence would be cashed out for approximately [$299,000].

        The purchase price for such stock options will constitute taxable ordinary income to the optionholder.

Termination Fee

        If MainSource terminates the Merger Agreement because 1st Independence willfully and intentionally breaches its representations, warranties, or covenants or because 1st Independence's Board of Directors, after receiving an acquisition proposal from a third party, withdraws, modifies or changes its approval or recommendation of the Merger Agreement and approves or recommends an acquisition transaction with a third party, or if the Merger Agreement is terminated by 1st Independence as a result of its receipt of an acquisition proposal from a third party, 1st Independence is required to pay MainSource a $1,100,000 termination fee, plus out-of-pocket expenses up to an amount of $250,000. If 1st Independence terminates the Merger Agreement because MainSource willfully and intentionally breaches its representations, warranties, or covenants, a $1,100,000 termination fee, plus out-of-pocket expenses up to an amount of $250,000, is payable by MainSource to 1st Independence.

        If either party terminates the Merger Agreement because the other party breaches its representations, warranties, or covenants, and such breach is not willful or intentional, then the breaching party shall pay the non-breaching party a termination fee equal to the other party's out-of-pocket expenses up to an amount of $250,000.

Interests of Officers and Directors in the Merger That are Different From Yours

        You should be aware that some of 1st Independence's directors and officers may have interests in the Merger that are different from, or in addition to, their interests as shareholders. 1st Independence's Board of Directors was aware of these interests and took them into account in approving the Merger

Agreement. For example, three current members of the Board of Directors of 1st Bank will remain on the Board of MainSource Bank—Kentucky following the Merger. In addition, stock options granted to certain officers and directors of 1st Independence vest in connection with the Merger, and certain officers of 1st Independence will receive change of control severance payments under their existing employment or change in control agreements with 1st Independence and 1st Bank in connection with the Merger.

        MainSource also is obligated under the Merger Agreement to provide continuing indemnification to the officers and directors of 1st Independence and 1st Bank for a period of six years and to provide such directors and officers with directors' and officers' liability insurance for a period of three years.

Accounting Treatment of the Merger

        The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Certain Differences in Shareholder Rights

        When the Merger is completed, 1st Independence shareholders, whose rights are governed by 1st Independence's certificate of incorporation and bylaws, will become MainSource shareholders, and their rights then will be governed by MainSource's articles of incorporation and bylaws. Additionally, MainSource is organized under Indiana law while 1st Independence is organized under Delaware law. To review the differences in these rights and the governing law, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS".

Tax Consequences of the Merger

        MainSource and 1st Independence expect the Merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the Merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

  •
  1st Independence shareholders will recognize gain (but not loss) in an amount equal to the lesser of (A) the amount of cash received in the Merger, and (B) the excess, if any, of (1) the sum of the amount of cash and the fair market value of the MainSource common stock received in the Merger over (2) the 1st Independence shareholder's aggregate tax basis in its 1st Independence common stock surrendered in exchange for MainSource common stock and cash; and

  •
  a 1st Independence shareholder will recognize gain or loss, if any, on any fractional shares of MainSource common stock for which cash is received equal to the difference between the amount of cash received and the 1st Independence shareholder's allocable tax basis in the fractional shares.

        To review the tax consequences of the Merger to 1st Independence shareholders in greater detail, please see the section "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" beginning on page     .

Comparative Per Share Data

        The following table shows information about our book value per share, cash dividends per share, and diluted earnings (loss) per share, and similar information as if the Merger had occurred on the date indicated, all of which is referred to as "pro forma" information. In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

        The information listed as "Per Equivalent 1st Independence Share" was obtained by multiplying the pro forma amounts by an exchange ratio of 0.881036, using an estimated price of [$14.60] per share of MainSource stock. We present this information to reflect the fact that 1st Independence shareholders will receive shares of MainSource common stock for each share of 1st Independence common stock exchanged in the Merger. We also anticipate that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	MSFG Historical	1st Independence Historical	Pro Forma Combined	Per Equivalent 1st Independence Share
Book value per share:
At December 31, 2007	$14.22	$17.68	$14.25	$12.55
Cash dividends per share:
Year ended December 31, 2007	$0.555	$0.32	$0.56	$0.49
Diluted earnings (loss) per share:
Year ended December 31, 2007	$1.17	$(2.42)	$0.83	$0.73

Market Prices and Share Information

        The following table presents quotation information for MainSource common stock and 1st Independence common stock on the Nasdaq Stock Market on February 26, 2008, and                        , 2008. February 26, 2008, was the last business day prior to the announcement of the signing of the Merger Agreement.                        , 2008, was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

	MainSource Common Stock			1st Independence Common Stock
	High	Low	Close	High	Low	Close
	(Dollars per share)
February 26, 2008	14.97	13.54	14.60	13.50	10.79	10.79
, 2008

SELECTED CONSOLIDATED FINANCIAL DATA OF MAINSOURCE

        The selected consolidated financial data presented below for each of the years in the five-year period ended December 31, 2007, is derived from MainSource's audited historical financial statements, and for the three months ended March 31, 2008 and March 31, 2007, is derived from MainSource's unaudited financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Three months ended March 31,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$19,675	$18,607	$74,397	$68,268	$53,648	$50,002	$44,232
Provision for loan losses	2,196	696	5,745	1,819	1,040	600	1,325
Noninterest income	7,843	6,091	28,126	23,039	17,332	19,544	19,443
Noninterest expense	17,811	16,870	68,020	59,642	48,576	45,880	40,448
Income before income tax	7,511	7,132	28,758	29,846	21,364	23,066	21,902
Income tax	1,260	1,717	6,888	7,605	5,172	6,273	6,597
Net income	6,251	5,415	21,870	22,241	16,192	16,793	15,305
Dividends paid on common stock	2,600	2,549	10,392	8,944	6,514	5,421	4,873
Per Common Share*
Earnings per share (basic)	$0.34	0.29	$1.17	$1.30	$1.23	$1.41	$1.31
Earnings per share (diluted)	0.34	0.29	1.17	1.29	1.23	1.41	1.31
Dividends paid	0.14	0.135	0.555	0.529	0.495	0.453	0.415
Book value—end of period	14.74	13.66	14.22	13.50	11.39	10.17	9.02
Market price—end of period	15.50	16.98	15.56	16.94	17.00	22.74	18.55
At Period End
Total assets	$2,528,343	$2,410,081	$2,536,437	$2,429,773	$1,645,605	$1,549,379	$1,442,729
Investment securities	506,930	489,690	489,739	485,259	450,814	428,686	425,542
Loans, excluding held for sale	1,681,920	1,566,305	1,693,678	1,574,384	957,995	929,005	855,471
Allowance for loan losses	15,423	13,119	14,331	12,792	10,441	11,698	11,509
Total deposits	1,904,156	1,825,120	1,901,829	1,859,689	1,352,697	1,226,367	1,191,310
Notes payable	—	—	—	—	—	9,100	12,500
Federal Home Loan Bank advances	224,804	210,550	257,099	208,443	41,547	90,981	62,751
Subordinated debentures	41,239	41,239	41,239	41,239	29,898	29,898	29,898
Shareholders' equity	273,757	255,872	264,102	253,247	161,069	123,320	105,424
Financial Ratios
Return on average assets	1.00%	0.92%	0.90%	1.06%	1.04%	1.13%	1.14%
Return on average common shareholders' equity	9.35	8.66	8.49	10.39	11.27	14.70	15.07
Allowance for loan losses to total loans (period end) (excluding held for sale)	0.92	0.84	0.85	0.81	1.09	1.26	1.35
Shareholders' equity to total assets (period end)	10.8	10.62	10.41	10.42	9.79	7.96	7.31
Average equity to average total assets	10.7	10.61	10.57	10.13	9.18	7.95	7.57
Dividend payout ratio	41.6	47.07	47.52	40.21	40.23	32.28	31.84

*
Adjusted for stock splits and dividends

SELECTED CONSOLIDATED FINANCIAL DATA OF 1ST INDEPENDENCE

        The selected consolidated financial data presented below for each of the years in the five-year period ended December 31, 2007, is derived from 1st Independence's audited historical financial statements, and for the three months ended March 31, 2008 and March 31, 2007, is derived from 1st Independence's unaudited financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Three months ended March 31,		Year ended December 31,			Three months ended December 31,	Year ended September 30,
	2008	2007	2007	2006	2005	2004	2004	2003
	(Dollar amounts and share amounts in thousands except per share data)
Results of operations:
Net interest income	$2,155	$2,406	$9,627	$10,623	$10,252	$2,330	$4,678	$3,422
Provision for loan losses	—	175	4,584	847	354	—	1,203	3
Noninterest income	737	452	1,991	1,791	6,957	538	682	652
Noninterest expense	3,100	2,556	13,001	8,839	10,093	2,537	6,026	2,715
Net income (loss)	(103)	110	(4,771)	1,940	4,481	240	(1,093)	1,307
Per Share Data:
Income (loss) from continuing operations
Basic	$(0.05)	$0.06	$(2.42)	$1.00	$2.38	$0.13	$(0.84)	$0.94
Diluted	(0.05)	0.06	(2.42)	0.99	2.33	0.12	(0.84)	0.94
Income from subsidiary held for disposal
Basic	0.00	0.00	0.00	0.00	0.00	0.00	0.02	0.20
Diluted	0.00	0.00	0.00	0.00	0.00	0.00	0.02	0.20
Net income (loss)
Basic	(0.05)	0.06	(2.42)	1.00	2.37	0.13	(0.83)	1.05
Diluted	(0.05)	0.06	(2.42)	0.99	2.32	0.13	(0.83)	1.05
Weighted average shares outstanding
Basic	1,980	1,967	1,970	1,941	1,889	1,864	1,318	1,244
Diluted	1,980	1,978	1,970	1,957	1,929	1,917	1,318	1,245
Book value—end of period	$17.64	$20.23	$17.68	$20.20	$19.61	$19.68	$19.38	$16.98
Market value—end of period	17.71	16.91	9.62	16.40	18.50	18.98	20.00	19.42
Cash dividends declared	0.08	0.08	0.32	0.32	0.40	0.00	0.38	0.60
Dividend payout ratio	(153.40)%	142.73%	(13.22)%	31.96%	16.83%	0.00%	(47.30)%	54.94%

	At March 31,		At December 31,				At September 30,
	2008	2007	2007	2006	2005	2004	2004	2003
Balance Sheet Data:
Total assets	$336,671	$337,853	$347,718	$342,806	$336,187	$337,191	$320,032	$173,764
Securities	16,392	18,687	16,790	18,321	18,115	28,873	29,478	31,892
Loans, excluding held for sale	273,504	274,489	275,588	274,223	269,889	236,197	213,719	84,796
Allowance for loan losses	6,579	2,938	7,140	3,745	2,911	2,549	2,560	391
Deposits	278,945	255,163	254,585	254,077	264,323	223,308	219,817	106,692
Short-term borrowings	1,007	20,658	36,011	36,526	18,747	23,233	7,121	—
Long-term borrowings	20,279	20,279	20,279	10,279	13,279	14,247	14,234	6,155
Stockholders' equity	35,214	40,331	35,276	40,303	38,261	37,706	37,081	20,772
Shares outstanding at end of period	1,996	1,993	1,996	1,996	1,951	1,916	1,913	1,223

	Three months ended March 31,		Year ended December 31,			Three months ended December 31,	Year ended September 30,
	2008	2007	2007	2006	2005	2004	2004	2003
Financial Performance Ratios:
Return on average assets (5)	(0.12)%	0.13%	(1.40)%	0.57%	1.38%	0.32%	(0.68)%	0.91%
Return on average stockholders' equity (5)	(1.17)	1.11	(11.95)	4.93	11.92	2.51	(4.58)	5.65
Net interest margin	2.67	3.19	3.12	3.40	3.44	3.45	3.13	2.82
Efficiency ratio (1)	107.19	89.43	111.91	71.20	81.88	88.46	112.28	67.35
Asset Quality Ratios (2):
Nonperforming loans to total loans	5.86%	1.24%	2.33%	1.36%	0.47%	0.52%	0.57%	0.48%
Nonperforming assets to total assets	4.87	1.11	1.86	1.21	0.38	0.41	0.44	0.31
Net charge-offs (recoveries) to average loans	0.20	0.36	0.44	0.00	0.00	0.00	0.07	0.00
Allowance for loan losses to total loans (excluding held for sale)	2.41	1.07	2.59	1.37	1.08	1.08	1.20	0.46
Allowance for loan losses to nonperforming loans (3)	41.07	86.59	111.22	100.43	229.21	208.08	210.01	95.13
Liquidity and Capital Ratios:
Loans to deposits	98.05%	107.57%	108.25%	107.93%	102.11%	105.77%	97.23%	79.48%
Average stockholders' equity to average assets	9.98	11.32	11.70	11.57	11.59	12.76	14.79	16.08
Tangible equity to assets (4)	7.97	8.60	7.74	8.47	8.01	7.81	8.01	11.75
Leverage ratio	10.30	11.70	10.50	11.60	10.20	9.60	9.90	11.40
Tier 1 risk-based capital ratio	13.10	14.60	13.20	14.60	13.10	13.30	13.90	20.60
Total risk-based capital ratio	14.40	15.80	14.50	15.90	15.10	15.60	16.20	21.10

(1)
Efficiency ratio is noninterest expense divided by net interest income plus noninterest income (excluding securities gains and losses).
(2)
At period end, except for net charge-offs to average loans.
(3)
Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.
(4)
Calculated by dividing stockholders' equity less goodwill and core deposit intangibles by total assets.
(5)
Quarterly amounts have been annualized.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (See "WHERE YOU CAN FIND MORE INFORMATION"), including the risk factors included in MainSource's Annual Report on Form 10-K for the year ended December 31, 2007, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled "CAUTION ABOUT FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO THE MERGER:

Because the cash portion of the Merger Consideration is subject to adjustment based upon changes in 1st Independence's consolidated tangible shareholders' equity, 1st Independence shareholders cannot be sure of the amount of cash they will actually receive in the Merger.

        The Merger Agreement provides that 1st Independence's shareholders will receive $5.475 in cash and 0.881036 shares of MainSource common stock for each share of 1st Independence's stock owned. The cash portion of the Merger Consideration may be adjusted at closing based on the value of 1st Independence's consolidated tangible shareholders' equity as of the end of the last day of the month prior to the month in which the Merger occurs, subject to certain adjustments, as described elsewhere in this proxy statement/prospectus. If such consolidated tangible shareholders' equity, as adjusted, is less than $26,700,000, the cash consideration will be reduced on a dollar-for-dollar basis. If the consolidated tangible shareholders' equity, as further adjusted, exceeds $27,200,000, the cash consideration will be increased on a dollar-for-dollar basis. As of March 31, 2008, 1st Independence's consolidated tangible shareholders' equity was $26,844,000, after deducting $324,000 after taxes of legal and other professional fees relating to the Merger that 1st Independence recorded in the first quarter of 2008. 1st Independence will incur additional merger-related and other expenses prior to the consummation of the Merger, including but not limited to approximately $329,000 before taxes in fees and expenses currently estimated to be payable to 1st Independence's investment banker and other professionals in connection with the Merger.

        Additionally, 1st Bank is currently a party to a dispute regarding a certain Ground Lease dated May 18, 2006, with Ardmore, LLC ("Ardmore") for certain real property located in Louisville, Jefferson County, Kentucky. This dispute is discussed more fully in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION—General" beginning on page     . 1st Bank disputes the claims made by Ardmore and intends to vigorously defend itself if a reasonable resolution to the dispute cannot be reached. 1st Independence will incur expenses prior to the consummation of the Merger in addressing this dispute though the amount cannot be determined at this time. Such expenses could be significant and could include expenses resulting from any resolution or litigation of the dispute. Any amounts expended in defense or resolution of the dispute will reduce 1st Independence's earnings, and thereby reduce 1st Independence's consolidated tangible shareholders' equity.

        Whether an adjustment is made to the cash portion of the Merger Consideration based on 1st Independence's consolidated tangible shareholders' equity will depend on the extent to which 1st Independence's operating earnings from March 31, 2008 until end of the month in which 1st Independence's consolidated tangible shareholders' equity is calculated are sufficient to offset merger-related and other expenses or losses 1st Independence incurs through such date. Because the date the Merger is completed will be later than the date of the special meeting, at the time of the special meeting, 1st Independence shareholders will not necessarily know 1st Independence's consolidated tangible shareholders' equity and therefore will not necessarily know the amount of the cash portion of the Merger Consideration to be paid to 1st Independence's shareholders upon completion of the Merger.

Because the market price of MainSource common stock may fluctuate, 1st Independence shareholders cannot be sure of the market value of MainSource common stock they will receive in the Merger.

        In the Merger, 1st Independence shareholders will receive $5.475 in cash (subject to adjustment for changes in 1st Independence's consolidated tangible shareholders' equity) and 0.881036 shares of MainSource common stock for each share of 1st Independence common stock. Because the number of MainSource common shares and amount of cash that will be issued in the Merger for each 1st Independence common share will not be adjusted for changes in the market price of either MainSource common stock or 1st Independence common stock, any change in the price of MainSource common stock will affect the market value of the stock portion of the Merger Consideration that 1st Independence shareholders will receive.

        Stock price changes may result from a variety of factors, including general market and economic conditions, changes in MainSource's and/or 1st Independence's business, operations and prospects and regulatory considerations. Many of these factors are beyond the control of MainSource or 1st Independence. The prices of MainSource common stock and 1st Independence common stock at the closing of the Merger may vary from their respective prices on the date the Merger Agreement was executed, the date of this joint proxy statement/prospectus and the date of the special meeting. As a result, the value represented by the stock portion of the Merger Consideration also will vary. For example, based on the range of closing prices of MainSource common shares during the period from February 26, 2008, the last trading day before public announcement of the execution of the Merger Agreement, through                        , 2008, the total Merger Consideration represented a value ranging from a high of $            to a low of $            , in each case taking into consideration the $5.475 cash portion of the total Merger Consideration (i.e., (i) $5.475 plus (ii) 0.881036 times the closing price of MainSource common stock), for each share of 1st Independence common stock. Because the date the Merger is completed will be later than the date of the special meeting, at the time of the special meeting, 1st Independence shareholders will not necessarily know the market value of MainSource common stock that each 1st Independence shareholder will receive upon the completion of the Merger.

Unanticipated costs relating to the Merger could reduce MainSource's future earnings per share.

        MainSource believes it has reasonably estimated the likely costs of integrating the operations of 1st Independence into MainSource and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees, professional expenses, or unexpected future operating expenses, such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of MainSource after the Merger. If unexpected costs are incurred, the Merger could have a dilutive effect on MainSource's earnings per share. In other words, if the Merger is completed and MainSource incurs such unexpected costs and expenses as a result of the Merger, MainSource believes that the earnings per share of MainSource common stock could be less than they would have been had the Merger not been completed.

MainSource may be unable to successfully integrate 1st Bank's operations and retain 1st Bank's employees.

        The Merger involves the integration of 1st Bank as a MainSource subsidiary bank. The difficulties of integrating the operations of 1st Bank with MainSource and its other subsidiary banks include:

  •
  coordinating geographically separated organizations;

  •
  integrating personnel with diverse business backgrounds;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of MainSource, its subsidiary banks and 1st Bank, and the loss of key personnel. The integration of 1st Bank as a MainSource subsidiary bank will require the experience and expertise of certain key employees of 1st Bank who are expected to be retained by MainSource. However, there can be no assurances that MainSource will be successful in retaining these employees for the time period necessary to successfully integrate 1st Bank's operations as a subsidiary bank of MainSource. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger, along with 1st Bank's integration as a MainSource subsidiary bank, could have an adverse effect on the business and results of operations of 1st Bank or MainSource.

If the Merger is not completed, 1st Independence will have incurred substantial expenses without realizing the expected benefits.

        1st Independence has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. The completion of the Merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. 1st Independence expects to incur approximately $514,000 in merger related expenses, which include legal, accounting, and financial advisory expenses, and which excludes the investment banker's commission on the sale and any termination fees, if applicable. These expenses could have a material adverse impact on the financial condition of 1st Independence because it would not have realized the expected benefits of the Merger. There can be no assurances that the Merger will be completed.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire 1st Independence.

        Until the completion of the Merger, with some exceptions, 1st Independence is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than MainSource. In addition, 1st Independence has agreed to pay a termination fee of up to $1.1 million (plus expenses of up to $250,000) to MainSource if the Board of Directors of 1st Independence withdraws, modifies or changes its approval or recommendation of the Merger Agreement and approves or recommends an acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire 1st Independence even though such other companies might be willing to offer greater value to 1st Independence's shareholders than MainSource has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on 1st Independence's financial condition.

Certain of 1st Independence's officers and directors have interests that are different from, or in addition to, the interests of 1st Independence's shareholders generally.

        Certain of 1st Independence's officers and directors have interests in the Merger that are in addition to, or different from, the interests of 1st Independence's shareholders. 1st Independence's Board of Directors was aware of these conflicts of interest when it approved the Merger Agreement. These interests include:

  •
  the accelerated vesting of certain stock options pursuant to 1st Independence's stock option plan as a result of the consummation of the Merger;

  •
  certain change of control severance payments to N. William White, R. Michael Wilbourn, Kathy L. Beach and James P. Wheatley pursuant to their employment agreements and to John F. Barron and Terry L. Batson pursuant to their change in control agreements with

    1st Independence and 1st Bank payable as a result of the consummation of the Merger or the termination of their employment in connection therewith or during a certain period thereafter;

  •
  the appointment of three current members of the Board of 1st Bank to the board of MainSource Bank—Kentucky following the Merger; and

  •
  the continuation of indemnification and insurance coverage for acts and omissions in their capacities as 1st Independence and 1st Bank officers and directors.

        For a more detailed discussion of these interests, see "INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF 1ST INDEPENDENCE IN THE MERGER."

The fairness opinion obtained by 1st Independence will not reflect changes in the relative values of MainSource and 1st Independence between the time the opinion was obtained and the effective time of the Merger.

        The fairness opinion of Sandler O'Neill was delivered as of February 26, 2008. 1st Independence does not intend to obtain any further update of the Sandler O'Neill fairness opinion. Changes in the operations and prospects of MainSource and 1st Independence, general market and economic conditions, and other factors both within and outside of MainSource's and 1st Independence's control, on which the opinion of Sandler O'Neill is based, may alter the relative value of the companies. Therefore, the Sandler O'Neill opinion does not address the fairness of the Merger Consideration as of the date hereof or at the time the Merger will be completed.

The Merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your 1st Independence shares.

        1st Independence intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, MainSource and 1st Independence will, as a condition to closing, obtain an opinion from MainSource's legal counsel that the Merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of 1st Independence common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and the fair market value of the MainSource common stock received in exchange for that share upon completion of the Merger.

The shares of MainSource common stock to be received by 1st Independence shareholders as a result of the Merger will have different rights from the shares of 1st Independence common stock.

        The rights associated with 1st Independence common stock are different from the rights associated with MainSource common stock. See the section of this proxy statement/prospectus entitled "COMPARISON OF THE RIGHTS OF SHAREHOLDERS" for a discussion of the different rights associated with MainSource common stock.

RISKS RELATED TO MAINSOURCE:

MainSource and its subsidiaries are extensively regulated.

        Like 1st Independence and 1st Bank, the operations of MainSource and its subsidiaries are subject to extensive regulation by federal, state, and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them. Policies adopted or required by these governmental authorities can affect MainSource's business operations and the availability, growth, and distribution of MainSource's investments, borrowings, and deposits. In addition, the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation periodically conduct examinations of MainSource's bank subsidiaries and may impose various requirements or sanctions.

        Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect MainSource's business, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect MainSource.

An economic slowdown in Indiana, Illinois, Ohio or Kentucky could hurt MainSource's business.

        Because MainSource will focus its business in Indiana, Illinois, Ohio and Kentucky following the Merger, an economic slowdown in these states could hurt its business. An economic slowdown could have the following consequences:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for the products and services of MainSource's bank subsidiaries may decline; and

  •
  collateral for loans made by MainSource's bank subsidiaries may decline in value, including real estate collateral, in turn reducing customers' borrowing power and making existing loans less secure.

MainSource's historical growth and financial performance trends may not continue if its acquisition strategy is not successful.

        Growth in asset size and earnings through acquisitions is an important and continuing part of the MainSource business strategy. As consolidation of the banking industry continues, the competition for suitable acquisition candidates may increase. MainSource competes with other banking companies for acquisition opportunities, and many of these competitors have greater financial resources and acquisition experience than MainSource has. MainSource may also need additional debt or equity financing in the future to fund acquisitions. Such financing might not be available or, if it is available, may not be in amounts and on terms acceptable to MainSource. MainSource may also use its common stock as the consideration for an acquisition or it may issue additional common stock and use the proceeds for an acquisition. The issuance of additional MainSource common stock will dilute the equity interest of existing MainSource shareholders, including 1st Independence shareholders who receive MainSource common stock in the Merger, and it may have a dilutive effect on earnings per share. If MainSource is unable to locate suitable acquisition candidates willing to sell on acceptable terms, or it is unable to obtain financing necessary to continue its acquisition strategy, MainSource would be required to find other methods to grow its business and it might not grow at the same rate it has in the past, or at all.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

        In addition, certain statements may be contained in the future respective filings of MainSource and 1st Independence with the SEC, in press releases and in oral and written statements made by or with the approval of MainSource that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

  •
  statements about the benefits of the Merger between MainSource and 1st Independence, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

  •
  statements of plans, objectives and expectations of MainSource or 1st Independence or their managements or boards of directors;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the risk that the businesses of MainSource and 1st Independence will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the Merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

  •
  the failure of 1st Independence's shareholders to approve the Merger;

  •
  local, regional, national and international economic conditions and the impact they may have on MainSource and 1st Independence and their customers and MainSource's and 1st Independence's assessment of that impact;

  •
  changes in the level of non-performing assets and charge-offs;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the risk that management's assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

  •
  prepayment speeds, loan originations and credit losses;

  •
  sources of liquidity;

  •
  competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

  •
  changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which MainSource and 1st Independence must comply;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

  •
  MainSource's and 1st Independence's common shares outstanding and common stock price volatility;

  •
  fair value of and number of stock-based compensation awards to be issued in future periods;

  •
  rapid technological developments and changes;

  •
  legislation affecting the financial services industry as a whole, and/or MainSource and 1st Independence and their subsidiaries, individually or collectively;

  •
  MainSource's and 1st Independence's ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

  •
  governmental and public policy changes;

  •
  the mix of products/services;

  •
  containing costs and expenses;

  •
  protection and validity of intellectual property rights;

  •
  reliance on large customers;

  •
  technological, implementation and cost/financial risks in large, multi-year contracts;

  •
  the outcome of pending and future litigation and governmental proceedings;

  •
  continued availability of financing;

  •
  financial resources in the amounts, at the times and on the terms required to support MainSource's and 1st Independence's future businesses;

  •
  the risk that the design of MainSource's and 1st Independence's disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

  •
  material differences in the actual financial results of merger and acquisition activities compared with MainSource's expectations, including the full realization of anticipated cost savings and revenue enhancements; and

  •
  the impact on MainSource's or 1st Independence's businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

        Additional factors that could cause MainSource's and 1st Independence's results to differ materially from those described in the forward-looking statements can be found in MainSource's and 1st Independence's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to MainSource or 1st Independence or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. MainSource and 1st Independence undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

        We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF 1ST INDEPENDENCE'S SHAREHOLDERS

Date, Place, Time, and Purpose

        MainSource's and 1st Independence's Boards of Directors are sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the 1st Independence Board of Directors will ask you to vote on a proposal to approve the Merger Agreement. The special meeting will be held on                    ,                     , 2008, at         [p].m., Eastern Daylight Time, at 3801 Charlestown Road, New Albany, Indiana.

Record Date, Voting Rights, Quorum, and Required Vote

        1st Independence has set the close of business on                    , 2008, as the record date for determining the holders of 1st Independence common stock entitled to notice of and to vote at the special meeting. Only 1st Independence shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were [1,995,744] shares of 1st Independence common stock outstanding and entitled to vote at the special meeting. There must be a majority of 1st Independence's issued and outstanding shares present in person or by proxy at the special meeting in order for the vote on the Merger Agreement to occur.

        Each shareholder of record on the record date for the special meeting is entitled to one vote for each share held. The certificate of incorporation of 1st Independence provides that in no event shall any record owner of any outstanding share of common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to the definition in set forth in the certificate of incorporation of 1st Independence and includes shares beneficially owned by such person or any of his or her affiliates or associates (as such terms are defined in the certificate of incorporation of 1st Independence), shares which such person or his or her affiliates or associates have the right to acquire upon the exercise of conversion rights or options, and shares as to which such person and his or her affiliates or associates have or share investment or voting power, but does not include shares beneficially owned by any employee stock ownership plan or similar plan of the issuer or any subsidiary.

        Approval of the Merger Agreement and the related Merger will require the affirmative vote of at least a majority of 1st Independence's issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the Merger Agreement. The directors and officers of 1st Independence (and their affiliates), as a group, owned with power to vote [328,039] shares of 1st Independence common stock, representing approximately [16.1]% of the outstanding shares of 1st Independence common stock as of the record date. In connection with the exection of the Merger Agreement, the directors of 1st Independence each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of the Merger.

        The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Agreement requires the affirmative vote of a majority of the shares represented at the special meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Voting and Revocability of Proxies

        You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

        1st Independence shareholders whose shares are held in "street name" by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

        Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the Merger Agreement and, if necessary, "FOR" adjournment of the special meeting.

        You may revoke your proxy before it is voted by:

  •
  filing with the Secretary of 1st Independence a duly executed revocation of proxy;

  •
  submitting a new proxy with a later date; or

  •
  voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: 1st Independence Financial Group, Inc., 8620 Biggin Hill Lane, Louisville, Kentucky 40220, Attention: Secretary.

Participants in 1st Independence's KSOP

        If you participate in the 1st Independence Employee Stock Ownership & 401(k) Plan (the "KSOP"), you will receive a voting instruction form that reflects all shares you may vote under the plan. Under its terms, all shares held in the KSOP will be voted by the KSOP trustee, but each participant in the KSOP may direct the trustee how to vote the shares of 1st Independence common stock allocated to his or her KSOP account. Unallocated shares of 1st Independence common stock held by the KSOP trust and allocated shares for which no timely voting instructions are received will be voted by the trustee in accordance with the provisions of the KSOP. The deadline for returning your voting instructions to the trustee is                     , 2008.

Solicitation of Proxies

        1st Independence will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of 1st Independence may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. 1st Independence will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of 1st Independence's Board of Directors

        The Board of Directors of 1st Independence unanimously voted in favor of the Merger Agreement and the Merger. The 1st Independence Board of Directors believes that these items and the transactions they contemplate are in the best interests of 1st Independence and its shareholders, and recommends that 1st Independence shareholders vote "FOR" adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby. The Board of Directors of 1st Independence also recommends a vote "FOR" the adjournment of the special meeting, if such adjournment becomes necessary.

        See "THE MERGER—1st Independence's Reasons for the Merger" for a more detailed discussion of the 1st Independence Board of Directors' recommendation with regard to the Merger Agreement, the Merger and the transactions contemplated thereby.

INFORMATION ABOUT THE COMPANIES

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is a community-focused, financial holding company with assets of approximately $2.5 billion. The company operates 65 offices in 30 Indiana counties, six offices in three Illinois counties, and five offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank-Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, it provides various related financial services through its banking affiliates. MainSource's common stock trades on the Nasdaq Stock Market under the symbol "MSFG."

        Additional information about MainSource and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled "Where You Can Find More Information" beginning on page     .

  1st Independence Financial Group, Inc.
  8620 Biggin Hill Lane
  Louisville, Kentucky 40220
  (502) 753-2265

        1st Independence Financial Group, Inc. is the holding company of 1st Independence Bank. 1st Independence Bank is headquartered in Louisville, Kentucky and includes 1st Independence Mortgage, a division of the bank. The bank has eight full service banking offices located in Harrodsburg, Lawrenceburg, two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and locations in New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana. 1st Independence's common stock trades on the Nasdaq Stock Market under the symbol "FIFG."

        Additional information about 1st Independence and 1st Bank is included elsewhere in this proxy statement/prospectus.

PROPOSAL 1—THE MERGER

Background of the Merger

        Because of increased competition in the banking and financial services industry, challenging regional and national economic conditions, and various changes to the banking laws, as well as other factors, acquisition activity among financial institutions has increased during the last several years. In addition, various developments in the financial services industry have led to increases in the competition for bank services, and recent increases in bank regulatory oversight and enhanced disclosure requirements under the securities laws have resulted in increased costs to many financial institutions. These industry and competitive factors have created an environment in which it is increasingly difficult for financial institutions such as 1st Independence to compete effectively with larger financial institutions.

        In response to these changing market conditions, increased regulatory compliance costs and increased competition in the financial institutions industry, the Board of Directors and management of 1st Independence have periodically explored a range of strategic alternatives available to 1st Independence to enhance shareholder value. The alternatives discussed have included, among other things, continuing as an independent institution, pursuing strategies for organic growth and acquiring, affiliating or merging with other financial institutions. On certain occasions, representatives of 1st Independence have had informal exploratory discussions with representatives of other financial institutions concerning the possibility of a business combination. None of those discussions progressed beyond the informal exploratory stage or resulted in a proposal that the Board could recommend to the shareholders for consideration.

        At its November 15, 2007 meeting, the Board of Directors of 1st Independence met with representatives of Sandler O'Neill + Partners, L.P. and determined to engage Sandler O'Neill to render financial advisory and investment banking services in connection with the evaluation of strategic alternatives, including a possible combination with another financial institution. Following this meeting, management of 1st Independence and Sandler O'Neill discussed the universe of potential buyers, compiled preliminary information on 1st Independence and examined the financial impact of a potential business combination. By letter dated November 16, 2007, 1st Independence retained Sandler O'Neill.

        In late November 2007, Sandler O'Neill began contacting on behalf of 1st Independence potential strategic partners, including MainSource, and distributed confidentiality agreements to those who expressed an initial interest. Six financial institutions executed confidentiality agreements. On December 5, 2007, Confidential Information Memoranda were distributed to the six parties that executed confidentiality agreements. Each of the parties receiving Confidential Information Memoranda were asked to review the information provided therein in conjunction with publicly available information regarding 1st Independence in order to provide an initial, non-binding indication of interest by December 17, 2007.

        On December 20, 2007, Sandler O'Neill reviewed the results of the solicitation process with management and the Board of Directors of 1st Independence. In that meeting, Sandler O'Neill detailed each non-binding indication of interest submitted, the pro forma impact of a business combination with each institution that submitted a non-binding indication of interest, the general banking environment and the current merger and acquisition environment. Of the six parties receiving Confidential Information Memoranda, four financial institutions submitted a written, non-binding indication of interest for an affiliation with 1st Independence, subject to due diligence and negotiation of a definitive agreement. After reviewing these preliminary indications of interest with Sandler O'Neill, the Board of Directors of 1st Independence elected to invite two of the four financial institutions to conduct due diligence.

        During the period between January 7, 2008 and January 17, 2008 the two financial institutions conducted their due diligence review of 1st Independence. At a meeting held on January 17, 2008, management advised the Board of Directors of the status of the ongoing due diligence review. On January 28, 2008, the Board of Directors of MainSource met with MainSource's management to review the results of due diligence and discuss the proposed transaction. The Board voted at that meeting to authorize management to submit a revised non-binding letter of indication to acquire 1st Independence. MainSource submitted its final indication of interest on January 29, 2008.

        On January 30, 2008, with the assistance of Sandler O'Neill, the Board of Directors of 1st Independence reviewed the revised indication of interest from MainSource. Sandler O'Neill made a presentation summarizing the perceived advantages and disadvantages of the proposal. Additionally, Sandler O'Neill provided an update on prevailing market conditions for publicly-traded financial stocks and its perceived valuation of 1st Independence, on a stand alone basis. The Board of Directors determined that a transaction with MainSource presented the best strategic opportunity for 1st Independence and its stockholders and directed management to proceed with negotiations with and due diligence on MainSource to see whether a definitive agreement could be reached.

        1st Independence entered into a confidentiality agreement with MainSource and began conducting an on-site due diligence investigation of MainSource on February 7, 2008. Sandler O'Neill also participated in this on-site due diligence investigation. At the end of that day, MainSource and its legal counsel advised Sandler O'Neill that James L. Saner, Sr., the President and CEO of MainSource, had indicated his intention to resign effective February 8, 2008 and that Robert E. Hoptry, the former President and CEO of MainSource and its then current Chairman of the Board, would be assuming the role of President and CEO on an interim basis while the Board conducted a search for a new President and CEO.

        During the next several days, management of 1st Independence along with Sandler O'Neill and legal counsel conducted additional due diligence on MainSource, examining the potential impact that Mr. Saner's resignation might have on any possible transaction with 1st Independence as well as on MainSource generally. A special meeting of the Board of Directors of 1st Independence was held the evening of February 13, 2008. Members of the management and Board of Directors of MainSource attended the initial portion of that meeting in order to allow the Board of Directors of 1st Independence the opportunity to directly discuss those issues with MainSource and determine whether to continue to pursue a possible transaction. Sandler O'Neill and legal counsel for 1st Independence were also present at that meeting. Following the departure of representatives of MainSource from the meeting, the Board of Directors of 1st Independence, after extensive discussion, determined to continue to pursue a possible transaction with MainSource.

        MainSource's legal counsel had previously delivered an initial draft of the proposed merger agreement to 1st Independence's legal counsel on February 11, 2008. Over the next two weeks, 1st Independence, through its legal counsel and Sandler O'Neill, negotiated the Merger Agreement with MainSource and its legal counsel. During that period, the parties also prepared disclosure schedules to the Merger Agreement, conducted additional due diligence and negotiated the voting agreement that MainSource requested the directors of 1st Independence sign. The management of 1st Independence provided the Board of Directors with an update on the status of the negotiations at its regularly scheduled board meeting on February 21, 2008.

        On the morning of February 25, 2008, drafts of the Merger Agreement and the voting agreement, along with a summary of the terms thereof, were delivered to the members of the Board of Directors of 1st Independence for their review prior to a special board meeting to be held that evening. That evening, the Board of Directors of 1st Independence met with legal counsel and Sandler O'Neill to receive an update on the events that had transpired to date and to review in detail and discuss the proposed Merger Agreement and voting agreement and any outstanding issues.

        Also on February 25, 2008, the Board of Directors of MainSource held its regularly-scheduled meeting during which it reviewed and discussed the draft of the Merger Agreement that had been distributed to the Board prior to the meeting. MainSource management and legal counsel summarized the terms of the Merger Agreement and responded to questions from the Board. Following a lengthy discussion, the Board voted to approve management's finalization and execution of the Merger Agreement.

        The Board of Directors of 1st Independence met again the evening of February 26, 2008 with legal counsel and Sandler O'Neill for further discussion and to receive Sandler O'Neill's opinion regarding the fairness of the consideration to be received in that offer to 1st Independence's shareholders. At that meeting, Sandler O'Neill rendered its opinion to the Board of Directors of 1st Independence that the consideration to be received under the terms of MainSource's offer was fair to the shareholders of 1st Independence from a financial point of view. The Board of Directors also received an update on the status of the proposed Merger Agreement. Following review and discussion, the Board of Directors of 1st Independence, by a unanimous vote, authorized management to finalize, execute and deliver the proposed Merger Agreement. The directors of 1st Independence also executed the proposed voting agreement.

        The Merger Agreement was finalized and executed by all parties following the 1st Independence board meeting on February 26, 2008. On February 27, 2008, 1st Independence and MainSource issued a joint press release announcing the signing of the Merger Agreement.

1st Independence's Reasons for the Merger

        The 1st Independence Board of Directors determined that the Merger Agreement and the Merger Consideration were in the best interests of 1st Independence and its shareholders and recommends that 1st Independence's shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        In its deliberations and in making its determination, the 1st Independence Board of Directors considered many factors including, without limitation, the following:

  •
  the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both 1st Independence and MainSource;

  •
  MainSource's access to capital and managerial resources relative to that of 1st Independence;

  •
  the value of the Merger Consideration represented a premium over recent trading prices for 1st Independence's stock;

  •
  its desire to provide shareholders with the prospects for greater future appreciation on their initial investments in 1st Independence common stock than 1st Independence could achieve independently;

  •
  MainSource common stock has greater liquidity than the shares of 1st Independence common stock;

  •
  the opinion delivered by Sandler O'Neill that the Merger Consideration is fair, from a financial standpoint, to the shareholders of 1st Independence;

  •
  MainSource's more diverse financial products and services will enable 1st Independence to better serve its customers and enhance its competitive position in the communities in which it operates;

  •
  the effect of the Merger on 1st Independence and 1st Bank employees, customers, and the community; and

  •
  MainSource's long-term growth strategy in Indiana, Ohio, Illinois and Kentucky.

MainSource's Reasons For the Merger

        MainSource's Board of Directors concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's Board of Directors considered a number of factors, including, without limitation, the following:

  •
  management's view that the acquisition of 1st Independence provides an attractive opportunity to enhance its presence in southern Indiana and expand into Kentucky, both of which are markets that MainSource considers desirable;

  •
  1st Independence's community banking orientation and its compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic and financial characteristics of the markets in which 1st Independence operates, including existing and potential competition and history of the market areas with respect to financial institutions;

  •
  management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of 1st Independence and 1st Bank; and

  •
  the likelihood of regulators approving the Merger without undue conditions or delay.

Funding of the Merger

        MainSource will need cash in the amount of approximately $11 million to fund the cash consideration portion of the Merger Consideration. MainSource proposes to obtain the necessary funds to acquire the common stock of 1st Independence through borrowings under its existing line of credit with U.S. Bank and from internal cash sources.

Effects of the Merger

        The respective Boards of Directors of MainSource and 1st Independence believe that, over the long-term, the Merger will be beneficial to MainSource shareholders, including the current shareholders of 1st Independence who will become MainSource shareholders if the Merger is completed. The MainSource Board of Directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating 1st Bank as a banking subsidiary of MainSource, which savings are expected to enhance MainSource's earnings.

        MainSource expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the Merger, which will enable MainSource to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur during the third quarter of 2008, MainSource plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

        The amount of any cost savings MainSource may realize in 2008 will depend upon how quickly and efficiently MainSource is able to implement the processes outlined above during the year.

        MainSource believes that it will achieve cost savings based on the assumption that it will be able to:

  •
  reduce data processing costs;

  •
  reduce staff;

  •
  achieve economies of scale in advertising and marketing budgets;

  •
  reduce legal and accounting fees; and

  •
  achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

        MainSource has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

        MainSource also believes that the Merger will be beneficial to the customers of 1st Independence as a result of the additional products and services offered by MainSource and its subsidiary banks and because of the increased lending capability.

Opinion of Financial Advisor to 1st Independence

        By letter dated November 16, 2007, 1st Independence retained Sandler O'Neill to render financial advisory and investment banking services in connection with the evaluation of strategic alternatives. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to 1st Independence in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement on February 26, 2008. At the February 26, 2008 meeting at which 1st Independence's Board of Directors approved the Merger Agreement, Sandler O'Neill delivered to the Board its oral opinion that, as of such date, the Merger Consideration was fair to the holders of 1st Independence common stock, from a financial point of view.

        The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. 1st Independence's shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the 1st Independence Board and is directed only to the fairness of the Merger Consideration to 1st Independence's shareholders from a financial point of view. It does not address the underlying business decision of 1st Independence to engage in the Merger or any other aspect of the Merger and is not a recommendation to any 1st Independence shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter.

        In connection with rendering its February 26, 2008 opinion, Sandler O'Neill reviewed and considered, among other things:

  (i)
  the Merger Agreement;

  (ii)
  certain publicly available financial statements and other historical financial information of 1st Independence that Sandler O'Neill deemed relevant;

  (iii)
  certain publicly available financial statements and other historical financial information of MainSource that Sandler O'Neill deemed relevant;

  (iv)
  unaudited financial statements for the year ended December 31, 2007 as provided by senior management of 1st Independence and internal financial projections for the years ended

    December 31, 2008 through 2012 as provided by and discussed with senior management of 1st Independence;

  (v)
  internal financial projections for MainSource for the years ending December 31, 2008 through 2012 as provided by and discussed with senior management of MainSource;

  (vi)
  the pro forma financial impact of the Merger on MainSource based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of MainSource;

  (vii)
  the publicly reported historical price and trading activity for 1st Independence's and MainSource's respective common stock, including a comparison of certain financial and stock market information for 1st Independence and MainSource with similar publicly available information for certain other companies the securities of which are publicly traded;

  (viii)
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

  (ix)
  the current market environment generally and the banking environment in particular; and

  (x)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria that Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of 1st Independence the business, financial condition, results of operations and prospects of 1st Independence and held similar discussions with certain members of senior management of MainSource regarding the business, financial condition, results of operations and prospects of MainSource.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to Sandler O'Neill by 1st Independence and MainSource or their respective representatives or that was otherwise reviewed by Sandler O'Neill and has assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O'Neill further relied on the assurances of the respective managements of 1st Independence and MainSource that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of 1st Independence and MainSource or any of their respective subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of 1st Independence and MainSource nor has Sandler O'Neill reviewed any individual credit files relating to 1st Independence and MainSource. Sandler O'Neill has assumed, with 1st Independence's consent, that the respective allowances for loan losses for both 1st Independence and MainSource are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        With respect to the internal projections for 1st Independence and MainSource as provided by the respective senior managements of 1st Independence and MainSource and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the management of MainSource and used by Sandler O'Neill in its analyses, 1st Independence and MainSource confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of management of the future financial performance of 1st Independence and MainSource and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections and estimates or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in 1st Independence's and MainSource's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O'Neill has assumed in all respects material to its analyses that 1st Independence and MainSource would remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with 1st Independence's consent, Sandler O'Neill has relied upon the advice 1st Independence has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after February 26, 2008 could materially affect this opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expressed no opinion as to what the value of MainSource's common stock will be when issued to 1st Independence's shareholders pursuant to the Merger Agreement or the prices at which 1st Independence's and MainSource's common stock may trade at any time.

        In rendering its February 26, 2008 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to 1st Independence or MainSource and no transaction is identical to the proposed Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of 1st Independence and MainSource and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of 1st Independence, MainSource and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to 1st Independence's Board of Directors at its February 26, 2008 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of 1st Independence's common stock or the prices at which 1st Independence's common stock may be sold at any time. The combined analyses of Sandler O'Neill and the opinion provided were among a number of factors taken into consideration by 1st Independence's Board in making its determination to adopt and approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of 1st Independence's Board or management with respect to the fairness of the Merger.

        At the February 26, 2008 meeting of 1st Independence's Board of Directors, Sandler O'Neill presented certain financial analyses of the proposed Merger. The summary below is not a complete description of the analyses underlying the opinion of Sandler O'Neill or the presentation made by Sandler O'Neill to 1st Independence's Board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        In arriving at its opinion Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. Accordingly, Sandler O'Neill believes that the analyses and the summary of the analyses must be considered as a whole and that selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinions. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on a cash consideration of $5.475 per share and the fixed exchange ratio of 0.881036 shares of MainSource common stock for each share of 1st Independence common stock, Sandler O'Neill calculated a transaction value of $17.94 per share. The transaction value was based on 1,995,744 common shares outstanding and 64,300 options outstanding with a weighted-average exercise price of $12.75. Based upon draft financial information for 1st Independence as of and for the twelve month period ended December 31, 2007, Sandler O'Neill calculated the following transaction ratios:

  Transaction Ratios(1)

Transaction Price/FY 2007 Earnings per Share	NM
Transaction Price/Estimated FY 2008 Earnings per Share(2)	22.7x
Transaction Price/Tangible Book Value	133.1%
Core Deposit Premium(3)	5.0%
Premium over Current Market Price(4)	32.9%
Premium over 30-Days Prior Market Price(4)	58.1%

    (1)
    1st Independence's financial data based on draft financial statements provided by 1st Independence management on February 22, 2008 for the twelve months ended December 31, 2007 (subject to final audit).

    (2)
    Based on management estimates.

    (3)
    Assumes CDs > $100,000 are non-core deposits. As of December 31, 2007, 1st Independence reported $70.5 million in non-core deposits.

    (4)
    Based on 1st Independence's stock price of $13.50 as of February 25, 2008 and $11.35 on January 28, 2008.

        Comparable Group Analysis.    Sandler O'Neill used certain public and non-public financial information(1) for 1st Independence and publicly available information for MainSource to perform a comparison of selected financial and market trading information.

        Sandler O'Neill used this financial information to compare selected financial and market trading information for 1st Independence and a group of financial institutions selected by Sandler O'Neill (the "1st Independence Peer Group") . The 1st Independence Peer Group consisted of the following publicly traded commercial banks headquartered in the Midwest with total assets between $275 million and $475 million:

Blackhawk Bancorp, Inc.(2)	Killbuck Bancshares, Inc.(2)
ChoiceOne Financial Services, Inc.	Mackinac Financial Corporation
Citizens First Corporation	Monarch Community Bancorp, Inc.
Commercial National Financial Corporation	National Bancshares Corporation
Community Financial Shares, Inc.	Oxford Bank Corporation
Croghan Bancshares, Inc.	Southern Missouri Bancorp, Inc.
CSB Bancorp, Inc.	Town and Country Financial Corporation
First Community Financial Partners, Inc.(2)	Two Rivers Financial Group, Inc.
FNBH Bancorp, Inc.	United Bancorp, Inc.
Iowa First Bancshares Corp.

  (1)
  1st Independence's financial data based on draft financial statements provided by 1st Independence management on February 22, 2008 for the twelve months ended December 31, 2007 (subject to final audit).

  (2)
  Financial data as of or for the twelve months ended September 30, 2007.

        The analysis compared certain financial information for 1st Independence and the median financial and market trading data for the 1st Independence Peer Group as of and for the twelve months ended December 31, 2007, unless otherwise noted. The table below sets forth the data for 1st Independence as of and for the twelve months ended December 31, 2007 and the median data for the 1st Independence Peer Group as of and for the twelve months ended December 31, 2007, with pricing data as of February 25, 2008.

  Comparable Group Analysis

	1st Independence(1)(2)	Comparable Group Median Result
Total Assets (in millions)	$350.6	$392.6
Tangible Equity / Tangible Assets	7.93%	8.16%
Return on Average Assets	(0.56)%	0.77%
Return on Average Equity	(4.77)%	8.12%
Non-Performing Assets / Total Assets	1.80%	0.54%
Reserves / Non-Performing Loans	113.9%	132.8%
Price / Tangible Book Value	100.2%	121.4%
Price / Last Twelve Months Earnings per Share	NM	12.3x
Price / Est. FY 2008 Earnings per Share(1)	17.1x	15.3x
Core Deposit Premium	0.02%	2.89%
Price / 52-Week High	75.0%	80.8%
Market Capitalization (in millions)	$26.9	$39.5

    (1)
    FY 2008 EPS is based on 1st Independence's management estimates.

    (2)
    1st Independence's financial data based on unaudited draft financial statements provided by 1st Independence management on February 22, 2008 for the twelve months ended December 31, 2007 (subject to final audit).

        MainSource's Peer Group consisted of the following publicly traded commercial banks headquartered in the Midwest with total assets between $1.5 billion and $3.5 billion:

Community Trust Bancorp, Inc.	Lakeland Financial Corporation
Enterprise Financial Services Corp	Macatawa Bank Corporation
Farmers Capital Bank Corporation	MBT Financial Corp.
First Financial Bancorp.	Mercantile Bancorp, Inc.(1)
First Financial Corporation	Mercantile Bank Corporation
Great Southern Bancorp, Inc.	Old Second Bancorp, Inc.
Heartland Financial USA, Inc.	Peoples Bancorp Inc.
Independent Bank Corporation	Republic Bancorp, Inc.
Integra Bank Corporation

  (1)
  Financial data as of or for the twelve months ended September 30, 2007.

        The analysis compared publicly available financial and market trading information for MainSource and the median data for the MainSource Peer Group as of and for the twelve months ended December 31, 2007, unless otherwise noted. The table below sets forth the data for MainSource and the median data for the MainSource Peer Group as of and for the twelve months ended December 31, 2007, with pricing data as of February 25, 2008.

  Comparable Group Analysis

	MainSource	Comparable Group Median Result
Total Assets (in millions)	$2,536.4	$2,232.3
Tangible Equity / Tangible Assets	5.36%	7.09%
Return on Average Assets	0.90%	0.95%
Return on Average Equity	8.49%	10.54%
Non-Performing Assets / Total Assets	0.85%	0.78%
Price / Tangible Book Value	204.0%	170.2%
Price / Last Twelve Months Earnings per Share	12.1x	13.7x
Price / Est. FY 2008 Earnings per Share(1)	10.9x	13.3x
Core Deposit Premium	8.05%	7.06%
Price / 52-Week High	73.7%	73.9%
Market Capitalization (in millions)	$262.8	$256.3

    (1)
    FY 2008 EPS is based on MainSource's management estimates.

        Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading prices of 1st Independence's common stock for the one-year and three-year periods ended February 25, 2008. Sandler O'Neill also reviewed the relationship between the movements in the price of 1st Independence's common stock and the movements in the prices of the Nasdaq Bank Index, the Standard & Poor's 500 Index and the indexed performance of the 1st Independence Peer Group (detailed in the previous section). The composition of the respective 1st Independence Peer Group is discussed under the "Comparable Group Analysis" section above.

        During the one-year period ended February 25, 2008, 1st Independence's common stock outperformed the Nasdaq Bank Index and underperformed the other two indices to which it was compared.

  1st Independence's One-Year Stock Performance

	Beginning Index Value February 23, 2007	Ending Index Value February 25, 2008
1st Independence	100.00%	79.48%
Nasdaq Bank Index	100.00	76.97
S&P 500 Index	100.00	94.53
Peer Group(1)	100.00	86.84

    (1)
    Refers to the 1st Independence Peer Group outlined in the "Comparable Group Analysis" section above.

        During the three-year period ended February 25, 2008, 1st Independence's common stock underperformed all of the indices to which it was compared.

  1st Independence's Three-Year Stock Performance

	Beginning Index Value February 25, 2005	Ending Index Value February 25, 2008
1st Independence	100.00%	71.13%
Nasdaq Bank Index	100.00	86.37
S&P 500 Index	100.00	113.24
Peer Group(1)	100.00	77.94

    (1)
    Refers to the 1st Independence Peer Group outlined in the "Comparable Group Analysis" section above.

        Sandler O'Neill also reviewed the history of the publicly reported trading prices of MainSource's common stock for the one-year and three-year periods ended February 25, 2008. Sandler O'Neill also reviewed the relationship between the movements in the price of MainSource's common stock and the movements in the prices of the Nasdaq Bank Index, the Standard & Poor's 500 Index and the indexed performance of the MainSource Peer Group. The composition of the respective MainSource Peer Group is discussed under the "Comparable Group Analysis" section above.

        During the one-year period ended February 25, 2008, MainSource's common stock outperformed the Nasdaq Bank Index and the MainSource Peer Group, but underperformed the S&P 500 Index.

  MainSource's One-Year Stock Performance

	Beginning Index Value February 23, 2007	Ending Index Value February 25, 2008
MainSource	100.00%	81.70%
Nasdaq Bank Index	100.00	76.97
S&P 500 Index	100.00	94.53
Peer Group(1)	100.00	71.40

    (1)
    Refers to the MainSource Peer Group outlined in the "Comparable Group Analysis" section above.

        During the three-year period ended February 25, 2008, MainSource's common stock underperformed all of the indices to which it was compared.

  MainSource's Three-Year Stock Performance

	Beginning Index Value February 25, 2005	Ending Index Value February 25, 2008
MainSource	100.00%	67.38%
Nasdaq Bank Index	100.00	86.37
S&P 500 Index	100.00	113.24
Peer Group(1)	100.00	71.98

    (1)
    Refers to the MainSource Peer Group outlined in the "Comparable Group Analysis" section above.

        Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the net present value per share of 1st Independence's common stock under various circumstances. In the analysis, Sandler O'Neill assumed 1st Independence performed in accordance with the financial projections for

December 31, 2008 through 2012 provided by 1st Independence management. To approximate the terminal value of 1st Independence's common stock at December 31, 2012, Sandler O'Neill applied price to earnings multiples of 8.0x to 16.0x and multiples of tangible book value ranging from 80% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of 1st Independence's common stock. In addition, the net present value of 1st Independence's common stock at December 31, 2012 was calculated using the same range of price to earnings multiples (8.0x to 16.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 12.97% for tabular analysis.

        As illustrated in the following tables, the analysis indicated an imputed range of values per share for 1st Independence's common stock of $7.44 to $15.96 when applying the price to earnings multiples to the matched budget, $8.49 to $18.14 when applying multiples of tangible book value to the matched budget, and $6.43 to $17.97 when applying the price to earnings multiples to the 25% under budget to the 25% over budget range.

  Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x
11.00%	$8.77	$10.56	$12.36	$14.16	$15.96
12.00%	$8.41	$10.13	$11.85	$13.57	$15.29
13.00%	$8.07	$9.72	$11.36	$13.01	$14.65
14.00%	$7.75	$9.32	$10.90	$12.47	$14.05
15.00%	$7.44	$8.95	$10.46	$11.96	$13.47

  Earnings Per Share Multiples

Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x
(25.0%)	$6.43	$7.67	$8.90	$10.14	$11.38
(20.0%)	$6.76	$8.08	$9.40	$10.72	$12.03
(15.0%)	$7.09	$8.49	$9.89	$11.29	$12.69
(10.0%)	$7.42	$8.90	$10.39	$11.87	$13.35
(5.0%)	$7.75	$9.32	$10.88	$12.45	$14.01
0.0%	$8.08	$9.73	$11.38	$13.02	$14.67
5.0%	$8.41	$10.14	$11.87	$13.60	$15.33
10.0%	$8.74	$10.55	$12.36	$14.18	$15.99
15.0%	$9.07	$10.96	$12.86	$14.75	$16.65
20.0%	$9.40	$11.38	$13.35	$15.33	$17.31
25.0%	$9.73	$11.79	$13.85	$15.91	$17.97

  Tangible Book Value Per Share Multiples

Discount Rate	80%	100%	120%	140%	160%
11.00%	$10.01	$12.04	$14.07	$16.10	$18.14
12.00%	$9.60	$11.54	$13.48	$15.43	$17.37
13.00%	$9.21	$11.07	$12.92	$14.78	$16.64
14.00%	$8.84	$10.62	$12.39	$14.17	$15.95
15.00%	$8.49	$10.19	$11.89	$13.59	$15.29

        Sandler O'Neill also performed an analysis that estimated the net present value per share of MainSource's common stock under various circumstances. In the analysis, Sandler O'Neill assumed

MainSource performed in accordance with the financial projections for December 31, 2008 through 2012 provided by MainSource management. To approximate the terminal value of MainSource's common stock at December 31, 2012, Sandler O'Neill applied price to earnings multiples of 12.0x to 18.0x and multiples of tangible book value ranging from 140% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MainSource's common stock. In addition, the net present value of MainSource's common stock at December 31, 2012 was calculated using the same range of price to earnings multiples (12.0x to 18.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 12.97% for tabular analysis.

        As illustrated in the following tables, the analysis indicated an imputed range of values per share for MainSource's common stock of $12.23 to $20.44 when applying the price/earnings multiples to the matched budget, $10.61 to $18.02 when applying multiples of tangible book value to the matched budget, and $10.52 to $22.95 when applying the price/earnings multiples to the 25% under budget to the 25% over budget range.

  Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.00%	$14.41	$15.42	$16.42	$17.43	$18.43	$19.44	$20.44
12.00%	$13.83	$14.79	$15.75	$16.71	$17.67	$18.63	$19.59
13.00%	$13.27	$14.19	$15.10	$16.02	$16.94	$17.86	$18.78
14.00%	$12.74	$13.62	$14.50	$15.37	$16.25	$17.13	$18.01
15.00%	$12.23	$13.07	$13.92	$14.76	$15.60	$16.44	$17.28

  Earnings Per Share Multiples

Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0%)	$10.52	$11.21	$11.90	$12.59	$13.28	$13.97	$14.66
(20.0%)	$11.07	$11.81	$12.55	$13.28	$14.02	$14.76	$15.49
(15.0%)	$11.63	$12.41	$13.19	$13.97	$14.76	$15.54	$16.32
(10.0%)	$12.18	$13.01	$13.84	$14.66	$15.49	$16.32	$17.15
(5.0%)	$12.73	$13.61	$14.48	$15.35	$16.23	$17.10	$17.98
0.0%	$13.28	$14.20	$15.12	$16.04	$16.96	$17.88	$18.81
5.0%	$13.84	$14.80	$15.77	$16.73	$17.70	$18.67	$19.63
10.0%	$14.39	$15.40	$16.41	$17.42	$18.44	$19.45	$20.46
15.0%	$14.94	$16.00	$17.06	$18.12	$19.17	$20.23	$21.29
20.0%	$15.49	$16.60	$17.70	$18.81	$19.91	$21.01	$22.12
25.0%	$16.04	$17.19	$18.35	$19.50	$20.65	$21.80	$22.95

  Tangible Book Value Per Share Multiples

Discount Rate	140%	160%	180%	200%	220%
11.00%	$12.48	$13.86	$15.25	$16.63	$18.02
12.00%	$11.97	$13.30	$14.62	$15.95	$17.27
13.00%	$11.50	$12.76	$14.03	$15.30	$16.56
14.00%	$11.04	$12.25	$13.47	$14.68	$15.89
15.00%	$10.61	$11.77	$12.93	$14.09	$15.25

        In connection with its analyses, Sandler O'Neill considered and discussed with 1st Independence's Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed 21 merger transactions announced in the Midwest from January 1, 2007 through February 25, 2008 involving commercial banks as acquired institutions with announced transaction values greater than $15 million and less than $100 million. Sandler O'Neill also reviewed 8 merger transactions announced Nationwide from January 1, 2007 through February 25, 2008 involving commercial banks as the acquired institution with a transaction value greater than $15 million, sellers' return on average assets less than 0.50% and sellers' non-performing assets / total assets greater than 1.00%. Sandler O'Neill also reviewed 11 merger transactions announced in the Midwest from January 1, 2001 through February 25, 2008 involving commercial banks as the acquired institution with a transaction value greater than $15 million, sellers' return on average assets less than 0.50% and sellers' non-performing assets / total assets greater than 1.00%. Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' earnings per share, transaction price to tangible book value, core deposit premium and 30-day premium to market. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of the aforementioned groups of comparable transactions.

  Comparable Transaction Multiples(1)

	MainSource / 1st Independence	Median Midwest Group Multiple(2)	Median Nationwide Group Multiple(3)	Median Midwest Group Multiple(4)
Transaction Price/Last Twelve Months' Earnings per Share	NM	23.7x	32.2x	31.9x
Transaction Price/Tangible Book Value	133.1%	224.8%	160.6%	177.9%
Core Deposit Premium(5)	5.0%	16.8%	8.4%	7.9%
30-Day Premium to Market(6)	58.1%	43.7%	14.9%	31.8%

(1)
1st Independence's financial data based on draft financial statements provided by 1st Independence management on February 22, 2008 for the twelve months ended December 31, 2007 (subject to final audit).

(2)
Based on the median of 21 Midwest commercial bank transactions since January 1, 2007 with a deal value of $15 - $100 million.

(3)
Based on the median of 8 Nationwide commercial bank transactions since January 1, 2007 with a deal value greater than $15 million, sellers' ROAA < 0.50% and sellers' NPAs/ Assets > 1.00%.

(4)
Based on the median of 11 Midwest commercial bank transactions since January 1, 2001 with a deal value greater than $15 million, sellers' ROAA < 0.50% and sellers' NPAs/ Assets > 1.00%.

(5)
Assumes CDs > $100,000 are non-core deposits. As of December 31, 2007, 1st Independence reported $70.5 million in non-core deposits.

(6)
Based on 1st Independence's stock price of $11.35 on January 28, 2008.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the proposed Merger, assuming the following: (i) the Merger closes in the 3rd quarter of 2008; (ii) 100% of 1st Independence's shares are exchanged for a combination of $10.9 million in cash and 1,758,322 shares of MainSource common stock; (iii) options for 1st Independence's stock will be exchanged for cash; (iv) 1st Independence and MainSource financial projections for 2008 through 2012 as provided by and reviewed with the senior management of both 1st Independence and MainSource; and (v) the purchase accounting adjustments, transaction costs and charges associated with the Merger and cost savings determined by the senior management of MainSource. The analyses indicated that for the year ending December 31, 2009, the Merger would be accretive to MainSource's projected earnings per share. At the close of the transaction and the year ending December 31, 2008, the Merger would be dilutive to MainSource's tangible book value per share. From the standpoint of a 1st Independence shareholder, for the year ended December 31, 2009, the Merger would be accretive to dividends. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Miscellaneous.    1st Independence has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger of approximately $400,000; of which $100,000 became due upon the signing of a definitive agreement. Sandler O'Neill also received a fee of $100,000 for rendering its opinion, and the balance of its fee is contingent, and payable, upon closing of the Merger. 1st Independence has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

        In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to 1st Independence and MainSource and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of 1st Independence or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

THE MERGER AGREEMENT

Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, 1st Independence will merge with and into MainSource, with MainSource as the surviving corporation of such Merger. The separate existence of 1st Independence will terminate and the 1st Independence common stock will cease to be listed on the Nasdaq Stock Market and will be cancelled as a consequence of the Merger. The MainSource common shares will continue to be listed on the Nasdaq Stock Market under the symbol "MSFG". As a result of the Merger, 1st Bank will be a wholly-owned subsidiary of MainSource and will continue its existence under the name MainSource Bank—Kentucky and under the laws of Kentucky.

        Under the Merger Agreement, the officers and directors of MainSource serving at the effective time of the Merger will continue to serve as the officers and directors of MainSource after the Merger is consummated. The directors of MainSource Bank—Kentucky following the effective time of the Merger will consist of five members, at least three of whom are members of the current Board of Directors of 1st Bank.

Merger Consideration

        If the Merger is completed, your shares of 1st Independence common stock will be converted into the right to receive shares of MainSource common stock and cash in the following amounts (collectively, the "Merger Consideration"):

  •
  0.881036 shares of MainSource common stock (the "Exchange Ratio"); and

  •
  $5.475 in cash, without interest, subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity.

        The cash portion of the Merger Consideration will be adjusted based on the consolidated tangible shareholders' equity of 1st Independence as of the last day of the month preceding the month in which the closing of the Merger occurs. The consolidated tangible shareholders' equity will be determined as of that date with adjustments for the following amounts:

  •
  the accrual or payment of payments relating to the termination of certain employment and change in control agreements with certain officers; and

  •
  the accrual or payment of an amount to terminate certain of 1st Independence's data processing agreements.

        Additionally, any increases in 1st Independence's capital stock and surplus resulting from the exercise of 1st Independence stock options after February 26, 2008 will be disregarded in the calculation of 1st Independence's consolidated tangible shareholders' equity.

        If, following these adjustments, the consolidated shareholders' equity is less than $26,700,000, then the cash portion of the Merger Consideration will be reduced on a dollar-for-dollar basis. If, as of such date, the consolidated tangible shareholders' equity, as further adjusted as set forth below, is greater than $27,200,000, the cash portion of the Merger Consideration will be increased on a dollar-for-dollar basis. The adjustments to be made in computing any increase in consolidated tangible shareholders' equity are the following:

  •
  The deduction of any extraordinary or non-recurring items of income;

  •
  The deduction of any gains, whether realized or unrealized, related to 1st Independence's investment portfolio; and

  •
  The deduction of the difference, if any, between the total quarterly loan loss reserve provision expense set forth in 1st Independence's budget provided to MainSource and the actual total quarterly loan loss reserve provision expense taken by 1st Independence between the date of the Merger Agreement and the date the closing of the Merger occurs.

        As of March 31, 2008, 1st Independence's consolidated tangible shareholders' equity was $26,844,000, after deducting $324,000 after taxes of legal and other professional fees relating to the Merger that 1st Independence recorded in the first quarter of 2008. 1st Independence will incur additional merger-related and other expenses prior to the consummation of the Merger, including but not limited to approximately $329,000 before taxes in fees and expenses currently estimated to be payable to 1st Independence's investment banker and other professionals in connection with the Merger. Whether an adjustment is made to the cash portion of the Merger Consideration based on 1st Independence's consolidated tangible shareholders' equity will depend on the extent to which 1st Independence's operating earnings from March 31, 2008 until the end of the month in which 1st Independence's consolidated tangible shareholders' equity is calculated are sufficient to offset merger-related and other expenses or losses 1st Independence incurs through such date.

        Additionally, 1st Bank is currently a party to a dispute regarding a certain Ground Lease dated May 18, 2006, with Ardmore, LLC ("Ardmore") for certain real property located in Louisville, Jefferson County, Kentucky. This dispute is discussed more fully in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION—General" beginning on page     . 1st Bank disputes the claims made by Ardmore and intends to vigorously defend itself if a reasonable resolution to the dispute cannot be reached. 1st Independence will incur expenses prior to the consummation of the Merger in addressing this dispute though the amount cannot be determined at this time. Such expenses could be significant and could include expenses resulting from any resolution or litigation of the dispute. Any amounts expended in defense or resolution of the dispute would reduce 1st Independence's earnings, and thereby reduce 1st Independence's consolidated tangible shareholders' equity.

No Fractional Shares Will Be Issued

        1st Independence shareholders will not receive fractional shares of MainSource common stock. Instead, you will receive a cash payment for any fractional shares in an amount equal to the product of (a) the fraction of a share of MainSource common stock to which you are entitled multiplied by (b) the average of the per share closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

Treatment of Options to Acquire Shares of 1st Independence Common Stock

        The Merger Agreement provides that each option to acquire shares of 1st Independence common stock outstanding as of the effective date of the Merger will be converted into the right to receive from MainSource, at the effective time of the Merger, an amount in cash equal to the sum of $5.475 (subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity) plus the product of the Exchange Ratio multiplied by the Average Share Price (as defined below) of a share of MainSource common stock less the per share exercise price for each share of 1st Independence common stock subject to such stock option. The Average Share Price of a share of MainSource common stock shall be equal to the average closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger. Each outstanding 1st Independence stock option will be cancelled and shall cease to exist by virtue of the Merger, regardless of whether the calculation of the purchase price for such option results in a positive or negative number.

        As of the record date the officers and directors of 1st Independence held options to purchase [41,050] shares of 1st Independence common stock. If not exercised prior to the effective time of the Merger, those options will be cashed out at the effective time of the Merger for an amount determined as described above. Because the Average Share Price of MainSource common stock will not be determined until the fifth calendar day immediately preceding the consummation of the Merger as well as the possibility of an adjustment to the cash consideration portion of the Merger Consideration provided for in the Merger Agreement, the amount of the payment due to cancel these options cannot be determined at this time. By way of example, if the Average Share Price of MainSource Common Stock were determined to be [$15.96] (the closing price of MainSource common stock on [May 13, 2008]) and there was no adjustment to the cash portion of the Merger Consideration, then based on a weighted average exercise price of [$12.25], the options held by officers and directors of 1st Independence would be cashed out for approximately [$299,000].

        The purchase price of such stock options will constitute taxable ordinary income to the optionholder.

Treatment of 1st Independence's KSOP

        Prior to the effective time of the Merger, all 1st Independence employees and former employees who are participants in the 1st Independence KSOP will have the opportunity to complete a participant direction form and direct the 1st Independence KSOP trustee to vote 1st Independence stock allocated to their 1st Independence KSOP accounts with respect to the Merger. Unallocated 1st Independence stock held by the 1st Independence KSOP shall be voted by the 1st Independence KSOP Trustee as provided in the 1st Independence KSOP.

        1st Independence will (i) terminate the 1st Independence KSOP effective as of a date that is not later than the day before the effective time of the Merger, and (ii) will amend the 1st Independence KSOP effective as of a date that is not later than the plan termination date to provide that no distributions of accrued benefits shall be made from the 1st Independence KSOP, or its related employee benefit trust, subsequent to the plan termination date and until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the plan's qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the plan to be made upon the retirement, death, disability, or termination of employment of a plan participant, or any other event other than the plan termination that requires a distribution of plan benefits from the plan.

        1st Independence, prior to the effective time of the Merger, will file, or cause to be filed, with the Internal Revenue Service an application requesting the issuance to 1st Independence of the favorable determination letter described in the preceding paragraph.

        1st Independence has agreed to take such action as may be necessary to ensure that no violation of ERISA or the Internal Revenue Code occurs in the termination of the 1st Independence KSOP, the 1st Independence KSOP's sale or exchange of the 1st Independence stock held by the 1st Independence KSOP, or the transactions contemplated by the Merger Agreement that cannot be cured to the satisfaction of the Internal Revenue Service.

        1st Independence has agreed to take such actions as may be necessary to ensure that upon the termination of the 1st Independence KSOP all outstanding indebtedness of the 1st Independence KSOP shall be repaid using: (i) unallocated 1st Independence shares held by the 1st Independence KSOP or the cash consideration portion of the Merger Consideration received for unallocated 1st Independence shares held by the 1st Independence KSOP, to the extent determined not to be inconsistent with applicable law; (ii) all amounts held in the 1st Independence KSOP's suspense account; and (iii) such other payments as determined appropriate by 1st Independence.

        The assets of the 1st Independence KSOP, after repayment of all outstanding indebtedness in accordance with the preceding paragraph, will be allocated to plan participants and beneficiaries. The net assets of the 1st Independence KSOP will be distributed to plan participants after receipt of a favorable determination from the Internal Revenue Service.

        1st Independence or 1st Bank shall continue to fund all employee and employer contributions to the 1st Independence KSOP which are required during this time period. However, 1st Independence and 1st Bank may only make discretionary employer contributions after receipt of written approval from MainSource, which approval shall not be unreasonably withheld if the amount of any discretionary employer contributions are not in excess of the discretionary employer contributions made by 1st Independence or 1st Bank to the 1st Independence KSOP during the last plan year.

Exchange and Payment Procedures

        At and after the effective time of the Merger, each certificate representing shares of 1st Independence common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. MainSource will reserve a sufficient number of shares of MainSource common stock to be issued as a part of the Merger Consideration and will deposit with MainSource Bank an estimated amount of cash to be issued as part of the Merger Consideration. MainSource will cause a certificate representing the number of whole shares of MainSource common stock that each holder of 1st Independence common stock has the right to receive and a check in the amount of any cash that such holder has the right to receive to be delivered to such shareholder upon delivery to MainSource of certificates representing such shares of 1st Independence common stock and a properly completed letter of transmittal.

        No dividends or other distributions on MainSource common stock with a record date occurring after the effective time of the Merger will be paid to the holder of any unsurrendered old certificate representing shares of 1st Independence common stock converted into the right to receive shares of MainSource common stock until the holder surrenders such old certificate in accordance with the Merger Agreement. The stock transfer books of 1st Independence will be closed immediately at the effective time of the Merger and after the effective time there will be no transfers on the stock transfer records of 1st Independence of any shares of 1st Independence common stock. MainSource will be entitled to rely on 1st Independence's stock transfer books to establish the identity of those persons entitled to receive Merger Consideration. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by MainSource, the posting by such person of a bond or other indemnity as MainSource may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, MainSource will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

        Registrar and Transfer Company will serve as the exchange agent for purposes of mailing and receiving the letters of transmittal and distributing the Merger Consideration pursuant to the terms of the Merger Agreement. Promptly after the effective time of the Merger, Registrar and Transfer Company will send a letter of transmittal to each holder of 1st Independence common stock that will include detailed instructions on how such holder many exchange such holder's 1st Independence common shares for the Merger Consideration.

Dividends and Distributions

        Until 1st Independence common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to MainSource common shares into which shares of 1st Independence common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, MainSource will pay any unpaid dividends or other distributions, without interest. After the effective time of the Merger, there will be no transfers on the stock transfer books of 1st Independence of any shares of 1st Independence common stock. If certificates representing shares of 1st Independence common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration into which the shares of 1st Independence common stock represented by that certificate have been converted.

Representations and Warranties

        The Merger Agreement contains representations and warranties of 1st Independence and 1st Bank, on the one hand, and MainSource, on the other hand, to each other, as to, among other things:

  •
  the corporate organization, good standing and existence of each party;

  •
  the capitalization of 1st Independence, 1st Bank and MainSource;

  •
  the authority of each party to enter into the Merger Agreement and make it valid and binding;

  •
  the fact that the Merger Agreement does not conflict with or violate:

  •
  the articles or certificate of incorporation and bylaws of each party,

  •
  applicable law, and

  •
  agreements, instruments or obligations of each party;

  •
  the absence of material litigation;

  •
  the accuracy of statements made and materials provided to the other party;

  •
  each party's financial statements and filings with applicable regulatory authorities and the SEC;

  •
  each party's compliance with applicable law;

  •
  the absence of material changes in each party's business since September 30, 2007;

  •
  payments to be made to any brokers or finders in connection with the Merger;

  •
  the absence of undisclosed obligations or liabilities;

  •
  the status of each party's loans and investments and the provisions for loan losses;

  •
  the filing and accuracy of tax returns;

  •
  employee benefit plans and related matters; and

  •
  the adequacy of each party's deposit insurance and other policies of insurance.

        In addition, the Merger Agreement contains representations and warranties of 1st Independence and 1st Bank to MainSource as to:

  •
  their properties, contracts, employees and other agreements;

  •
  1st Independence's books and records;

  •
  title to their assets;

  •
  the inapplicability to the Merger and the transactions contemplated thereby of the anti-takeover provisions in 1st Independence's certificate of incorporation and bylaws;

  •
  obligations to employees;

  •
  material interests of officers and directors or their associates;

  •
  indemnification agreements;

  •
  shareholder approval;

  •
  environmental matters; and

  •
  the receipt of a fairness opinion.

        The Merger Agreement also contains representations and warranties of MainSource to 1st Independence as to:

  •
  approval by MainSource's shareholders; and

  •
  the ability of MainSource to fund its cash obligations under the Merger Agreement.

        None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules which were separately delivered by each party to the other parties to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

  1st Independence Restrictions

        Under the Merger Agreement, 1st Independence has agreed to certain restrictions on its activities until the Merger is completed or terminated. In general, 1st Independence and its subsidiary, 1st Bank, are required to conduct their business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business.

        The following is a summary of the more significant restrictions imposed upon 1st Independence, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of MainSource, 1st Independence and 1st Bank may not:

  •
  make any change in the capitalization or the number of issued and outstanding shares of 1st Independence or 1st Bank;

  •
  distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; except that 1st Bank may pay cash dividends to 1st Independence in the ordinary course of business for payment of 1st Independence's reasonable and necessary business and operating expenses and to provide funds for 1st Independence's dividends to its shareholders, and, in addition, 1st Independence may pay to its shareholders its usual and customary cash dividend of no greater than $0.08 per share for any quarterly period, provided that no dividend may be paid by 1st Independence for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, 1st Independence shareholders will become entitled to receive dividends on their shares of MainSource common stock received pursuant to the Merger Agreement;

  •
  redeem any of its outstanding shares of common stock;

  •
  merge, combine, consolidate, or effect a share exchange with, or sell its assets or any of its securities to any other person, corporation, or entity, or enter into any other similar transaction not in the ordinary course of business;

  •
  purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation, or other entity, except in the ordinary course of business necessary in managing its investment portfolio;

  •
  make any loan or commitment to lend money, issue any letter of credit, or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

  •
  except as otherwise permitted under the Merger Agreement and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

  •
  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of 1st Independence or 1st Bank to dispose freely of such investment at any time, or subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest, or encumbrance, except for tax and other liens that arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, and except for pledges or liens required to be granted in connection with acceptance by 1st Independence or 1st Bank of government deposits and pledges or liens in connection with Federal Home Loan Bank borrowings;

  •
  except as contemplated by the Merger Agreement, promote to a new position or increase the rate of compensation (other than promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer, or employee of 1st Independence or 1st Bank, or modify, amend, or institute new employment policies or practices, or enter into, renew, or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers, or employees of 1st Independence or 1st Bank;

  •
  except as contemplated by the Merger Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right, or profit sharing plans; any employment, deferred compensation, consulting, bonus, or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare, or employee welfare benefit plan, agreement, or understanding for current or former directors, officers, or employees of 1st Independence or 1st Bank; or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

  •
  amend, modify, or restate 1st Independence's or 1st Bank's respective organizational documents;

  •
  give, dispose of, sell, convey, or transfer, assign, hypothecate, pledge, or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of 1st Independence or 1st Bank, or enter into any agreement or commitment relative to the foregoing;

  •
  fail to maintain a quarterly loan loss reserve provision expense at a minimum of the amounts set forth in the budget presented by 1st Independence to MainSource, unless doing so would be inconsistent with United States' generally accepted accounting principles applied on a consistent basis;

  •
  fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

  •
  issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of 1st Independence or 1st Bank;

  •
  except for obligations disclosed pursuant to the Merger Agreement, Federal Home Loan Bank advances, trade payables, and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the 1st Independence financial statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation in an aggregate amount exceeding $25,000;

  •
  open, close, move, or, in any material respect, expand, diminish, renovate, alter, or change any of its offices or branches other than as contemplated in the Merger Agreement;

  •
  pay or commit to pay any management or consulting or other similar type of fees other than as contemplated in the Merger Agreement; or

  •
  enter into any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation, other than as specifically contemplated under the Merger Agreement, requiring payments by 1st Independence or 1st Bank that exceed $50,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

  MainSource Restrictions

        The following is a summary of the more significant restrictions imposed upon MainSource, subject to the exceptions set forth in the Merger Agreement. In particular, MainSource may not knowingly:

  •
  take any action that is intended or reasonably likely to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect at or prior to the effective time of the Merger, any of the conditions to the Merger not being satisfied, a material violation of any provision of the Merger Agreement, or a delay in the consummation of the Merger, except, in each case, as may be required by applicable law or regulation.

Covenants

        In addition to the restrictions noted above, 1st Independence and MainSource have agreed to take several other actions, such as:

  •
  In the case of 1st Independence, to convene a meeting of its shareholders as soon as practicable to consider and vote on the Merger Agreement, the Merger and the transactions contemplated thereby;

  •
  In the case of 1st Independence, to use commercially reasonable efforts to cooperate with MainSource to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this proxy statement/prospectus and the registration statement for the MainSource common shares to be issued in the Merger, and to ensure that on the date of mailing to 1st Independence shareholders and at the time of the special meeting, none of the information supplied for inclusion in this proxy statement/prospectus, and any amendment or supplement hereto, contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact;

  •
  in the case of 1st Independence, to use commercially reasonable efforts to obtain any required third party consents to material agreements, contracts, commitments, leases, instruments and documents;

  •
  in the case of 1st Independence, to use commercially reasonable efforts to maintain adequate insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as were insured by 1st Independence as of the date of the Merger Agreement;

  •
  in the case of 1st Independence, to continue to make provisions to its loan loss reserve, and accrue reserves for employee benefits for Merger related expenses, and to consult with MainSource on (i) conforming the loan and accounting policies of 1st Independence to those policies of MainSource for financial accounting and/or income tax reporting purposes; and (ii) the amount and timing for recognizing 1st Independence's expenses of the Merger; provided, that no such modifications need be effected until MainSource has irrevocably certified to 1st Independence that all conditions to the obligation of MainSource to consummate the Merger have been satisfied;

  •
  to coordinate with each other prior to issuing any press releases;

  •
  in the case of 1st Independence, to supplement and amend the disclosure schedules to the Merger Agreement as necessary;

  •
  in the case of 1st Independence and MainSource, to give the other party's representatives and agents, including investment bankers, attorneys or accountants, access during normal business hours throughout the period prior to the effective time of the Merger to the other party's books, records, properties, personnel and facilities;

  •
  in the case of 1st Independence, to allow MainSource's President, or his designees, notice of and access to all regular and special meetings of the Board of Directors or committees of the Board of Directors of 1st Independence;

  •
  in the case of 1st Independence, to deliver updated financial statements and governmental reports and filings to MainSource when available;

  •
  in the case of 1st Independence, to cooperate with an environmental consulting firm designated by MainSource in the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by 1st Independence or 1st Bank as of the date of the Merger Agreement, and any real property acquired or leased by 1st Independence or 1st Bank after the date of the Merger Agreement;

  •
  in the case of 1st Independence, to take all actions necessary to ensure that no further grants of stock options are awarded under 1st Independence's stock option plan, and to use its best efforts to obtain consents from each holder of 1st Independence stock options to dispose of such options as provided in the Merger Agreement;

  •
  in the case of 1st Independence, to ensure that no further awards of restricted stock are granted to any participant under 1st Independence's restricted stock plan;

  •
  in the case of 1st Independence, to enter into agreements with each of Messrs. White, Wilbourn and Wheatley and Ms. Beach governing the settlement of their respective employment agreements;

  •
  in the case of 1st Independence, to amend the change in control agreements of Mr. Barron and Ms. Batson to delete certain provisions regarding payments to be made upon a change in control;

  •
  in the case of MainSource, to take actions that will allow 1st Independence insiders (as defined in Section 16(a) of the Securities Exchange Act of 1934, as amended) to receive the Merger Consideration in exchange for their options and/or shares of 1st Independence common stock;

  •
  in the case of 1st Independence, to confirm the total number of shares of 1st Independence common stock outstanding on the date that is five days prior to the effective time of the Merger, including the number of shares that resulted from the exercise of options following the date of the Merger Agreement;

  •
  in the case of 1st Independence and 1st Bank, to cooperate with MainSource to amend the articles of incorporation and bylaws of 1st Bank effective at the time of the Merger to change 1st Bank's name to MainSource Bank—Kentucky and to reconstitute the directors and officers of 1st Bank as directed by MainSource;

  •
  to take such actions as are necessary for MainSource to assume the obligations of 1st Independence under any indenture or other agreement to which 1st Independence is a party with respect to trust preferred securities;

  •
  in the case of MainSource, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

  •
  in the case of MainSource, and with the exception of Messrs. White, Wilbourn, Wheatley and Barron and Ms. Beach and Ms. Batson, to provide severance benefits to those employees of 1st Independence or 1st Bank as of the effective time of the Merger whom MainSource or its subsidiaries elect not to employ after the effective time, or who are terminated other than for cause within one year after the effective date of the Merger, or voluntarily resign within one year after the effective date after being notified that, as a condition of employment, they must work at a location that results in an increase in the employee's commute from home to work of at least 25 miles, or that their salary will be materially or substantially decreased; and

  •
  in the case of MainSource, maintain a directors' and officers' liability insurance policy for three years after the effective time of the Merger to cover the present and former officers and directors of 1st Independence and 1st Bank with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, and for six years after the effective time, continue the indemnification and exculpation rights of the present and former officers and directors of 1st Independence and 1st Bank against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the effective time to the full extent then permitted under the certificate of incorporation or bylaws of 1st Independence or 1st Bank or any indemnification arrangement or agreement disclosed to MainSource.

        The Merger Agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See "THE MERGER AGREEMENT—Employee Benefit Matters" and "INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF 1ST INDEPENDENCE IN THE MERGER."

Acquisition Proposals by Third Parties

        1st Independence has agreed that it will not permit or authorize any of its directors, officers, employees, agents or representatives to initiate, solicit or encourage inquiries or proposals with respect to an "acquisition transaction" (as defined below). 1st Independence has also agreed that it will not provide any information to any third party relating to any acquisition transaction.

        In the event 1st Independence receives an unsolicited proposal or offer with respect to an acquisition transaction, 1st Independence is required to communicate to MainSource the terms of such proposal. If 1st Independence's Board of Directors (with the advice of financial advisors and outside legal counsel) concludes in good faith that failing to take action with respect to the proposal would be a breach of or otherwise inconsistent with the fiduciary duties of the Board, 1st Independence may furnish information, participate in negotiations or discussions with the third party making the unsolicited proposal and enter into an agreement, arrangement or understanding regarding such proposal and recommend the same to the shareholders of 1st Independence. 1st Independence has the right to terminate the Merger Agreement in the event it enters into an agreement, arrangement or understanding for an acquisition transaction with a third party, provided it pays the termination fee to MainSource as required by the Merger Agreement.

        In addition, if 1st Independence's Board of Directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that to continue to recommend the Merger Agreement to its shareholders would violate or otherwise be inconsistent with its fiduciary duties, it may submit the Merger Agreement without recommendation to the 1st Independence shareholders and communicate the basis for its lack of recommendation to its shareholders.

        For purposes of the Merger Agreement, the term "acquisition transaction" means any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to 1st Independence or 1st Bank, or to which 1st Independence or 1st Bank may become a party.

Conditions to the Merger

        The obligation of MainSource and 1st Independence to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  The Merger Agreement must receive the approval of 1st Independence's shareholders. The Board of Directors of 1st Independence already has approved the Merger Agreement;

  •
  The representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects as of the effective date of the Merger unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below) on the party making the representations and warranties. For purposes of the Merger Agreement, Material Adverse Effect is defined to mean any effect which is material and adverse to the financial position, results of operations or business of 1st Independence and its subsidiaries, taken as a whole, or MainSource and its subsidiaries, taken as a whole, or which would materially impair the ability of

    1st Independence or MainSource to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that a Material Adverse Effect shall not include the impact of: (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to the valuation policies and practices of 1st Independence or MainSource in connection with the Merger or restructuring charges taken by 1st Independence or MainSource in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken by 1st Independence with the prior written consent of MainSource, (e) changes in the general level of interest rates (including the impact on 1st Independence's, 1st Bank's or MainSource's securities portfolios) or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, (g) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of 1st Independence and its subsidiaries or MainSource and its subsidiaries, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of 1st Independence common stock, by itself, or MainSource common stock, by itself, be considered to constitute a Material Adverse Effect on 1st Independence and its subsidiaries or MainSource and its subsidiaries, taken as a whole (the foregoing proviso does not however prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect);

  •
  The Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the MainSource shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement can have been issued, and no proceedings for that purpose must have been initiated or threatened, by the Securities and Exchange Commission;

  •
  All consents, approvals, or notices of or to governmental authorities that are required for the performance of the transactions contemplated in the Merger Agreement must have been obtained and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource or 1st Independence reasonably determines in good faith would either (i) have a Material Adverse Effect on 1st Independence (or in the case of 1st Independence, on MainSource) or (ii) reduce the benefits of the Merger to such a degree that MainSource (or in the case of 1st Independence, that 1st Independence) would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known;

  •
  None of MainSource, 1st Independence or 1st Bank, or any of MainSource's subsidiaries shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger; and

  •
  1st Independence's investment banker must have issued its fairness opinion stating that the Merger Consideration is fair to the shareholders of 1st Independence from a financial point of view.

        The obligation of MainSource to consummate the Merger also is subject to the fulfillment of other conditions, including:

  •
  1st Independence and 1st Bank must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  MainSource must have received from 1st Independence at the closing of the Merger all the items, documents, and other closing deliveries of 1st Independence, in form and content reasonably satisfactory to MainSource, required by the Merger Agreement;

  •
  Holders of shares of 1st Independence common stock representing no more than twelve percent of the outstanding common stock of 1st Independence shall have exercised dissenter's rights of appraisal with respect to the Merger;

  •
  MainSource must have received an opinion from Krieg DeVault LLP that the Merger constitutes a "reorganization" for purposes of Section 368 of the Internal Revenue Code, as amended; and

  •
  MainSource must have received a letter of tax advice, in a form satisfactory to MainSource, from an independent registered public accounting firm, to the effect that any amounts that are paid by 1st Independence or 1st Bank before the effective time of the Merger, or required under 1st Independence's employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are "disqualified individuals" under Section 280G of the Internal Revenue Code with respect to 1st Independence, 1st Bank, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

        The obligation of 1st Independence to consummate the Merger also is subject to the fulfillment of other conditions, including:

  •
  MainSource must have performed, in all material respects, all of its covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  1st Independence must have received from MainSource at the closing of the Merger all the items, documents, and other closing deliveries of MainSource, in form and content reasonably satisfactory to 1st Independence, required by the Merger Agreement;

  •
  The shares of MainSource common stock to be issued as part of the Merger must have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance;

  •
  1st Independence must have received an opinion from Krieg DeVault LLP that the Merger constitutes a "reorganization" for purposes of Section 368 of the Code, as amended; and

  •
  The change in control severance payments required to be made to Mr. White, Mr. Wilbourn, Ms. Beach and Mr. Wheatley under their respective employment agreements resulting from the termination of such agreements must have been made, and the change in control severance payments required to be made to Ms. Batson and Mr. Barron under their respective change in control agreements upon the termination of such agreements must have been fully accrued.

Expenses

        Except as otherwise provided in the Merger Agreement, 1st Independence and MainSource will be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

        The Merger Agreement requires MainSource to make available to the officers and employees of 1st Independence and 1st Bank who continue as employees of MainSource or any subsidiary substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. 1st Independence and 1st Bank employees will receive full credit for prior service with 1st Independence, 1st Bank, or their predecessors for purposes of the eligibility, vesting, and period of service requirements after the Merger. 1st Independence and 1st Bank employees who become employees of MainSource or its subsidiaries will become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the effective time of the Merger, and will not be subject to any waiting periods or pre-existing condition limitations under the medical, dental, and health plans of MainSource or its subsidiaries than they otherwise would have been subject to under the medical, dental and health plans of 1st Independence or 1st Bank.

        The Merger Agreement requires MainSource to amend its 401(k) plan such that former 1st Independence and 1st Bank employees will participate in the MainSource 401(k) plan on the same terms and conditions as other MainSource employees. It also requires MainSource to credit service with 1st Independence and 1st Bank or their predecessors as service with MainSource for former 1st Independence and 1st Bank employees for the purpose of determining eligibility and vesting under the MainSource 401(k) plan.

        All current and former 1st Independence and 1st Bank employees who have shares of 1st Independence common stock held in their accounts under the 1st Independence KSOP will be given the opportunity to instruct the KSOP trustee how to vote their shares with respect to the Merger. Unallocated shares held by the KSOP and allocated shares for which timely voting instructions are not received will be voted by the trustee in accordance with the provisions of the KSOP.

        If the Merger is completed, the shares of 1st Independence stock held in the KSOP will be exchanged for shares of MainSource common stock and cash. Each share of 1st Independence common stock will be exchanged for 0.881036 shares of MainSource common stock and $5.475 in cash, subject to adjustment based on changes in 1st Independence's consolidated tangible shareholders' equity, and any fractional shares will be exchanged for cash based upon the average per-share closing price of a share of MainSource common stock as quoted on the NASDAQ Stock Market during the ten trading days preceding the fifth calendar day prior to the effective date of the Merger.

        The 1st Independence KSOP will be terminated following the Merger. 1st Independence will file an application with the Internal Revenue Service for a determination that such termination will not affect the plan's tax-qualified status. If the Merger is completed, MainSource will succeed 1st Independence as the plan sponsor of the 1st Independence KSOP and MainSource will take any further actions that may be necessary to accomplish the termination of the KSOP.

Termination

        Subject to conditions and circumstances described in the Merger Agreement, either MainSource or 1st Independence may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  the Merger has not been consummated by September 30, 2008 (provided the terminating party is not then in willful breach of the Merger Agreement);

  •
  1st Independence shareholders do not approve the Merger Agreement at the 1st Independence special meeting; or

  •
  the respective Boards of Directors of MainSource and 1st Independence mutually agree to terminate the Merger Agreement.

        Additionally, MainSource may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  a breach by 1st Independence of any representation or warranty contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect, unless the breach is cured within 30 days from the giving of written notice to 1st Independence of such breach and the same does not result in a Material Adverse Effect;

  •
  a breach by 1st Independence of any of the covenants or agreements contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect, unless the breach is cured within 30 days from the giving of written notice to 1st Independence of such breach and the same does not result in a Material Adverse Effect;

  •
  there has been a Material Averse Effect in the business, assets, capitalization, financial condition, or results of operations of 1st Independence or 1st Bank as of the effective time of the Merger, as compared to that in existence as of February 26, 2008;

  •
  1st Independence's Board of Directors, after receiving an acquisition transaction proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition transaction with a third party;

  •
  1st Independence's Board of Directors submits the Merger Agreement with recommendation of approval to the 1st Independence shareholders for vote but the shareholders of 1st Independence do not approve and adopt the Merger Agreement;

  •
  1st Independence certifies to MainSource that as of the date that is five days prior to the effective time of the Merger, more than 2,000,000 shares of 1st Independence common stock are outstanding after deducting any shares issued by 1st Independence as a result of the exercise of 1st Independence stock options after the date of the Merger Agreement;

  •
  there has been a situation or occurrence with respect to 1st Bank which would jeopardize MainSource's status as a financial holding company under the Bank Holding Company Act of 1956, so long as MainSource, 1st Independence and 1st Bank have been unable, in good faith, to reach a mutually satisfactory agreement with the applicable banking regulators to avoid such jeopardy;

  •
  MainSource elects to exercise its right of termination pursuant to the Merger Agreement regarding certain environmental matters; or

  •
  the average per share closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the twenty trading days preceding the fifth calendar day preceding the effective time of the Merger (the "Average Closing Price") shall be greater than $16.50 per share, subject, however, to the following: If MainSource elects to exercise this termination right, it must give written notice to 1st Independence. During the five day period commencing with its receipt of such notice, 1st Independence has the option to decrease the number of shares of MainSource common stock to be received by the holders of 1st Independence common stock by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $16.50 divided by the Average Closing Price of MainSource common stock, (b) multiplied by the Exchange Ratio. If 1st Independence so elects within such five day period, it shall give prompt written notice to MainSource of such election and the revised Exchange Ratio, and no termination of the Merger Agreement shall be deemed to have occurred.

        1st Independence may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  a breach by MainSource of any representation or warranty contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource, unless the breach is cured within 30 days from the giving of written notice to MainSource of such breach and the cure does not result in a Material Adverse Effect on MainSource;

  •
  a breach by MainSource of any of the covenants or agreements contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource, unless the breach is cured within 30 days after the giving of written notice to MainSource of such breach and any such cure would not result in a Material Adverse Effect on MainSource;

  •
  there has been a change constituting a Material Adverse Effect in the financial condition, results of operations, business, assets, or capitalization of MainSource on a consolidated basis as of the effective time of the Merger, as compared to that in existence on February 26, 2008;

  •
  1st Independence's Board of Directors submits the Merger Agreement with recommendation of approval to the 1st Independence shareholders for vote but the shareholders of 1st Independence do not approve and adopt the Merger Agreement;

  •
  1st Independence elects to exercise its right of termination after receiving an acquisition proposal from a third party; or

  •
  The Average Closing Price of MainSource common stock is less than $12.50 per share, subject, however, to the following: If 1st Independence elects to exercise this termination right, it must give written notice to MainSource. During the five day period commencing with its receipt of such notice, MainSource has the option to increase the number of shares of MainSource common stock to be received by the holders of 1st Independence common stock by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $12.50 divided by the Average Share Price of MainSource common stock, (b) multiplied by the Exchange Ratio. If MainSource so elects within such five day period, it shall give prompt written notice to 1st Independence of such election and the revised Exchange Ratio, whereupon no termination of the Merger Agreement shall be deemed to have occurred.

Under certain circumstances described in the Merger Agreement, a $1,100,000 termination fee, plus out-of-pocket expenses up to $250,000, may be payable by one party to the other if the Merger Agreement is terminated and the Merger is not consummated. See "THE MERGER AGREEMENT—Termination Fee."

Termination Fee

        If MainSource terminates the Merger Agreement because 1st Independence willfully and intentionally breaches its representations, warranties, or covenants resulting in a Material Adverse Effect or because 1st Independence's Board of Directors, after receiving an acquisition proposal from a third party, withdraws, modifies or changes its approval or recommendation of the Merger Agreement and approves or recommends an acquisition transaction with a third party, or if the Merger Agreement is terminated by 1st Independence as a result of its receipt of an acquisition proposal from a third party, 1st Independence shall pay MainSource a $1,100,000 termination fee, plus out-of-pocket expenses up to an amount of $250,000. If 1st Independence terminates the Merger Agreement because MainSource willfully and intentionally breaches its representations, warranties, or covenants resulting in a Material Adverse Effect, a $1,100,000 termination fee, plus out-of-pocket expenses up to an amount of $250,000, is payable by MainSource to 1st Independence.

        If either party terminates the Merger Agreement because the other party breaches its representations, warranties, or covenants resulting in a Material Adverse Effect, and such breach is not willful or intentional, then the breaching party shall pay the non-breaching party a termination fee equal to the other party's out-of-pocket expenses up to an amount of $250,000.

Management and Operations After the Merger

        MainSource's officers and directors serving at the effective time of the Merger shall continue to serve as MainSource's officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. MainSource's Articles of Incorporation and Bylaws in existence as of the effective time of the Merger shall remain MainSource's Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

        Following the Merger 1st Bank will continue as a wholly-owned subsidiary of MainSource under the name MainSource Bank—Kentucky. Its principal office will be located at 8620 Biggin Hill, Louisville, Jefferson County, Kentucky, and its branches will consist of the branch offices of 1st Bank as of the effective time. The directors of MainSource Bank—Kentucky following the effective time of the Merger will consist of five persons, including at least three of the current directors of 1st Bank, until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal as a director, or until such time as MainSource Bank—Kentucky is merged into or consolidated with another banking subsidiary of MainSource. MainSource currently intends to complete this consolidation in the fourth quarter of 2008. The Articles of Incorporation and Bylaws of 1st Bank in existence at the effective time of the Merger will remain the Articles of Incorporation and Bylaws of MainSource Bank—Kentucky following the effective time of the Merger with such amendments as requested by MainSource.

Environmental Inspections

        Under the Merger Agreement, MainSource has the right to terminate the Merger Agreement and not consummate the transaction if any of the real estate owned by 1st Independence or 1st Bank is determined to be contaminated and the cost to remediate such contamination would be estimated in good faith to exceed $200,000. In order for MainSource to avail itself of this termination provision, it is required to request that Phase I environmental investigations be commenced with respect to such real estate. MainSource is currently in the process of obtaining such environmental investigations.

Effective Time of Merger

        Unless otherwise mutually agreed to by the parties, the effective time of the Merger will occur on the seventh full NASDAQ trading day immediately following the date on which the last of the conditions of the Merger Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the closing, but subject to the delivery at the closing of such certificates, opinions, and other instruments and documents) is fulfilled or waived following the fulfillment of all conditions precedent to the Merger set forth in the Merger Agreement and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

Regulatory Approvals for the Merger

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Kentucky Office of Financial Institutions. As of the date of this proxy statement/prospectus, MainSource has received approval from both the Federal Reserve Board and KOFI to consummate the Merger.

Voting Agreements

        As of the record date, the directors of 1st Independence beneficially owned approximately [14.9]% of the outstanding shares of 1st Independence common stock, including shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of 1st Independence each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of the Merger.

Accounting Treatment of the Merger

        MainSource will account for the Merger under the "purchase" method of accounting in accordance with United States' generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of 1st Independence will be recorded by MainSource at their respective fair values at the time of the completion of the Merger. The excess of MainSource's purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

NASDAQ Stock Market Listing

        MainSource common stock currently is listed on the NASDAQ Stock Market under the symbol "MSFG." The shares to be issued to the 1st Independence shareholders as Merger Consideration also will be eligible for trading on the NASDAQ Stock Market.

Dissenters' Rights of Appraisal

        Pursuant to Section 262 of the Delaware General Corporation law, or DGCL, you may dissent from the Merger and elect to have the fair value of your 1st Independence common stock judicially determined and paid in cash, but only if you comply with the provisions of Section 262 of the DGCL.

        The following is a brief summary of the statutory procedures that you must follow in order to perfect your appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS INCLUCED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE, NOR DOES IT CONSTITUTE A RECOMMENDATION THAT 1ST INDEPENDENCE SHAREHOLDERS EXERCISE THEIR RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE VALUE THAT YOU ARE ENTITLED TO RECEIVE UNDER THE TERMS OF THE MERGER AGREEMENT.

        To dissent from the Merger and demand appraisal, you must satisfy the following conditions:

  •
  deliver a written demand for appraisal of your shares of 1st Independence common stock to 1st Independence before the vote on the adoption of the Merger Agreement at the special meeting;

  •
  not vote in favor of the Merger Agreement (the return of a signed proxy which does not specify a vote against the Merger Agreement will be voted in favor of the Merger Agreement and constitute a waiver of your right of appraisal); and

  •
  continuously hold your shares of 1st Independence common stock from the date of making the demand through the time the Merger is completed.

        If you fail to comply with any of these conditions and the Merger becomes effective, you will be entitled to receive only the consideration provided in the Merger Agreement. Failure to vote on the Merger Agreement will not constitute a waiver of your appraisal rights. Voting against the Merger Agreement will not satisfy the requirement of a written demand for appraisal.

        All written demands for appraisal should be addressed to: 1st Independence Financial Group, Inc., 8620 Biggin Hill Lane, Louisville, Kentucky 40220, Attention:                                     . A demand must be received before the vote concerning the Merger Agreement at the special meeting occurs, and should be executed by, or on behalf of, the holder of record. If shares of 1st Independence common stock are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If shares of 1st Independence common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or trustee, who holds 1st Independence common stock as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the written demand should set forth the number of shares of 1st Independence common stock as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of 1st Independence common stock in the name of that record owner.

        Within ten days after the Merger, MainSource must give written notice that the Merger has become effective to each holder of 1st Independence common stock who filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from MainSource the appraisal of his or her 1st Independence common stock. Within 120 days after the completion of the Merger, either MainSource, or any 1st Independence shareholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of shares. MainSource does not presently intend to file such a petition. Because MainSource has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify the shareholder's previous written demand for appraisal.

        If a petition for appraisal is duly filed by a shareholder and a copy is delivered to MainSource, MainSource will then be obligated within 20 days of receipt of the copy to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their common stock and with whom agreement as to the value of their shares has not been reached. After notice to these shareholders, the Delaware Court of Chancery is empowered to conduct a hearing to determine which shareholders are entitled to appraisal rights.

        The Delaware Court of Chancery will then appraise the 1st Independence common stock, determining its fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is determined, the Court will direct the payment by MainSource of this value, with interest thereon, simple or compound, if the Court so determines, to the shareholders entitled to receive this money. Shareholders of 1st Independence who are considering seeking an appraisal should bear in mind that the fair value of their 1st Independence common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

        Costs of the appraisal proceeding may be assessed against the shareholder by the Court as the Court deems equitable in the circumstances.

        Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the proposal to approve the Merger Agreement, the shareholders of 1st Independence also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

        Under the DGCL and the Certificate of Incorporation of 1st Independence, the holders of a majority of the outstanding shares of common stock of 1st Independence are required to approve the Merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of 1st Independence are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, 1st Independence would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If 1st Independence desires to adjourn the special meeting, 1st Independence will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the Merger Agreement until the special meeting is reconvened. If 1st Independence adjourns the special meeting for 30 days or less, 1st Independence will not set a new record date or will announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

        Any adjournment will permit 1st Independence to solicit additional proxies and will permit a greater expression of the views of 1st Independence shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give 1st Independence additional time to solicit favorable votes and increase the chances of approving that proposal. 1st Independence has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        1st Independence's Board of Directors recommends that shareholders vote FOR the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires the affirmative vote of a majority of the shares represented at the meeting. Abstentions and broker non-votes, therefore, will have the same effect as a vote against this proposal.

DESCRIPTION OF 1ST INDEPENDENCE

BUSINESS

General

        1st Independence was organized as a Delaware corporation in June 1995 and is a bank holding company based in Louisville, Kentucky which owns 1st Bank. During 2004, 1st Independence merged with Independence Bancorp, New Albany, Indiana. 1st Bank currently serves its customers through a network of eight branch offices located in Harrodsburg, Lawrenceburg and Louisville (Stony Brook main office branch and St. Matthews branch office), Kentucky and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Bank also operates a mortgage division, 1st Independence Mortgage, which originates one-to-four family residential mortgage loans. 1st Independence Mortgage operates throughout 1st Bank's branch network. 1st Bank also offers limited trust services. On November 1, 2004, 1st Bank formed a title insurance company, Foundation Title Company, LLC, located in Jeffersonville, Indiana. 1st Independence decided to exit the title insurance business at the end of November 2005 and sold the title insurance company at its carrying value.

        1st Independence provides commercial and retail banking services, with an emphasis on commercial real estate loans, one-to-four family residential mortgage loans via 1st Independence Mortgage, home equity loans and lines of credit and consumer loans as well as certificates of deposit, checking accounts, money-market accounts and savings accounts within its market area. At December 31, 2007, 1st Independence had total assets, deposits and equity of $347.7 million, $254.6 million, and $35.3 million, respectively. 1st Independence's business is conducted principally through 1st Bank. Unless otherwise indicated, all references to 1st Independence refer collectively to 1st Independence and 1st Bank and its subsidiaries.

        In January 2005, 1st Independence completed the sale of its entire interest in its majority owned subsidiary, Citizens Financial Bank, Inc., Glasgow, Kentucky ("Citizens") to another financial institution for $2.3 million. The sale of Citizens reflected 1st Independence's revised strategic plan to exit the south central Kentucky market and to focus on the growing markets of southern Indiana, central Kentucky, and greater Louisville, Kentucky. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", the financial position and results of operations of Citizens prior to the sale were removed from the detail line items in 1st Independence's financial statements and presented separately as "subsidiary held for disposal." In a related transaction 1st Bank purchased in January 2005 a commercial building located in Louisville, Kentucky, for $2.3 million from an affiliate of the financial institution which purchased Citizens. 1st Bank moved its finance and accounting, loan and deposit operations, and mortgage banking operations into the building in April 2005. 1st Bank also received regulatory approval during the second quarter of 2005 to establish a full service branch at this location which it opened in November 2005. See note 3 to 1st Independence's consolidated financial statements, presented herein, for additional information. Additionally, the financial tables also presented herein, have been revised to reflect the discontinued operations of Citizens prior to the sale.

Market Area and Competition

        The competition for deposit products comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in 1st Independence's market area of Anderson, Jefferson, and Mercer Counties in Kentucky and Floyd, Clark and Crawford Counties in Indiana. Deposit competition also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional banks, and mortgage bankers.

        Analysis of Loan Portfolio.    The following table (in thousands except percentages) sets forth information concerning the composition of 1st Independence's loan portfolio in dollar amounts and in percentages of the total loan portfolio as of the dates indicated. Loan balances related to the discontinued operations of Citizens have been eliminated.

	December 31,
	2007		2006		2005		2004		2003
	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans
Real estate:
Commercial	$60,357	22%	$49,943	18%	$46,731	17%	$35,746	15%	$13,128	16%
Residential	108,557	40	121,216	45	128,949	48	125,433	53	61,495	73
Construction	64,710	23	64,244	23	51,877	19	33,600	14	2,977	3
Commercial	25,092	9	20,393	7	23,757	9	21,040	9	3,365	4
Consumer
Home equity	12,309	4	14,026	5	16,615	6	16,672	7	1,963	2
Other	4,563	2	4,401	2	1,960	1	3,706	2	1,327	2

Total loans	275,588	100%	274,223	100%	269,889	100%	236,197	100%	84,255	100%

Less: allowance for loan losses	7,140		3,745		2,911		2,549		391

Loans, net	$268,448		$270,478		$266,978		$233,648		$83,864

Loans held for sale	$2,874		$1,227		$1,278		$2,344		$—

Loan Maturity Tables

        The following table (in thousands) sets forth the maturity of 1st Independence's loan portfolio at December 31, 2007. The table does not include prepayments or scheduled principal repayments. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities.

	Due within 1 year	Due after 1 through 5 years	Due after 5 years	Total
Real estate:
Commercial	$17,794	$16,508	$26,055	$60,357
Residential	9,751	14,724	84,082	108,557
Construction	49,750	13,148	1,812	64,710
Commercial	14,955	2,688	7,449	25,092
Consumer	3,027	9,977	3,868	16,872

Total	$95,277	$57,045	$123,266	$275,588

        The following table (in thousands) sets forth as of December 31, 2007 the dollar amount of all loans that are due after December 31, 2008 and have either fixed rates of interest or floating or adjustable interest rates.

	Fixed rates	Floating or adjustable rates	Total
Real estate:
Commercial	$6,729	$35,834	$42,563
Residential	29,945	68,861	98,806
Construction	590	14,370	14,960
Commercial	4,689	5,448	10,137
Consumer	3,064	10,781	13,845

Total	$45,017	$135,294	$180,311

        Commercial Real Estate Loans.    The commercial real estate loans originated are generally made to individuals, small businesses and partnerships located in 1st Independence's primary market area. Such loans are generally secured by first mortgages on apartment buildings, office buildings, churches and other properties. Adjustable-rate loans for this type of lending have a margin that is 50 to 150 basis points higher than the margin added to single-family owner-occupied property loans. Commercial real estate loans are typically adjustable-rate loans with terms of 25 years or less and loan-to-value ratios typically not exceeding 80%. At December 31, 2007, commercial real estate loans totaled approximately $60.4 million or 22% of the total loan portfolio.

        Commercial real estate lending entails significant additional risks as compared to one- to four-family residential lending. For example, such loans typically involve large loans to single borrowers or related borrowers, the payment experience on such loans is typically dependent on the successful operation of the project, and these risks can be significantly affected by the supply and demand conditions in the market for commercial property.

        Loans secured by commercial real estate generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. To minimize these risks, 1st Independence generally limits loans of this type to its market area and to borrowers with which it has substantial experience and expertise in the commercial real estate market. 1st Independence's underwriting procedures require verification of the borrower's credit history, income, financial statements, banking relationships, credit references, and income projections for the property. It is their current practice to obtain personal guarantees from substantially all principals obtaining this type of loan. 1st Independence also obtains appraisals on each property.

        Included in the commercial real estate loan category are agricultural loans. At December 31, 2007, agricultural loans totaled $1.0 million, or less than 1/2 of 1% of 1st Independence's loan portfolio.

        Residential Loans.    1st Independence's residential loans consist of one- to four-family residential mortgage loans that are secured by property located in its primary market area. 1st Independence generally originates one- to four-family residential mortgage loans without private mortgage insurance in amounts up to 85% of the lesser of the appraised value or selling price of the mortgaged property. Loans in excess of 89.9% of the value of the mortgaged property typically carry higher rates commensurate with the higher risk associated with this type of loan. At December 31, 2007, one-to four-family residential mortgage loans totaled approximately $108.6 million, or 40% of the total loan portfolio.

        1st Independence offers three types of residential adjustable rate mortgage loans, all of which use the index value of the Weekly Average Yield on United States Treasury Securities Adjusted to a Constant Maturity of One Year plus a set margin added to it. The interest rates on these loans have an initial adjustment period of between one and five years, and generally adjust annually thereafter, with a maximum adjustment of 2% per year and a maximum increase of 5% over the life of the loan. The index margin on a non owner-occupied one- to four-family property loan is generally 50 basis points higher than on an owner-occupied property loan. 1st Independence's adjustable-rate one-to- four family and multi-family mortgage loans are for terms of up to 30 years, amortized on a monthly basis, with principal and interest due each month. Borrowers may refinance or prepay loans at their option without penalty. Substantially all fixed rate one-to-four family loans with a term of ten to thirty years are originated and sold on the secondary market through 1st Independence Mortgage. At December 31, 2007, loans held for sale totaled approximately $2.9 million.

        Loan originations are generally obtained from existing and walk-in customers, members of the local community, and referrals from realtors, builders, depositors and borrowers within 1st Independence's market area. Mortgage loans originated and held by 1st Independence in its portfolio generally include due-on-sale clauses which gives it the contractual right to deem the loan immediately due and payable in the event that the borrower sells or otherwise transfers an interest in the property to a third party.

        During periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, adjustable-rate loans that provide for initial rates of interest below the fully indexed rates may be subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently replaces the lower, initial rate.

        Construction and Land Development Loans.    1st Independence engages in construction lending involving loans to qualified borrowers for construction of one- to four-family dwellings, multi-family residential units, commercial buildings and churches, and single family subdivision land development loans with the intent of such loans converting to permanent financing upon completion of construction. All construction and development loans are secured by a first lien on the property under construction. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. At December 31, 2007, construction loans totaled approximately $64.7 million, or 23%, of 1st Independence's total loan portfolio.

        Construction/permanent loans generally have adjustable or fixed interest rates and are underwritten in accordance with the same terms and requirements as permanent mortgages, except the loans generally provide for disbursement in stages during a construction period of up to twelve months, during which the borrower is not required to make monthly principal payments. Accrued interest must be paid at completion of construction to the first day of the following month, and monthly payments start the first day of the following month if the loan is converted to permanent financing. Borrowers must satisfy all credit requirements that would apply to permanent mortgage loan financing for the subject property and must execute a construction loan agreement.

        Construction financing generally is considered to involve a higher degree of risk of loss than long term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction cost proves to be inaccurate, 1st Independence may be required to advance funds beyond the amount originally committed to permit completion of the development. 1st Independence has sought to minimize this risk by requiring precise construction cost estimates, specifications, and drawing plans from qualified borrowers in their market area along with tighter underwriting guidelines relating to borrower cash flow and net worth.

        Commercial Loans.    1st Independence originates fixed-rate and adjustable-rate commercial loans secured by commercial properties. These loans are typically originated with maximum loan-to-value ratios of 80% of the value of the respective property. At December 31, 2007, commercial loans totaled approximately $25.1 million, or 9%, of the total loan portfolio.

        Loans secured by commercial properties generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial lending are the borrower's creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, 1st Independence requires borrowers and loan guarantors, if any, to provide annual financial statements on commercial loans. In reaching a decision on whether to make a commercial loan, 1st Independence considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. 1st Independence generally requires an environmental survey for all commercial loans over $500,000.

        Consumer Lending.    1st Independence originates consumer loans on either a secured or unsecured basis with revolving home equity lines of credit composing the majority of the consumer loan portfolio. 1st Independence generally makes certificate of deposit loans for terms of up to the terms of the certificate of deposit collateralizing the loan and up to the face amount of the certificate. The interest rate charged on these loans is typically up to 2% higher than the rate paid on the certificate. These loans generally mature concurrently with the certificate of deposit or on demand and the account must be assigned to 1st Independence as collateral for the loan. At December 31, 2007, consumer loans totaled approximately $16.9 million, or 6%, of the total loan portfolio.

        Consumer loans may entail greater risk than residential loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

        Loan Approval Authority and Underwriting.    1st Independence has established various lending limits for its officers and maintains a loan committee that consists of the President and Chief Executive Officer, the Senior Vice President and Senior Lending Officer, and other officers of 1st Bank. The loan committee approves loans that exceed the limits established for individual officers. 1st Bank's directors' loan committee, which consists of outside Bank directors, must approve all loans that exceed the lending limits of the loan committee.

        For all loans originated by 1st Independence, upon receipt of a completed loan application from a prospective borrower, a credit report is generally ordered, income and certain other information is verified and, if necessary, additional financial information is requested. An appraisal of the real estate intended to be used as security for the proposed loan is obtained. All appraisals are reviewed by 1st Bank's loan officers designated by 1st Bank's Board of Directors. An independent appraiser designated and approved by 1st Bank's Board of Directors is utilized for all real estate mortgage loans. For construction/permanent loans, the funds advanced during the construction phase are disbursed based upon various stages of completion in accordance with the results of inspection reports that are based upon physical inspection of the construction by an independent contractor hired by 1st Bank or in some cases by an officer of 1st Bank. For real estate loans, 1st Bank requires either title insurance or a title opinion. Borrowers must also obtain fire and casualty, hazard or flood insurance (for loans on property located in a flood zone, flood insurance is required) prior to the closing of the loan.

        Loan Commitments.    1st Independence issues written commitments to prospective borrowers on all approved commercial real estate loans in excess of $500,000. Generally, the commitment requires acceptance within 20 days of the date of issuance. At December 31, 2007, 1st Independence had approximately $67 million of commitments to cover originations and unused lines of credit.

Nonperforming and Problem Assets

        Loan Delinquencies.    1st Independence's collection procedures provide that when a loan is 10 days past due, a notice of nonpayment is sent. Delinquent notices are sent if the loan becomes delinquent for more than 30 days and generally the borrower will receive a letter or be personally contacted by an officer of 1st Bank. If payment is still delinquent after 60 days, the customer will again receive a letter and/or telephone call and may receive a visit from an officer representative of 1st Bank. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, management will generally initiate legal proceedings.

        Loans are reviewed on a monthly basis by management and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent and, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non- accrual status is charged against interest income. Subsequent interest payments are applied to the outstanding principal balance.

        Nonperforming Assets.    The following table (in thousands except percentages) sets forth information regarding nonaccrual loans, other real estate owned and certain other repossessed assets and loans. Nonperforming asset balances related to the discontinued operations of Citizens have been eliminated. Additionally, as of the dates indicated, 1st Independence had no loans categorized as troubled debt restructurings within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15 and impaired loans within the meaning of SFAS No. 114, as amended by SFAS No. 118, were approximately $6.3 million at December 31, 2007.

	December 31,
	2007	2006	2005	2004	2003
Nonaccrual loans	$6,269	$3,698	$1,140	$893	$—
Accruing loans past due 90 days or more	151	31	130	332	472

Total nonperforming loans	6,420	3,729	1,270	1,225	472
Other real estate owned	58	433	—	—	—

Total nonperforming assets	$6,478	$4,162	$1,270	$1,225	$472

Total nonperforming loans to total loans	2.33%	1.36%	0.47%	0.52%	0.56%

Total nonperforming assets to total assets	1.86%	1.21%	0.38%	0.41%	0.36%

        In addition to the nonperforming loans discussed above, there were loans for which payments were current or less than 90 days past due where borrowers are experiencing financial difficulties. At December 31, 2007, these loans totaled approximately $23.2 million. These loans are monitored by management and considered in determining the level of the allowance for loan losses. Management does not believe these loans represent a significant exposure to loss.

        Classified Assets.    Federal regulations provide for a classification system for problem assets of insured institutions that covers all problem assets. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weaknesses that do not currently warrant classification in one of the aforementioned categories.

        When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. 1st Independence's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Federal Deposit Insurance Corporation ("FDIC") and the Kentucky Office of Financial Institutions ("KOFI") which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

        Allowance for Loan Losses.    It is management's policy to provide for probable losses on loans in its loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in 1st Independence's loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers 1st Independence's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current economic conditions, and the relationship of the allowance for loan losses to outstanding loans.

        The following table (in thousands except percentages) sets forth information with respect to 1st Independence's allowance for loan losses at the dates and for the periods indicated below. Balances related to the discontinued operations of Citizens have been eliminated.

				Three months ended December 31, 2004	Year ended September 30,
	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
					2004	2003
Allowance for loan losses
Balance at beginning of period	$3,745	$2,911	$2,549	$2,560	$391	$390
Allowance of acquired company	—	—	—	—	1,046	—
Provision for loan losses	4,584	847	354	—	1,203	2
Net charge-offs (recoveries):
Residential	862	16	(11)	9	(2)	1
Commercial	321	1	2	—	67	—
Consumer	6	(4)	1	2	15	—

Balance at end of period	$7,140	$3,745	$2,911	$2,549	$2,560	$391

Total loans outstanding	$275,588	$274,223	$269,889	$236,197	$213,719	$84,796

Average loans outstanding	$270,909	$276,629	$257,333	$224,201	$112,844	$84,335

Allowance for loan losses to period-end loans	2.59%	1.37%	1.08%	1.08%	1.20%	0.46%

Net loans charged off to average loans	0.44%	0.00%	0.00%	0.00%	0.07%	0.00%

        Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loss provisions may be deemed necessary. There can be no assurance that the allowance for loan losses will be adequate to cover losses that may in fact be realized in the future and that additional provisions for losses will not be required.

Analysis of the Allowance for Loan Losses

        The following table (in thousands except percentages) sets forth the allocation of the allowance by category, which management believes can be allocated only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future loss and does not restrict the use of the allowance to absorb losses in any category. Balances related to the discontinued operations of Citizens have been eliminated.

	December 31,
	2007		2006		2005		2004		2003
	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans	Amount	Percent of total loans
Real estate:
Commercial	$3,280	22%	$1,508	18%	$715	17%	$651	15%	$61	16%
Residential	1,263	40	832	45	581	48	255	53	285	73
Construction	2,058	23	358	23	153	19	358	14	14	3
Commercial	356	9	856	7	859	9	957	9	16	4
Consumer	183	6	191	7	603	7	328	9	15	4

Total allowance for loan losses	$7,140	100%	$3,745	100%	$2,911	100%	$2,549	100%	$391	100%

Return on Equity and Assets Ratios

        Ratios have been adjusted to reflect the discontinued operations of Citizens.

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Average equity to average assets	11.70%	11.57%	11.59%
Return on average equity	(11.95)	4.93	11.92
Return on average assets	(1.40)	0.57	1.38
Dividend payout ratio	(13.22)	31.96	16.83

Investment Activities

        1st Independence is required under federal regulations to maintain a sufficient amount of liquid assets that may be invested in specified short-term securities and certain other investments. However, the FDIC does not prescribe by regulation to a minimum or percentage of liquid assets. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) management's judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) management's projections as to the short-term demand for funds to be used in loan origination and other activities. Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity.

        Current regulatory and accounting guidelines regarding investment securities (including mortgage backed securities) require 1st Independence to categorize securities as "held to maturity," "available for sale" or "trading." As of December 31, 2007, 1st Independence had securities (including mortgage-backed securities) classified as "held to maturity" and "available for sale" in the amount of $1.7 million and $15.0 million, respectively and had no securities classified as "trading." Securities classified as "available for sale" are reported for financial reporting purposes at the fair market value with net changes in the fair market value from period to period included as a separate component of stockholders' equity, net of income taxes. At December 31, 2007, 1st Independence's securities available for sale had an amortized cost of $15.0 million and fair market value of $15.0 million. Changes in the fair market value of securities available for sale do not affect 1st Independence's net income. In addition, changes in the fair market value of securities available for sale do not affect 1st Bank's regulatory capital requirements or its loan-to-one borrower limit.

        At December 31, 2007, 1st Independence's investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) equity investments, and (viii) investment grade corporate bonds and commercial paper. The Board of Directors may authorize additional investments.

        As a source of liquidity and to supplement 1st Independence's lending activities, 1st Independence has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities to investors.

        Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by quasi-governmental agencies, make up a majority of the pass-through certificates market.

        At December 31, 2007, 1st Independence's securities portfolio did not contain securities of any issuer, other than those issued by U.S. government or its agencies, with an aggregate book value in excess of 10% of 1st Independence's equity.

        Investment Portfolio.    The following table (in thousands) sets forth the carrying value of 1st Independence's investment securities at the dates indicated.

	December 31,
	2007	2006	2005
Investment securities available for sale:
Mortgage-backed	$12,589	$11,795	$11,556
U.S. government and federal agencies	—	1,985	1,974
Municipal bonds	2,456	2,641	2,610

Total	$15,045	$16,421	$16,140

Investment securities held to maturity:
Mortgage-backed	$—	$—	$—
Municipal bonds	1,745	1,900	1,975

Total	$1,745	$1,900	$1,975

Total investment securities	$16,790	$18,321	$18,115

        Investment Portfolio Maturities.    The following table sets forth information regarding the scheduled maturities, carrying values, market value and weighted average yields for 1st Independence's investment securities portfolio at December 31, 2007. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

	December 31, 2007
	One Year or Less		More Than One to Five Years		More Than Five to Ten Years		More Than Ten Years		Total
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield
Available-for-sale securities:
Mortgage-backed securities	$—	—%	$1,046	5.33%	$1,895	4.68%	$9,648	5.49%	$12,589	5.35%
U.S government and federal
agencies	—	—	—	—	—	—	—	—	—	—
Municipal bonds	—	—	—	—	1,004	5.33	1,452	6.16	2,456	5.82

Total	$—	—%	$1,046	5.33%	$2,899	4.90%	$11,100	5.58%	$15,045	5.43%

Held-to-maturity securities:
Mortgage-backed securities	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
Municipal bonds	40	5.00	15	5.62	1,443	4.41	247	5.56	1,745	4.60

Total	$40	5.00%	$15	5.62%	$1,443	4.41%	$247	5.56%	$1,745	4.60%

Sources of Funds

        General.    Deposits are the major external source of 1st Independence's funds for lending and other investment purposes. 1st Independence derives funds from amortization and prepayment of loans and, to a much lesser extent, maturities of investment securities, borrowings, mortgage-backed securities and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

        Deposits.    Consumer and commercial deposits are attracted principally from within 1st Independence's primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate, among other factors. At December 31, 2007, 1st Independence had brokered deposits totaling $38.2 million.

        The following table (in thousands) sets forth the amount of 1st Independence's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2007.

Amount
3 months or less	$35,865
Over 3 through 6 months	12,971
Over 6 through 12 months	18,921
Over 12 months	2,749

Total	$70,506

        The following table (in thousands except rates) sets forth 1st Independence's average balances and interest rates for interest-bearing demand deposits and time deposits for the periods indicated. Balances related to the discontinued operations of Citizens have been eliminated.

	Year ended December 31, 2007		Year ended December 31, 2006		Year ended December 31, 2005
	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate
Demand and savings	$92,259	3.45%	$61,710	2.96%	$59,520	1.85%
Time	152,606	4.80	187,463	4.39	177,801	3.24

	$244,865	4.29	$249,173	4.04	$237,321	2.89

        Short-Term Borrowings.    Deposits are the primary source of funds for 1st Independence's lending and investment activities and for its general business purposes. 1st Independence can also obtain advances from the Federal Home Loan Bank of Cincinnati ("FHLB") and other short-term borrowings, such as federal funds purchased and issuance of securities sold under repurchase agreements to supplement its supply of lendable funds and to also supplement short-term liquidity. A pledge of 1st Bank's stock in the FHLB and a portion of its first mortgage loans typically secure FHLB advances. At December 31, 2007, 1st Independence's short-term borrowings totaled $36.0 million, of which $35.0 million were short-term FHLB advances. See note 10 to the consolidated financial statements for additional information.

        Information regarding short-term FHLB advances follows (in thousands except rates):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Amount outstanding:
Period end	$35,000	$35,000	$18,000
Maximum month end balance during period	40,000	35,000	28,000
Average balance during Period	16,247	18,216	16,541
Weighted average interest rate:
Period end	4.66%	5.44%	4.33%
During the period	5.20	5.20	3.43

Personnel

        As of December 31, 2007, 1st Independence had 90 full-time equivalent employees. None of 1st Independence's employees are represented by a collective bargaining group. 1st Independence believes that its relationship with its employees is good.

Regulation of 1st Independence

        General.    1st Independence is a registered bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In addition, 1st Independence is subject to the provisions of Kentucky's banking laws regulating bank acquisitions and various activities of controlling bank shareholders. As a bank holding company, 1st Independence is subject to regulation, supervision, and examination by the Board of Governors of the Federal Reserve System (the "FRB") and is required to file periodic reports with the FRB. The KOFI may also conduct examinations of 1st Independence to determine whether it is in compliance with applicable Kentucky banking laws and regulations. In addition, the FRB has enforcement authority over 1st Independence and any of its non-financial institution subsidiaries. This regulation and oversight is intended primarily for the protection of the depositors of 1st Bank and not for the benefit of 1st Independence's stockholders.

        The Gramm-Leach-Bliley Act, which became effective in March 2001, permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a "financial holding company." A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the FRB and the Treasury Department to authorize additional activities for financial holding companies if they are "financial in nature" or "incidental" to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a "satisfactory" CRA rating. A financial holding company must provide notice to the FRB within 30 days after commencing activities previously determined by statute or by the FRB and the Department of the Treasury to be permissible. 1st Independence has not submitted notice to the FRB of its intent to be deemed a financial holding company.

        Regulatory Capital Requirements.    The FRB has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The FRB's regulations define relevant capital measures for five capital categories. A "well capitalized" institution is one that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a leverage ratio of at least 5% and is not subject to regulatory direction to maintain a specific level for any capital measure. An "adequately capitalized" institution is one that has ratios greater than 8%, 4% and 4%. An institution is "undercapitalized" if its respective ratios are less than 8%, 4% and 4%. "Significantly undercapitalized" institutions have ratios of less than 6%, 3% and 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity to total assets that is 2% or less. Institutions with capital ratios at levels of "undercapitalized" or lower are subject to various limitations that, in most situations, will reduce the competitiveness of the institution.

        Restrictions on Dividends.    The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. 1st Independence's ability to pay dividends is dependent on 1st Bank's ability to pay dividends to 1st Independence. Furthermore, under the federal prompt corrective action regulations, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "Regulation of 1st Bank—Dividend and Other Capital Distribution Limitations" for additional information regarding 1st Bank's ability to pay dividends to 1st Independence.

        Acquisition of Banks.    The BHC Act also requires a bank holding company to obtain prior approval from the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would require prior approval from both the FRB and the KOFI.

        Non-Banking Activities.    A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

Regulation of 1st Bank

        General.    Set forth below is a brief description of certain laws that relate to the regulation of 1st Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws. 1st Bank is a Kentucky state-chartered stock-form commercial bank and its deposit accounts are insured under the Deposit Insurance Fund ("DIF"). 1st Bank is subject to extensive regulation and supervision by the KOFI as its chartering agency, and by the FDIC, as its deposit insurer. 1st Bank must file reports with the KOFI and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other depository institutions. The deposits of 1st Bank are insured by the FDIC to the maximum extent provided by law.

        Federal and Kentucky banking laws and regulations control, among other things, 1st Bank's required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends and other aspects of 1st Bank's operations. The regulatory structure also gives the respective regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including polices with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Supervision, regulation and examination of 1st Bank by 1st Bank regulatory agencies are intended primarily for the protection of depositors rather than for holders of 1st Independence's stock or for 1st Independence as the holder of the stock of 1st Bank.

        Insurance of Deposit Accounts.    The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories, consisting of (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three supervisory subcategories within each capital group, based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The supervisory subgroup to which an institution is assigned is based on the supervisory evaluation provided to the FDIC by the institution's primary federal regulator, and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates are determined semiannually by the FDIC.

        Under the Federal Deposit Insurance Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. 1st Bank does not know of any practice, condition, or violation that might lead to the termination of deposit insurance.

        Regulatory Capital Requirements.    The FDIC has adopted regulations requiring institutions under their respective jurisdictions to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. Specifically, all savings institutions and banks must maintain the following ratios: (1) Tier 1 or core capital equal to at least 4% (3% if the institution has received the highest rating on its most recent examination) of total adjusted assets; and (2) total capital (defined as Tier 1 capital plus supplementary Tier 2 capital) equal to 8% of total risk-weighted assets. At December 31, 2007, 1st Bank was in compliance with the capital requirements of the FDIC.

        Dividend and Other Capital Distribution Limitations.    The KOFI imposes restrictions on the ability of Kentucky commercial banks to pay dividends and to make other capital distributions. In general, banks are prohibited from paying any dividends or other capital distributions if, after the distribution, they would be undercapitalized under applicable federal law.

        In addition, under applicable provisions of Kentucky law, the prior approval of the KOFI is required if the total of all dividends declared by 1st Bank in any calendar year exceeds its respective net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. At January 1, 2008, 1st Bank was no longer able to pay dividends to 1st Independence without regulatory approval due to the net loss incurred in 1st Bank in the fourth quarter of 2007 primarily due to the substantial increase in the provision for loan losses and the goodwill impairment charge further described herein. At January 1, 2008 1st Bank's retained net losses, less dividends declared during the preceding two years was approximately $1,279,000. See note 13 to the consolidated financial statements for additional information.

        Federal Home Loan Bank System.    1st Bank is a member of the FHLB of Cincinnati, which is one of twelve (12) regional federal home loan banks that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

        As a member, 1st Bank is required to purchase and maintain stock in the FHLB of Cincinnati in an amount equal to at least 1% of aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year.

        Federal Reserve System.    The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. At December 31, 2007, 1st Bank was in compliance with these FRB requirements.

Transactions with Affiliates

        Under current federal law, transactions between depository institutions, such as 1st Bank, and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder. An affiliate is any company or entity that controls, is controlled by, or is under common control with the financial institution, other than a subsidiary. Generally, a bank's subsidiaries are not treated as affiliates unless they are engaged in activities as principal that are not permissible for national banks. In a holding company context, at a minimum, the parent holding company of a bank, and any companies that are controlled by such parent holding company, are affiliates of 1st Bank. Generally, Section 23A limits the extent to which 1st Bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate; the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, or acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same as or no less favorable to, 1st Bank or its subsidiary as similar transactions with non-affiliates.

        The Sarbanes-Oxley Act of 2002 generally prohibits loans by 1st Independence to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption for loans made by 1st Bank to its executive officers and directors in compliance with federal banking laws. Section 22(h) of the Federal Reserve Act governs a bank's loans to directors, executive officers, and principal shareholders. Under Section 22(h), loans to directors, executive officers, and shareholders who control, directly or indirectly, 10% or more of voting securities of a bank, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, 1st Bank's total capital and surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who control 10% of more of voting securities of a bank, and their respective related interests, unless such loan is approved in advance by a majority of the Board of Directors of 1st Bank. Any "interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person) as to which such prior Board of Director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers, and principal shareholders must be made on terms substantially the same as those offered in comparable transactions to other persons. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to executive officers over other employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

PROPERTIES

        1st Independence's corporate office is located at 8620 Biggin Hill Lane in Louisville, Kentucky where 1st Independence's finance and accounting, loan and deposit operations, mortgage operations and a full service banking office (Stony Brook branch) are located. 1st Independence conducts its banking business through eight full service banking offices located in Harrodsburg, Lawrenceburg, two locations in Louisville, Kentucky (St. Matthews branch and Stony Brook branch) and locations in Jeffersonville, New Albany, Marengo and Clarksville, Indiana. 1st Independence Mortgage conducts its business throughout 1st Bank's branch network.

        The location of 1st Independence's properties, the approximate square footage and whether owned or leased is described in the following table:

Location	Nature	Square Feet	Status
Harrodsburg, Kentucky 104 South Chiles Street	Branch banking facility	12,636	Owned
Lawrenceburg, Kentucky 1015 Crossroad Drive	Branch banking facility	2,550	Owned
Louisville, Kentucky (Stony Brook branch) 8620 Biggin Hill Lane	Corporate office (including finance and accounting, loan and deposit operations), mortgage operations and branch banking facility	14,190	Owned
Louisville, Kentucky (St. Matthews branch) 4220 Shelbyville Road	Branch banking facility	3,606	Leased
Clarksville, Indiana 1305 Veterans Parkway, Suite 1000	Branch banking facility	2,817	Leased
Jeffersonville, Indiana 1711 East 10th Street	Branch banking facility	3,562	Owned
Marengo, Indiana 162 East State Road 64	Branch banking facility	2,870	Owned
New Albany, Indiana 3801 Charlestown Road	Branch banking facility	11,200	Leased

        See note 8 to 1st Independence's consolidated financial statements herein for additional information. The New Albany, Indiana branch is leased from Chalfant Industries, Inc., a company owned by 1st Independence's Chairman of the Board of Directors. The Marengo, Indiana branch opened on January 2, 2008 and replaced the Marengo, Indiana branch located at 309 South Bradley Street. The former branch building was donated to the Town of Marengo in March 2008.

LEGAL PROCEEDINGS

        1st Independence, from time to time, is a party to ordinary routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which 1st Independence holds security interests, claims involving the making and servicing of real property loans, and other issues incident to its business. There were no potentially material lawsuits or other legal proceedings pending or any proceeding known to be contemplated against 1st Independence at May    , 2008, other than as described in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION—General" beginning on page     .

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS
AND ISSUER PURCHASES OF EQUITY SECURITIES

        1st Independence's common stock is traded on the NASDAQ Global Market System. 1st Independence's trading symbol is FIFG. The quarterly high and low sales prices for 1st Independence's common stock as reported by NASDAQ and any dividends declared during the quarter are set forth in the table below.

	Quarter Ended
2007
	3/31	6/30	9/30	12/31
High	$17.28	$18.00	$17.99	$16.16
Low	15.24	16.50	14.80	9.06
Cash dividend declared per share	0.08	0.08	0.08	0.08

	Quarter Ended
2006
	3/31	6/30	9/30	12/31
High	$19.00	$18.80	$18.00	$17.90
Low	17.49	16.20	15.67	16.40
Cash dividend declared per share	0.08	0.08	0.08	0.08

        The number of shareholders of record of common stock as of December 31, 2007, was approximately 395. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 31, 2007, there were 1,995,744 shares outstanding. 1st Independence's ability to pay dividends to stockholders is dependent upon the dividends it receives from 1st Bank. The payment of cash dividends by 1st Bank is limited by regulations of the FDIC and KOFI. See "Regulation of 1st Bank—Dividend and Other Capital Distribution Limitations."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

        The following is a discussion of the consolidated financial condition and results of operations of 1st Independence for the periods presented, and certain factors that may affect 1st Independence's prospective financial condition. This section should be read in conjunction with the consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus including note 1 which describes 1st Independence's significant accounting policies including its use of estimates. See the caption entitled "Critical Accounting Policies and Estimates" in this section for further information. The following discussion contains statements which are forward-looking rather than historical fact. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of 1st Independence, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could render them materially different, including, but not limited to, changes in general economic conditions; interest rates, deposit flows, loan demand, real estate values, competition and demand for financial services and loan, deposit, and investment products in 1st Independence's local markets; changes in the quality and composition of the loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting 1st Independence's operations, pricing, and services, expected cost savings, synergies and other financial benefits from 1st Independence's proposed merger with MainSource might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected, the timing of the closing of the proposed Merger, and other risks as detailed in 1st Independence's various Securities and Exchange Commission filings.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Except as required by applicable law or regulation, 1st Independence undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

General

        1st Independence provides commercial and retail banking services, including commercial real estate loans, one-to-four family residential mortgage loans via 1st Independence Mortgage, home equity loans and lines of credit and consumer loans as well as certificates of deposit, checking accounts, money-market accounts and savings accounts within its market area. At December 31, 2007, 1st Independence had total assets, deposits and stockholders' equity of $347.7 million, $254.6 million, and $35.3 million, respectively. 1st Independence's business is conducted principally through 1st Bank. Unless otherwise indicated, all references to 1st Independence refer collectively to 1st Independence and 1st Bank.

        As described elsewhere in this proxy statement/prospectus, on February 26, 2008, 1st Independence entered into an Agreement and Plan of Merger (the "Merger Agreement") with MainSource Financial Group, Inc. ("MainSource"). The Merger Agreement provides that 1st Independence would be merged with and into MainSource, with MainSource being the surviving corporation and that as a result of the merger 1st Bank would become a wholly owned subsidiary of MainSource.

        The Merger Agreement provides that 1st Independence's stockholders would receive $5.475 in cash (subject to adjustment) and 0.881036 shares of MainSource common stock for each share of 1st Independence's stock owned. Based on MainSource's February 26, 2008 closing price of $14.60 per share, the transaction values 1st Independence at $18.34 per share or $37.0 million in the aggregate, including the cashout value of 1st Independence's in-the-money stock options. The value of the consideration actually received by 1st Independence's stockholders will depend in part on the value of shares of MainSource common stock at the effective time of the Merger.

        The cash portion of the Merger Consideration may be adjusted at closing. This adjustment, if any, is based on the value of 1st Independence's consolidated tangible shareholders' equity as of the end of the last day of the month prior to the month in which the Merger occurs, subject to certain adjustments, as described elsewhere in this proxy statement/prospectus. If such consolidated tangible shareholders' equity, as adjusted, is less than $26,700,000, the cash consideration will be reduced on a dollar-for-dollar basis. If the consolidated tangible shareholders' equity, as further adjusted, exceeds $27,200,000, the cash consideration will be increased on a dollar-for-dollar basis. As of March 31, 2008, 1st Independence's consolidated tangible shareholders' equity was $26,844,000, after deducting $324,000 after taxes of legal and other professional fees relating to the Merger that 1st Independence recorded in the first quarter of 2008. 1st Independence will incur additional merger-related and other expenses prior to the consummation of the Merger, including but not limited to approximately $329,000 before taxes in fees and expenses currently estimated to be payable to 1st Independence's investment banker and other professionals in connection with the Merger. Whether an adjustment is made to the cash portion of the Merger Consideration based on 1st Independence's consolidated tangible shareholders' equity will depend on the extent to which 1st Independence's operating earnings from March 31, 2008 until end of the month in which 1st Independence's consolidated tangible shareholders' equity is calculated are sufficient to offset merger-related and other expenses or losses 1st Independence incurs through such date.

        On May 18, 2006, 1st Bank entered into a Ground Lease with Ardmore for certain real property located in Louisville, Jefferson County, Kentucky. Among other things the Ground Lease provided that the obligations of 1st Bank were contingent upon 1st Bank obtaining all necessary regulatory approvals to construct and operate a branch banking office on the property. Due to a downgrade in 1st Bank's rating under the Community Reinvestment Act ("CRA") by the FDIC in 2006, 1st Bank was advised by the FDIC to withdraw its application for approval to establish a branch banking office on the property. A dispute has subsequently arisen between 1st Bank and Ardmore with respect to, among other things, the effect under the Lease of the withdrawal by 1st Bank of its applications to the FDIC and Kentucky Office of Financial Institutions for regulatory approval to open a branch on the property. On May 1, 2008, Ardmore notified 1st Bank that it believes it has incurred certain damages as a result of the failure of 1st Bank to obtain the necessary regulatory approvals and construct a branch banking office on the subject property. 1st Bank disputes the claims made by Ardmore and intends to vigorously defend itself if a reasonable resolution cannot be reached. 1st Independence will incur expenses prior to the consummation of the Merger in addressing this dispute though the amount cannot be determined at this time. Such expenses could be significant and could include expenses resulting from any resolution or litigation of the dispute. Any amounts expended in defense or resolution of the dispute would reduce 1st Independence's earnings, and thereby reduce 1st Independence's consolidated tangible shareholders' equity.

        On July 18, 2007 a jury in the case of Larry Sutherland, et.al., v. Harrodsburg First Financial Bancorp, Inc., in the Circuit Court of Anderson County in the Commonwealth of Kentucky returned a verdict awarding damages to the plaintiffs of $403,620. The lawsuit originated from offers to purchase securities made by 1st Independence in connection with an offer to purchase up to 300,000 shares of its stock in a tender offer on or about May 28, 2003. The plaintiffs alleged that 1st Independence made certain material misrepresentations in connection with certain statements made in the tender offer. Management, after discussion with legal counsel, decided to record an accrual of $403,620 as of June 30, 2007 relating to the lawsuit. The case was settled effective in December 2007 for $281,288 and thus 1st Independence reversed $122,332 of the accrual originally recorded in June 2007.

        During November 2007, 1st Independence performed its annual impairment test of goodwill as of September 30, 2007 with no indication of any impairment. Even though 1st Independence determined there was no goodwill impairment as of September 30, 2007, the future occurrence of a potential indicator of impairment being the more-likely-than-not-expectation that 1st Independence will be sold, based upon the Merger Agreement with MainSource discussed previously, required 1st Independence to perform an interim assessment and resulted in a goodwill impairment charge of $2.856 million recorded effective December 31, 2007.

        In January 2005, 1st Independence sold its interest in Citizens Financial Bank, Inc., Glasgow, Kentucky ("Citizens") to another financial institution for $2.3 million. The sale of Citizens reflected 1st Independence's revised strategic plan to exit the south central Kentucky market and to focus on the growing markets of southern Indiana, central Kentucky, and greater Louisville, Kentucky.

        1st Bank also purchased property and a building, located in Louisville, Kentucky, that was previously used as an operations center and retail branch of an affiliate of the financial institution that purchased Citizens. The purchase price of the building and property was $2.3 million. 1st Bank moved its finance and accounting, loan and deposit operations, and mortgage banking operations into the building in April 2005. 1st Bank also received regulatory approval during the second quarter of 2005 to establish a full service branch at this location and subsequently opened the branch in November 2005.

Critical Accounting Policies and Estimates

        The discussion and analysis of 1st Independence's financial condition and results of operations is based upon 1st Independence's consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        On an ongoing basis, management evaluates 1st Independence's accounting polices and estimates it uses to prepare the consolidated financial statements. In general, management's estimates are based on historical experience, on information from regulators and third party professionals and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

        The following critical accounting policies affect 1st Independence's more significant judgments and estimates used to prepare the consolidated financial statements:

        Other Than Temporary Impairment of Securities.    Securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

        Allowance for Loan Losses.    Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. To assess the adequacy of the allowance, management uses historical information as well as the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the methodology of assessing the adequacy of the allowance for loan losses, see the "Provision for Loan Losses" section elsewhere within this Management's Discussion and Analysis of Financial Condition and Results of Operations and note 5 to 1st Independence's consolidated financial statements.

        Goodwill.    Acquisitions accounted for under the purchase method of accounting require that assets acquired and liabilities assumed be recorded at their fair value which is an estimate determined by the use of internal or other valuation techniques. These valuation estimates result in goodwill and other intangible assets with goodwill representing the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is subject to an annual impairment test or more often if events or circumstances, such as adverse changes in the business climate, more-likely-than-not-expectation that 1st Independence will be sold or various other factors indicate there may be impairment and is evaluated using various fair value techniques. See note 7 to 1st Independence's consolidated financial statements for further information.

Overview

  Three Months Ended March 31, 2008 and 2007.

        1st Independence recorded a net loss for the quarter ended March 31, 2008 of ($103,000) or ($0.05) per diluted share compared to net income of $110,000 or $0.06 per diluted share for the comparable period in 2007. The decrease in net income and net income per diluted share for the three-month period was primarily due to a decrease in net interest income after taxes of $166,000 and an increase in noninterest expenses after taxes of $359,000 (including $324,000 after taxes of legal and other professional fees relating to the proposed merger with MainSource) in the first three months of 2008 compared to the first three months of 2007. Partially offsetting these factors was an increase in noninterest income after taxes of $188,000 and a decrease of $116,000 after taxes in the provision for loan losses in the first three months of 2008 compared to the first three months of 2007.

  Fiscal Years Ended December 31, 2007, 2006 and 2005.

        1st Independence recorded a loss for the year ended December 31, 2007 of ($4,771,000) or ($2.42) per diluted share compared to net income of $1,940,000 or $0.99 per diluted share for the year ended December 31, 2006. The decreases in net income and net income per diluted share for the year ended December 31, 2007 was primarily due to an increase of $2,466,000 after taxes in the provision for loan losses, a decrease in net interest income after taxes of $657,000, an increase in noninterest expenses after taxes of $3,718,000 (which includes a nontaxable goodwill impairment charge of $2,856,000 and $186,000 after taxes relating to the litigation settlement both items that were previously discussed). Partially offsetting these factors was an increase in noninterest income after taxes of $132,000.

        Net income for the year ended December 31, 2006 was $1,940,000 or $0.99 per diluted share compared to net income of $4,481,000 or $2.32 per diluted share for the year ended December 31, 2005. The decreases in net income and net income per diluted share for the year ended December 31, 2006 were primarily due to after tax securities gains of $3,308,000 taken in the first quarter of 2005 and the increase of $325,000 after taxes in the provision for loan losses in the year 2006 compared to the year 2005. Partially offsetting these factors was an increase in net interest income of $245,000 after taxes and an after tax charge of $235,000 recorded in the first quarter of 2005 for severance expenses related to the retirement of 1st Independence's former Chairman and Chief Executive Officer. Other factors were decreased incentive expense, employee benefit expense, marketing expense, professional fees and other noninterest expense items. Partially offsetting these factors were increased net occupancy expense and data processing expense.

Results of Operations

Net Interest Income

        Net interest income is the most significant component of 1st Independence's revenues. Net interest income is the difference between interest income on interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and rate paid on interest-bearing liabilities.

  Three Months Ended March 31, 2008 and 2007.

        Net interest income was $2.2 million for the three months ended March 31, 2008 a decrease of $0.2 million or 10% from $2.4 million for the comparable period of 2007. On an annualized basis, the net interest spread and net interest margin were 2.38% and 2.67% for the current quarter, compared to 2.75% and 3.19% for the same period of 2007. The decrease in the net interest margin was primarily due to the reversal of $307,000 of interest income on certain loans which were placed on nonaccrual during the first quarter of 2008. This reversal more than offset the effects of the decreasing rate environment where we generally had a faster decrease in interest rates on interest-bearing liabilities compared to the rates on interest-earning assets and an increase in the volume of net earning assets. Changes in volume resulted in an increase in net interest income of $42,000 for the first quarter of 2008 compared to the same period in 2007, and changes in interest rates and the mix including the reversals discussed above resulted in a decrease in net interest income of $293,000 for the first quarter of 2008 versus the comparable period in 2007.

  Fiscal Years Ended December 31, 2007, 2006 and 2005.

        Net interest income was $9.6 million for the year ended December 31, 2007, a decrease of $1.0 million or 9% from $10.6 million for the year ended December 31, 2006. Net interest spread and net interest margin were 2.73% and 3.12%, respectively, for the year ended December 31, 2007, compared to 2.98% and 3.40% for the year ended December 31, 2006. The decrease in the net interest margin was primarily due to a faster increase in interest rates on interest-bearing liabilities compared to the rates on interest- earning assets, a decrease in the volume of net earning assets and the reversal of $145,000 of interest income on certain loans which were placed on nonaccrual in the last half of 2007. Changes in volume resulted in a decrease in net interest income of $0.4 million for the year of 2007 compared to the year 2006, and changes in interest rates and the mix resulted in a decrease in net interest income of $0.6 million for the year 2007 versus the year 2006.

        Net interest income was $10.6 million for the year ended December 31, 2006, an increase of $0.3 million or 4% from $10.3 million for the year ended December 31, 2005. Net interest spread and net interest margin were 2.98% and 3.40%, respectively, for the year ended December 31, 2006, compared to 3.14% and 3.44% for the year ended December 31, 2005. The decrease in net interest spread and net interest margin for the year 2006 compared to the year 2005 was primarily due to the reversal of $57,000 of interest income on a $2.6 million loan which was placed on nonaccrual in August 2006 and a faster increase in interest rates on interest-bearing liabilities, including the effect of the increasing rate on the $4.1 million of variable rate subordinated debentures, compared to the rates on interest-earning assets. Partially offsetting these factors were increases in the volume of net earning assets. Changes in volume resulted in an increase in net interest income of $0.7 million for the year of 2006 compared to the year 2005, and changes in interest rates and the mix resulted in a decrease in net interest income of $0.4 million for the year 2006 versus the year 2005.

        For a detailed analysis of interest income and interest expense, see "Average Balance Sheets" and "Rate/Volume Analysis" below.

Average Balance Sheets

        The following table sets forth certain information relating to 1st Independence for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

	Year ended December 31, 2007			Year ended December 31, 2006			Year ended December 31, 2005 (1)
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(in thousands except percentages)
Earning assets:
Loans, net of unearned income	$272,560	$20,411	7.49%	$277,974	$20,798	7.48%	$259,119	$17,009	6.56%
Investment securities and other (2)	35,688	1,772	4.97	34,060	1,640	4.82	38,827	1,437	3.70

Total earning assets	308,248	22,183	7.20	312,034	22,438	7.19	297,946	18,446	6.19

Less allowance for loan losses	3,149			3,157			2,747

	305,099			308,877			295,199
Non-earning assets:
Cash and due from banks	8,802			5,462			4,604
Premises and equipment, net	8,285			8,259			7,856
Other assets	19,003			17,584			16,431

Total assets	$341,189			$340,182			$324,090

Interest bearing liabilities:
Deposits	$244,865	10,507	4.29	$249,173	10,060	4.04	$237,321	6,852	2.89
Borrowings	36,029	2,049	5.69	31,433	1,755	5.58	31,302	1,342	4.29

Total interest bearing liabilities	280,894	12,556	4.47	280,606	11,815	4.21	268,623	8,194	3.05

Non-earning liabilities:
Non-interest bearing deposits	18,380			18,539			16,016
Other liabilities	1,982			1,674			1,861

Total liabilities	301,256			300,819			286,500
Minority interests	—			—			13
Stockholders' equity	39,933			39,363			37,577

Total liabilities and stockholders' equity	$341,189			$340,182			$324,090

Net interest income		$9,627			$10,623			$10,252

Net interest spread (3)			2.73%			2.98%			3.14%

Net interest margin (4)			3.12%			3.40%			3.44%

Ratio of average interest-earning assets to average interest-bearing liabilities			109.74%			111.20%			110.92%

(1)
Average balances and interest income and interest expense related to the discontinued operations of Citizens have been eliminated.
(2)
Includes interest-earning overnight deposits and term deposits with the FHLB.
(3)
Net interest spread represents the difference between the average yield on earning assets and the average cost of interest bearing liabilities.
(4)
Net interest margin represents net interest income as a percentage of average earning assets.

Rate/Volume Analysis

        The following table below sets forth certain information regarding changes in interest income and interest expense of 1st Independence for the periods indicated. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in average volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old average volume). Changes in rate/volume (change in rate multiplied by the change in volume) have been allocated to the changes due to volume and rate in proportion to the absolute value of the changes due to volume and rate prior to the allocation.

	Year ended December 31, 2007 vs. 2006			Year ended December 31, 2006 vs. 2005(1)
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest income
Loans	$(414)	$27	$(387)	$1,294	$2,495	$3,789
Investment securities and other (2)	80	52	132	(192)	395	203

Total interest income	(334)	79	(255)	1,102	2,890	3,992

Interest expense
Deposits	(174)	621	447	358	2,850	3,208
Borrowings	259	35	294	6	407	413

Total interest expense	85	656	741	364	3,257	3,621

Net interest income	$(419)	$(577)	$(996)	$738	$(367)	$371

(1)
Average balances and changes in interest income and interest expense related to the discontinued operations of Citizens have been eliminated.
(2)
Includes interest-earning overnight deposits and term deposits with the FHLB.

Provision for Loan Losses

  Three Months Ended March 31, 2008 and 2007.

        1st Independence had no provision for loan losses for the three months ended March 31, 2008 after recording a provision of $4,323,000 in the fourth quarter of 2007 and a provision of $175,000 in the first quarter of 2007. As discussed in 1st Independence's 2007 Form 10-K, the increase in the provision in 2007 including the significant amount in the fourth quarter 2007 compared to 2006 reflects the increased risk in the loan portfolio related to the current economic weakness and the additional stress this places on borrowers. Nonperforming loans were $16.0 million at March 31, 2008 and $6.4 million at December 31, 2007, or 5.86% and 2.33%, respectively, of total loans. The increase in nonperforming loans continues to be primarily due to an increase in nonperforming real estate construction and development loans, primarily in the 1-4 family markets. While nonperforming loans increased during the first quarter of 2008, classified loans remained stable as the majority of new nonperforming loans had already been identified by 1st Independence during the fourth quarter of 2007. The allowance for loan losses was $6.6 million and $7.1 million at March 31, 2008 and December 31, 2007, or 2.41% and 2.59%, respectively, of total loans. Net charge-offs were $561,000 in the first quarter of 2008 compared to $982,000 in the same period in 2007. The net charge-offs in 2008 were primarily due to real estate construction and development loans while the net charge-offs in 2007 were primarily due to three large borrowers in the residential construction and commercial and industrial portfolios. The charge-offs for both periods had been adequately reserved for in previous periods.

  Fiscal Years Ended December 31, 2007, 2006 and 2005.

        The provision for loan losses was $4,584,000 for the year ended December 31, 2007, compared to $847,000 for the year 2006. The increase in the provision in 2007 including $4,131,000 in the fourth quarter 2007 compared to the fourth quarter of 2006 reflects the increasing risk in the loan portfolio related to the current economic weakness and the additional stress this places on borrowers. Nonperforming loans were $6.4 million at December 31, 2007 and $3.7 million at December 31, 2006, or 2.33% and 1.36%, respectively, of total loans. The increase in nonperforming loans is primarily due to an increase in nonperforming real estate construction and development loans, primarily in the 1-4 family markets. The allowance for loan losses was $7.1 million and $3.7 million at December 31, 2007 and December 31, 2006, or 2.59% and 1.37%, respectively, of total loans. Net charge-offs were $1,189,000 in 2007 compared to $13,000 in 2006. The increase in net charge-offs in 2007 was primarily due to three large borrowers in the real estate construction and commercial and industrial portfolios. These charge-offs taken in the first quarter of 2007 had been adequately reserved for in previous periods.

        The provision for loan losses was $847,000 for the year ended December 31, 2006, compared to $354,000 for the year 2005. Nonperforming loans were $3.7 million at December 31, 2006 and $1.3 million at December 31, 2005, or 1.36% and 0.47%, respectively, of total loans. The increase in the level of nonperforming loans was primarily due to the result of one loan of $2.6 million that was placed on nonaccrual status in August 2006 in addition to several other smaller loans totaling $0.9 million placed on nonaccrual status during the third quarter of 2006 and a $0.4 million increase in loans delinquent over 90 days but still accruing at December 31, 2006 compared to the amount at December 31, 2005. A softening in the 1-4 family residential real estate and real estate construction markets contributed to the increase in nonperforming loans. The allowance for loan losses was $3.7 million and $2.9 million at December 31, 2006 and December 31, 2005, or 1.37% and 1.08%, respectively, of total loans.

        1st Independence maintains the allowance for loan losses at a level that it considers to be adequate to provide for credit losses inherent in its loan portfolio. Management determines the level of the allowance by performing a quarterly analysis that considers concentrations of credit, past loss experience, current economic conditions, the amount and composition of the loan portfolio (including nonperforming and potential problem loans), estimated fair value of underlying collateral, loan commitments outstanding, and other information relevant to assessing the risk of loss inherent in the loan portfolio. As a result of management's analysis, a range of the potential amount of the allowance for loan losses is determined.

        1st Independence will continue to monitor the adequacy of the allowance for loan losses and make additions to the allowance in accordance with the analysis referred to above. Because of uncertainties inherent in estimating the appropriate level of the allowance for loan losses, actual results may differ from management's estimate of credit losses and the related allowance.

Noninterest Income

  Three Months Ended March 31, 2008 and 2007.

        Noninterest income was $737,000 for the three months ended March 31, 2008, compared to $452,000 for the same period in 2007. The gain on loan sales increased $156,000 for the first quarter of 2008 versus the first quarter of 2007 as lower interest rates increased secondary market mortgage activity. The gain on loan sales was $357,000 for the three months ended March 31, 2008, compared to $201,000 for the comparable period in 2007. Service charge income was $146,000 for the three months ended March 31, 2008, compared to $120,000 for the comparable period in 2007. 1st Independence continually evaluates its deposit product offerings with the intention of continuing to expand its offerings to the consumer and business depositor. Currently, 1st Independence is pursuing a strategy to increase its core deposit base by expanding 1st Independence's offering of remote deposit capture products as well as wholesale lockbox products for current and prospective business depositors. Other factors which contributed to the increase in noninterest income was a $109,000 gain on the disposal of other real estate in the first quarter of 2008 which related to the donation of 1st Independence's former Marengo, Indiana branch land and building to the Town of Marengo. 1st Bank opened its new Marengo branch in January 2008. A factor which limited the increase in noninterest income was a $27,000 loss on the disposal of premises and equipment in the first quarter 2008 compared to a loss of $1,000 in the comparable period in 2007. Other noninterest income increased $17,000 to $97,000 for the first quarter 2008.

  Fiscal Years Ended December 31, 2007, 2006 and 2005.

        Noninterest income was $2.0 million for the year ended December 31, 2007, compared to $1.8 million for the year 2006. The gain on loan sales was down slightly for 2007 versus 2006 due to a decrease in volume in the last half of 2007 that reversed an increase in volume in the first half of 2007 versus a softened housing market leading to a slow down in secondary market mortgage activity and lower margins in 2006. The gain on loan sales was $878,000 for the year 2007 compared to $892,000 for the year 2006. Service charge income was $590,000 for the year 2007 compared to $518,000 for the year 2006. 1st Independence continues to evaluate its deposit product offerings with the intention of continuing to expand its offerings to the consumer and business depositor. Currently, 1st Independence is pursuing a strategy to increase its core deposit base by expanding 1st Independence's offering of remote deposit capture products for current and prospective business depositors. Other factors which contributed to the increase in noninterest income was a reduction of the loss on other real estate owned from $120,000 in 2006 to $32,000 in 2007, a loss on sale of premises and equipment in 2006 of $32,000 compared to none in 2007 and an increase in cash value of life insurance from $199,000 in 2006 to $212,000 in 2007.

        Noninterest income was $1.8 million for the year ended December 31, 2006, compared to $7.0 million for the year 2005. The significant decrease in noninterest income for the year 2006 compared to the year 2005 resulted primarily from a $5.0 million gain on sale of Federal Home Loan Mortgage Corporation ("FHLMC") preferred stock recorded in the first quarter of 2005. The gain on loan sales decreased for the year 2006 compared to the year 2005 due to a slow down in secondary market mortgage activity and lower margins in 2006. The gain on loan sales was $892,000 for the year 2006 compared to $1,041,000 for the year 2005. Service charge income was $518,000 for the year 2006 compared to $391,000 for the year 2005. During March 2005, 1st Bank began offering products which include overdraft privileges on certain individual deposit products and cash management services for business depositors. Both of these products are fee-based and resulted in increases in service charge income. Other factors which primarily offset each other was a reduction of the loss on sale of premises and equipment which decreased from $156,000 in 2005 to $32,000 in 2006 which offset a loss of $120,000 in 2006 relating to other real estate owned compared to no activity in 2005. Factors contributing to the decrease in other noninterest income for the year 2006 was 1st Independence's decision to exit the title insurance business at the end of November 2005 and a decrease in fees due to reduced activity relating to secondary market mortgage lending and a one time gain of $32,000 on long-term portfolio loans sold in the first quarter of 2005. 1st Independence's title insurance company had approximately $264,000 of title insurance revenue for the year ended December 31, 2005.

Noninterest Expense

  Three Months Ended March 31, 2008 and 2007.

        Noninterest expense was $3.1 million for the quarter ended March 31, 2008 compared to $2.6 million for the same period in 2007. Contributing to the increase were increases in salaries and employee benefits due to management additions relating to the hiring of an experienced commercial lending team in the second quarter of 2007, increased health care costs and an increase in commissions related to the higher activity in mortgage loan sales. Partially offsetting these increases in salaries and employee benefits was a reduction in the accrual for incentive compensation and stock option expense. Additional factors contributing to the overall increase in noninterest expenses were an increase in net occupancy expenses primarily related to the opening of the new Marengo, Indiana branch in early January 2008, an increase in data processing expenses which was primarily due to the growth of 1st Bank's services and its continuing commitment to upgrade systems productivity and $385,000 of legal and other professional fees recorded in the first quarter of 2008 relating to the proposed merger with MainSource. Another factor was additional professional audit fees related to the audit of the annual financial statements for the year ended December 31, 2007. Partially offsetting these increases was a decrease in marketing expenses.

  Fiscal Years Ended December 31, 2007, 2006 and 2005.

        Noninterest expense was $13.0 million for the year ended December 31, 2007 compared to $8.8 million for the year ended 2006. Contributing to the increase were increases in salaries and employee benefits due to merit and promotional salary increases and management additions including the hiring of an experienced commercial lending team in the second quarter of 2007, increased health care costs, increased stock option expense and increased restricted stock expense. Partially offsetting these increases in salaries and employee benefits was a reduction in the amount of expense necessary to cover 1st Independence's 401(k) match as the match is now covered by released ESOP shares. Additional factors contributing to the overall increase in noninterest expenses were an increase in data processing expenses which was primarily due to the growth of 1st Bank's services and its continuing commitment to upgrade systems productivity and various increases in other noninterest expenses including an increase in expenses relating to other real estate owned due to the higher levels of other real estate owned and as previously discussed the litigation settlement of $281,000 and the goodwill impairment charge of $2,856,000. Other factors were an increase in net occupancy expenses relating to 1st Bank's branch expansion plans and certain equipment upgrades. Partially offsetting these increases was a decrease in professional fees due to a reduced amount of services required notwithstanding an increased amount of services required regarding preparation work for compliance with certain of the requirements of the Sarbanes-Oxley Act of 2002 which became effective in 2007.

        Noninterest expense was $8.8 million for the year ended December 31, 2006 compared to $10.1 million for the year ended 2005. Contributing to the decrease was a decrease in salaries and employee benefits due to the $356,000 which 1st Independence accrued during the first quarter of 2005 for the severance expense relating to the retirement of 1st Independence's former Chairman and Chief Executive Officer, a reduction in the commissions related to reduced activity in mortgage loan sales, a reduction in incentive accruals and a decrease in employee benefit expense due to a plan revision and a lower amount of ESOP contributions. Additional factors contributing to the decrease were reduced marketing expense and a reduction in professional fees in the year 2006 compared to the year 2005 due to a reduced amount of services required. Other factors included a higher level of other noninterest expenses in the first quarter of 2005 primarily related to integration items associated with the July 2004 merger of 1st Independence and Independence Bancorp (New Albany, Indiana), the Citizens disposal in January 2005 and the expenses relating to the title insurance company that was sold which was previously mentioned. Partially offsetting those factors was an increase in net occupancy expense due to 1st Bank's purchase of a building, located in Louisville, Kentucky to accommodate expansion. In April 2005, 1st Bank moved its finance and accounting, loan and deposit operations, and mortgage banking operations into the building and in November 2005 established a full service branch at this location. An additional factor offsetting the overall decrease in noninterest expense was an increase in data processing expense which was primarily due to the growth of 1st Bank's services and its commitment to upgrade systems productivity and the effects of a refund received in the first quarter of 2005 from a previous third party data processing company of 1st Bank.

Income Tax Expense (Benefit)

  Three Months Ended March 31, 2008 and 2007.

        The effective income tax rate on income (loss) before income taxes was (50.5%) for the three months ended March 31, 2008 compared to 13.4% for the same period in 2007. The change in the effective tax rate for the quarter is primarily due to the change in the income before taxes and the effect of nondeductible expenses relating to the proposed merger with MainSource.

  Fiscal Years Ended December 31, 2007, 2006 and 2005.

        The effective income tax rate on income (loss) from continuing operations was (20.0%) for the year ended December 31, 2007 compared to 28.9% for the year 2006. The change in the effective tax rate is primarily due to the change in income from continuing operations and the effect of the nontaxable goodwill impairment charge.

        The effective income tax rate on income from continuing operations was 28.9% for the year ended December 31, 2006 compared to 33.6% for the year 2005. The decrease in the effective tax rate is primarily due to an increase in the percentage of tax exempt interest income compared to income from continuing operations.

Financial Condition

  March 31, 2008 and December 31, 2007.

        1st Independence's total assets were $336.7 million at March 31, 2008 compared to $347.7 million at December 31, 2007, a decrease of 11.0 million or 3.2%. Cash and cash equivalents decreased $7.0 million, loans held for sale went down $1.8 million, net loans decreased $1.5 million, investments decreased $0.4 million, premises and equipment went down $0.4 million and interest receivable and other assets decreased $0.3 million, while other real estate owned went up $0.3 million and bank owned life insurance increased $0.1 million.

        Loans gross of the allowance for loan losses were $273.5 million at March 31, 2008, compared to $275.6 million at December 31, 2007, a decrease of $2.1 million or 0.1%. The decrease was primarily due to decreases in the real estate construction loan portfolio, real estate residential loan portfolio and the other consumer loan portfolio, which decreased $6.7 million or 10.3%, $1.3 million or 1.2% and $1.3 million or 28.6%, respectively, coupled with a partially offsetting increase in commercial loans which increased $7.3 million or 29.0%. All loan categories remained the same as a percentage of total loans, except commercial loans which increased from approximately 9% to 12% of total loans, real estate construction loans, which decreased from approximately 23% to 21% of total loans and other consumer loans which decreased from 2% to 1%. 1st Independence has continued its practice of selling all qualifying originations of residential real estate loans in the secondary market through 1st Independence Mortgage, a division of 1st Bank, rather than being retained for 1st Independence's loan portfolio. 1st Independence continues to identify opportunities to cross sell its other products, including home equity and consumer loans for its loan portfolio resulting from customer relationships established through the origination of loans by 1st Independence Mortgage.

        Deposits increased $24.4 million or 9.6% to $278.9 million at March 31, 2008 compared to $254.6 million at December 31, 2007. This increase was attributable to an increase in savings, NOW and money market deposits of $50.7 million and demand deposits of $3.0 million which more than offset a decrease in time deposits of $29.3 million. The increase in savings, NOW and money market deposits resulted primarily from the effects of a general marketing campaign promoting a more competitively priced NOW account product to municipalities in an effort to reduce 1st Independence's dependency on higher costing time deposits.

        Short-term borrowings decreased $35.0 million to $1.0 million at March 31, 2008, compared to $36.0 million at December 31, 2007 while long-term debt was $20.3 million both at March 31, 2008 and December 31, 2007. The decrease in short-term borrowings was due to 1st Independence successfully attracting municipal deposits reducing the need for short-term FHLB advances. 1st Independence uses short-term borrowings, primarily short-term FHLB advances, to fund short-term liquidity needs and manage net interest margin.

  December 31, 2007 and 2006.

        1st Independence's total assets were $347.7 million at December 31, 2007 compared to $342.8 million at December 31, 2006, an increase of $4.9 million or 1.4%. Cash and cash equivalents increased $9.0 million, loans held for sale increased $1.7 million, interest receivable and other assets increased $1.2 million and bank owned life insurance went up $0.2 million, while net loans decreased $2.0 million, investments decreased $1.5 million, goodwill was written down $2.9 million, other real estate owned went down $0.4 million, and premises and equipment decreased $0.4 million.

        Loans gross of the allowance for loan losses were $275.6 million at December 31, 2007, compared to $274.2 million at December 31, 2006, an increase of $1.4 million or 0.5%. The increase was primarily due to increases in the real estate commercial and commercial loan portfolios, which increased $10.4 million or 20.9% and $4.7 million or 23.0%, respectively, coupled with a partially offsetting decrease in residential real estate loans which decreased $12.7 million or 10.4%. All loan categories increased or remained the same as a percentage of total loans, except residential real estate loans, which decreased from approximately 45% to 40% of total loans and home equity loans which decreased from 5% to 4%. The decrease in residential real estate loans as a percentage of total loans is partly due to those loans now being sold in the secondary market through 1st Independence Mortgage, a division of 1st Bank, rather than being retained for 1st Independence's loan portfolio. 1st Independence continues to identify opportunities to cross sell its other products, including home equity and consumer loans for its loan portfolio resulting from customer relationships established through the origination of loans by 1st Independence Mortgage.

        Deposits increased $0.5 million or 0.2% to $254.6 million at December 31, 2007 compared to $254.1 million at December 31, 2006. This increase was attributable to an increase in savings, NOW and money market deposits of $24.0 million which offset a decrease in time deposits and demand deposits of $20.7 million and $2.8 million, respectively. The increase in savings, NOW and money market deposits resulted primarily from the effects of a general marketing campaign promoting a more competitively priced NOW account product in an effort to reduce 1st Independence's dependency on higher costing time deposits.

        Short-term borrowings decreased $0.5 million to $36.0 million at December 31, 2007, compared to $36.5 million at December 31, 2006 while long-term debt increased $10.0 million to $20.3 million at December 31, 2007, compared to $10.3 million at December 31, 2006. The increase in long-term debt was due to 1st Independence deciding to utilize a long-term FHLB fixed rate advance and thus reducing the level of short-term FHLB advances. 1st Independence uses short-term borrowings, primarily short-term FHLB advances, to fund short-term liquidity needs and manage net interest margin.

Liquidity

        Liquidity to meet borrowers' credit and depositors' withdrawal demands is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from depositors. Additional sources of liquidity include brokered deposits, advances from the FHLB and other short-term borrowings, such as federal funds purchased and securities sold under repurchase agreements.

  March 31, 2008 and December 31, 2007.

        At March 31, 2008 and December 31, 2007, brokered deposits were $14.5 million and $38.2 million, respectively. The weighted average cost and maturity of brokered deposits were 4.85% and four months at March 31, 2008 compared to 4.67% and four months at December 31, 2007. 1st Independence plans to continue using brokered deposits for the foreseeable future to support loan demand when pricing for brokered deposits is more favorable than short-term borrowings.

        At March 31, 2008 and December 31, 2007, 1st Bank had total FHLB advances outstanding of $11.0 million and $46.0 million, respectively, with $11.0 million and $11.0 million, respectively, included in long-term debt in the accompanying condensed consolidated balance sheet and the remaining amount if any included in short-term borrowings. Additionally, 1st Bank had $60.0 million of unused commitments under its line of credit with the FHLB and sufficient collateral to borrow an additional $63.1 million.

  December 31, 2007 and 2006.

        At December 31, 2007 and December 31, 2006, brokered deposits were $38.2 million and $23.7 million, respectively. The weighted average cost and maturity of brokered deposits were 4.67% and four months at December 31, 2007 compared to 4.86% and six months at December 31, 2006. 1st Independence plans to continue using brokered deposits for the foreseeable future to support loan demand when pricing for brokered deposits is more favorable than short-term borrowings or rates within 1st Independence's local markets.

        At December 31, 2007 and December 31, 2006, 1st Bank had total FHLB advances outstanding of $46.0 million and $36.0 million, respectively, with $11.0 million and $1.0 million, respectively, included in long-term debt in the accompanying consolidated balance sheet and the remaining amount included in short-term borrowings. Additionally, 1st Bank had $35.0 million of unused commitments under its line of credit with the FHLB and sufficient collateral to borrow an additional $37.0 million.

        1st Independence's liquidity depends primarily on dividends paid to it as sole shareholder of 1st Bank. At January 1, 2008, 1st Bank was no longer able to pay dividends to 1st Independence without regulatory approval due to the net loss incurred in 1st Bank in the fourth quarter of 2007 primarily due to the substantial increase in the provision for loan losses and the goodwill impairment charge. At January 1, 2008 1st Bank's retained net losses, less dividends declared during the preceding two years was approximately $1,279,000. 1st Independence currently has sufficient assets at the holding company to allow it to pay another quarterly dividend in May 2008 (after the quarterly dividend that was paid in February 2008) at the current quarterly dividend rate and expects to request regulatory approval for any additional cash flow needs prior to closing the transaction with MainSource (see note 13 for additional information on capital requirements and restrictions on retained earnings and note 22 as well as the rest of this proxy/statement prospectus for additional information regarding the pending acquisition of 1st Independence by MainSource).

        1st Independence has $9.3 million of subordinated debentures outstanding, which are included in long-term debt in the accompanying consolidated balance sheet with $4.1 million of the debentures being variable rate obligations with interest rates that reprice quarterly (March 26, June 26, September 26 and December 26) and are tied to the three-month London Interbank Offering Rate ("LIBOR") plus 3.15%. The weighted average rate on the variable rate obligations was 8.46% for 2007 compared to 8.24% in 2006. At December 31, 2007 the rate on the variable rate obligations was 8.01% compared to 8.52% at December 31, 2006. The remaining $5.2 million of debentures carry a fixed interest rate of 6.4% until March 26, 2008 when the debentures become variable rate obligations that reprice quarterly at the three-month LIBOR rate plus 3.15%. At the rates that were in effect at December 31, 2007, 1st Independence's cash requirement to service interest on the debentures for 2008 was $660,000.

Sources and Uses of Cash

        1st Independence derives most of its cash flow from 1st Bank's activities. Cash flow of 1st Bank is provided primarily through financing activities, which include net increases in deposits and short-term borrowings. These funds are used to fund investing activities, which include making loans and increasing the investment portfolio.

Off-Balance Sheet Arrangements

        In the normal course of operations, 1st Independence engages in financial transactions that contain credit, interest rate, and liquidity risk that are not recorded in the financial statements. Such transactions include traditional off-balance sheet credit-related financial instruments, and commitments under long-term debt and operating lease agreements.

        1st Independence provides customers with off-balance sheet credit support through loan commitments, unused lines of credit, letters of credit, and commitments to sell loans. A summary of these financial instruments at December 31, 2007 follows:

	Total	Less than one year	1 to 3 years	3 - 5 years	Over 5 years
	(in thousands)
Off- balance sheet items:
Commitments to make loans	$19,804	$19,804	$—	$—	$—
Unused lines of credit	44,002	24,644	9,420	3,125	6,813
Performance letters of credit	2,608	730	1,796	82	—
Mortgage banking rate-lock	3,122	3,122	—	—	—

        Since many of the commitments and unused lines of credit are expected to expire or be only partially used, the total amount of commitments does not necessarily represent future cash requirements.

Contractual Obligations

        1st Independence is required to make future payments on long-term debt, which includes long-term FHLB advances and subordinated debentures. In addition to owned banking facilities, 1st Independence has entered into long-term leases to support its activities. A summary of these aggregate contractual obligations at December 31, 2007 follows:

	Payments Due by Period
	Total	Less than one year	1 to 3 years	3 - 5 years	Over 5 years
	(in thousands)
Aggregate contractual obligations:
FHLB borrowings	$11,000	$10,000	$—	$1,000	$—
Subordinated debentures	9,279	—	—	—	9,279
Operating lease commitments	2,805	264	563	572	1,406

Total	$23,084	$10,264	$563	$1,572	$10,685

Asset/Liability Management

        1st Bank, like many other financial institutions, is vulnerable to an increase in interest rates to the extent interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Historically, the lending activities of commercial banks emphasized the origination of short to intermediate term variable rate loans that are more closely matched with the deposit maturities and repricing of interest-bearing liabilities which occur closer to the same general time period. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during periods of declining interest rates, it is generally detrimental during periods of rising interest rates.

        To reduce the effect of interest rate changes on net interest income, 1st Bank has adopted various strategies to improve matching interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: originating variable rate commercial loans that include interest rate floors; originating one-to-four family residential mortgage loans with adjustable rate features, or fixed rate loans with short maturities; maintaining interest-bearing demand deposits, federal funds sold, and U.S. government securities with short to intermediate term maturities; maintaining an investment portfolio that provides stable cash flows, thereby providing investable funds in varying interest rate cycles; lengthening the maturities of our time deposits and borrowings when it would be cost effective; and attracting low cost checking and transaction accounts, which tend to be less interest rate sensitive when interest rates increase.

        1st Bank measures its exposure to changes in interest rates using an overnight upward and downward shift (shock) in the Treasury yield curve. As of December 31, 2007, if interest rates increased 200 basis points and decreased 200 points, respectively, 1st Bank's net interest income would increase by 1.5% and increase by 3.8%, respectively. The risk position of 1st Bank is within 1st Bank's policy limits.

Regulatory Matters

        On November 20, 2007, 1st Bank received its most recent Community Reinvestment Act ("CRA") Performance Evaluation prepared as of September 17, 2007. 1st Bank was assigned a "Satisfactory" rating which replaced the previous rating of "Needs to Improve" which 1st Bank had received on July 20, 2006. The previous rating was due in part to 1st Bank's low level of residential lending to low and moderate income borrowers within the Louisville, Kentucky Metropolitan Statistical Area. Management had taken appropriate steps to improve the residential lending issues cited by the Federal Deposit Insurance Corporation ("FDIC") during the 2006 CRA Performance Evaluation and those actions along with other steps taken resulted in the higher rating from the 2007 CRA Performance Evaluation. By statute, a bank with a "less than satisfactory" CRA rating has limitations on certain future business activities until the CRA rating improves. A "Satisfactory" rating has no such limitations.

Internal Control

        As reported in 1st Independence's Form 10-K filing for the year ended December 31, 2007, the management of 1st Independence, in assessing the effectiveness of 1st Independence's internal control over financial reporting as of December 31, 2007, concluded that 1st Independence's internal control over financial reporting was not effective. 1st Independence identified a material weakness in its internal control over financial reporting related to determining the allowance for loan losses after management performed an additional review of the fourth quarter 2007 evaluation of the adequacy of the allowance for loan losses. The additional review was performed to address concerns raised during the annual audit of the 2007 consolidated financial statements of 1st Independence by BKD, LLP, ("BKD") the Company's registered independent public accounting firm, regarding certain areas of the initial fourth quarter 2007 evaluation of the adequacy of the allowance for loan losses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness resulted due to an inappropriate change and an inappropriate application of methodology made in the fourth quarter 2007 evaluation of the adequacy of the allowance for loan losses. These inappropriate items were not communicated effectively to senior management, the Audit Committee of 1st Independence's

Board of Directors, or its entire Board of Directors and the lack of effective communication contributed to ineffective monitoring. The effected areas dealt with the subjective factors in the calculations as opposed to specific reserves. This material weakness resulted in a misstatement in the allowance for loan losses of approximately $3.3 million, which was detected and corrected prior to the issuance of 1st Independence's December 31, 2007 consolidated financial statements on Form 10-K and resulted in more than a remote likelihood that a material misstatement of 1st Independence's consolidated financial statements would not have been prevented or detected.

        As a result of the findings above, 1st Independence implemented the following actions: (1) sought to thoroughly understand the nature of the issues through discussions with BKD, with a third party firm who regularly consults with 1st Independence regarding the quarterly calculation of the adequacy of the allowance for loan losses and with the Audit Committee of the Board of Directors, (2) implemented procedures that any changes to the quarterly analysis of the adequacy in loan losses must be communicated in writing and approved by senior management and the Audit Committee of the Board of Directors, and (3) implemented more timely independent monitoring of the quarterly analysis of the adequacy in the allowance for loan losses. As a result of taking the above actions and evaluating the operating effectiveness of the added controls during the first quarter of 2008, 1st Independence reported in its Form 10-Q filing for the quarter ended March 31, 2008 that it had remediated the material weakness described above.

OWNERSHIP OF 1ST INDEPENDENCE COMMON STOCK

        The following table sets forth, as of May 15, 2008, certain information regarding the beneficial ownership of 1st Independence's common stock by each person or group who own more than 5% of the common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock as of that date.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of shares of common stock outstanding
Tontine Financial Partners, L.P. (1) Tontine Management, L.L.C. Jeffrey L. Gendell 55 Railroad Avenue Greenwich, Connecticut 06830	178,405	8.9%
1st Independence Employee Stock Ownership & 401K Plan (2) 8620 Biggin Hill Lane Louisville, Kentucky 40220-4117	155,457	7.8%

(1)
Based solely upon information provided in a Schedule 13F/A filed with the United States Securities and Exchange Commission by such persons on February 22, 2008.
(2)
The KSOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from 1st Independence. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. 1st Bank's Board of Directors has appointed a committee consisting Mr. N. William White—President and Chief Executive Officer of 1st Independence, Mr. R. Michael Wilbourn—Executive Vice President and Chief Financial Officer of 1st Independence and Ms. Terry L. Batson—Senior Vice President Human Resources of 1st Independence to serve as the KSOP administrative committee ("KSOP Committee") and First Bankers Trust Services, Inc. to serve as the KSOP trustees ("KSOP Trustee"). The KSOP Committee instructs the KSOP Trustee regarding investment of KSOP plan assets. The KSOP Trustee must vote all shares allocated to participant accounts under the KSOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received, will be voted by the KSOP Trustee as directed by the KSOP Committee. As of December 31, 2007, 138,880 shares were allocated under the ESOP to participant accounts.

        The following table sets forth, as of March 14, 2008 certain information regarding beneficial ownership of 1st Independence's common stock by: (i) each of 1st Independence's directors, nominees and named executive officers; and (ii) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding(2)
Matthew C. Chalfant	58,188	2.9%
Jack L. Coleman, Jr.	15,365	*
Thomas Les Letton	23,600	1.2
Stephen R. Manecke	21,750	1.1
Charles L. Moore II	81,571	4.1
Ronald L. Receveur	43,343	2.2
W.Dudley Shryock	7,127	*
H. Lowell Wainwright, Jr.	10,500	*
N. William White	40,259	2.0
All directors and executive officers of 1st Independence as a group (12 persons)(1)(2)(3)	328,039	16.1

(1)
The share amounts also include shares of common stock that the following persons may acquire through the exercise of stock options within 60 days of March 14, 2008: Stephen R. Manecke—5,000; Charles L. Moore II—3,400; Ronald L. Receveur—3,400; N. William White—13,000.

(2)
Excludes 155,457 shares of Common Stock held by the KSOP for which such individuals serve as a member of the KSOP Committee and have shared voting power. Such individuals disclaim beneficial ownership with respect to such shares held in a fiduciary capacity.

(3)
The share amount also includes 11,874 shares of common stock that may be acquired through the exercise of stock options within 60 days of March 14, 2008 by other executive officers.

*
Represents less than 1% of 1st Independence's outstanding common stock.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS
OF 1ST INDEPENDENCE IN THE MERGER

        When considering the recommendation of the 1st Independence Board of Directors, you should be aware that some of the employees and directors of 1st Independence and 1st Bank have interests that are different from, or in conflict with, your interests. The Board of Directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of 1st Independence, the officers and directors of 1st Independence do not have any material interest in the Merger apart from their interests as shareholders of 1st Independence.

Treatment of Stock Options

        The Merger Agreement provides that each option to acquire shares of 1st Independence common stock outstanding as of the effective date of the Merger will be converted into the right to receive from MainSource, at the effective time of the Merger, an amount in cash equal to the sum of $5.475 (subject to adjustment for changes in 1st Independence's consolidated tangible shareholders' equity) plus the product of the Exchange Ratio multiplied by the Average Share Price (as defined below) of a share of MainSource common stock less the per share exercise price for each share of 1st Independence common stock subject to such stock option. The Average Share Price of a share of MainSource common stock shall be equal to the average closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger. Each outstanding 1st Independence stock option will be cancelled and shall cease to exist by virtue of the Merger, regardless of whether the calculation of the purchase price for such stock option results in a positive or negative number.

        As of the record date the officers and directors of 1st Independence held options to purchase [41,050] shares of 1st Independence common stock. If not exercised prior to the effective time of the Merger, those options will be cashed out at the effective time of the Merger for an amount determined as described above. Because the Average Share Price of MainSource common stock will not be determined until the fifth calendar day immediately preceding the consummation of the Merger as well as the possibility of an adjustment to the cash consideration portion of the Merger Consideration provided for in the Merger Agreement, the amount of the payment due to cancel these options cannot be determined at this time. By way of example, if the Average Share Price of MainSource Common Stock were determined to be [$15.96] (the closing price of MainSource common stock on [May 13, 2008]) and there was no adjustment to the cash portion of the Merger Consideration, then based on a weighted average exercise price of [$12.25], the options held by officers and directors of 1st Independence would be cashed out for approximately [$299,000].

        All holders of outstanding stock options, including officers and directors, have entered into an agreement with 1st Independence consenting to the disposition of such option in accordance with the terms of the Merger Agreement.

Severance Payments Payable to Certain Officers of 1st Independence

        Under the Merger Agreement and in connection with the consummation of the Merger, Mr. White, Mr. Wilbourn, Ms. Beach and Mr. Wheately each will terminate their existing employment agreements with 1st Independence and 1st Bank in exchange for lump sum cash payments equal to approximately $534,358, $309,062, $273,217 and $394,532, respectively, subject to reduction to the extent such payments are not deductible under Section 280G of the Code. 1st Independence and 1st Bank have obtained from Mr. White, Mr. Wilbourn, Ms. Beach and Mr. Wheately binding written commitments to accept these lump sum cash payments payable as a result of the Merger in lieu of any amounts that otherwise would be payable, and any benefits to which they would be entitled, under their respective employment agreements.

        Under the Merger Agreement and in connection with the consummation of the Merger, Ms. Batson and Mr. Barron have executed an amendment to their existing change of control agreement pursuant to which each has waived his or her right to continue certain benefits following a change in control. Further, under the Merger Agreement, 1st Independence is required to fully accrue for the change in control payments due to Ms. Batson and Mr. Barron in the event these agreements are terminated by MainSource following the effective date of the Merger. The amount to be accrued by 1st Independence is approximately $133,171 in connection with the termination of Ms. Batson's agreement and $178,965 in connection with the termination of Mr. Barron's agreement.

Treatment of Certain Benefit Plans

        All employees of 1st Bank, including its executive officers, benefit from the early termination of the 1st Independence KSOP, as all shares of 1st Independence common stock held in the 1st Independence KSOP will be converted into consideration payable in the Merger and, after payment in full of the loan made by 1st Independence to the 1st Independence KSOP and receipt of a favorable determination letter by the IRS that the termination of the KSOP will not affect the KSOP's tax-qualified status, will be distributed to 1st Bank employees. See "THE MERGER AGREEMENT—Treatment of Shares Held in the 1st Independence Employee Stock Ownership Plan."

Directors of MainSource Bank—Kentucky

        Three of the current directors of 1st Bank will be appointed to the Board of Directors of MainSource Bank—Kentucky following the Merger.

Indemnification and Insurance of Directors and Officers

        MainSource has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of 1st Independence and 1st Bank as provided in the articles or certificate of incorporation or bylaws of 1st Independence and 1st Bank and any existing indemnification agreements or arrangements disclosed to MainSource shall survive the Merger and continue for a period of six years after the effective time of the Merger to the extent permitted by law.

        In addition, MainSource has agreed to cause 1st Independence's and 1st Bank's directors and officers to be covered for a period of three years after the effective time of the Merger by 1st Independence's existing directors' and officers' liability insurance policy (or a substitute policy obtained by MainSource having the same coverages and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        General.    The following summary discusses the material anticipated U.S. federal income tax consequences of the Merger applicable to a holder of shares of 1st Independence common stock that surrenders all of its common stock for shares of MainSource common stock and cash in the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the Merger and related transactions that may be relevant to holders of shares of 1st Independence common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions, or persons that hold their 1st Independence common stock as part of a hedge, straddle, constructive sale, or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their 1st Independence common stock through, partnerships or other pass-through entities, or persons who acquired their 1st Independence common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation, or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        1st Independence shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws, and U.S. tax laws other than income tax laws.

        Opinion Conditions.    The completion of the Merger is conditioned upon the delivery of an opinion by Krieg DeVault LLP, tax counsel to MainSource, that the Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code. MainSource expects to be able to obtain the tax opinions if, as expected:

  •
  MainSource, 1st Independence, and 1st Bank are able to deliver customary representations to MainSource's tax counsel;

  •
  there is no adverse change in U.S. federal income tax law; and

  •
  the aggregate fair market value of the MainSource common stock delivered as consideration in the Merger is equal to or greater than 50% of the sum of (i) the aggregate fair market value of such MainSource common stock; and (ii) the aggregate amount of cash that is considered to be Merger Consideration.

        If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code will depend upon the facts and law existing at the time that the Merger Agreement is signed in accordance with Treas. Reg. § 1.368-1(e)(2). The following discussion assumes that the Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code.

        Exchange of 1st Independence common stock for Cash and MainSource common stock.    1st Independence shareholders will exchange all of their 1st Independence common stock for a combination of MainSource common stock and cash in the Merger. Accordingly, shareholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the Merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the MainSource common stock received in the Merger over (b) the 1st Independence shareholder's aggregate tax basis in its 1st Independence common stock surrendered in exchange therefor.

        The gain recognized upon receipt of a combination of stock and cash will be capital gain unless the 1st Independence shareholder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder's ratable share of 1st Independence's accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a 1st Independence shareholder's receipt of cash has the effect of a distribution of a dividend, the 1st Independence shareholder will be treated as if it first exchanged all of its 1st Independence common stock solely in exchange for MainSource common stock and then MainSource immediately redeemed a portion of that stock for the cash that the holder actually received in the Merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to the 1st Independence shareholder if such receipt is, with respect to the 1st Independence shareholder, "not essentially equivalent to a dividend" or "substantially disproportionate," each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of MainSource following the Merger. The determination generally requires a comparison of the percentage of the outstanding stock of MainSource the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of MainSource the shareholder owns immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

        For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the 1st Independence shareholder's holding period for its 1st Independence common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized by a 1st Independence shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income.

        Any gain treated as qualified dividend income will be taxable to individual 1st Independence shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The determination as to whether a 1st Independence shareholder will recognize a capital gain or dividend income as a result of its exchange of 1st Independence common stock for a combination of MainSource common stock and cash in the Merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each 1st Independence shareholder is urged to consult its own tax advisor with respect to this determination.

        A 1st Independence shareholder's aggregate tax basis in the MainSource common stock received in the Merger will be equal to the shareholder's aggregate tax basis in its 1st Independence common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. A 1st Independence shareholder's holding period for MainSource common stock received in the Merger will include the holding period of the 1st Independence common stock surrendered in the Merger.

        Cash Received Instead of a Fractional Share of MainSource common stock.    Subject to the discussion above regarding possible dividend treatment, a 1st Independence shareholder that receives cash instead of a fractional share of MainSource common stock in the Merger will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received instead of the fractional share and the portion of the shareholder's tax basis in its 1st Independence common stock that is allocable to the fractional share. The capital gain or loss will be long-term if the holding period for such 1st Independence common stock is more than one year as of the date of the exchange.

        Exercising Appraisal Rights.    A 1st Independence shareholder who exercises appraisal rights under Delaware law and receives cash in exchange for his or her common stock will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the 1st Independence shareholder's aggregate tax basis in the 1st Independence shares exchanged therefor. Capital gains are subject to tax in the manner set forth above.

        Tax Treatment of Options.    The purchase price for the stock options will constitute taxable ordinary income to the optionholder.

        Tax Treatment of the Entities.    No gain or loss will be recognized by MainSource, 1st Independence, or 1st Bank as a result of the Merger.

        Information Reporting and Backup Withholding.    In general, a 1st Independence shareholder receiving cash in the Merger will be subject to information reporting with the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply if the exchanging 1st Independence shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS Form W-9). Certain holders (including, among others, U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging 1st Independence shareholder will be creditable against the 1st Independence shareholder's federal income tax liability, provided that it timely furnishes the required information to the IRS. 1st Independence shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        Under the Merger Agreement, 1st Independence shareholders will exchange their shares of 1st Independence common stock for shares of MainSource common stock and cash. 1st Independence is organized under the laws of the State of Delaware, and the 1st Independence shareholders are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law ("DGCL"), and 1st Independence's certificate of incorporation and bylaws. MainSource is an Indiana corporation, and is governed by the laws of the State of Indiana. Upon consummation of the Merger, 1st Independence's shareholders will become MainSource shareholders, and the Restated Articles of Incorporation of MainSource (the "MainSource Articles"), the Bylaws of MainSource (the "MainSource Bylaws"), the Indiana Business Corporation Law ("IBCL"), and rules and regulations applying to public companies will govern their rights as MainSource shareholders.

        The following summary discusses some of the material differences between the current rights of MainSource shareholders and 1st Independence shareholders under Delaware and Indiana law and under the MainSource Articles, the MainSource Bylaws, the Certificate of Incorporation of 1st Independence (the "1st Independence Articles"), and the Bylaws of 1st Independence (the "1st Independence Bylaws").

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the IBCL, the DGCL, other applicable Indiana and Delaware laws, the MainSource Articles, the MainSource Bylaws, the 1st Independence Articles and the 1st Independence Bylaws, as applicable.

Authorized Capital Stock

  MainSource

        MainSource currently is authorized to issue up to 25,000,000 shares of common stock, no par value, of which 18,570,139 shares were outstanding as of February 26, 2008. MainSource also is authorized to issue up to 400,000 shares of preferred stock, no par value. Currently, there are no shares of MainSource preferred stock outstanding. If any series of preferred stock is issued, the MainSource Board of Directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.

        As of February 26, 2008, options to purchase approximately 279,837 shares of MainSource common stock were outstanding.

  1st Independence

        1st Independence currently is authorized to issue up to 5,000,000 shares of common stock, $0.10 par value per share, of which 1,995,744 shares were outstanding as of February 26, 2008. 1st Independence also is authorized to issue up to 500,000 shares of preferred stock, $0.10 par value per share. Currently, there are no shares of 1st Independence preferred stock outstanding.

        As of February 26, 2008, options to purchase 64,300 shares of 1st Independence common stock were outstanding.

Voting Rights and Cumulative Voting

  MainSource

        Each holder of MainSource common stock generally has the right to cast one vote for each share of MainSource common stock held of record on all matters submitted to a vote of shareholders of MainSource. If MainSource issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Indiana law permits shareholders to cumulate their votes in the election of directors if the corporation's articles of incorporation so provide. However, the MainSource Articles do not grant cumulative voting rights to its shareholders.

  1st Independence

        Each holder of 1st Independence common stock generally has the right to cast one vote for each share of 1st Independence common stock held of record on all matters submitted to a vote of shareholders of 1st Independence. If 1st Independence issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. The 1st Independence Articles also provide that any holder of more than 10% of the outstanding shares of 1st Independence common stock may only vote such stock up to such 10% limit subject to certain exceptions provided in the 1st Independence Articles. The 1st Independence Articles do not grant cumulative voting rights to its shareholders.

Dividends

        MainSource and 1st Independence may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as MainSource's and 1st Independence's respective Board of Directors may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Liquidation

        In the event of the liquidation, dissolution, and/or winding-up of MainSource or 1st Independence, the holders of shares of MainSource and 1st Independence common stock, as the case may be, are entitled to receive, after the payment of or provision of payment for MainSource's and 1st Independence's respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of MainSource and 1st Independence, respectively.

Preferred Stock

        In general, the Boards of Directors of MainSource and 1st Independence are authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. If MainSource or 1st Independence were to issue preferred stock, such preferred stock may have a priority rank over its common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

Issuance of Additional Shares

  MainSource

        Except in connection with the proposed Merger with 1st Independence, and as otherwise may be provided herein, MainSource has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of MainSource common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, or issuance in future underwritten or other public or private offerings.

        Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation's articles of incorporation reserve such a right to the corporation's shareholders. Under the MainSource Articles, no shareholder approval will be required for the issuance of these shares. As a result, MainSource's Board of Directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of MainSource's common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Market.

  1st Independence

        1st Independence has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. The 1st Independence Articles provide that no shareholder approval is required for the issuance of these shares. As a result, 1st Independence's Board of Directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of 1st Independence's common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Market.

Number of and Restrictions Upon Directors

  MainSource

        The MainSource Bylaws state that the number of directors shall be not less than five and not more than 15, as fixed by resolution of the Board of Directors from time to time. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death, resignation, or removal. Neither the MainSource Articles nor the MainSource Bylaws contain any other restrictions on the qualifications of directors, including residency and age restrictions.

  1st Independence

        The 1st Independence Articles provide that the number of directors shall be not less than three and not more than 15, as shall be provided from time to time in or in accordance with the Bylaws. The 1st Independence Bylaws currently provide that the number of directors of 1st Independence shall be nine though the Board of Directors may increase that number to a number not in excess of 15.

        The 1st Independence Articles and Bylaws provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years, where directors of Class I will be elected at the first annual meeting, directors of Class II will be elected at the second annual meeting, and directors of Class III shall be elected at the third annual meeting. The 1st Independence Bylaws generally provide an age limit of 70 years on directors. Neither the 1st Independence Articles nor the 1st Independence Bylaws contain any other restrictions on the qualifications of directors, including residency restrictions.

Removal of Directors

  MainSource

        Under Indiana law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Under the MainSource Bylaws, any director or the entire Board of Directors may be removed, with or without cause, at a meeting of shareholders called expressly for the purpose of removing one or more directors, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

  1st Independence

        The 1st Independence Articles provide that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Whenever the holders of any one or more series of preferred stock have the right to vote to elect one or more directors, the preceding sentence shall not apply with respect to the director or directors elected by such holders of preferred stock.

Special Meetings of the Board

  MainSource

        The MainSource Bylaws provide that special meetings of the Board of Directors may be called by, or at the request of, the Chairman of the Board, the president of MainSource or by any two directors.

  1st Independence

        The 1st Independence Bylaws provide that special meetings of the Board of Directors may be called at any time by or at the request of the president, or by one-third of the directors.

Classified Board of Directors

        The 1st Independence Articles and Bylaws provide that 1st Independence's Board of Directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of 1st Independence's Board of Directors.

        Neither the MainSource Articles nor the MainSource Bylaws provide for a division of the MainSource Board of Directors into classes.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

  MainSource

        The MainSource Bylaws provide that nominations for the election of directors may be made by a nominating committee appointed by the Board of Directors that consists of at least two independent directors or by any shareholder entitled to vote on the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. In addition, the MainSource Bylaws provide that any business to be presented at the annual meeting of shareholders is subject to certain advance notice and informational requirements. The MainSource Bylaws state that the Secretary must receive written notice of any shareholder director nomination or proposal for business at an annual meeting of shareholders not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination or proposal must be received no later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

  1st Independence

        The 1st Independence Bylaws provide that nominations for the election of directors may be made by or at the direction of a majority of the Board of Directors or by any stockholder entitled to vote at the annual meeting. In addition, the 1st Independence Bylaws provide that any business to be presented at the annual meeting of shareholders is subject to certain advance notice and informational requirements. The 1st Independence Bylaws state that 1st Independence must receive written notice at its principal office of any shareholder director nomination or proposal for business at an annual meeting of shareholders not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders.

Special Meetings of Shareholders

  MainSource

        As permitted under the IBCL, the MainSource Bylaws state that special shareholders' meetings may be called by the Chairman of the Board of Directors or the Chief Executive Officer, and shall be called by the Chairman of the Board at the written request of a majority of the members of the Board of Directors or upon delivery to MainSource's Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

  1st Independence

        As permitted under the DGCL, the 1st Independence Bylaws provide that special meetings of the shareholders for any purpose may be called at any time by the majority of the Board of Directors or by a committee of the board, whose members will be designated by the Board, and which committee will have the power and authority to call such meetings.

Indemnification

  MainSource

        Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (a) the individual's conduct was in good faith, (b) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (c) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual's conduct was lawful, or the individual had no reasonable cause to believe that the individual's conduct was unlawful.

        Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

        In general, the MainSource Articles provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, by reason of the fact that he or she is or was a director or officer of MainSource, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the IBCL, against all expense, liability, and loss (including attorneys' fees, judgments, fines, taxes, and penalties) reasonably incurred or suffered by such person in connection therewith. However, MainSource is not obligated to indemnify any director or officer with respect to any proceeding in which there is a claim asserted directly by MainSource against any such director or officer, or in any proceeding in which a claim is asserted by any such director or officer against MainSource and/or any of its directors, officers, employees, or agents.

  1st Independence

        Under the DGCL, directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement under certain circumstances. In certain types of actions, suits or proceedings, whether they are civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation, i.e., a "derivative action"), such individuals may be indemnified against individual liability if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) resulting from the defense or settlement of such actions. In the case of derivative actions, the DGCL requires court approval before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent that a director or officer otherwise eligible to be indemnified is successful on the merits or otherwise of any claim or defense, indemnification is required for expenses (including attorneys' fees) actually and reasonably incurred.

        Expenses incurred by a director or officer of a corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of any advance if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by the DGCL.

        1st Independence's Articles and Bylaws provide for the indemnification of its directors, officers and employees, and of any person serving at the request of 1st Independence as a director, officer, employee, partner or trustee of another enterprise, to the fullest extent permitted by the DGCL.

Preemptive Rights

  MainSource

        Although permitted by the IBCL, MainSource's Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity. However, preemptive rights may be granted to MainSource's shareholders if the Articles are later amended to permit preemptive rights.

  1st Independence

        1st Independence's Articles provide that holders of 1st Independence common stock are not entitled to preemptive rights with respect to any shares that may be issued.

Appraisal Rights of Dissenting Shareholders

  MainSource

        The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges, or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, the NASDAQ Stock Market, or similar exchange. Accordingly, since the shares of MainSource are traded on the NASDAQ Stock Market, no dissenters' rights are available to MainSource shareholders.

  1st Independence

        Under the DGCL, stockholders have the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder's shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. The DGCL grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

  •
  shares of stock of the surviving corporation;

  •
  shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

  •
  cash in lieu of fractional shares of the stock described in the two preceding clauses; or

  •
  any combination of the above.

        Please review the section entitled "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" beginning on page     for a more thorough discussion of appraisal rights under the DCGL that 1st Independence shareholders have in connection with the Merger.

Amendment of Articles of Incorporation and Bylaws

  MainSource

        Amendments to the MainSource Articles must be approved by a majority vote of MainSource's Board of Directors and also by a majority vote of the outstanding shares of MainSource's voting stock.

        The MainSource Bylaws may be amended only by a majority vote of the total number of directors of MainSource.

  1st Independence

        The DGCL provides that the board of directors may propose amendments to a corporation's certificate of incorporation. Proposed amendments must be approved by the affirmative vote of the holders of a majority of shares entitled to vote, and a majority of each class entitled to vote thereon as a separate class, unless the certificate of incorporation requires a larger percentage. Additionally, the DGCL requires that, subject to specified exceptions, amendments must be approved by a separate vote of a class or series of stock whether or not entitled to vote thereon by the certificate of incorporation, if, among other things, the amendment would adversely affect the rights or preferences of such class or series.

        Although generally amendments to 1st Independence's Articles must be approved by a majority vote of the holders of 1st Independence's outstanding common stock, a vote of at least 80% of the outstanding shares of common stock eligible to be cast by shareholders at a meeting for election of directors (considered as a single class) is required for amendments to the provisions of 1st Independence's Articles relating to: (1) meetings of shareholders; (2) special meetings of shareholders; (3) shareholder proxies; (4) shareholder nominations and proposals; (5) size and classification of the Board of Directors; (6) removal of directors; (7) limitations on voting rights; (8) approval and evaluation of certain business combinations; (9) fair price requirements in certain business combinations, (10) liability of directors; (11) indemnification of directors, officers and employees; (12) amendment of the 1st Independence Bylaws; and (13) amendment of the 80% shareholder approval requirement itself.

        The 1st Independence Bylaws may be amended by a majority vote of the total number of directors of 1st Independence or a vote of at least 80% of the outstanding shares of common stock eligible to be cast by shareholders at a meeting for election of directors cast at a meeting of the shareholders called for that purpose (considered as a single class).

RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL
(ANTI-TAKEOVER PROTECTIONS)

General

        The 1st Independence Articles include several provisions intended to protect the interests of 1st Independence and its shareholders from unsolicited changes in control. These provisions authorize the 1st Independence Board of Directors to respond to such unsolicited offers that would effect a change in control in a manner that, in the Board's judgment, will best protect the interests of the company and its subsidiaries. Although the 1st Independence Board of Directors believes that the acquisition restrictions described below are beneficial to its shareholders, the provisions may have the effect of rendering 1st Independence less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices, but would not be approved by the 1st Independence Board of Directors. These acquisition restrictions also will render the removal of management and the incumbent Board of Directors more difficult. However, 1st Independence's Board of Directors has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages. Neither the MainSource Articles nor the MainSource Bylaws contain significant anti-takeover provisions.

MainSource's and 1st Independence's Articles and Bylaws

        Directors.    Certain provisions in the MainSource Bylaws, 1st Independence Articles, and 1st Independence Bylaws impede changes in the majority control of the companies' Boards of Directors. The 1st Independence Articles and Bylaws provide that the Board of Directors will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it takes two annual elections to replace a majority of 1st Independence's Board of Directors.

        The MainSource Bylaws provide that any vacancy occurring in MainSource's Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors of the company then in office. The 1st Independence Articles provide that vacancies shall be filled by a vote of two-thirds of the directors then in office. Finally, the MainSource Bylaws and 1st Independence Bylaws each impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the respective Boards of Directors, or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

        The MainSource Bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. However, the 1st Independence Articles provide that a director may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors.

        Restrictions on Call of Special Meetings.    The MainSource Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board or the Chief Executive Officer of MainSource, or by the Chairman of the Board at the written request of a majority of the members of the Board of Directors, or upon delivery to MainSource's Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The 1st Independence Articles provide that a special meeting of shareholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors (or by a Committee of the Board of Directors to whom the Board has given such authority). With regard to 1st Independence, shareholders are not authorized to call a special meeting.

        No Cumulative Voting.    The MainSource Articles and the 1st Independence Articles each provide that there shall be no cumulative voting rights in the election of directors.

        Authorization of Preferred Stock.    MainSource and 1st Independence each is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Boards of Directors of the respective companies are authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer, or other attempt to gain control of MainSource or 1st Independence not approved by the respective Board of Directors, it might be possible for the Board of Directors of MainSource or 1st Independence, as the case may be, to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Boards of Directors have no present plans or understandings for the issuance of any preferred stock and do not intend to issue any preferred stock except on terms that the respective Boards may deem to be in the best interests of MainSource and its shareholders or of 1st Independence and its shareholders, as the case may be.

        Limitations on 10% Shareholders.    The 1st Independence Articles provide that no person who directly or indirectly beneficially owns more than 10% of the outstanding shares of common stock of 1st Independence may vote shares held in excess of such 10% threshold (subject to certain exceptions). Neither the MainSource Articles nor MainSource Bylaws contain any such provisions.

        Evaluation of Offers.    The 1st Independence Articles provide that the Board of Directors, when evaluating any offer for 1st Independence such as a tender offer, merger or purchase of all or substantially all of its assets, may, in connection with the exercise of its judgment in determining what is in the best interest of 1st Independence and the shareholders of 1st Independence, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on 1st Independence's and 1st Bank's present and future customers and employees; the effect on the communities in which 1st Independence and 1st Bank operate or are located; and the effect on the ability of 1st Independence to fulfill the objectives of a holding company and of 1st Bank, or future financial institution subsidiaries, to fulfill the objectives of a financial institution under applicable statutes and regulations. The 1st Independence Articles also authorize the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of 1st Independence, or to oppose such a transaction deemed undesirable by the Board of Directors. By having these standards and provisions in the 1st Independence Articles, the 1st Independence Board

of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of 1st Independence, even if the price offered is significantly greater than the then market price of any equity security of 1st Independence. The MainSource Articles do not contain provisions regarding the evaluation of offers.

        Procedures for Certain Business Combinations.    The 1st Independence Articles require that certain business combinations between 1st Independence (or any majority-owned subsidiary) and a 10% or greater shareholder of the company either (1) be approved by at least 80% of the total number of outstanding voting shares of 1st Independence, or (2) be approved by two-thirds of the directors who were directors prior to the time such shareholder first became a 10% or greater shareholder. In addition, unless the business combination is so approved by such directors, the business combination will also be subject to certain fair price requirements set forth in 1st Independence's Articles that are designed to assure that shareholders of 1st Independence receive consideration of the type and value no less than the highest price the 10% or greater shareholder paid to acquire shares of 1st Independence. The MainSource Articles do not contain provisions regarding procedures for certain business combinations.

        Amendments to Articles and Bylaws.    In general, amendments to the MainSource Articles and the 1st Independence Articles must be approved by a majority vote of MainSource's Board of Directors and 1st Independence's Board of Directors, as the case may be, and also by a majority of the outstanding shares of MainSource's and 1st Independence's voting shares, as appropriate; provided, however, with respect to 1st Independence only, approval by at least 80% of the outstanding voting shares is required to amend provisions of 1st Independence's Articles relating to (1) meetings of shareholders; (2) special meetings of shareholders; (3) shareholder proxies; (4) shareholder nominations and proposals; (5) size and classification of the Board of Directors; (6) removal of directors; (7) limitations on voting rights; (8) approval and evaluation of certain business combinations; (9) fair price requirements in certain business combinations, (10) liability of directors; (11) indemnification of directors, officers and employees; (12) amendment of the 1st Independence Bylaws; and (13) amendment of the 80% shareholder approval requirement itself.

        The MainSource Bylaws may be amended only by a majority vote of the total number of directors of MainSource. The 1st Independence Bylaws may be amended by a majority vote of the total number of directors of 1st Independence or a vote of at least 80% of the outstanding shares of capital stock eligible to be cast by shareholders at a meeting for election of directors cast at a meeting of the shareholders called for that purpose (considered as a single class).

State and Federal Law

        State Law.    Several provisions of the DGCL and the IBCL could affect the ability of a third party to acquire shares of 1st Independence common stock or MainSource common stock, respectively, or otherwise affect the control of MainSource or 1st Independence. A comparison of certain of the material provisions of the DGCL and the IBCL is set forth below. The comparison is not intended to provide a comprehensive summary of Indiana or Delaware law and should be read in conjunction with the preceding description of the provisions of the MainSource's and 1st Independence's Articles and Bylaws.

Business Combinations Not Involving Interested Stockholders

        The DGCL requires a majority vote of the shares entitled to vote in order to effectuate a merger between two Delaware corporations or between a Delaware corporation and a corporation organized under the laws of another state. However, unless required by the certificate of incorporation, a vote of the stockholders of the corporation surviving the merger is not required if (i) the merger agreement does not amend that corporation's certificate of incorporation, (ii) each share of that corporation's stock outstanding before the effective date of the merger is to be identical to an outstanding or treasury share of the surviving corporation after the merger and (iii) in the event the merger plan provides for the issuance of common stock or securities convertible into common stock by the surviving corporation, the common stock issued and the common stock issuable upon conversion of the issued securities do not exceed 20% of the shares outstanding immediately before the effective date of the merger.

        The IBCL requires, for each voting group, a majority vote of the shares entitled to be cast by that voting group in order to effectuate a merger or share exchange unless the articles of incorporation or the board of directors require a greater vote. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares relative to the number of shares held by all shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

Business Combinations Involving Interested Stockholders

        The DGCL provides that, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders (not by written consent).

        An "interested stockholder" is generally defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

        The foregoing will not apply if: (i) the corporation's original certificate of incorporation contains a provision expressly opting out of this section of the DGCL; (ii) the corporation adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section;

(iii) the corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken by an interested stockholder or from a transaction in which a person becomes an interested stockholder; (iv) a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; (v) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement of certain types of transactions described in the DGCL; or (vi) the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the DGCL did not apply to the corporation.

        The "Business Combination Provisions" of the IBCL restrict the ability of a "resident domestic corporation" to engage in any business combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the business combination or the purchase of shares by the interested shareholder on the interested shareholder's share acquisition date is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after such five-year period only if the interested shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price requirements.

        "Resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

        The above provisions do not apply to a corporation that elects to opt out in its original articles of incorporation or in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for eighteen months after its passage and would apply only to share acquisitions occurring after its effective date.

Control Share Acquisitions

        Pursuant to the "Control Share Acquisitions Provisions" of the IBCL, an acquiring person who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of the shareholders held upon the request and at the expense of the acquiring person.

        If authorized in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed with the issuing public corporation may, at any time during the period ending sixty days after the last acquisition of control shares by the acquiring person, be subject to redemption by the corporation at the fair value thereof pursuant to procedures adopted by the corporation.

        Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.

        Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within ninety days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which has 100 or more shareholders, has its principal place of business, its principal office or substantial assets within Indiana and has either (i) more than 10% of its shareholders resident in Indiana, (ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana.

        The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or bylaws provide that such provisions do not apply.

        There is no corresponding provision under the DGCL.

Constituent Interests

        The "Constituent Interests Provision" of the IBCL provides that the board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with respect to the foregoing with the approval of a majority of the disinterested directors of the board of directors, that determination shall conclusively be presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation.

        Further, the IBCL specifically provides that certain judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under the IBCL.

        There is no corresponding provision in the DGCL.

Rights, Warrants or Options

        Under the DGCL, rights or options to purchase shares of any class of stock may be created and issued by a corporation's board of directors subject to the provisions of the certificate of incorporation. The terms of such rights or options must be fixed and stated in the certificate of incorporation or in a resolution or resolutions adopted by the board of directors.

        Under the IBCL, a corporation, acting through its board of directors, may create or issue rights, options or warrants for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. The board of directors shall determine the terms upon which the rights, options or warrants are issued, their form and content and the consideration for which the shares or other securities are to be issued.

        Federal Limitations.    Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS

        The consolidated financial statements of MainSource incorporated by reference in MainSource's Annual Report on Form 10-K for the year ended December 31, 2007 and internal controls over financial reporting as of December 31, 2007 incorporated by reference therein, have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of Crowe Chizek and Company LLC as experts in accounting and auditing.

        The consolidated financial statements of 1st Independence included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus is a part have been audited by BKD, LLP, independent registered public accounting firm, as set forth in their report thereon in reliance upon such report given on the authority of BKD, LLP as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the MainSource common stock to be issued in the proposed Merger and certain matters pertaining to the federal income tax consequences of the proposed Merger will be passed upon by Krieg DeVault LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

MainSource

        If the Merger is completed, 1st Independence shareholders will become shareholders of MainSource. To be included in MainSource's proxy statement and voted on at MainSource's regularly scheduled 2009 annual meeting of shareholders, shareholder proposals must be submitted in writing by December 12, 2008, to MainSource's Secretary, 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, which date is 120 calendar days before the date of the release of MainSource's proxy statement for 2008. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2009 annual meeting is changed, the dates set forth above may change.

        Pursuant to MainSource's Bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give MainSource written notice not less than 60 days or more than 90 days before the meeting, and the notice must provide certain other information as described in the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to MainSource's Secretary.

1st Independence

        If the Merger occurs, there will be no 1st Independence annual meeting of shareholders for 2008. In that case, shareholder proposals must be submitted to MainSource in accordance with the procedures described above.

        If the Merger is not completed, 1st Independence will provide notice of the record date and annual meeting date, as well as the deadline for submitting shareholder proposals for such meeting and to have such proposals included in 1st Independence's proxy statement for the 2008 annual meeting of shareholders. Such date will be disclosed in a quarterly report on Form 10-Q or current report on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

        MainSource and 1st Independence file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that the companies file at the Securities and Exchange Commission's public reference room at Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. MainSource's and 1st Independence's public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of MainSource common stock are listed on the NASDAQ Stock Market under the symbol "MSFG," and shares of 1st Independence common stock are listed on the NASDAQ Stock Market under the symbol "FIFG."

        MainSource has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of MainSource being offered in the Merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

        The Securities and Exchange Commission allows MainSource to "incorporate by reference" the information filed by MainSource with the Securities and Exchange Commission, which means that MainSource can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

        MainSource incorporates by reference the documents and information listed below:

          (1)   MainSource's Annual Report on Form 10-K for the year ended December 31, 2007;

          (2)   The information described below under the following captions in MainSource's Form 10-K for the fiscal year ended December 31, 2007: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of MainSource under the caption "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;" (b) "Executive Compensation;" (c) "Certain Relationships and Related Transactions and Director Independence;" and (d) information concerning directors and executive officers of MainSource under the caption "Directors, Executive Officers and Corporate Governance;"

          (3)   MainSource's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

          (4)   MainSource's Current Reports on Form 8-K filed February 27, 2008, February 29, 2008, March 20, 2008, April 1, 2008, and April 22, 2008; and

          (5)   The description of MainSource's common stock set forth in the Current Report on Form 8-K filed May 19, 2005.

        MainSource also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date on which the Merger is completed.

        Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

        All information regarding MainSource in this proxy statement/prospectus has been provided by MainSource, and all information regarding 1st Independence in this proxy statement/prospectus has been provided by 1st Independence.

Index to Consolidated Financial Statements of
1st Independence Financial Group, Inc.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
1st Independence Financial Group, Inc.
Louisville, Kentucky

        We have audited the accompanying consolidated balance sheets of 1st Independence Financial Group, Inc. (Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Louisville, Kentucky
April 11, 2008

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Consolidated Balance Sheets

(in thousands except share data)

	December 31, 2007	December 31, 2006
Assets
Cash and due from banks	$11,118	$16,678
Interest-bearing demand deposits	7,789	6,370
Federal funds sold	13,711	531

Cash and cash equivalents	32,618	23,579
Interest-bearing deposits	100	100
Available-for-sale securities at fair value	15,045	16,421
Held-to-maturity securities, fair value of $1,750 and $1,930 at December 31, 2007 and 2006, respectively	1,745	1,900
Loans held for sale	2,874	1,227
Loans, net of allowance for loan losses of $7,140 and $3,745 at December 31, 2007 and 2006, respectively	268,448	270,478
Premises and equipment, net	7,954	8,322
Federal Home Loan Bank (FHLB) stock	2,313	2,313
Bank owned life insurance	3,647	3,435
Goodwill	8,286	11,142
Other real estate owned	58	433
Interest receivable and other assets	4,630	3,456

Total assets	$347,718	$342,806

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand	$15,491	$18,261
Savings, NOW and money market	102,064	78,083
Time	137,030	157,733

Total deposits	254,585	254,077
Short-term borrowings	36,011	36,526
Long-term debt	20,279	10,279
Interest payable and other liabilities	1,567	1,621

Total liabilities	312,442	302,503

Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.10 par value, 5,000,000 shares authorized, 1,995,744 shares and 1,995,594 shares outstanding at December 31, 2007 and 2006, respectively	296	296
Additional paid-in capital	39,898	39,775
Retained earnings	9,767	15,169
Unearned ESOP compensation	(166)	(291)
Accumulated other comprehensive income (loss)	56	(71)
Treasury stock, at cost, common, 969,835 shares and 969,835 shares at December 31, 2007 and 2006, respectively	(14,575)	(14,575)

Total stockholders' equity	35,276	40,303

Total liabilities and stockholders' equity	$347,718	$342,806

See notes to consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Year ended December 31,	Year ended December 31,	Year ended December 31,
	2007	2006	2005
Interest and dividend income
Loans, including fees	$20,411	$20,798	$17,009
Securities
Taxable	651	649	693
Tax exempt	176	183	125
Federal funds sold	442	368	332
Dividends	193	158	143
Deposits with financial institutions	310	282	144

Total interest and dividend income	22,183	22,438	18,446

Interest expense
Deposits	10,507	10,060	6,852
FHLB advances	1,328	1,023	727
Other	721	732	615

Total interest expense	12,556	11,815	8,194

Net interest income	9,627	10,623	10,252
Provision for loan losses	4,584	847	354

Net interest income after provision for loan losses	5,043	9,776	9,898

Noninterest income
Service charges	590	518	391
Gain on loan sales	878	892	1,041
(Loss) on sale of premises and equipment	—	(32)	(156)
(Loss) on other real estate owned	(32)	(120)	—
Increase in cash value of life insurance	212	199	188
Net realized gains on sales of available-for-sale securities	1	—	4,883
Other	342	334	610

Total noninterest income	1,991	1,791	6,957

Noninterest expense
Salaries and employee benefits	4,977	4,162	4,850
Net occupancy expense	1,647	1,586	1,431
Data processing fees	820	759	630
Professional fees	359	590	785
Marketing expense	99	104	362
Goodwill impairment	2,856	—	—
Other	2,243	1,638	2,035

Total noninterest expense	13,001	8,839	10,093

Income (loss) from continuing operations before income taxes and minority interest	(5,967)	2,728	6,762
Income tax expense (benefit) from continuing operations	(1,196)	788	2,273

Income (loss) from continuing operations before minority interest and discontinued operations	(4,771)	1,940	4,489
Income from subsidiary held for disposal	—	—	6
Income tax expense from subsidiary held for disposal	—	—	2

Income (loss) before minority interest	(4,771)	1,940	4,493
Minority interest in (income) of consolidated subsidiary and subsidiary held for disposal	—	—	(12)

Net income (loss)	$(4,771)	$1,940	$4,481

Income (loss) per share from continuing operations
Basic	$(2.42)	$1.00	$2.38
Diluted	(2.42)	0.99	2.33
Income per share from subsidiary held for disposal
Basic	$0.00	$0.00	$0.00
Diluted	0.00	0.00	0.00
Net income (loss) per share
Basic	$(2.42)	$1.00	$2.37
Diluted	(2.42)	0.99	2.32
Weighted average shares outstanding
Basic	1,970	1,941	1,889
Diluted	1,970	1,957	1,929

See notes to consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year ended December 31,	Year ended December 31,	Year ended December 31,
	2007	2006	2005
Net income (loss)	$(4,771)	$1,940	$4,481
Other comprehensive income (loss), net of tax
Change in unrealized gains and losses on available-for-sale securities	128	66	(686)
Less reclassification adjustment for realized gains (losses) included in net income (loss)	1	—	3,223

Other comprehensive income (loss)	127	66	(3,909)

Comprehensive income (loss)	$(4,644)	$2,006	$572

See notes to consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Consolidated Statements of Changes in Stockholders' Equity

(in thousands except share and per share data)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Compensation	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders' Equity
Balance December 31, 2004	1,916,368	$289	$38,588	$10,122	$(490)	$—	$3,772	$(14,575)	$37,706
Net income	—	—	—	4,481	—	—	—	—	4,481
Cash dividends declared, $0.40 per share	—	—	—	(754)	—	—	—	—	(754)
Change in other comprehensive income (loss), net of tax	—	—	—	—	—	—	(3,909)	—	(3,909)
Exercise of stock options	54,500	5	877	—	—	—	—	—	882
Retirement of stock received as part of exercise of stock options	(20,960)	(2)	(411)	—	—	—	—	—	(413)
Issuance of restricted stock	2,000	—	38	—	—	(38)	—	—	—
Forfeiture of restricted stock	(500)	—	(9)	—	—	9	—	—	—
Amortization of unearned compensation	—	—	—	—	—	5	—	—	5
ESOP shares released	—	—	153	—	110	—	—	—	263

Balance December 31, 2005	1,951,408	$292	$39,236	$13,849	$(380)	$(24)	$(137)	$(14,575)	$38,261
Net income	—	—	—	1,940	—	—	—	—	1,940
Cash dividends declared, $0.32 per share	—	—	—	(620)	—	—	—	—	(620)
Change in other comprehensive income (loss), net of tax	—	—	—	—	—	—	66	—	66
Exercise of stock options	51,500	5	736	—	—	—	—	—	741
Retirement of stock received as part of exercise of stock options	(14,314)	(1)	(246)	—	—	—	—	—	(247)
Issuance of restricted stock	7,000	1	(1)	—	—	—	—	—	—
Accrual of compensation expense for stock options	—	—	40	—	—	—	—	—	40
Amortization of unearned compensation	—	—	19	—	—	—	—	—	19
ESOP shares released	—	—	14	—	89	—	—	—	103
Other	—	(1)	(23)	—	—	24	—	—	—

Balance December 31, 2006	1,995,594	$296	$39,775	$15,169	$(291)	$—	$(71)	$(14,575)	$40,303
Net income (loss)	—	—	—	(4,771)	—	—	—	—	(4,771)
Cash dividends declared, $0.32 per share	—	—	—	(631)	—	—	—	—	(631)
Change in other comprehensive income (loss), net of tax	—	—	—	—	—	—	127	—	127
Repurchase and retirement of common stock	(2,200)	—	(37)	—	—	—	—	—	(37)
Issuance of restricted stock	2,750	—	—	—	—	—	—	—	—
Forfeiture of restricted stock	(400)	—	—	—	—	—	—	—	—
Accrual of compensation expense for stock options	—	—	59	—	—	—	—	—	59
Amortization of unearned compensation	—	—	30	—	—	—	—	—	30
ESOP shares released	—	—	72	—	125	—	—	—	197
Other	—	—	(1)	—	—	—	—	—	(1)

Balance December 31, 2007	1,995,744	$296	$39,898	$9,767	$(166)	$—	$56	$(14,575)	$35,276

See notes to consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,	Year ended December 31,	Year ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$(4,771)	$1,940	$4,481
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	719	716	613
Provision for loan losses	4,584	847	354
Goodwill impairment	2,856	—	—
Gain on loan sales	(878)	(892)	(1,041)
Origination of loans held for sale	(47,714)	(46,830)	(60,408)
Proceeds from loans held for sale	46,945	47,773	62,515
Compensation expense on stock options	59	40	—
ESOP compensation	197	103	210
Amortization of unearned compensation on restricted stock	30	19	5
Amortization of premiums and discounts on securities	26	32	117
Deferred income taxes	(1,401)	(395)	3
FHLB stock dividend	—	(122)	(100)
Amortization of loan fees	(209)	(358)	(330)
Amortization of intangibles, net	224	259	336
Net realized (gains) losses on available-for-sale securities	(1)	—	(4,883)
Loss on sale of premises and equipment	—	32	156
Minority interest in income of consolidated subsidiary and subsidiary held for disposal	—	—	12
Increase in cash value of life insurance	(212)	(199)	(188)
(Income) from subsidiary held for disposal	—	—	(4)
Changes in:
Decrease (increase) in interest receivable and other assets	2,888	(70)	(594)
(Decrease) increase in interest payable and other liabilities	(119)	120	507

Net cash provided by operating activities	3,223	3,015	1,761

Cash Flows from Investing Activities:
Purchase of interest-bearing deposits	—	(100)	—
Proceeds from maturities of interest-bearing deposits	—	100	—
Purchases of available-for-sale securities	(4,009)	(2,538)	(7,319)
Proceeds from maturities and calls of available-for-sale securities	5,550	2,321	5,474
Proceeds from sales of available-for-sale securities	—	—	11,267
Proceeds from maturities of held-to-maturity securities	152	68	165
Net (increase) in loans	(4,851)	(4,901)	(33,578)
Purchases of premises and equipment	(351)	(855)	(3,635)
Proceeds from sales of premises and equipment	—	—	24
Proceeds from sale of FHLB stock	—	498	—
Proceeds, net from sale of subsidiaries	—	—	2,260

Net cash (used in) investing activities	(3,509)	(5,407)	(25,342)

Cash Flows from Financing Activities:
Net increase (decrease) in deposits	508	(10,245)	40,968
Net (decrease) increase in short-term borrowings	(515)	17,779	(4,486)
Proceeds from issuance of long-term debt	10,000	—	—
Repayment of long-term debt	—	(3,000)	(1,000)
Repurchase and retirement of common stock	(37)	—	—
Proceeds from exercise of stock options	—	494	470
Cash dividends paid	(631)	(620)	(754)

Net cash provided by financing activities	9,325	4,408	35,198

Net increase in cash and cash equivalents	9,039	2,016	11,617
Cash and cash equivalents at beginning of period	23,579	21,563	9,946

Cash and cash equivalents at end of period	$32,618	$23,579	$21,563

Supplemental Cash Flow Information:
Interest paid	$12,525	$11,664	$7,800
Income taxes paid	137	1,248	1,965
Net increase in cash and cash equivalents of discontinued operations
Net cash (used in) operating activities	—	—	(5)
Net cash provided by investing activities	—	—	1,647
Net cash (used in) financing activities	—	—	(361)

Net increase in cash and cash equivalents of discontinued operations	—	—	1,281

Real estate acquired in settlement of loans	2,328	710	33
Sale and financing of foreclosed assets	2,807	—	—

See notes to consolidated financial statements.

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations

        1st Independence Financial Group, Inc. (the "Company") is a holding company whose principal activity is the ownership and management of its wholly owned subsidiary, 1st Independence Bank, Inc. (the "Bank") and 1st Independence Mortgage, a division of the Bank. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Indiana and Kentucky. The Bank is subject to competition from other financial institutions and is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. 1st Independence Mortgage engages in mortgage banking operations. The Bank sold its majority ownership in Foundation Title Company, LLC at the end of November 2005 after deciding to exit the title insurance business. As discussed in note 3, on January 28, 2005 the Company completed the sale of its entire interest in its majority owned subsidiary, Citizens Financial Bank, Inc. ("Citizens").

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation. The financial position and results of operations of Citizens were removed from the detail line items in the Company's financial statements and presented separately as "subsidiary held for disposal."

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and goodwill impairment. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Cash Equivalents

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

        Available-for-sale securities, which include any security for which the Company has no immediate plan to sell, but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

        Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Mortgage Banking Activities

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. To deliver closed loans to the secondary market and to control its interest rate risk prior to sale, the Company enters into "best efforts" contracts. The aggregate market value of mortgage loans held for sale considers the price of the sales contracts. No servicing is retained on loans sold into the secondary market.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    Basis of Presentation and Summary of Significant Accounting Policies (Continued)

significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment.

Premises and Equipment

        Depreciable assets and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets which generally range from 5 to 39 years for buildings and related components and from 3 to 10 years for furniture, fixtures and equipment.

Federal Home Loan Bank Stock

        Federal Home Loan Bank ("FHLB") stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula and is carried at cost.

Bank Owned Life Insurance

        The Bank has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value.

Goodwill

        Goodwill is tested for impairment annually (as of the end of the third quarter) or more often if events or circumstances, such as adverse changes in the business climate, indicate there may be impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Treasury Stock

        Treasury stock is stated at cost. Cost is determined by the average cost method.

Stock Options

        The Company has two stock-based employee compensation plans ("Plans"), which are described more fully in note 16. Prior to January 1, 2006, as permitted by Statement of Financial Accounting

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company followed the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock option plans under the intrinsic value based method. Accordingly, no stock-based compensation expense was recognized for the year ended December 31, 2005 for stock options issued under the plans as all stock options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and basic and diluted net income per share had compensation expense been determined based on the fair value of the stock options at the grant date consistent with the provisions of SFAS No. 123 (in thousands except per share data):

Year ended December 31, 2005
Net income as reported	$4,481
Less total stock-based employee compensation expense (including forfeitures of $65) determined under fair value method for all awards, net of related tax effects	(47)

Pro forma net income	$4,528

Basic net income per share
As reported	$2.37
Pro forma	2.40
Diluted net income per share
As reported	$2.32
Pro forma	2.35

        The weighted average fair value of stock options granted in 2007, 2006 and 2005 was $4.45, $4.87 and $6.65, respectively, and was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Risk-free interest rate	4.82%	4.72%	4.17%
Dividend yield	1.94%	1.80%	1.69%
Volatility factor	22%	22%	27%
Expected term of options (in years)	7	7	10

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No.123R, "Share-Based Payment" ("SFAS 123R"). This Statement requires expensing of stock options and other share-based payments over the related vesting period and supersedes FASB's earlier rule (the original SFAS 123) that had allowed companies to choose between expensing stock options and showing pro forma disclosure only. SFAS 123R permits companies to adopt its requirements using either a "modified prospective" method, or a "modified retrospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    Basis of Presentation and Summary of Significant Accounting Policies (Continued)

based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the "modified retrospective" method, the requirements are the same as under the "modified prospective" method but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123. Beginning in January 2006, the Company adopted the Statement as required and elected the "modified prospective" method and thus has not restated prior financial statements. For the year ended December 31, 2007 and 2006, the Company recorded $60,000 and $40,000, respectively, in employee stock-based compensation expense, which is included in salaries and employee benefits. As of December 31, 2007 and 2006, there was $24,000 and $22,000, respectively, of unrecognized stock-compensation expense for previously granted unvested options that will be recognized for both years over a weighted-average period of 1.4 years.

Income Taxes

        Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

        The Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"), as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption had no affect on the Company's financial statements.

        The Company records interest related to income tax matters as other interest expense and penalties related to income tax matters as other noninterest expense.

Employee Stock Ownership Plan ("ESOP")

        The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction to stockholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Effective January 1, 2006, the ESOP was combined with the Company's 401(k) plan and now a portion of the released shares are used as the Company's 401(k) match.

Net Income Per Share

        Net income per share has been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average shares outstanding.

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are recognized as a separate component of equity.

Recently Issued Accounting Standards

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," ("SFAS 157") which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. The Statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB proposed FASB Staff Positions (FSP) 157-a, 157-b, and 157-c. FSP 157-a amends SFAS 157 to exclude Financial Accounting Standards No. 13, "Accounting for Leases," and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-b delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c clarifies the principles in SFAS 157 on the fair value measurement of liabilities. Public comments on FSP 157-a and 157-b were due in January 2008, while public comments on FSP 157-c were due in February 2008. Based upon pronouncements issued to date, the Company has determined that the adoption of this Standard will not have a material impact on the Company's financial position, results of operations or cash flows.

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities using different measurement techniques. SFAS 159 requires additional disclosures related to the fair value measurements included in the entity's financial statements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Accordingly, the Company will adopt SFAS 159 in the first quarter of 2008. The Company has determined that the adoption of this Standard will not have a material impact on the Company's financial position, results of operations or cash flows.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"), which replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the

1St INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.    Basis of Presentation and Summary of Significant Accounting Policies (Continued)

acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. The Company is currently evaluating the potential impact this Statement may have on the Company's future financial position, results of operations and cash flows.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." ("SFAS 160"). SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. The Statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. The Statement also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This Statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company is currently evaluating the potential impact this Statement may have on the Company's financial position, results of operations and cash flows, but does not believe the impact of the adoption will be material.

Reclassifications

        Certain prior year amounts have been reclassified to conform with current classifications. These reclassifications had no effect on net income.

2.    Restrictions on Cash and Due from Banks

        The Bank is required by law to maintain average reserve balances, in the form of vault cash and non-interest bearing balances with the Federal Reserve Bank, against a percentage of certain deposit liabilities. The reserve required was approximately $4,945,000 and $2,252,000 at December 31, 2007 and 2006, respectively.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.    Completion of Subsidiary Disposal

        On January 28, 2005 the Company completed the sale of its entire interest in its majority owned subsidiary, Citizens Financial Bank, Inc., to Porter Bancorp, Inc. for $2.3 million, pursuant to a Stock Purchase Agreement, dated as of October 22, 2004, between Porter Bancorp, Inc. and the Company. In accordance with Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the financial position and results of operations of Citizens prior to the sale were removed from the detail line items in the Company's financial statements and presented separately as "subsidiary held for disposal."

        In a related transaction, on January 28, 2005, the Company's subsidiary bank, 1st Independence Bank, Inc., purchased a commercial building located in Louisville, Kentucky, for $2.3 million from Ascencia Bank, Inc., an affiliate of Porter Bancorp, Inc.

4.    Securities

        The amortized cost and approximate fair value of securities are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
Available-for-sale securities
December 31, 2007
U.S. government agencies	$—	$—	$—	$—
State and municipal	2,448	18	(10)	2,456
Mortgage-backed	12,513	100	(24)	12,589

	$14,961	$118	$(34)	$15,045

December 31, 2006
U.S. government agencies	$1,999	$—	$(14)	$1,985
State and municipal	2,638	20	(17)	2,641
Mortgage-backed	11,892	30	(127)	11,795

	$16,529	$50	$(158)	$16,421

Held-to-maturity securities
December 31, 2007
State and municipal	$1,745	$20	$(15)	$1,750
Mortgage-backed	—	—	—	—

	$1,745	$20	$(15)	$1,750

December 31, 2006
State and municipal	$1,900	$54	$(24)	$1,930
Mortgage-backed	—	—	—	—

	$1,900	$54	$(24)	$1,930

        The amortized cost and approximate fair value of available-for-sale securities and held-to-maturity securities at December 31, 2007, by contractual maturity, are shown in the following table (in

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    Securities (Continued)

thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Approximate Fair Value	Amortized Cost	Approximate Fair Value
Due within one year	$—	$—	$40	$40
Due after one year through five years	—	—	15	15
Due after five years through ten years	1,012	1,004	1,443	1,445
Due after ten years	1,436	1,452	247	250
Mortgage-backed securities	12,513	12,589	—	—

	$14,961	$15,045	$1,745	$1,750

        The approximate fair value of available-for-sale securities pledged as collateral to secure public deposits and for other purposes, was $3,352,000 and $3,312,000 at December 31, 2007 and 2006, respectively.

        Gross gains of $1,000 and no gross losses resulting from early calls of available-for-sale securities were realized for the year ended December 31, 2007 and gross gains of $5,012,000 and gross losses of $129,000 resulting from sales of available-for-sale securities were realized for the year ended December 31, 2005. There were no sales of securities for the year ended December 31, 2006.

        The following table is a summary of investment securities with gross unrealized losses at December 31, 2007 and December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months			12 months or longer		Total
	Fair Value	Unrealized Losses		Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007
U.S. government agencies	$—		$—	$—	$—	$—	$—
State and municipal	—		—	1,074	(25)	1,074	(25)
Mortgage-backed	54		(—)	4,296	(24)	4,350	(24)

Total temporarily impaired	$54	$	(—)	$5,370	$(49)	$5,424	$(49)

December 31, 2006
U.S. government agencies	$998		$(1)	$987	$(13)	$1,985	$(14)
State and municipal	—		—	2,757	(41)	2,757	(41)
Mortgage-backed	1,373		(5)	8,386	(122)	9,759	(127)

Total temporarily impaired	$2,371		$(6)	$12,130	$(176)	$14,501	$(182)

        These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

        Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    Securities (Continued)

        Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

5.    Loans and Allowance for Loan Losses

        The composition of the loan portfolio at each of the dates indicated was as follows (in thousands):

	December 31, 2007	December 31, 2006
Residential real estate	$108,557	$121,216
Commercial real estate	60,357	49,943
Commercial	25,092	20,393
Construction	64,710	64,244
Consumer	4,563	4,401
Home equity	12,309	14,026

Total loans	275,588	274,223
Less allowance for loan losses	7,140	3,745

Net loans	$268,448	$270,478

        Activity in the allowance for loan losses was as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Balance at the beginning of period	$3,745	$2,911	$2,549
Provision for loan losses	4,584	847	354
Loans charged off	(1,198)	(17)	(11)
Recoveries on loans	9	4	19

Balance at end of period	$7,140	$3,745	$2,911

        Impaired loans were as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Impaired loans at end of period	$6,321	$3,398	$514
Impaired loans at end of period with allowance allocated	5,424	3,351	448
Allowance allocated for impaired loans	840	610	128
Average impaired loans during the period	3,930	3,372	511
Interest income recognized during the period	334	114	19
Interest income received during the period	202	114	18

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.    Loans and Allowance for Loan Losses (Continued)

        Nonperforming loans were as follows (in thousands):

	December 31, 2007	December 31, 2006
Loans past due 90 days or more and still on accrual	$151	$31
Nonaccrual loans	6,269	3,698

Total nonperforming loans	$6,420	$3,729

        Loans held for sale activity is as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Balance at the beginning of period	$1,227	$1,278	$2,344
Origination of loans held for sale	47,714	46,830	60,408
Sales proceeds	(46,945)	(47,773)	(62,515)
Gain on sales of loans	878	892	1,041

Balance at end of period	$2,874	$1,227	$1,278

        In conjunction with the mortgage banking activities, the Company enters into commitments to originate and commitments to sell loans, both of which are considered derivatives. The Company's commitments are generally for fixed rate mortgage loans, lasting 45 days and are at market rates when initiated. The Company had commitments to originate $3,122,000 and $5,773,000 in loans as of December 31, 2007 and 2006, respectively, which it intends to sell.

6.    Premises and Equipment

        A summary of premises and equipment follows (in thousands):

	December 31, 2007	December 31, 2006
Land	$1,487	$1,487
Buildings and improvements	6,456	6,473
Furniture, fixtures and equipment	3,028	2,598
Construction in progress	—	63

	10,971	10,621
Less accumulated depreciation	3,017	2,299

Net premises and equipment	$7,954	$8,322

        Depreciation expense was $719,000, $716,000 and $613,000 for the year ended December 31, 2007, 2006 and 2005, respectively.

7.    Goodwill and Intangible Assets

        During November 2007, the Company performed its annual impairment test of goodwill as of September 30, 2007 with no indication of any impairment. Even though the Company determined there

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.    Goodwill and Intangible Assets (Continued)

was no goodwill impairment as of September 30, 2007, the future occurrence of a potential indicator of impairment being the more-likely-than-not-expectation that the Company will be sold (see note 22 for more information) required the Company to perform an interim assessment. The fair value of the Company was determined based on a weighted distribution of values derived from the following different approaches: asset value method, earnings value method, transaction value method, and acquisition analysis. The Company then calculated the fair value of its net assets (assets less liabilities) which was greater than the fair value of the Company. As such, the fair value of the Company was not sufficient to support the goodwill and resulted in a goodwill impairment charge of $2,856,000 recorded effective December 31, 2007. The change in the carrying amount of goodwill is as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Balance at the beginning of period	$11,142	$11,142	$11,142
Impairment	(2,856)	—	—

Balance at end of period	$8,286	$11,142	$11,142

        The Company also has a core deposit intangible of $258,000 that was recorded in 2004 relating to an acquisition. The amount is being amortized over eight years using an accelerated method. Net core deposit intangible is as follows (in thousands):

	December 31, 2007	December 31, 2006	December 31, 2005
Core deposit intangible	$258	$258	$258
Less accumulated amortization	165	125	78

Net core deposit intangible	$93	$133	$180

        Estimated amortization expense for each of the next five years follows (in thousands):

2008	$33
2009	26
2010	19
2011	11
2012	4

8.    Leases

        A lease was entered into in December 2000 to lease an office facility which is now the Bank's New Albany, Indiana branch from an entity owned by the Company's Chairman of the Board of Directors under an operating lease for 15 years. Base monthly rentals are currently $11,239, with the next increase in January 2011 equal to the percentage increase in the U. S. Consumer Price Index—All Urban Consumers ("CPI-U") for the prior five-year period. The Company may purchase the facility at any time for $1,187,000, plus an increase equal to the percentage increase in the CPI-U from January 1, 2001, until the month of purchase.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.    Leases (Continued)

        A lease was entered into in December 2001 to lease an office building for the Bank's Jeffersonville, Indiana branch. This three year operating lease was from January 1, 2002, through year-end 2004 with three three-year renewal options. In March 2005, the Bank exercised its option to purchase the facility for $322,000.

        A lease was entered into in August 2002 to lease an office facility for the Bank's mortgage banking operations. This three year operating lease was from August 1, 2002, to July 31, 2005, with a two-year renewal option. Monthly payments were $2,200, $2,300 and $2,400 through July 2003, 2004 and 2005, respectively. The Bank moved its mortgage banking operations to a building that was purchased in 2005 by the Bank and did not renew this lease.

        A lease was entered into in April 2003 to lease an office building for the Bank's St. Matthews, Kentucky branch. This 15-year operating lease is from May 1, 2003, through April 30, 2018, with a five-year renewal option. Monthly payments are $4,000, $4,500, $5,000, $6,500 and $8,000 through April 2005, 2007, 2009, 2013 and 2018, respectively.

        A lease was entered into in May 2004 to lease an office facility for the Bank's Clarksville, Indiana branch from an entity owned by the Company's Chairman of the Board of Directors under an operating lease starting in October 2004 for 15 years. In March 2006 that entity sold the office facility to an unrelated third party which assumed the lease arrangement. The lease contains a provision for additional rent in addition to the base rent for common area expenses. This common area expense rent adjusts annually based upon the actual expenses paid by the landlord. Monthly payments are $5,236, $5,603 and $6,302 through September 2009, 2014 and 2019, respectively.

        Rent expense for operating leases was $313,000, $260,000 and $267,000 for the year ended December 31, 2007, 2006 and 2005, respectively. Rent expense paid to related parties was $139,000, $140,000 and $181,000 for the year ended December 31, 2007, 2006 and 2005, respectively. Rent commitments under noncancelable operating leases at December 31, 2007 were as follows, before considering renewal options (in thousands):

2008	$264
2009	277
2010	286
2011	286
2012	286
Thereafter	1,406

$2,805

9.    Interest-bearing deposits

        Interest-bearing time deposits in denominations of $100,000 or more were $70,506,000, $60,929,000 and $68,962,000 on December 31, 2007, 2006 and 2005, respectively. Time deposits include $38,161,000, $23,724,000 and $59,618,000 of brokered deposits at December 31, 2007, 2006 and 2005, respectively.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.    Interest-bearing deposits (Continued)

        At December 31, 2007, the scheduled maturities of time deposits are as follows (in thousands):

2008	$126,605
2009	7,241
2010	1,514
2011	383
2012	1,162
Thereafter	125

$137,030

10.    Short-term Borrowings

        Short-term borrowings were as follows (in thousands):

	December 31, 2007	December 31, 2006
Securities sold under agreements to repurchase	$1,011	$1,526
Single maturity FHLB advance with variable rate of 4.42% and maturity date of March 19, 2008	25,000	—
Single maturity FHLB advance with fixed rate of 5.25% and maturity date of February 29, 2008	10,000	—
Single maturity FHLB advance with variable rate of 5.44% and maturity date of March 21, 2007	—	15,000
Single maturity FHLB advance with variable rate of 5.44% and maturity date of March 21, 2007	—	15,000
Single maturity FHLB advance with variable rate of 5.44% and maturity date of February 16, 2007	—	5,000

	$36,011	$36,526

        Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by the underlying securities and such collateral is held by First Tennessee Bank. The maximum amount of outstanding agreements at any month end during the year ended December 31, 2007, 2006 and 2005, totaled $1,291,000, $1,526,000 and $747,000, respectively, and the average of such agreements totaled $859,000, $912,000 and $514,000 for the year ended December 31, 2007, 2006 and 2005, respectively. The agreements at December 31, 2007, mature within one to three days.

        The Company had a $2.5 million line of credit with an unaffiliated institution that the Company elected to cancel in January 2006. The Company had never borrowed against the line of credit.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.    Long-term Debt

        Long-term debt was as follows (in thousands):

	December 31, 2007	December 31, 2006
FHLB advance with fixed rate of 5.20% with maturity date of March 7, 2011	$1,000	$1,000
FHLB advance with fixed rate of 5.16% with maturity date of May 30, 2008	10,000	—
Subordinated debentures	9,279	9,279

	$20,279	$10,279

        The FHLB advances shown here and in note 10 are secured by qualifying first mortgage loans; the minimum balance required was approximately $57,500,000, $45,000,000 and $27,800,000 at December 31, 2007, December 31, 2006 and December 31, 2005, respectively. The advances are subject to restrictions or penalties in the event of prepayment.

        Aggregate annual maturities of FHLB borrowings at December 31, 2007, were (in thousands):

2008	$10,000
2011	1,000

        The subordinated debentures relate to transactions entered into as part of the formation of two separate trusts in 2003. One trust (Harrodsburg Statutory Trust I) was formed by the Company and the other trust (Independence Bancorp Statutory Trust I) was formed by Independence Bancorp and acquired by the Company as part of the acquisition of Independence. Both trusts were formed to issue trust preferred securities as part of pooled offerings. The Company issued $5,155,000 of subordinated debentures and Independence issued $4,124,000 of subordinated debentures to the respective trusts in exchange for the proceeds of the offerings. Issuance costs are being amortized over the life of the preferred securities. Distributions on each issue are paid quarterly on March 26, June 26, September 26 and December 26 of each year.

        The subordinated debentures, which mature March 26, 2033, are redeemable prior to the maturity date at the option of the Company on or after March 26, 2008 at their principal amount plus accrued interest. As defined in the trust indentures, the prepayment would require prior approval of the Board of Governors of the Federal Reserve System. The Company also has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed twenty consecutive quarters. If payments are deferred, the Company is prohibited from paying dividends to its common stockholders.

        The $5,155,000 subordinated debentures bear interest at 6.4% through March 26, 2008 and thereafter a variable rate with repricing quarterly based on the three-month London Interbank Offering Rate ("LIBOR") plus 3.15%. The $4,124,000 subordinated debentures bear interest at a variable rate repricing quarterly based on the three-month LIBOR plus 3.15%. At December 31, 2007 that rate was 8.01%.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.    Income Taxes

        The provision for income taxes includes these components (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Current	$205	$1,183	$2,270
Deferred	(1,401)	(395)	3

Income tax expense (benefit)	$(1,196)	$788	$2,273

        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Computed at the statutory rate of 34%	$(2,029)	$928	$2,296
Increase (decrease) resulting from:
State income taxes	(56)	48	97
Tax exempt interest	(93)	(97)	(79)
Goodwill impairment	971	—	—
Nondeductible expenses	8	15	13
Compensation expense on stock options	21	14	—
Increase in cash surrender value of life insurance	(72)	(68)	(64)
Other	54	(52)	10

Income tax expense (benefit)	$(1,196)	$788	$2,273

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.    Income Taxes (Continued)

        The significant components of deferred tax assets and liabilities are reflected in the following table (in thousands):

	December 31, 2007	December 31, 2006	December 31, 2005
Deferred tax assets
Allowance for loan losses	$2,508	$1,288	$971
ESOP liability	23	35	57
Deferred loan fees	192	230	283
Transaction costs	33	35	35
Accrued expenses	101	27	—
Building donation	92	92	90
Unrealized losses on available-for-sale securities	—	37	71
Tax credit carryforward	20	—	—
Other	13	22	4

Total deferred tax assets	2,982	1,766	1,511

Deferred tax liabilities
Depreciation	254	322	386
Federal Home Loan Bank stock dividends	580	580	532
Core deposit intangible	33	48	64
Fair market value adjustments	1	67	141
Unrealized gains on available-for-sale securities	29	—	—
Other	2	1	1

Total deferred tax liabilities	899	1,018	1,124

Net deferred tax (assets) liabilities	$(2,083)	$(748)	$(387)

        Retained earnings at December 31, 2007, December 31, 2006 and December 31, 2005, include approximately $2,135,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $726,000 at December 31, 2007, December 31, 2006 and December 31, 2005.

        The Company does not have any beginning and ending unrecognized tax benefits. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

        There were no interest and penalties recorded in the consolidated statement of income or accrued for the year ended December 31, 2007 related to unrecognized tax benefits.

        The Company and its subsidiaries file a consolidated U.S. Corporation income tax return, a combined unitary return in the state of Indiana and a corporate income tax return in the state of

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.    Income Taxes (Continued)

Kentucky. The Company is no longer subject to examination by taxing authorities for years before 2004. A federal examination audit of the tax year 2004 was completed in 2006 with no material adjustments.

13.    Capital Requirements and Restrictions on Retained Earnings

        Banks and holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

        At year-end 2007, the Bank was considered well capitalized under these regulations. Actual and required capital amounts and ratios are presented below (in thousands except ratios).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2007
Total capital (to risk-weighted assets)
Consolidated	$39,158	14.5%	$21,684	8.0%	$	N/A	N/A	%
Bank	37,586	13.9	21,666	8.0		27,082	10.0
Tier 1 capital (to risk-weighted assets)
Consolidated	35,724	13.2	10,842	4.0		N/A	N/A
Bank	34,154	12.6	10,833	4.0		16,249	6.0
Tier 1 capital (to average assets)
Consolidated	35,724	10.5	13,576	4.0		N/A	N/A
Bank	34,154	10.1	13,557	4.0		16,946	5.0
As of December 31, 2006
Total capital (to risk-weighted assets)
Consolidated	$41,233	15.9%	$20,800	8.0%	$	N/A	N/A	%
Bank	38,200	14.7	20,767	8.0		25,958	10.0
Tier 1 capital (to risk-weighted assets)
Consolidated	37,977	14.6	10,400	4.0		N/A	N/A
Bank	34,949	13.5	10,383	4.0		15,575	6.0
Tier 1 capital (to average assets)
Consolidated	37,977	11.6	13,144	4.0		N/A	N/A
Bank	34,949	10.7	13,099	4.0		16,374	5.0

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.    Capital Requirements and Restrictions on Retained Earnings (Continued)

        The Bank is subject to certain regulations on the amount of dividends it may declare without prior regulatory approval. Under these regulations, the amount of dividends that may be paid in any year is limited to that year's net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods. The Company's ability to pay dividends is substantially determined by the Bank's ability to pay dividends to the Company. At January 1, 2008, the Bank was no longer able to pay dividends to the Company without regulatory approval due to the net loss incurred in the Bank in the fourth quarter of 2007 primarily due to the substantial increase in the provision for loan losses and the goodwill impairment charge. At January 1, 2008 the Bank's retained net losses, less dividends declared during the preceding two years was approximately $1,279,000.

14.    Related Party Transactions

        Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons are summarized as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Balance at beginning of period	$6,925	$9,983	$5,397
Changes in composition of related parties	—	—	4,308
New loans, including renewals and advances	4,473	2,019	4,026
Payments, including renewals	(1,354)	(5,077)	(3,748)

Balance at end of period	$10,044	$6,925	$9,983

        In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

        Deposits from related parties held by the Bank at December 31, 2007, December 31, 2006 and December 31, 2005, totaled $1,035,000, $1,016,000 and $839,000, respectively.

        Leases from related parties are disclosed in Note 8.

15.    Employee Benefits

        The Bank has a retirement savings 401(k) plan covering substantially all employees. The plan allows employees to contribute up to 15% of their compensation with 1st Independence Bank, which is matched at a discretionary rate determined annually by the board of directors. Effective January 1, 2006, the 401(k) plan was combined with the Company's ESOP plan and now a portion of the released ESOP shares are used as the Company's 401(k) match. Employer contributions charged to expense for 2007, 2006 and 2005 were $95,000, $88,000 and $91,000, respectively.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.    Employee Benefits (Continued)

        As part of the conversion of the Bank from the mutual to stock form of ownership, in 1995 the Company established an employee stock ownership plan ("ESOP") covering substantially all employees of the Bank. The ESOP acquired 174,570 shares of Company common stock at $10 per share at the time of the conversion with funds provided by a loan from the Company. Accordingly, $1,745,700 of common stock acquired by the ESOP was shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on allocated and unallocated shares are used to reduce the Bank's obligation to repay the loan and are treated as a reduction in compensation expense. Compensation expense is recorded equal to the fair market value of the stock as the shares are released for allocation.

        ESOP expense for 2007, 2006 and 2005 was $197,000, $103,000 and $210,000, respectively. The following table summarizes activity in the ESOP for the years 2007, 2006 and 2005.

	2007	2006	2005
Allocated shares at beginning of year	129,477	120,563	119,925
Shares released for allocation during the year	12,533	8,914	10,941
Unearned shares at end of year	16,577	29,110	38,024
Less shares sold to fund distributions to former employees during the year	(3,130)	—	(10,303)

Total ESOP shares at end of year	155,457	158,587	158,587

Fair value of unearned shares at end of year	$159,471	$477,404	$703,444

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    Stock Incentives

        The Company had two stock option plans, however the 1996 plan terminated on January 28, 2007. The 1996 plan was a fixed option plan under which the Company could grant options that vest over four years (20% immediate and 20% on each of the next four anniversary dates) to selected employees and directors for up to 200,000 shares of common stock. The exercise price of each option was intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term was 10 years. Under the plan's terms, no options could be granted after January 28, 2007. At December 31, 2007, no options granted under the 1996 Plan were still outstanding.

        In July 2004, the Company formed a second plan for up to 300,000 shares of the Company's common stock. The plan allows for both incentive and non-qualified options to be granted to selected employees and directors at the discretion of the Company's board of directors, generally with ten year maturities and with a three year vesting schedule (25% immediate and 25% on each of the next three anniversary dates). Commensurate with the Company's acquisition of Independence Bancorp, 60,300 options of Independence Bancorp were transferred into the plan at their existing terms. At December 31, 2007, 210,700 options remain available to be granted under this plan.

        In addition to the two stock option plans described above, the Company has a restricted stock plan that was approved by the stockholders of the Company in 2006. This plan superceded a previous restricted stock plan that had been approved by the stockholders of the Company in 1997. The current restricted stock plan allows for awards to selected employees for up to 80,500 shares of the Company's common stock. Awards made to employees and directors under the plan have a five year vesting schedule (20% on each of the five anniversary dates following the date of grant). The Company expenses the restricted stock awards over the years during which the shares vest based on the fair market value of the common stock at the date of the grant to the employee or director. As of December 31, 2007, 6,350 shares had been awarded and were still outstanding under the current plan with 74,150 shares remaining available to be awarded. The previous plan had 4,500 shares that had been awarded that were still outstanding.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    Stock Incentives (Continued)

        The following summarizes activity under the plans for the years 2005, 2006 and 2007:

	Options			Restricted Stock
		Range of Exercise Prices	Weighted Average Exercise Price
	Shares			Shares
Outstanding December 31, 2004	252,300	$8.00 to $16.50	$14.58	—
Granted	10,000	$18.99	$18.99	2,000
Exercised	(54,500)	$8.00 to $16.50	$15.61	—
Forfeited	(22,500)	$13.50 to $18.99	$16.11	(500)

Outstanding December 31, 2005	185,300	$8.00 to $18.99	$14.33	1,500
Granted	9,500	$17.75	$17.75	7,000
Exercised	(51,500)	$8.00 to $16.50	$13.60	—
Forfeited	(10,750)	$10.00 to $16.50	$16.41	—

Outstanding December 31, 2006	132,550	$8.00 to $18.99	$14.69	8,500
Granted	16,500	$16.44 to $17.20	$16.48	2,750
Exercised	—	—	—	—
Forfeited	(84,750)	$16.44 to $17.75	$16.51	(400)

Outstanding December 31, 2007	64,300	$8.00 to $18.99	$12.75	10,850

(Weighted average contractual life of 5.6 years)
Exercisable Options:
December 31, 2005	179,675	$8.00 to $18.99	$14.18
December 31, 2006	122,050	$8.00 to $18.99	$14.38
December 31, 2007	48,236	$8.00 to $18.99	$11.29
(Weighted average contractual life of 4.6 years)

        The aggregate intrinsic value (difference between the Company's closing stock price on last trading day of the year and the exercise price, multiplied by the number of stock options) of in-the-money stock options outstanding and exercisable at December 31, 2007 and 2006 was $35,000 and $267,000, respectively.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.    Stock Incentives (Continued)

        The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$8.00	21,300	2.1 years	$8.00	21,300	$8.00
$10.00	13,750	5.2 years	$10.00	13,750	$10.00
$16.44 to $18.99	29,250	8.3 years	$17.50	13,186	$17.96

$8.00 to $18.99	64,300	5.6 years	$12.75	48,236	$11.29

        The weighted average fair value of stock options granted in 2007, 2006 and 2005 was $4.45, $4.87 and $6.65, respectively. The total intrinsic value of stock options (the amounts by which the stock price exceeded the exercise price of the stock option on the date of exercise) exercised during 2006 and 2005 was $198,000 and $214,000, respectively. There were no stock options exercised during 2007. The total fair value of stock options vested during 2007, 2006 and 2005 was $42,000, $23,000 and $17,000, respectively.

        Cash received from stock options exercised during 2006 and 2005 was $494,000 and $470,000, respectively. There were no stock options exercised in 2007. The actual tax benefit realized for the tax deductions from the stock options exercised during 2006 and 2005 was $44,000 and $31,000, respectively.

        The following table summarizes the status of the Company's nonvested restricted stock as of December 31, 2007 and changes during the year:

	Number of Shares	Weighted Average Grant-Date Fair Value
Restricted stock granted and not vested at beginning of year	8,200	$17.79
Restricted stock granted during the year	2,750	$11.98
Restricted stock vested during the year	(1,700)	$17.83
Restricted stock forfeited during the year	(400)	$17.75

Total nonvested restricted stock at end of year	8,850	$15.97

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.    Net Income Per Share Computations

        The following is a reconciliation of the numerator and denominator of the basic and diluted per share computations (in thousands except per share data):

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Income (numerator) amounts used for basic and diluted per share computations:
Income (loss) from continuing operations	$(4,771)	$1,940	$4,489

Income from discontinued operations	$—	$—	$4

Net income (loss)	$(4,771)	$1,940	$4,481

Shares (denominator) used for basic per share computations:
Weighted average shares of common stock outstanding	1,970	1,941	1,889

Shares (denominator) used for diluted per share computations:
Weighted average shares of common stock outstanding	1,970	1,941	1,889
Plus: dilutive effect of stock options	—	16	40

Adjusted weighted average shares	1,970	1,957	1,929

Basic net income (loss) per share:
Income (loss) from continuing operations	$(2.42)	$1.00	$2.38
Income from discontinued operations	—	—	—
Net income (loss)	(2.42)	1.00	2.37
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(2.42)	$0.99	$2.33
Income from discontinued operations	—	—	—
Net income (loss)	(2.42)	0.99	2.32

        Options to purchase 64,300 common shares, which equates to 9,783 incremental common equivalent shares for the year ended December 31, 2007 were excluded from the diluted calculations above as their effect would have been antidilutive. In addition, options to purchase 16,500 and 7,500 common shares for the year ended December 31, 2006 and 2005, respectively, were excluded from the diluted calculations above because the exercise price on the options were greater than the average market price for certain periods within the year.

18.    Disclosures About Fair Value of Financial Instruments

        The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.    Disclosures About Fair Value of Financial Instruments (Continued)

which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate (in thousands).

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$32,618	$32,618	$23,579	$23,579
Interest-bearing deposits	100	100	100	100
Available-for-sale securities	15,045	15,045	16,421	16,421
Held-to-maturity securities	1,745	1,750	1,900	1,930
Loans held for sale	2,874	2,874	1,227	1,227
Loans, net of allowance for loan losses	268,448	269,019	270,478	271,995
FHLB stock	2,313	2,313	2,313	2,313
Interest receivable	1,858	1,858	1,927	1,927
Financial liabilities
Deposits	$254,585	$254,647	$254,077	$253,764
Short-term borrowings	36,011	36,011	36,526	36,526
Long-term debt	20,279	20,401	10,279	10,264
Interest payable	848	848	817	817

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents, Interest-bearing Deposits, FHLB Stock and Interest Receivable

        The carrying amount approximates fair value.

Securities

        Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans

        The fair value of loans, including loans held for sale, is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.    Disclosures About Fair Value of Financial Instruments (Continued)

Deposits

        Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Short-term Borrowings, FHLB Advances and Interest Payable

        The carrying amount approximates fair value.

Long-term Debt

        Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

        The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair value of commitments to originate loans, letters of credit and lines of credit are not material.

19.    Significant Estimates and Concentrations and Contingencies

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Estimates related to goodwill impairment are reflected in the footnote regarding goodwill and intangible assets. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

        On July 18, 2007 a jury in the case of Larry Sutherland, et.al., v. Harrodsburg First Financial Bancorp, Inc., in the Circuit Court of Anderson County in the Commonwealth of Kentucky returned a verdict awarding damages to the plaintiffs of $403,620. The lawsuit originated from offers to purchase securities made by the Company in connection with an offer to purchase up to 300,000 shares of its stock in a tender offer on or about May 28, 2003. The plaintiffs alleged that the Company made certain material misrepresentations in connection with certain statements made in the tender offer. Management, after discussion with legal counsel, decided to record an accrual of $403,620 as of June 30, 2007 relating to the lawsuit. The case was settled effective in December 2007 for $281,288 and thus the Company reversed $122,332 of the accrual originally recorded in June 2007.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.    Commitments and Credit Risks

Commitments to Originate Loans

        Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

        At December 31, 2007 and 2006, the Bank had outstanding commitments to originate loans aggregating approximately $19,804,000 and $21,385,000, respectively. Also at December 31, 2007 and 2006, the Bank had commitments to originate approximately $3,122,000 and $5,773,000, respectively, of fixed rate loans for sale into the secondary market. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Loan Concentrations

        The Bank grants commercial, residential and consumer loans to customers throughout central Kentucky and southern Indiana. Although the Bank has a diversified loan portfolio, loans aggregating approximately $54,000,000 at December 31, 2007 are secured by speculative construction and land development projects in the Bank's operating area.

Letters of Credit

        Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        The Bank had total outstanding letters of credit amounting to approximately $2,608,000 and $2,405,000, at December 31, 2007 and 2006, respectively.

Lines of Credit

        Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

        At December 31, 2007 and 2006, the Bank had granted unused lines of credit to borrowers aggregating approximately $44,002,000 and $43,983,000, respectively.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.    Commitments and Credit Risks (Continued)

Cash and Cash Equivalents

        At December 31, 2007 and 2006, the Company had approximately $13,082,000 and $8,517,000, respectively, of deposits with correspondent banks in excess of federally insured amounts.

        At December 31, 2007 and 2006, the Company had approximately $13,711,000 and $531,000, respectively, of federal funds sold with one correspondent bank.

Bank Owned Life Insurance

        As of December 31, 2007, the Company's investment in life insurance of $3,647,000 was with one insurance company.

21.    Selected Quarterly Financial Data (unaudited)

        All amounts are in thousands except per share data.

	Quarter
	1st	2nd	3rd	4th
2007
Interest and dividend income	$5,533	$5,638	$5,575	$5,437
Interest expense	3,127	3,193	3,176	3,060
Net interest income	2,406	2,445	2,399	2,377
Provision for loan losses	175	20	66	4,323
Net interest income after provision for loan losses	2,231	2,425	2,333	(1,946)
Noninterest income	452	534	537	468
Noninterest expense	2,556	2,822	2,473	5,150
Net income (loss)	110	125	229	(5,235)
Net income (loss) per share:
Basic	0.06	0.06	0.12	(2.65)
Diluted	0.06	0.06	0.12	(2.65)
2006
Interest and dividend income	$5,221	$5,637	$5,797	$5,783
Interest expense	2,610	2,886	3,107	3,212
Net interest income	2,611	2,751	2,690	2,571
Provision for loan losses	81	31	543	192
Net interest income after provision for loan losses	2,530	2,720	2,147	2,379
Noninterest income	440	479	513	359
Noninterest expense	2,255	2,288	2,200	2,096
Net income	494	627	349	470
Net income per share:
Basic	0.26	0.32	0.18	0.24
Diluted	0.25	0.32	0.18	0.24

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.    Selected Quarterly Financial Data (unaudited) (Continued)

        The increase in the provision for loan losses in the fourth quarter of 2007 reflects the increased risk in the loan portfolio related to the current economic weakness and the additional stress this places on borrowers.

        Noninterest expense in the fourth quarter of 2007 includes a goodwill impairment charge of $2.856 million.

22.    Subsequent Event

        On February 27, 2008, the Company announced that it had entered into an Agreement and Plan of Merger with MainSource Financial Group, Inc. ("MainSource"). If the merger is completed, the Company's stockholders would receive, in exchange for shares of Company common stock, shares of MainSource common stock or cash, or a combination of stock and cash, subject to MainSource's ability to limit such stock consideration to 75% of the total consideration. The stock portion of the consideration furnished to the Company's shareholders is intended to qualify as a tax-free transaction. The merger is currently expected to close in the third quarter of 2008, and is subject to the approval of the Company's stockholders, receipt of certain regulatory approvals, and certain other customary conditions. While the Company believes the transaction will occur, there can be no assurance. If the transaction is terminated, the Company could incur certain costs.

        Upon the closing of the proposed transaction, the Company will record a number of charges including certain change-in-control payments to certain officers that will have a material impact on the consolidated financial statements. At December 31, 2007, no accrual has been made for these charges.

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.    1st Independence Financial Group, Inc. (parent company only)

Condensed Balance Sheets
(in thousands)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$1,120	$1,366
Investment in subsidiaries	42,589	46,162
Available-for-sale securities	—	986
Note receivable	229	388
Debt issuance costs, net of accumulated amortization	118	122
Other assets	532	715

Total assets	$44,588	$49,739

Liabilities and Stockholders' Equity
Subordinated debentures	$9,279	$9,279
Other liabilities	33	157
Stockholders' equity	35,276	40,303

Total liabilities and stockholders' equity	$44,588	$49,739

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.    1st Independence Financial Group, Inc. (parent company only) (Continued)

Condensed Statements of Operations
(in thousands)

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Income
Cash dividends from subsidiaries	$—	$—	$—
Other income	68	103	85

Total income	68	103	85

Expenses
Interest expense	687	675	600
Amortization of core deposit intangibles and debt issuance costs	5	5	5
Other expenses	641	520	733

Total expenses	1,333	1,200	1,338

Income (loss) from continuing operations before income taxes, equity in undistributed net income of subsidiary, and equity in undistributed net income of subsidiary held for disposal	(1,265)	(1,097)	(1,253)
Income tax expense (benefit) from continuing operations	(390)	(420)	(467)

Income (loss) from continuing operations before equity in undistributed net income (loss) of subsidiary, and equity in undistributed net income of subsidiary held for disposal	(875)	(677)	(786)
Equity in undistributed net income (loss) of subsidiary from continuing operations	(3,896)	2,617	5,266
Equity in undistributed net income of subsidiary held for disposal	—	—	1

Net income (loss)	$(4,771)	$1,940	$4,481

1st INDEPENDENCE FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.    1st Independence Financial Group, Inc. (parent company only) (Continued)

Condensed Statements of Cash Flows
(in thousands)

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Cash flows from operating activities:
Net income (loss)	$(4,771)	$1,940	$4,481
Adjustments to reconcile net income (loss) to net cash (used in) operations:
Amortization of core deposit intangibles and debt issuance costs	5	5	5
Amortization of unearned compensation on restricted stock	30	19	5
Compensation expense on stock options	59	40	—
Undistributed (net income) net loss of subsidiary	3,896	(2,617)	(5,266)
Undistributed net income of unconsolidated statutory trusts	—	—	2
Changes in:
Decrease (increase) in other assets	177	418	(304)
(Decrease) increase in other liabilities	(125)	124	24

Net cash (used in) operating activities	(729)	(71)	(1,053)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale security	1,000	—	—
Repayment of note receivable	158	154	132
Proceeds from sale of subsidiary	—	—	2,300
Additional capital contributed to subsidiary	(7)	(11)	(20)

Net cash provided by investing activities	1,151	143	2,412

Cash flows from financing activities:
Repurchase and retirement of common stock	(37)	—	—
Proceeds from exercise of stock options	—	494	470
Cash dividends paid	(631)	(620)	(754)

Net cash (used in) financing activities	(668)	(126)	(284)

Net (decrease) increase in cash and cash equivalents	(246)	(54)	1,075
Cash and cash equivalents at beginning of period	1,366	1,420	345

Cash and cash equivalents at end of period	$1,120	$1,366	$1,420

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Condensed Consolidated Balance Sheets

(in thousands except share data)

	(Unaudited) March 31, 2008	December 31, 2007
Assets
Cash and due from banks	$13,775	$11,118
Interest-bearing demand deposits	8,221	7,789
Federal funds sold	3,558	13,711

Cash and cash equivalents	25,554	32,618
Inerest-bearing deposits	100	100
Available-for-sale securities at fair value	14,689	15,045
Held-to-maturity securities, fair value of $1,752 and $1,750 at March 31, 2008 and December 31, 2007, respectively	1,703	1,745
Loans held for sale	1,077	2,874
Loans, net of allowance for loan losses of $6,579 and $7,140 at March 31, 2008 and December 31, 2007, respectively	266,925	268,448
Premises and equipment, net	7,540	7,954
Federal Home Loan Bank (FHLB) stock	2,341	2,313
Bank owned life insurance	3,702	3,647
Goodwill	8,286	8,286
Other real estate owned	388	58
Interest receivable and other assets	4,366	4,630

Total assets	$336,671	$347,718

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand	$18,489	$15,491
Savings, NOW and money market	152,734	102,064
Time	107,722	137,030

Total deposits	278,945	254,585
Short-term borrowings	1,007	36,011
Long-term debt	20,279	20,279
Interest payable and other liabilities	1,226	1,567

Total liabilities	301,457	312,442

Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.10 par value, 5,000,000 shares authorized, 1,995,744 shares and 1,995,744 shares outstanding at March 31, 2008 and December 31, 2007, respectively	296	296
Additional paid-in capital	39,922	39,898
Retained earnings	9,506	9,767
Unearned ESOP compensation	(134)	(166)
Accumulated other comprehensive (loss)	199	56
Treasury stock, at cost, common, 969,835 shares and 969,835 shares at March 31, 2008 and December 31, 2007, respectively	(14,575)	(14,575)

Total stockholders' equity	35,214	35,276

Total liabilities and stockholders' equity	$336,671	$347,718

See notes to condensed consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	(Unaudited) Three months ended March 31,
	2008	2007
Interest and dividend income
Interest and fees on loans	$4,284	$5,125
Interest on securities
Taxable	160	166
Tax exempt	43	45
Interest on federal funds sold	152	76
Dividends	35	43
Interest on deposits with financial institutions	65	78

Total interest and dividend income	4,739	5,533

Interest expense
Deposits	2,149	2,591
FHLB advances	266	359
Other	169	177

Total interest expense	2,584	3,127

Net interest income	2,155	2,406
Provision for loan losses	—	175

Net interest income after provision for loan losses	2,155	2,231

Noninterest income
Service charges	146	120
Gain on loan sales	357	201
(Loss) on disposal of premises and equipment	(27)	(1)
Gain on disposal of other real estate owned	109	—
Increase in cash value of life insurance	55	52
Other	97	80

Total noninterest income	737	452

Noninterest expense
Salaries and employee benefits	1,268	1,228
Net occupancy expense	456	425
Data processing fees	220	208
Professional fees	665	170
Marketing expense	20	65
Other	471	460

Total noninterest expense	3,100	2,556

Income (loss) before income taxes	(208)	127
Income tax expense (benefit)	(105)	17

Net income (loss)	$(103)	$110

Net income (loss) per share
Basic	$(0.05)	$0.06
Diluted	(0.05)	0.06
Weighted average shares outstanding
Basic	1,980	1,967
Diluted	1,980	1,978
Cash dividends declared per share	$0.08	$0.08

See notes to condensed consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(in thousands)

	(Unaudited) Three months ended March 31,
	2008	2007
Net income (loss)	$(103)	$110
Other comprehensive income, net of tax
Change in unrealized gains and losses on available-for-sale securities	143	21
Less reclassification adjustment for realized gains (losses) included in net income	—	—

Other comprehensive income	143	21

Comprehensive income	$40	$131

See notes to condensed consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited) Three months ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$(103)	$110
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	197	175
Provision for loan losses	—	175
Gain on loan sales	(357)	(201)
Origination of loans held for sale	(17,830)	(11,343)
Proceeds from loans held for sale	19,984	11,622
Compensation expense on stock options	4	31
ESOP compensation	43	53
Amortization of unearned compensation on restricted stock	9	8
Amortization of premiums and discounts on securities	5	6
Loss on disposal of premises and equipment	27	1
Deferred income tax expense	278	251
FHLB stock dividend	(29)	—
Amortization of loan fees	(30)	(58)
Amortization of intangibles, net	10	65
Increase in cash value of life insurance	(55)	(52)
Changes in:
Decrease (increase) in interest receivable and other assets	652	(159)
(Decrease) in interest payable and other liabilities	(278)	(210)

Net cash provided by operating activities	2,527	474

Cash Flows from Investing Activities:
Purchases of available-for-sale securities	—	(1,000)
Proceeds from maturities of available-for-sale securities	567	568
Proceeds from maturities of held-to-maturity securities	40	90
Net decrease (increase) in loans	619	(1,243)
Purchases of premises and equipment	(15)	(246)

Net cash provided by (used in) investing activities	1,211	(1,831)

Cash Flows from Financing Activities:
Net increase in deposits	24,360	1,084
Net (decrease) in short-term borrowings	(35,004)	(15,868)
Proceeds from issuance of long-term debt	—	10,000
Repurchase and retirement of common stock	—	(37)
Cash dividends paid	(158)	(157)

Net cash (used in) financing activities	(10,802)	(4,978)

Net (decrease) in cash and cash equivalents	(7,064)	(6,335)
Cash and cash equivalents at beginning of period	32,618	23,579

Cash and cash equivalents at end of period	$25,554	$17,244

Supplemental Cash Flow Information:
Interest paid	$2,867	$3,153
Income taxes paid	45	25
Real estate acquired in settlement of loans	935	—
Premises and equipment donated to Town of Marengo, Indiana	155	—

See notes to condensed consolidated financial statements.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of 1st Independence Financial Group, Inc. (the "Company") are presented in accordance with the requirements of Form 10-Q and accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements and notes thereto included in this report should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K annual report for the year ended December 31, 2007 filed with the United States Securities and Exchange Commission ("SEC"). In the opinion of management, all adjustments necessary to make the financial statements not misleading and to fairly present the financial position, results of operations and cash flows for the reporting interim periods have been made and were of a normal recurring nature. The results of operations for the period are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet of the Company as of December 31, 2007 has been derived from the audited consolidated balance sheet of the Company as of that date.

        The unaudited condensed financial statements include the accounts of the Company and its wholly-owned subsidiary, 1st Independence Bank, Inc. (the "Bank") and 1st Independence Mortgage, a division of the Bank.

2.    Stock-Based Compensation

        For the three months ended March 31, 2008 and March 31, 2007, the Company recorded $4,000 and $31,000, respectively, in employee stock-based compensation expense, which is included in salaries and employee benefits. As of March 31, 2008 and March 31, 2007, there was $17,000 and $60,000, respectively, of unrecognized stock-compensation expense for previously granted unvested options that will be recognized over a weighted-average period of 1.3 and 1.7 years, respectively.

3.    Allowance for Loan Losses

        An analysis of the changes in the allowance for loan losses for the three months ended March 31 follows (in thousands):

	2008	2007
Beginning balance	$7,140	$3,745
Provision for loan losses	—	175
Loans charged off	(565)	(983)
Recoveries	4	1

Ending balance	$6,579	$2,938

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

4.    Net Income Per Share Computations

        The following is a reconciliation of the numerator and denominator of the basic and diluted per share computations (in thousands except per share data):

	Three months ended March 31,
	2008	2007
Income (numerator) amounts used for basic and diluted per share computations:
Net income (loss)	$(103)	$110

Shares (denominator) used for basic per share computations:
Weighted average shares of common stock outstanding	1,980	1,967

Shares (denominator) used for diluted per share computations:
Weighted average shares of common stock outstanding	1,980	1,967
Plus: dilutive effect of stock options	—	11

Adjusted weighted average shares	1,980	1,978

Net income (loss) per share data:
Basic	$(0.05)	$0.06

Diluted	$(0.05)	$0.06

        Options to purchase 63,050 common shares, which equates to 8,338 incremental common equivalent shares for the three months ended March 31, 2008 were excluded from the diluted calculations above as their effect would have been antidilutive. In addition, options to purchase 17,000 common shares for the three months ended March 31, 2007 were excluded from the diluted calculations above because the exercise prices on the options were greater than the average market price for the period.

5.    Merger Agreement

        On February 27, 2008, the Company announced that it had entered into an Agreement and Plan of Merger with MainSource Financial Group, Inc. ("MainSource"). The Merger Agreement provides that the Company's stockholders would receive $5.475 in cash and 0.881036 shares of MainSource common stock for each share of the Company's stock owned. Based on MainSource's February 26, 2008 closing price of $14.60 per share, the transaction values the Company at $18.34 per share or $37.0 million in the aggregate, including the cashout value of the Company's in-the-money stock options. The stock portion of the consideration furnished to the Company's stockholders is intended to qualify as a tax-free transaction. The merger is currently expected to close in the third quarter of 2008, and is subject to the approval of the Company's stockholders, receipt of certain regulatory approvals, and certain other customary conditions. While the Company believes the transaction will occur, there can be no assurance. If the transaction is terminated, the Company could incur certain costs. Upon the closing of the proposed transaction, the Company will record a number of charges including certain

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

5.    Merger Agreement (Continued)

change-in-control payments to certain officers that will have a material impact on the consolidated financial statements. At March 31, 2008, no accrual has been made for these charges.

6.    Recently Issued Accounting Standards

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," ("SFAS 157") which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. The Statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, in February 2008 the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and continued to redeliberate proposed FSP 157-c. FSP 157-1 amends SFAS 157 to exclude Financial Accounting Standards No. 13, "Accounting for Leases," and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c would clarify the principles in SFAS 157 on the fair value measurement of liabilities. Public comments on FSP 157-c were due in February 2008. The Company adopted this Standard in the first quarter of 2008 as required and the adoption did not have a material impact on the Company's financial position, results of operations or cash flows (see note 7 for additional information).

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities using different measurement techniques. SFAS 159 requires additional disclosures related to the fair value measurements included in the entity's financial statements. This Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted this Standard in the first quarter of 2008 as required and the adoption did not have a material impact on the Company's financial position, results of operations or cash flows.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"), which replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

6.    Recently Issued Accounting Standards (Continued)

tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. The Company is currently evaluating the potential impact this Statement may have on the Company's future financial position, results of operations and cash flows.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." ("SFAS 160"). SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. The Statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. The Statement also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This Statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company is currently evaluating the potential impact this Statement may have on the Company's financial position, results of operations and cash flows, but does not believe the impact of the adoption will be material.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133." ("SFAS 161"). SFAS 161 requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities. The Statement requires companies to better convey the purpose of derivative use in terms of the risks that such company is intending to manage. Disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows are required. This Statement retains the same scope as SFAS No. 133 and is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the potential impact of this Statement but does not expect the adoption of SFAS No. 161 to have a material impact, if any, on the Company's financial position, results of operations and cash flows.

7.    Fair Value Measurements

        Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 has been applied prospectively as of the beginning of the period.

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

7.    Fair Value Measurements (Continued)

        SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

        Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale securities

        Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include all of the Company's available-for-sale securities, consisting of mortgage-backed and municipal securities.

        The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at March 31, 2008 (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$14,689	$—	$14,689	$—

Impaired loans

        Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114").

1ST INDEPENDENCE FINANCIAL GROUP, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

7.    Fair Value Measurements (Continued)

        If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current appraisal of the collateral and applying a discount factor to the value based on management's overall assessment of the property.

        Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on independent appraisals of the underlying collateral or using Level 3 inputs based on customized discounting criteria.

        Management establishes a specific reserve for loans that have an estimated fair value that is below the carrying value. Impaired loans for which the specific reserve was adjusted in accordance with SFAS 114 during the first quarter of 2008 had a carrying amount of $15,710,000 with specific loss exposures of $1,952,000 an increase of $1,112,000 from December 31, 2007. The increase in specific loss exposures was the result of several loans added to nonaccrual status which had impairments. During the first quarter of 2008, the Company charged-off $565,000 of impaired loans to the allowance for loan losses.

        The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at March 31, 2008 (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$13,758	$—	$—	$13,758

Annex A

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated to be effective as of February 26, 2008, by and among MAINSOURCE FINANCIAL GROUP, INC. ("MainSource"), 1st INDEPENDENCE FINANCIAL GROUP, INC. ("1st Independence") and 1st INDEPENDENCE BANK, INC. ("1st Bank").

W I T N E S S E T H:

        WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

        WHEREAS, 1st Independence is a Delaware corporation registered as a bank holding company under the BHC Act, with its principal office located in Louisville, Jefferson County, Kentucky; and

        WHEREAS, 1st Bank is a Kentucky chartered commercial bank with its principal office located in Louisville, Jefferson County, Kentucky, and is a wholly-owned subsidiary of 1st Independence; and

        WHEREAS, MainSource and 1st Independence seek to affiliate through a corporate reorganization whereby 1st Independence will merge with and into MainSource, as a result of which merger 1st Bank will become a wholly-owned subsidiary of MainSource; and

        WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations or banks and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

        WHEREAS, the members of the Board of Directors of 1st Independence have each agreed to execute and deliver to MainSource a voting agreement substantially in the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of 1st Independence with and into MainSource, and the mode of carrying such merger into effect as follows:

ARTICLE I
THE MERGER

        1.01.    The Merger.

        (a)    General Description.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article X hereof), 1st Independence shall merge with and into and under the Articles of Incorporation of MainSource (the "Merger"). MainSource shall survive the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended ("IBCL").

        (b)    Name, Officers and Directors.    The name of the Surviving Corporation shall be "MainSource Financial Group, Inc." Its principal office shall be located at 2105 North State Road 3 Bypass, Greensburg, Decatur County, Indiana. The officers of MainSource serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of MainSource at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

        (c)    Articles of Incorporation and By-Laws.    The Articles of Incorporation and By-Laws of MainSource in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

        (d)    Effect of the Merger.    At the Effective Time, the title to all assets, real estate and other property owned by 1st Independence shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of 1st Independence shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

        (e)    Integration.    At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

        1.02.    Reservation of Right to Revise Structure.    At MainSource's election, the Merger may alternatively be structured so that (a) 1st Independence is merged with and into any other direct or indirect wholly-owned subsidiary of MainSource or (b) any direct or indirect wholly-owned subsidiary of MainSource is merged with and into 1st Independence; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, $0.10 par value, of 1st Independence ("1st Independence Common Stock") or options for 1st Independence Common Stock ("1st Independence Stock Options"), (y) prevent the parties from obtaining the opinion of Krieg DeVault LLP referred to in Sections 7.01 and 7.02 or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

        1.03.    Tax Free Reorganization.    MainSource, 1st Independence and 1st Bank intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

ARTICLE II
MANNER AND BASIS OF EXCHANGE OF STOCK

        2.01.    Consideration.

        (a)   Subject to the terms and conditions of this Agreement, at the Effective Time, each share of 1st Independence Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of 1st Independence, (ii) shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, and (iii) Dissenting Shares (as defined below)) shall become and be converted into the right to receive in accordance with this Article:

            (i)  $5.475 (the "Cash Consideration"); and

           (ii)  0.881036 shares of common stock (the "Exchange Ratio"), without par value, of MainSource ("MainSource Common Stock") (the "Stock Consideration").

        The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

        (b)   Subject to any consents required by law and the provisions of Section 5.15 hereof, at the Effective Time: (i) each outstanding 1st Independence Stock Option without any action on the part of any holder thereof, shall be converted into the right to receive from MainSource, at the Effective Time, an amount in cash equal to the product of (A) the sum of (i) (x) the Cash Consideration plus (y) the product of the Average Share Price of MainSource Common Stock (as defined below) multiplied by the Exchange Ratio, less (ii) the per share exercise price for each share of 1st Independence Common Stock subject to such 1st Independence Stock Option, multiplied by (B) the number of shares of 1st Independence Common Stock subject to such 1st Independence Stock Option; provided, however, that the payer shall withhold from such cash payment those taxes required to be withheld by applicable law, if any, and (ii) each 1st Independence Stock Option to which this paragraph applies (regardless of whether such calculation results in a positive or negative number) will be cancelled and shall cease to exist by virtue of such payment. No cash payment will be made to any holder of a 1st Independence Stock Option if the calculation pursuant to this Section 2.01(b) results in a negative number. The Average Share Price of MainSource Common Stock shall be equal to the average per share closing prices of a share of MainSource Common Stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Time.

        (c)   Each share of 1st Independence Common Stock that, immediately prior to the Effective Time, is held as treasury stock of 1st Independence or held directly or indirectly by MainSource (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

        2.02.    Adjustment to Purchase Price Based Upon 1st Independence's Consolidated Shareholders' Equity.

        (a)   If as of the last day of the month preceding the month in which the Effective Time occurs (the "Computation Date") the 1st Independence Consolidated Tangible Shareholders' Equity, as determined in accordance with Section 2.02(b), is less than $26,700,000, the Cash Consideration shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between $26,700,000 and the actual 1st Independence Consolidated Tangible Shareholders' Equity as of the Computation Date determined in accordance with Section 2.02(b), divided by the total number of shares of 1st Independence Common Stock outstanding on the Closing Date. Similarly, if as of the Computation Date the 1st Independence Consolidated Tangible Shareholders' Equity, as calculated in accordance with Section 2.02(b) less (i) any extraordinary or non-recurring items of income, (ii) gains whether realized or unrealized related to 1st Independent's investment portfolio and (iii) the difference, if any, between the total quarterly loan loss reserve provision expense set forth in the budget presented to MainSource and the actual total quarterly loan loss reserve provision expense taken by 1st Independence between the date of this Agreement and the Closing Date, in each case pro rated as necessary, is greater than $27,200,000, the Cash Consideration shall be increased on a dollar-for-dollar basis by an amount equal to the difference between the actual 1st Independence Consolidated Tangible Shareholders' Equity as of the Computation Date determined in accordance with Section 2.02(b) and

$27,200,000, divided by the total number of shares of 1st Independence Common Stock outstanding on the Closing Date.

        (b)   The 1st Independence Consolidated Tangible Shareholders' Equity (i.e., consolidated shareholders' equity less the amount of goodwill and core deposit intangibles but excluding the impact of any changes in any unrealized gains or losses on available for sale securities) shall be determined based upon the balance sheet of 1st Independence as of the Computation Date, prepared in accordance with generally accepted accounting principles consistently applied, after adjustment for the following amounts (which amounts shall also be calculated in accordance with generally accepted accounting principles consistently applied and tax effecting those adjustments, using a 35% tax rate, where appropriate):

            (i)  the accrual or payment of any payments or other financial effect of any of the payments, actions or transactions contemplated by Sections 5.18 and 5.19; and

           (ii)  the accrual or payments of an amount to terminate 1st Bank's data processing contracts with Computer Services, Inc. and Digital Insights.

        Notwithstanding the foregoing, 1st Independence Consolidated Tangible Shareholders' Equity as of the Computation Date will not be increased due to increases in 1st Independence's capital stock and surplus as a result of the exercise of options under the 2004 Option Plan between the date of this Agreement and the Effective Time.

        2.03.    Fractional Shares.    Notwithstanding any other provision in this Agreement, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MainSource shall pay to each holder of 1st Independence Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by the Average Share Price of MainSource Common Stock.

        2.04.    Exchange Procedures.

        (a)   Distributions by MainSource of the Merger Consideration shall be made in accordance with Section 2.01. At and after the Effective Time, each certificate representing shares of 1st Independence Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

        (b)   At or prior to the Effective Time, MainSource shall (i) reserve a sufficient number of shares of MainSource Common Stock to be issued as part of the Merger Consideration, (ii) deposit with MainSource Bank an estimated amount of cash to be issued as part of the Merger Consideration and (iii) mail to each holder of 1st Independence Common Stock a letter of transmittal providing instructions as to the transmittal to MainSource of certificates representing shares of 1st Independence Common Stock and the issuance of cash and shares of MainSource Common Stock in exchange therefore pursuant to the terms of this Agreement.

        (c)   MainSource shall cause a certificate representing that number of whole shares of MainSource Common Stock that each holder of 1st Independence Common Stock has the right to receive pursuant to Section 2.01, and a check in the amount of any cash that such holder has the right to receive pursuant to Section 2.01, including any cash in lieu of fractional shares, or dividends or distributions which such person shall be entitled to receive, to be delivered to such shareholder upon delivery (if not previously delivered) to MainSource of certificates representing such shares of 1st Independence Common Stock ("Old Certificates") (or bond or other indemnity satisfactory to MainSource if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance reasonably satisfactory to

MainSource. No interest will be paid on any Merger Consideration that any such person shall be entitled to receive pursuant to this Article II upon such delivery.

        (d)   No dividends or other distributions on MainSource Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of 1st Independence Common Stock converted in the Merger into the right to receive shares of such MainSource Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock such holder had the right to receive upon surrender of the Old Certificate.

        (e)   The stock transfer books of 1st Independence shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of 1st Independence of any shares of 1st Independence Common Stock. If, after the Effective Time, Old Certificates are presented to MainSource, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

        (f)    MainSource shall be entitled to rely upon 1st Independence's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, MainSource shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        (g)   If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by MainSource, the posting by such person of a bond or other indemnity satisfactory to MainSource as MainSource may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, MainSource will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

        (h)   Notwithstanding the foregoing, neither the Exchange Agent (as defined in Section 2.06 below) nor any party hereto shall be liable to any former holder of 1st Independence Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (i)    In the event that the Merger is not completed for any reason, MainSource shall cause the Exchange Agent to promptly return any Old Certificates and/or any indemnity instruments received from 1st Independence shareholders to such shareholders.

        2.05.    Anti-Dilution Adjustments.    Should MainSource change (or establish a record date for changing) the number of shares of MainSource Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource Common Stock, and the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be adjusted so the shareholders shall receive, in the aggregate, such number of shares of MainSource Common Stock representing the same percentage of outstanding shares of MainSource Common Stock at the Effective Time as would have been represented by the number of shares of MainSource Common Stock the shareholders of 1st Independence would have received if any of the foregoing actions had not occurred.

        2.06.    Exchange Agent.    1st Independence and MainSource agree that MainSource Bank or its designee shall be appointed to act as agent (the "Exchange Agent") for purposes of distributing the Merger Consideration pursuant to the terms and conditions of this Agreement.

        2.07.    Dissenting Shares.    Shares of 1st Independence Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (the "Dissenting Shares") in accordance with the General Corporation Law of the State of Delaware (the "GCL"), will not be converted into the right to receive the Merger Consideration, and holders of such shares of 1st Independence Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of 1st Independence Common Stock in accordance with the provisions of the GCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of 1st Independence Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. 1st Independence will give MainSource prompt notice of any demands received by 1st Independence for appraisal of shares of 1st Independence Common Stock. Prior to the Effective Time, 1st Independence will not, except with the prior written consent of MainSource, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
1st INDEPENDENCE AND 1st BANK

        On or prior to the date hereof, 1st Independence has delivered to MainSource a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

        For the purpose of this Agreement, and in relation to 1st Independence, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, results of operations or business of 1st Independence and its subsidiaries taken as a whole, or (ii) would materially impair the ability of 1st Independence to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of MainSource, (e) changes in the general level of interest rates (including the impact on 1st Independence's or 1st Bank's securities portfolios) or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation those provided in Sections 5.18 and 5.19 of this Agreement and any benefit or retirement plan disclosed on the 1st Independence Disclosure Schedule, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of 1st Independence and its subsidiaries, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the 1st Independence Common Stock, by itself, be considered to constitute a Material Adverse Effect on 1st Independence and its subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        For the purpose of this Agreement, and in relation to 1st Independence and 1st Bank, "knowledge" means the actual knowledge of N. William White, R. Michael Wilbourn, Kathy L. Beach, James P. Wheatley, John Barron and Terry L. Batson.

        Accordingly, 1st Independence and 1st Bank hereby represent and warrant to MainSource as follows, except as set forth in its Disclosure Schedule:

        3.01.    Organization and Authority.    (a) 1st Independence is a corporation duly organized and validly existing under the laws of the state of Delaware and is a registered bank holding company under the BHC Act. 1st Independence has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. 1st Bank is 1st Independence's only direct or indirect subsidiary and except as set forth on the Disclosure Schedule, 1st Independence owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (b)   1st Bank is a commercial bank chartered and existing under the law of the state of Kentucky. 1st Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the Disclosure Schedule, 1st Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        3.02.    Authorization.    (a) 1st Independence has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. As of the date hereof, 1st Independence is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.02(e). This Agreement and its execution and delivery by 1st Independence have been duly authorized and approved by the Board of Directors of 1st Independence and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of 1st Independence, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

        (b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of 1st Independence or the Articles of Incorporation or Bylaws of 1st Bank; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which 1st Independence or 1st Bank is a party or by which 1st Independence or 1st Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of 1st Independence or 1st Bank which would be material to 1st Independence;

or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which 1st Independence or 1st Bank is bound or with respect to which 1st Independence or 1st Bank is to perform any duties or obligations or receive any rights or benefits, except, in the case of clauses (ii) through (v) which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

        (c)   Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by 1st Independence.

        3.03.    Capitalization.    (a) The authorized capital stock of 1st Independence as of the date hereof consists, and at the Effective Time will consist, of 5,000,000 shares of 1st Independence Common Stock, 1,995,774 shares of which shares are issued and outstanding as of the date hereof. Additionally, options to purchase 64,300 shares of 1st Independence Common Stock are outstanding under the 2004 Omnibus Stock Option Plan of 1st Independence ("2004 Option Plan") and no options to purchase shares of 1st Independence Common Stock are outstanding under the 1996 Stock Option Plan of 1st Independence ("1996 Option Plan"). 500,000 shares of preferred stock, $0.10 par value, are authorized, none of which preferred shares are issued and outstanding. Such issued and outstanding shares of 1st Independence Common Stock have been duly and validly authorized by all necessary corporate action of 1st Independence, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former 1st Independence shareholder. Except as set forth in the Disclosure Schedule, 1st Independence has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of 1st Independence Common Stock. Each share of 1st Independence Common Stock is entitled to one vote per share. A description of the 1st Independence Common Stock is contained in the Articles of Incorporation of 1st Independence, as set forth in the Disclosure Schedule pursuant to Section 3.04 hereof.

        (b)   The authorized capital stock of 1st Bank as of the date hereof consists, and at the Effective Time will consist, of 1,000 shares of common stock, no par value per share, 1,000 of which shares are validly issued and outstanding (such issued and outstanding shares are referred to herein as "1st Bank Common Stock"). Such validly issued and outstanding shares of 1st Bank Common Stock have been duly and validly authorized by all necessary corporate action of 1st Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former 1st Bank stockholder. All of the issued and outstanding shares of 1st Bank Common Stock are owned by 1st Independence free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. 1st Bank has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of 1st Bank Common Stock.

        (c)   Except as set forth in the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of 1st Independence Common Stock or 1st Bank Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of 1st Independence or 1st Bank, by which 1st Independence is or may become bound. 1st Independence does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of 1st Independence Common Stock. To the knowledge of 1st Independence and 1st Bank, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either of them.

        (d)   Except as set forth in the Disclosure Schedule, 1st Independence has no knowledge of any person or entity which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.

        3.04.    Organizational Documents.    The Articles of Incorporation and By-Laws of 1st Independence and the Articles of Incorporation and By-Laws of 1st Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource and are included in the Disclosure Schedule.

        3.05.    Compliance with Law.    (a) Neither 1st Independence nor 1st Bank is currently in violation of, and since January 1, 2002, neither has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and neither is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect. 1st Independence and 1st Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and to the knowledge of 1st Independence, such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

        (b)   Set forth on the Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of 1st Independence or 1st Bank which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, 1st Independence or 1st Bank, and all documents relating thereto have been made available to MainSource, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of 1st Independence or 1st Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to 1st Independence or 1st Bank.

        (c)   Since the enactment of the Sarbanes-Oxley Act, 1st Independence has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of 1st Independence who have outstanding loans from 1st Independence or 1st Bank, or any other subsidiary of either, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

        (d)   All of the existing offices and branches of 1st Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. 1st Bank has no approved but unopened offices or branches.

        3.06.    Accuracy of Statements Made and Materials Provided to MainSource.    No representation, warranty or other statement made, or any information provided, by 1st Independence or 1st Bank in this Agreement or the Disclosure Schedule (and any update thereto) and no written information which has been or shall be supplied by 1st Independence or 1st Bank with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to 1st Independence's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by 1st Independence or 1st Bank with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

        3.07.    Litigation and Pending Proceedings.    Except as set forth in the Disclosure Schedule:

          (a)   Except for lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against 1st Independence or 1st Bank or, to the knowledge of 1st Independence or 1st Bank, threatened in any court or before any government agency or authority, arbitration panel or otherwise against 1st Independence or 1st Bank. 1st Independence does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against 1st Independence or 1st Bank.

          (b)   Neither 1st Independence nor 1st Bank is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of 1st Independence or 1st Bank, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of 1st Independence or 1st Bank, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        3.08.    Financial Statements and Reports.    (a) 1st Independence has delivered to MainSource copies of the following financial statements and reports of 1st Independence and 1st Bank, including the notes thereto (collectively, the "1st Independence Financial Statements"):

            (i)  Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of 1st Independence as of and for the fiscal years ended December 31, 2006 and 2005 and as of and for the nine months ended September 30, 2007;

           (ii)  Consolidated Statements of Cash Flows of 1st Independence for the fiscal years ended December 31, 2006 and 2005 and for the nine months ended September, 2007;

          (iii)  Call Reports ("Call Reports") for 1st Bank as of the close of business on December 31, 2006 and 2005 and for the twelve months ended December 31, 2007;

        (b)   The 1st Independence Financial Statements present fairly the consolidated financial position of 1st Independence as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of 1st Independence and its subsidiaries. The 1st Independence Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

        (c)   Since September 30, 2007 on a consolidated basis 1st Independence and its subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

        3.09.    Properties, Contracts, Employees and Other Agreements.    (a) Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

            (i)  A brief description and the location of all real property owned by 1st Independence or 1st Bank (other than Other Real Estate Owned ("OREO")), together with a legal description of such real property and, within sixty (60) days of the date of this Agreement, 1st Independence will make available to MainSource a title insurance policy insuring the same, a survey drawing of any parcel of real property owned by 1st Independence or 1st Bank and an appraisal of such property, the fees for which shall be paid by MainSource prior to the Closing Date;

           (ii)  All conditional sales contracts or other title retention agreements relating to 1st Independence or 1st Bank and agreements for the purchase of federal funds;

          (iii)  All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of 1st Independence or 1st Bank which individually or in the aggregate:

            (A)  involve payment or receipt by 1st Independence or 1st Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits and other customer loan and deposit transactions) of more than $50,000;

            (B)  involve payments based on profits of 1st Independence or 1st Bank;

            (C)  relate to the purchase of goods, products, supplies or services in excess of $25,000;

            (D)  were not made in the ordinary course of business and involve payment or receipt by 1st Independence or 1st Bank of more than $25,000;

            (E)  may not be terminated without penalty at-will or upon notice of ninety (90) days or less; or

            (F)  involve the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with 1st Independence; and

          (iv)  The name and current annual salary of each director, officer and employee of 1st Independence or 1st Bank whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by 1st Independence or 1st Bank to or for the benefit of each such person for the fiscal year ended December 31, 2007, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

        (b)   1st Independence has, prior to the date of this Agreement, provided or given access to MainSource to the files and documentation in its possession relating to all borrowers of 1st Bank, or persons or entities that are or may become obligated to 1st Bank under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of 1st Bank, in excess of $25,000 individually or in the aggregate with respect to such borrower, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

        (c)   Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 3.09 is valid and enforceable against 1st Independence or 1st Bank, as the case may be, in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditor's rights. 1st Independence and 1st Bank is, and to its knowledge, all other parties thereto are, in material compliance with the provisions thereof, and neither 1st Independence nor 1st Bank is, and to its knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. Except as set forth in the Disclosure Schedule, none of the foregoing requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement.

        (d)   Neither 1st Independence nor 1st Bank is in default under or in breach of or, to the knowledge of 1st Independence or 1st Bank, alleged to be in default under or in breach of, any material loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

        (e)   The Disclosure Schedule sets forth a good faith estimate by 1st Bank of the expected costs to terminate 1st Bank's data processing contracts with Computer Services, Inc. and Digital Insights assuming such contracts are terminated as of October 31, 2008.

        3.10.    Absence of Undisclosed Liabilities.    Except as provided in the 1st Independence Financial Statements or in the Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of 1st Bank made in the ordinary course of business, except for trade payables incurred in the ordinary course of 1st Bank's business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, neither 1st Independence nor 1st Bank has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $50,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither 1st Independence nor 1st Bank is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with generally accepted accounting principles.

        3.11.    Title to Assets.    Except as described in this Section 3.11 or the Disclosure Schedule:

        (a)   1st Independence or 1st Bank, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the 1st Independence Financial Statements as of September 30, 2007; good and marketable title to all personal property reflected in the 1st Independence Financial Statements as of September 30, 2007, other than personal property disposed of in the ordinary course of business since September 30, 2007; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which 1st Independence or 1st Bank purports to own or which 1st Independence or 1st Bank uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since September 30, 2007. All of such properties and assets are owned by 1st Independence or 1st Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the 1st Independence Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to 1st Independence on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to 1st Independence's knowledge, leased by 1st Independence or 1st Bank is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by 1st Independence or 1st Bank that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

        (b)   With respect to all real property presently or formerly owned, leased or used by 1st Independence or 1st Bank, 1st Independence and 1st Bank and to 1st Independence's knowledge each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the knowledge of 1st Independence or 1st Bank, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against 1st Independence or 1st Bank with respect to the Environmental Laws, and to 1st Independence's knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of 1st Independence or 1st Bank as currently conducted or the consummation of the Merger contemplated hereby. To 1st Independence's knowledge, neither 1st Independence nor 1st Bank is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To 1st Independence's knowledge, neither 1st Independence nor 1st Bank has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

        3.12.    Loans and Investments.

        (a)   Except as set forth in the Disclosure Schedule, there is no loan by 1st Bank in excess of $25,000 that has been classified by regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $25,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of 1st Bank and a list of all loans in excess of $25,000 which 1st Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

        (b)   All loans reflected in the 1st Independence Financial Statements as of September 30, 2007, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2007: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that 1st Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming 1st Bank as the secured party or mortgagee (unless by written agreement to the contrary).

        (c)   The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the 1st Independence Financial Statements are, in the judgment of management of 1st Independence and 1st Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

        (d)   Except as set forth in the Disclosure Schedule, none of the investments reflected in the 1st Independence Financial Statements as of and for the period ended September 30, 2007, and none of the investments made by 1st Bank since September 30, 2007 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of 1st Bank to dispose freely of such investment at any time. 1st Bank is not a party to any repurchase agreements with respect to securities.

        (e)   Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which 1st Bank has any participation interest in excess of $125,000 or which have been made with or through another financial institution on a recourse basis against 1st Bank.

        (f)    Except as set forth in the Disclosure Schedule, and except for customer deposits and ordinary trade payables, 1st Bank has not, nor will it have at the Effective Time, any indebtedness for borrowed money.

        3.13.    Shareholder Rights Plan and Anti-takeover Mechanisms.    1st Independence has taken all actions required to exempt MainSource, the Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, any shareholder rights plan or similar plan, and the provisions of any "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations to which 1st Independence is subject.

        3.14.    Employee Benefit Plans.

        (a)   With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by 1st Independence or 1st Bank, whether written or oral, in which 1st Independence or 1st Bank participates as a participating employer, or to which 1st Independence or 1st Bank contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of 1st Independence or 1st Bank, and including any such plans, to 1st Independence's knowledge, which have been terminated, merged into another plan, frozen or discontinued since January 1, 2001 (collectively, "1st Independence Plans"), except as set forth in the Disclosure Schedule:

            (i)  all such 1st Independence Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department of Labor ("Department") Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder;

           (ii)  all 1st Independence Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder;

          (iii)  except for the 1st Independence Employee Stock Ownership and 401(k) Plan (the "1st Independence KSOP"), no 1st Independence Plan (or its related trust) holds any stock or other securities of 1st Independence;

          (iv)  neither 1st Independence nor 1st Bank nor, to the knowledge of 1st Independence, any other fiduciary of any 1st Independence Plan has engaged in any transaction that may subject 1st Independence or 1st Bank, or any 1st Independence Plan, to a civil penalty imposed by Section 502 or any other provision of ERISA or excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code with respect to any 1st Independence Plan;

           (v)  all obligations required to be performed by 1st Independence or 1st Bank under any provision of any 1st Independence Plan have been performed by it in all material respects and it is not in default under or in violation of any provision of any 1st Independence Plan;

          (vi)  to the knowledge of 1st Independence, no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any 1st Independence Plan;

         (vii)  there are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any 1st Independence Plan;

        (viii)  there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the knowledge of 1st Independence or 1st Bank, threatened, against 1st Independence or 1st Bank in connection with any 1st Independence Plan or the assets of any 1st Independence Plan;

          (ix)  any 1st Independence Plan may be terminated at any time and this right has always been maintained by 1st Independence or 1st Bank.

        (b)   1st Independence has provided or made available to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

            (i)  pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all amendments thereto and all summary plan descriptions thereof (including any modifications thereto);

           (ii)  all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

          (iii)  all executive and other incentive compensation plans, programs and agreements;

          (iv)  all group insurance and health insurance contracts, policies or plans;

           (v)  all other incentive, welfare or employee benefits plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by 1st Independence for its current or former directors, officers or employees;

          (vi)  all reports filed with the Internal Revenue Service ("Service") or the Department within the preceding three years by 1st Independence or 1st Bank with respect to any 1st Independence Plan;

         (vii)  descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

        (viii)  valuations or allocation reports for any defined contribution plan, including the 1st Independence KSOP, as of the most recent date.

        (c)   Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of 1st Independence or 1st Bank (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with 1st Independence or 1st Bank, except to the extent that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by 1st Independence or 1st Bank.

        (d)   The Financial Institutions Retirement Fund ("Benefit Plan") is the only defined benefit pension plan maintained by 1st Independence or 1st Bank or their predecessor which is subject to Title IV of ERISA. Other than the Benefit Plan, no 1st Independence Plan is, and neither 1st Independence nor 1st Bank has any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

        (e)   With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by 1st Independence or 1st Bank, no director, officer, employee or agent of 1st Independence or 1st Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on 1st Independence or 1st Bank under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Sections 601-606 of ERISA have been complied with in all material respects by 1st Independence or 1st Bank.

        (f)    Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon 1st Independence or 1st Bank and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

        (g)   Except as otherwise provided in the Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA") as defined in Code Section 501(c)(9) is sponsored or maintained by 1st Independence or 1st Bank.

        (h)   Except as otherwise provided in the Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated as a result of the transactions contemplated by the terms of this Agreement.

        (i)    Except as may be disclosed in the Disclosure Schedule, 1st Independence and 1st Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

        (k)   All liabilities of the Benefit Plan have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and at the end of any plan year, the Benefit Plan does not and has not previously had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Benefit Plan. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. 1st Independence and 1st Bank have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the 1st Independence Plans, whether or not waived, nor does 1st Independence have any liability or potential liability as a result of the under funding of, or termination of any plan by 1st Independence or by any person which may be aggregated with 1st Independence for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to the Benefit Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

        (l)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time), 1st Independence, 1st Bank, and their respective successors will not be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code). Among the nonexclusive list of payments to be considered are those payments referred to under Sections 2.01(b), 5.14, 5.15, 5.16, 5.18, 5.19, 6.03(b), and 6.05 of the Agreement, as well as any other payments made under the 1st Independence Plans because of the transactions contemplated herein.

        3.15.    Obligations to Employees.    All accrued obligations and liabilities of and all payments by 1st Independence or 1st Bank and all 1st Independence Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by 1st Independence or 1st Bank in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by 1st Independence or 1st Bank for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the 1st Independence Plans (as defined in Section 3.14(a) hereof). All obligations and liabilities of 1st Independence or 1st Bank, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to its current or former directors, officers, employees or agents or to any 1st Independence Plan have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefore have been and are being made by 1st Independence or 1st Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the 1st Independence Financial Statements and the books, statements and records of 1st Independence.

        3.16.    Taxes, Returns and Reports.    Except as set forth in the Disclosure Schedule, each of 1st Independence and 1st Bank has since January 1, 2003 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). 1st Independence has established, and shall establish in the Subsequent 1st Independence Financial Statements (as hereinafter defined), in accordance with generally accepted accounting principles, a reserve for taxes in the 1st Independence Financial Statements adequate to cover all of 1st Independence's and 1st Bank's tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither 1st Independence nor 1st Bank has, nor will either have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent 1st Independence Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of 1st Independence or 1st Bank. To the knowledge of 1st Independence, neither 1st Independence nor 1st Bank is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of 1st Independence or 1st Bank have been audited by any taxing authority during the past five (5) years.

        3.17.    Deposit Insurance.    The deposits of 1st Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and 1st Independence or 1st Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        3.18.    Insurance.    Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by 1st Independence or 1st Bank on the date hereof or with respect to which 1st Independence or 1st Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to MainSource prior to the date hereof.

        3.19.    Books and Records.    The books and records of 1st Independence are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of 1st Independence on a consolidated basis set forth in the 1st Independence Financial Statements.

        3.20.    Broker's, Finder's or Other Fees.    Except for reasonable fees and expenses of 1st Independence' attorneys, accountants and investment bankers, all of which shall be paid by 1st Independence at or prior to the Effective Time, except as set forth in the Disclosure Schedule, no agent, broker or other person acting on behalf of 1st Independence or 1st Bank or under any authority of 1st Independence or 1st Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        3.21.    Disclosure Schedule and Documents.    All written data, documents, materials and information referred to in this Agreement and delivered by 1st Independence or 1st Bank pursuant to the Disclosure Schedule which were prepared by 1st Independence or 1st Bank, and with respect to any such data, documents, materials and information that have been prepared by third parties, to the knowledge of 1st Independence and 1st Bank such written data, documents, materials and information, are true, accurate and complete in all material respects as of the date hereof and with respect to such items prepared by 1st Independence or 1st Bank and delivered subsequent to the date hereof with any updates to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

        3.22.    Interim Events.    Except as otherwise permitted hereunder, since September 30, 2007, or as set forth in the Disclosure Schedule, neither 1st Independence nor 1st Bank has:

          (a)   Suffered any changes having a Material Adverse Effect;

          (b)   Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $10,000 individually or in the aggregate;

          (c)   Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(iii) hereof;

          (d)   Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

          (e)   Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of 1st Independence or 1st Bank except pursuant to the express terms thereof or otherwise in the ordinary course of business;

          (f)    Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

          (g)   Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

          (h)   Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

          (i)    Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

          (j)    Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by 1st Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

          (k)   Except as set forth in the Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

          (l)    Entered into any transaction, contract or commitment other than in the ordinary course of business;

          (m)  Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

          (n)   Conducted its business in any manner other than substantially as it was being conducted through September 30, 2007.

        3.23.    1st Independence Securities and Exchange Commission Filings.    1st Independence has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including 1st Independence's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

        3.24.    Insider Transactions.    Except as set forth on the Disclosure Schedule, since December 31, 2004, no officer or director of 1st Independence or 1st Bank or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such officer or director (collectively, "1st Independence Insiders"), has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by 1st Independence and 1st Bank or in any liability, obligation or indebtedness of 1st Independence or 1st Bank.

        3.25.    Indemnification Agreements.

        (a)   Other than as set forth in the Disclosure Schedule, neither 1st Independence nor 1st Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of 1st Independence or the Articles of Incorporation or Bylaws of 1st Bank.

        (b)   Since January 1, 2002, no claims have been made against or filed with 1st Independence or 1st Bank nor have, to the knowledge of 1st Independence, any claims been threatened against 1st Independence or 1st Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of 1st Independence or 1st Bank.

        3.26.    Shareholder Approval.    The affirmative vote of the holders of a majority of the 1st Independence Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Merger.

        3.27.    Opinion of Financial Advisor.    The Board of Directors of 1st Independence, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Sandler O'Neil + Partners, L.P. that the terms of the Merger are fair to the shareholders of 1st Independence from a financial point of view.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

        On or prior to the date hereof, MainSource has delivered to 1st Independence a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

        For the purpose of this Agreement, and in relation to MainSource and its subsidiaries, a "Material Adverse Effect on MainSource" means any effect that (i) is material and adverse to the financial position, results of operations or business of MainSource and its subsidiaries taken as a whole, or (ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) changes in general level of interest rate (including the impact on the securities portfolios of MainSource or its subsidiaries) or conditions or circumstances that affect the banking industry generally, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of MainSource and its subsidiaries, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (g) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the MainSource Common Stock, by itself, be considered to constitute a Material Adverse Effect on MainSource and its subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        For the purpose of this Agreement, and in relation to MainSource, "knowledge" means the actual knowledge of Robert Hoptry, James Anderson, Jeffrey Smith, Jack Parker, Daryl Tressler, Brent Hoptry and David Dippold.

        Accordingly, MainSource represents and warrants to 1st Independence as follows, except as set forth in its Disclosure Schedule:

          4.01.    Organization and Authority.    Each of MainSource and its subsidiaries is an entity duly organized and validly existing under the laws of its applicable state or country. MainSource and its subsidiaries have full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Each of MainSource and its subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect on MainSource.

          4.02.    Authorization.

          (a)   MainSource has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 7.01(e) and (f) hereof. As of the date hereof, MainSource is not aware of any reason why the approvals set forth in Section 7.01(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.02(e). This Agreement and its execution and delivery by MainSource has been duly authorized by the Board of Directors of MainSource. Assuming due execution and delivery by 1st Independence and 1st Bank, this Agreement constitutes a valid and binding obligation of MainSource, subject to the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

          (b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or any of its subsidiaries; (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which MainSource is subject or bound and which is material to MainSource on a consolidated basis.

          (c)   Other than in connection or in compliance with applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by MainSource of the Merger contemplated by this Agreement.

          4.03.    Capitalization.    (a) The authorized capital stock of MainSource as of the date hereof consists, and at the Effective Time will consist, of 25,000,000 shares of MainSource Common Stock, 18,570,139 of which shares are outstanding as of the date hereof, plus options to purchase a total of 275,837 shares of MainSource Common Stock as of December 31, 2007, and 400,000 shares of preferred stock, none of which are outstanding. Such issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. MainSource has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock other than in connection with employee and director stock options under its existing stock option plans or as described in the Disclosure Schedule. Each share of MainSource Common Stock is entitled to one vote per share. MainSource wholly owns the subsidiaries listed in the Disclosure Schedule which includes their names and jurisdictions of organization.

          (b)   Except as set forth on the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock.

          (c)   The shares of MainSource Common Stock issued as part of the Merger Consideration shall be when issued duly and validly authorized, validly issued, fully paid and non-assessable shares of MainSource Common Stock and will not be issued in violation of any pre-emptive rights of any present or former MainSource shareholder.

          4.04.    Litigation and Pending Proceedings.    Except as set forth in the Disclosure Schedule:

            (a)   Except for lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against MainSource or any of its subsidiaries or, to the knowledge of MainSource, threatened in any court or before any government agency or authority, arbitration panel or otherwise against MainSource or any of its subsidiaries. MainSource does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MainSource or any of its subsidiaries.

            (b)   Neither MainSource nor any of its subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of MainSource, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of MainSource, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations

          4.05.    Organizational Documents.    The Articles of Incorporation and By-Laws of MainSource, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to 1st Independence and are included in the Disclosure Schedule.

          4.06.    Accuracy of Statements Made and Materials Provided to 1st Independence.    No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement, and no written report, statement, list, certificate, materials or other information furnished or to be furnished by MainSource to 1st Independence through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby, contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed to 1st Independence's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

          4.07.    Financial Statements and Reports.    (a) MainSource has delivered to 1st Independence copies of the following financial statements and reports of MainSource, including the notes thereto (collectively, the "MainSource Financial Statements"):

              (i)  Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of MainSource as of and for the fiscal years ended December 31, 2006 and 2005 and as of and for the nine months ended September 30, 2007; and

             (ii)  Consolidated Statements of Cash Flows of MainSource for the fiscal years ended December 31, 2006 and 2005 and for the nine months ended September 30, 2007;

          (b)   The MainSource Financial Statements present fairly the consolidated financial position of MainSource as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of MainSource and its subsidiaries. The MainSource Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

          (c)   Since September 30, 2007 on a consolidated basis MainSource and its subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice

          4.08.    MainSource Securities and Exchange Commission Filings.    MainSource has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including MainSource's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

          4.09.    Shareholder Approval.    Approval by MainSource's shareholders of the Merger or any other actions contemplated by this Agreement is not required.

          4.10.    Compliance with Law.    (a) Neither MainSource nor any of its subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such activity, omission to act or violation would not have a Material Adverse Effect on MainSource.

          (b)   Set forth on the Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of MainSource or its subsidiaries which presently are binding upon or require action by, or at any time during the last three (3) years have been binding upon or have required action by, MainSource or its subsidiaries, and all documents relating thereto have been made available to 1st Independence, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body, cited in any examination report of MainSource or its subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to MainSource or its subsidiaries.

          (c)   Since the enactment of the Sarbanes-Oxley Act, MainSource has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

          (d)   All of the existing offices and branches of MainSource or its subsidiaries have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on MainSource.

          4.11.    Absence of Changes.    Since September 30, 2007, there has not been any material change in the financial condition, the results of operations or the business of MainSource or its subsidiaries.

          4.12.    Broker's, Finder's or Other Fees.    Except for reasonable fees and expenses of MainSource's attorneys, accountants and investment bankers, all of which shall be paid by MainSource prior to the Effective Time, and except as set forth on the Disclosure Schedule, no agent, broker or other person acting on behalf of MainSource or its subsidiaries or under any authority of MainSource or its subsidiaries is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

          4.13.    Absence of Undisclosed Liabilities.    Except as provided in the MainSource Financial Statements and in the Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of MainSource and its subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of MainSource and its subsidiaries' business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, neither MainSource nor any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $250,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

          4.14    Loans and Investments.

          (a)   All loans reflected in the MainSource Financial Statements as of September 30, 2007, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2007: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that MainSource or a subsidiary thereof has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming MainSource or such subsidiary as the secured party or mortgagee (unless by written agreement to the contrary).

          (b)   The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the MainSource Financial Statements are, in the judgment of management of MainSource and its subsidiaries, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

          (c)   Except as set forth in the Disclosure Schedule, none of the investments reflected in the MainSource Financial Statements as of and for the period ended September 30, 2007, and none of the investments made by MainSource or its subsidiaries since September 30, 2007 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of MainSource or its subsidiaries to dispose freely of such investment at any time.

          4.15    Taxes, Returns and Reports.    Except as set forth in the Disclosure Schedule, MainSource and its subsidiaries have since January 1, 2003 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). To the knowledge of MainSource, neither MainSource nor any of its subsidiaries is currently under audit by any state or federal taxing authority.

          4.16.    Deposit Insurance.    The deposits of the banking subsidiaries of MainSource are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and each such subsidiary has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

          4.17.    Insurance.    MainSource and its subsidiaries maintain adequate insurance from reputable insurers with respect to their respective assets, operations and businesses consistent with the types of insurance typically maintained by similarly-situated banking organizations. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

          4.18    Available Funds.    MainSource has, and will have at the Effective Time, the ability to obtain funds in cash in amounts equal to the Cash Consideration and other payment obligations of MainSource set forth in this Agreement by means of credit facilities, available cash or otherwise.

          4.19    Employee Benefit Plans.    With respect to the employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or maintained by MainSource which are intended to be tax-qualified under Section 401(a) of the Code (collectively, "MainSource Plans"), all MainSource Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and the Treasury Regulations promulgated thereunder

ARTICLE V
COVENANTS OF 1st INDEPENDENCE

        1st Independence covenants and agrees with MainSource and covenants and agrees to cause 1st Bank to act as follows (and MainSource covenants and agrees with 1st Independence as follows):

          5.01.    Shareholder Approval.    1st Independence will submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of 1st Independence at the earliest possible reasonable date. Subject to Section 5.06 hereof or the exercise of its fiduciary duties, the Board of Directors of 1st Independence shall recommend to 1st Independence's shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from 1st Independence's shareholders.

          5.02.    Other Approvals.    (a) 1st Independence and 1st Bank shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist MainSource in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

          (b)   1st Independence and 1st Bank will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and to which 1st Independence and MainSource agree are material.

          (c)   Any materials or information provided by 1st Independence or 1st Bank to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

          5.03.    Conduct of Business.    (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, neither 1st Independence nor 1st Bank will, without the prior written consent of MainSource:

              (i)  make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

             (ii)  authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;

            (iii)  distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) 1st Bank may pay cash dividends to 1st Independence in the ordinary course of business for payment of reasonable and necessary business and operating expenses of 1st Independence and to provide funds for 1st Independence's dividends to its shareholders in accordance with this Agreement, and (B) 1st Independence may pay to its shareholders its usual and customary cash dividend of no greater than $.08 per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, 1st Independence shareholders will become entitled to receive dividends on their shares of MainSource Common Stock received pursuant to this Agreement;

            (iv)  redeem any of its outstanding shares of common stock;

             (v)  merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

            (vi)  purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

           (vii)  make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

          (viii)  except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

            (ix)  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of 1st Independence or 1st Bank to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by 1st Independence or 1st Bank of government deposits and pledges or liens in connection with FHLB borrowings;

             (x)  except as contemplated by this Agreement, promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of 1st Independence or 1st Bank, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of 1st Independence or 1st Bank;

            (xi)  except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of 1st Independence or 1st Bank; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

           (xii)  amend, modify or restate 1st Independence's or 1st Bank's organizational documents from those in effect on the date of this Agreement and as delivered to MainSource hereunder;

           (xii)  give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of 1st Independence or 1st Bank, or enter into any agreement or commitment relative to the foregoing;

          (xiv)  fail to maintain a quarterly loan loss reserve provision expense at a minimum of the amounts set forth in the budget presented by 1st Independence to MainSource unless 1st Independence determines doing so would be inconsistent with generally accepted accounting principles applied on a consistent basis;

           (xv)  fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

          (xvi)  issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of 1st Independence or 1st Bank;

         (xvii)  except for obligations disclosed within this Agreement or the Disclosure Statement, FHLB advances, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the 1st Independence Financial Statements or the Subsequent 1st Independence Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000;

          (xiii)  open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the Disclosure Schedule;

          (xix)  pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Disclosure Schedule; or

           (xx)  enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by

    Section 5.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by 1st Independence or 1st Bank which exceed $50,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

          (b)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of 1st Independence and 1st Bank shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) use commercially reasonable efforts to maintain a CRA rating of satisfactory; (vi) timely file all documents and reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended; and (vii) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on 1st Independence.

          5.04.    Insurance.    1st Independence and 1st Bank shall use commercially reasonable efforts to maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by 1st Independence or 1st Bank as of the date of this Agreement.

          5.05.    Accruals for Loan Loss Reserve and Expenses.    (a) Prior to the Effective Time, 1st Independence and 1st Bank shall make, consistent with generally accepted accounting principles applied on a consistent basis, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as 1st Independence and 1st Bank shall deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to its loan loss reserve in the amount set forth in the Disclosure Schedule, and accruals or the creation of reserves for employee benefits and Merger-related expenses.

          (b)   1st Independence recognizes that MainSource may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and generally accepted accounting principles applied on a consistent basis), from and after the date hereof 1st Independence shall consult and cooperate in good faith with MainSource with respect to conforming the loan and accounting policies and practices of 1st Independence to those policies and practices of MainSource for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from MainSource to 1st Independence, based upon such consultation and subject to the conditions in Section 5.05(d).

          (c)   Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and generally accepted accounting principles applied on a consistent basis), 1st Independence shall consult and cooperate in good faith with MainSource with respect to determining, as reasonably specified in a written notice from MainSource to

  1st Independence, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of 1st Independence's and 1st Bank's expenses of the Merger.

          (d)   Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and generally accepted accounting principles applied on a consistent basis), 1st Independence shall consult and cooperate in good faith to (i) make such conforming entries to conform the loan and accounting policies and practices of 1st Independence to the policies and practices of MainSource as contemplated in Section 5.05(b) above and (ii) recognize 1st Independence's expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by MainSource as contemplated in Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after MainSource acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to 1st Independence that MainSource will at the Effective Time deliver to 1st Independence the certificate contemplated in Section 7.02(g).

          (e)   1st Independence and 1st Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d), nor shall any such modifications or changes undertaken on account of this Section 5.05(d)(i) have any impact or result in any adjustments to 1st Independence's Consolidated Tangible Shareholders' Equity as determined pursuant to Section 2.02.

          5.06.    Acquisition Proposals.    (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of MainSource, neither 1st Independence nor 1st Bank shall permit, nor shall they authorize any of their directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to 1st Independence or 1st Bank or to which 1st Independence or 1st Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

          (b)   1st Independence shall promptly communicate to MainSource the terms of any proposal or offer which 1st Independence or 1st Bank may receive with respect to an Acquisition Transaction. Notwithstanding anything to the contrary elsewhere in this Agreement, 1st Independence may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, and recommend the approval of such agreement, arrangement or understandings to the shareholders of 1st Independence, in each case, only if 1st Independence's Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of or otherwise inconsistent with the fiduciary duties of 1st Independence's Board of Directors. In the event 1st Independence enters into an agreement, arrangement or understanding for an Acquisition Transaction in accordance with the foregoing sentence, 1st Independence's Board of Directors may terminate this Agreement on written notice to MainSource; provided, however, that in connection with terminating this Agreement, 1st Independence has paid the amounts referred to in Section 8.03 to MainSource.

          (c)   In the event 1st Independence's Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of or otherwise be inconsistent with its fiduciary duties under applicable law to recommend this Agreement and the Merger to 1st Independence's shareholders for their approval, then if the Board Directors does not elect to terminate this Agreement pursuant to Section 5.06(b) above and elects to submits this Agreement to the shareholders at the meeting of shareholders, 1st Independence may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

          (d)   This Section 5.06 shall not authorize 1st Independence or 1st Bank, or any of their directors, officers, employees, agents or representatives on their behalf, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

          5.07.    Press Releases.    Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither 1st Independence nor 1st Bank nor MainSource will issue any press or news releases or make any other public announcements or disclosures relating to the Merger without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

          5.08.    Material Changes to Disclosure Schedules.    1st Independence and 1st Bank shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of 1st Independence or 1st Bank contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless MainSource shall have first consented in writing with respect thereto.

          5.09.    Access; Information.    (a) MainSource and 1st Independence, and their representatives and agents, shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. MainSource and 1st Independence, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of 1st Independence, 1st Bank or MainSource. Upon request, 1st Independence and MainSource will furnish the other party or its representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource or 1st Independence which has been or is developed by the other party, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit MainSource or 1st Independence or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for 1st Independence or MainSource, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or 1st Independence or its representatives or agents, as applicable. No investigation by MainSource or 1st Independence shall affect the representations and warranties made by 1st Independence, 1st Bank or MainSource herein. Any confidential information or trade secrets received by MainSource, 1st Independence or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or 1st Independence, as applicable, or at MainSource's or 1st Independence's request, returned to MainSource or 1st Independence, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. This Section 5.09 will not require the disclosure of any information to MainSource or 1st Independence which would be prohibited by law. The ability of MainSource or 1st Independence to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource and 1st Independence (and each employee, representative or agent of MainSource and 1st Independence) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource or 1st Independence relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource and 1st Independence shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

          (b)   Beginning on the date of this Agreement, the President of MainSource, or his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Board of Directors and all committees of 1st Independence and 1st Bank, including, without limitation, the loan committee, investment committee, the executive committee, the personnel committee, and any other committee of 1st Independence and 1st Bank, except that any such person shall be excluded from the portion of any meeting where this Agreement or the transactions contemplated by this Agreement are being discussed.

          5.10.    Financial Statements.    As soon as reasonably available after the date of this Agreement, 1st Independence will deliver to MainSource any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of 1st Independence prepared for its internal use, 1st Bank's Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent 1st Independence Financial Statements"). The Subsequent 1st Independence Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year end adjustments). The Subsequent 1st Independence Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, MainSource will deliver to 1st Independence any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of MainSource (collectively, "Subsequent MainSource Financial Statements"). The Subsequent MainSource Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year end adjustments). The Subsequent MainSource Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

          5.11.    Environmental.    (a) If requested by MainSource, 1st Independence and 1st Bank will cooperate with an environmental consulting firm designated by MainSource in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by 1st Independence or 1st Bank as of the date of this Agreement, and any real property acquired or leased by 1st Independence or 1st Bank after the date of this Agreement. MainSource shall be responsible for the costs of the phase one and, if the phase two is determined to be advisable by the environmental consulting firm, 1st Independence shall be responsible for the costs of the phase two.

          (b)   If the environmental consultant's good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that 1st Independence or 1st Bank would be required to expend under applicable Environmental Laws for clean-up, remediation and penalties relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to 1st Independence or 1st Bank's own or leased real properties or any adjoining properties, is in excess of $200,000, then MainSource shall have the right to terminate this Agreement pursuant to Section 8.01(b)(v), which termination shall be MainSource's sole remedy in such event.

          5.12.    Governmental Reports.    Promptly upon its becoming available, 1st Independence shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by 1st Independence or 1st Bank to any Governmental Authority or to 1st Independence's shareholders generally and of each regular or periodic report, registration statement or prospectus filed by 1st Independence with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which 1st Independence or 1st Bank is a party. Promptly upon its becoming publicly available, MainSource shall furnish to 1st Independence one (1) copy of each financial statement, report, notice, or proxy statement sent by MainSource to any Governmental Authority or to MainSource's shareholders generally and of each regular or periodic report, registration statement or prospectus filed by MainSource with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which MainSource is a party. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

          5.13.    Adverse Actions.    Neither 1st Independence nor 1st Bank shall knowingly take any action that is intended or is reasonably likely to result in (w) any of their representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (x) any of the conditions to the Merger set forth in Article VII not being satisfied, (y) a material violation of any provision of this Agreement or (z) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

          5.14.    1st Independence KSOP.    (a) 1st Independence shall take any such actions as are necessary at or prior to the Effective Time to ensure that (i) all 1st Independence employees and former employees who are participants in the 1st Independence KSOP at the Closing have the opportunity to complete a Participant Direction Form and to direct the 1st Independence KSOP trustee to vote 1st Independence stock allocated to their 1st Independence KSOP accounts with respect to the Merger, and (ii) the 1st Independence KSOP trustee has the authority necessary to sell or exchange the 1st Independence stock held by the 1st Independence KSOP and to otherwise participate in the transactions contemplated by this Agreement.

          (b)   1st Independence, pursuant to the applicable provisions of the 1st Independence KSOP, shall (i) terminate the 1st Independence KSOP effective as of a date that is not later than the day before the Closing, and (ii) shall amend the 1st Independence KSOP effective as of a date that is not later than the plan termination date to provide that no distributions of accrued benefits shall be made from the 1st Independence KSOP, or its related employee benefit trust, subsequent to the plan termination date and until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the plan's qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the plan to be made upon the retirement, death, disability, or termination of employment of a plan participant, or any other event other than the plan termination that requires a distribution of plan benefits from the plan.

          (c)   Ist Independence agrees that prior to the Closing it shall file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination upon plan termination (IRS Form 5310) requesting the issuance to 1st Independence of the favorable determination letter described in the preceding paragraph (b).

          (d)   1st Independence agrees to take such actions as may be necessary to ensure that no violation of ERISA or the Code occurs in the termination of the 1st Independence KSOP, the 1st Independence KSOP's sale or exchange of the 1st Independence stock held by the 1st Independence KSOP, or the transactions contemplated by this Agreement, that cannot be cured to the satisfaction of the Service.

          (e)   1st Independence agrees to take such actions as may be necessary to ensure that upon the termination of the 1st Independence KSOP all outstanding indebtedness of the 1st Independence KSOP shall be repaid using: (i) unallocated 1st Independence shares held by the 1st Independence KSOP or the Cash Consideration received for unallocated 1st Independence shares held by the 1st Independence KSOP, to the extent determined by 1st Independence and the 1st Independence KSOP Trustee not to be inconsistent with applicable law, the 1st Independence KSOP plan and applicable trust documents; (ii) all amounts held in the 1st Independence KSOP's suspense account; and finally (iii) such other payments as determined appropriate by 1st Independence. Any assets remaining in the suspense fund under the 1st Independence KSOP after payment of all outstanding indebtedness and other liabilities of the KSOP shall be allocated to the contribution accounts of the 1st Independence employees who are participants in the 1st Independence KSOP and the net assets of the 1st Independence KSOP shall be distributed to such participants under the 1st Independence KSOP.

          (f)    1st Independence may make any amendments to the 1st Independence KSOP at or prior to the Effective Time to maintain its qualified status under Section 401(a) of the Code; provided, however, that: (i) no such amendment shall require or have the effect of requiring MainSource to make any contributions to the 1st Independence KSOP after the Effective Time; (ii) no such amendments shall require or have the effect of requiring 1st Independence to make any contributions to the 1st Independence KSOP at or prior to the Effective Time in addition to any contributions that otherwise would be required; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the 1st Independence KSOP under Section 401(a) of the Code; and (iv) no such amendment shall require or have the effect of requiring the continuation of the 1st Independence KSOP after the Effective Time.

          (g)   Except as otherwise provided in Section 5.17, 1st Independence shall make no contributions to the 1st Independence KSOP between the date of this Agreement and the Effective Time other than such as may be required to maintain the tax-qualified status of the 1st Independence KSOP or to enable the 1st Independence KSOP to make required payments on the loans currently outstanding to it.

          (h)   With respect to 1st Independence stock allocated to the accounts of each 1st Independence KSOP participant, said participants shall be entitled to direct the 1st Independence KSOP trustee to vote stock allocated to their accounts in the 1st Independence KSOP on the approval and adoption of this Agreement. Unallocated 1st Independence stock held by the 1st Independence KSOP shall be voted by the 1st Independence KSOP Trustee as provided in the 1st Independence KSOP.

          5.15.    1st Independence Stock Option Plan.    As of the date of this Agreement, the Board of Directors of 1st Independence shall take all actions necessary to ensure that no further automatic or discretionary grants of an Incentive Stock Option or Non-Qualified Stock Option, as defined therein, shall be awarded to any participant under the 2004 Option Plan. Within forty-five (45) days of the date of this Agreement, 1st Independence shall use its best efforts to obtain written consents from each holder of an outstanding 1st Independence Stock Option consenting to the disposition of such option in accordance with the provisions of Section 2.01 above (unless such holder exercises said option prior to the Effective Time in accordance with the terms thereof) unless this Agreement is terminated and the Merger is abandoned pursuant to Article VIII; provided, however, that 1st Independence shall obtain such consents from the members of the Board of Directors of 1st Independence who hold such 1st Independence Stock Options. As of the Effective Time, the Board of Directors of 1st Independence shall terminate the 2004 Option Plan and, if necessary, the 1996 Option Plan.

          5.16.    Restricted Stock Plan.    As of the date of this Agreement, the Board of Directors of 1st Independence shall take all actions necessary to ensure that no further awards of Restricted Stock are granted to any participant under the 2006 Restricted Stock Plan (the "2006 RSP"). As of the Effective Time, 1st Independence shall take all actions necessary to terminate the 2006 RSP.

          5.17.    Defined Contribution Plan.    On and after the date of this Agreement, and until the earlier of (i) the date, to be determined by MainSource, that the 1st Independence KSOP is terminated pursuant to Section 5.14 above or (ii) the date on which this Agreement is terminated, but not later than the Effective Time:

              (i)  1st Independence shall continue to sponsor the 1st Independence KSOP in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with the requirements of Section 5.14 of this Agreement and applicable law;

             (ii)  1st Independence or 1st Bank shall continue to fund all employee and employer contributions to the 1st Independence KSOP which are required during this time period. However, 1st Independence and 1st Bank may only make discretionary employer contributions after receipt of written approval from MainSource, which approval shall not be unreasonably withheld if the amount of any discretionary employer contributions are not in excess of the discretionary employer contributions made by 1st Independence or 1st Bank to the 1st Independence KSOP during the last Plan Year;

            (iii)  neither 1st Independence nor 1st Bank shall amend, or cause an amendment of, the 1st Independence KSOP without the prior written consent of MainSource, except for any amendment which is required by Section 5.14 of this Agreement or is necessary to maintain the qualification of the 1st Independence KSOP and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, or as otherwise required by law, regulations, the Service or the Department;

            (iv)  1st Independence and 1st Bank shall not terminate or agree to the termination of the appointment of any fiduciary as defined in ERISA with respect to the 1st Independence KSOP without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

             (v)  neither 1st Independence nor 1st Bank shall terminate, agree to the termination of, or cause the termination of any agreement with any service provider providing services to the 1st Independence KSOP as of the date of this Agreement without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such service provider of its service agreement.

          5.18.    Employment Agreements.

          (a)   Prior to the Effective Time, N. William White, President and CEO of 1st Bank, will continue to be paid the compensation provided for in his employment agreement with 1st Independence and 1st Bank dated as of July 9, 2004, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Mr. White's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Mr. White, in consideration of such termination, a cash sum equal to the amount payable to Mr. White under Section 8(e) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Mr. White within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(a) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Mr. White of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

          (b)   Prior to the Effective Time, R. Michael Wilbourn, Executive Vice President and Chief Financial Officer of 1st Bank, will continue to be paid the compensation provided for in his employment agreement with 1st Independence and 1st Bank dated as of July 9, 2004, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Mr. Wilbourn's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Mr. Wilbourn, in consideration of such termination, a cash sum equal to the amount payable to Mr. Wilbourn under Section 8(e) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Mr. Wilbourn within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(b) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Mr. Wilbourn of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

          (c)   Prior to the Effective Time, Kathy L. Beach, Executive Vice President and Chief Operating Officer of 1st Bank, will continue to be paid the compensation provided for in her employment agreement with 1st Independence and 1st Bank dated as of August 20, 2004, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Ms. Beach's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Ms. Beach, in consideration of such termination, a cash sum equal to the amount payable to Ms. Beach under Section 8(e) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Ms. Beach within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(c) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Ms. Beach of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

          (d)   Prior to the Effective Time, James P. Wheatley, will continue to be paid the compensation provided for in his employment agreement with 1st Independence and 1st Bank dated as of May 17, 2007, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Mr. Wheatley's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Mr. Wheatley, in consideration of such termination, a cash sum equal to the amount payable to Mr. Wheatley under Section 8(f) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Mr. Wheatley within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(d) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Mr. Wheatley of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

          (e)   The Disclosure Schedule sets forth a good faith estimate of the amount of the payments required pursuant to this Section 5.18.

          5.19.    Change of Control Agreements.    (a) Within 30 days of the date of this Agreement, 1st Independence shall take such steps as are necessary to amend the Change of Control Agreements between 1st Independence and 1st Bank and each of John Barron and Terry L. Batson to delete the provisions of Section 8(b)(iv). In the event such amendments are obtained, such change of control agreements shall remain in effect, as amended. In the event such amendments are not made, 1st Independence shall take such steps as are necessary to terminate such change of control agreements. If such change of control agreements are required to be terminated, 1st Independence shall pay Mr. Barron and Ms. Batson a cash sum equal to the amount payable to

  Mr. Barron and Ms. Batson under such agreements as a result of the Merger, and 1st Independence shall use its best efforts to obtain from each of Mr. Barron and Ms. Batson, prior to the Effective Time, a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.19 in lieu of any amounts that would otherwise be payable, and benefits to which he or she would be entitled, under his or her change of control agreement, and (ii) in exchange for such cash payment, a release from Mr. Barron and Ms. Batson of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

          (b)   The Disclosure Schedule sets forth a good faith estimate of the amount of the payments required pursuant to this Section 5.19.

          5.20.    Short-Swing Trading Exception.    1st Independence's Board of Directors shall adopt such resolutions as are necessary to cause any shares of 1st Independence Common Stock or 1st Independence Stock Options owned by executive officers and directors of 1st Independence and canceled in the Merger to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.

          5.21.    Confirmation of Total Outstanding Shares.    1st Independence shall confirm in writing by a certificate to MainSource signed by the Chief Financial Officer of 1st Independence on the date that is five (5) days prior to the Effective Time (which certificate may be based on information obtained from 1st Independence's stock transfer agent) the total number of outstanding shares of 1st Independence Common Stock as of such date and the number of such outstanding shares that resulted from the exercise of options granted under the 2006 Option Plan following the date of this Agreement (the "Exercised Option Shares"). In the event there are more than 2,000,000 shares of 1st Independence Common Stock outstanding after deducting the Exercised Option Shares, then MainSource shall have the right to terminate this Agreement pursuant to Section 8.01(b)(v) regardless of materiality.

          5.22.    1st Bank.    From time to time until the Effective Time, 1st Independence and 1st Bank shall cooperate with MainSource and take such action as may be reasonably necessary to (i) change the name of 1st Bank as of the Effective Time, (ii) amend the Articles of Incorporation and By-laws of 1st Bank as of the Effective Time, and (iii) subject to Section 6.08, reconstitute the directors and officers of 1st Bank as of the Effective Time.

          5.23    Trust Preferred Securities.    1st Independence and MainSource shall each cooperate and use commercially reasonable efforts to execute and deliver such instruments and take such actions as may be required or necessary prior to the Effective Time for MainSource to assume at the Effective Time the obligations of 1st Independence under any indenture or other agreement to which 1st Independence is a party with respect to trust preferred securities that are identified in 1st Independence's Disclosure Schedule, including but not limited to executing and delivering one or more supplemental indentures and providing any required opinions of counsel to the applicable trustees.

ARTICLE VI
COVENANTS OF MAINSOURCE

        MainSource covenants and agrees with 1st Independence and 1st Bank as follows:

          6.01.    Approvals.    MainSource shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. MainSource shall provide to 1st Independence's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

          6.02.    SEC Registration.    (a) MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable, and in any event, within forty-five (45) days after the execution of this Agreement, a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to MainSource and 1st Independence, prepared for use in connection with the meeting of shareholders of 1st Independence referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource common stock.

          (b)   Any materials or information provided by MainSource for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

          6.03.    Employee Benefit Plans.

          (a)   As of the Effective Time, MainSource will make available to the officers and employees of 1st Independence and 1st Bank who continue as employees of 1st Bank or any subsidiary of MainSource after the Effective Time ("Former 1st Independence Employees"), subject to Section 6.03(c) hereof, substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. Former 1st Independence Employees will receive full credit for prior service with 1st Independence or 1st Bank, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of MainSource and its subsidiaries. Former 1st Independence Employees shall become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the Effective Time, and shall not be subject to any waiting periods or additional pre-existing condition limitations under the medical, dental and health plans of MainSource or its subsidiaries in which they are eligible to participate at the Effective Time than they otherwise would have been subject to under the medical, dental and health plans of 1st Independence or 1st Bank.

          (b)   As of the Effective Time, subject to applicable law and the requirements of the MainSource Financial Group, Inc. 401(k) Plan ("MainSource 401(k) Plan"), MainSource shall amend as necessary the MainSource 401(k) Plan so that, (i) from and after the Effective Time, Former 1st Independence Employees will accrue benefits pursuant to the MainSource 401(k) Plan, and (ii) former 1st Independence employees participating in the MainSource 401(k) Plan shall receive credit for eligibility and vesting purposes, for the service of such employees with 1st Independence and 1st Bank or their predecessors prior to the Effective Time, as if such service were with MainSource or its subsidiaries.

          (c)   Neither the terms of this Section 6.03 nor the provision of any employee benefits by MainSource or any of its subsidiaries to employees of 1st Independence or 1st Bank shall:

              (i)  create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of 1st Independence or 1st Bank; or

             (ii)  prohibit or restrict MainSource, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time, provided such change, amendment or termination does not affect the qualified status of such employee benefits or violate applicable law or regulations.

          (d)   MainSource shall succeed 1st Independence as the plan sponsor of the 1st Independence KSOP and MainSource shall take any further actions that may be necessary in order to satisfy the provisions of Sections 5.17 and 5.14 above including, but not limited to, the filing of any and all applicable final reports or forms with any government agency. Neither 1st Independence nor 1st Bank shall be responsible or liable for any MainSource actions or failures to act in connection with the 1st Independence KSOP following the Effective Time.

          6.04.    Adverse Actions.    MainSource shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

          6.05.    Severance.    With the exception of the employees referenced in Sections 5.18 and 5.19 of this Agreement, those employees of 1st Independence or its subsidiaries as of the Effective Time whom MainSource or its subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause or who voluntarily resign for good reason within one year after the Closing Date ("Separated Employees") shall be entitled to severance benefits equal to those provided by MainSource from time to time to its employees. A copy of MainSource's current Separation Pay Guidelines ("Guidelines") have been provided to 1st Independence. For purposes of determining each Separated Employee's length of service under the Guidelines, each Separated Employee shall receive credit for years of service with 1st Independence or 1st Bank, or their predecessors. Additionally, MainSource shall reimburse each Separated Employee an amount not to exceed $1,500 for placement services within thirty (30) days of the date of termination of such Separated Employee's employment. Nothing in this Section 6.05 shall be deemed to limit or modify MainSource's at-will employment policy.

          For purposes of this Section 6.05, a voluntary resignation for good reason means the employee resigns as a result of any of the following: (a) relocation of the employee's location of employment to a location that results in an increase in employee's commute from home to work of at least 25 miles, or (b) a material or substantial reduction in the employee's salary from that of the employee immediately prior to the Effective Time.

          6.06.    D &O Insurance.    MainSource shall cause the individuals serving as officers and directors of 1st Independence and 1st Bank immediately before the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by 1st Independence (provided that MainSource may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time.

          6.07.    Short-Swing Trading Exemption.    Prior to the Closing Date, the Board of Directors of MainSource shall adopt such resolutions as necessary to cause any shares of MainSource Common Stock to be received by executive officers and directors of 1st Independence as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.

          6.08    Board Composition.    From and after the Effective Time until 1st Bank is merged into or consolidated with another banking subsidiary of MainSource, MainSource agrees that 1st Bank will have a board of directors comprised of five (5) members, at least three (3) of whom shall be selected by mutual agreement of MainSource and 1st Independence from the board of directors of 1st Bank immediately prior to the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

        7.01.    MainSource.    The obligation of MainSource to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MainSource:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of 1st Independence and 1st Bank contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of 1st Independence or 1st Bank shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of 1st Independence or 1st Bank, has had or would result in a Material Adverse Effect on 1st Independence.

          (b)    Covenants.    Each of the covenants and agreements of 1st Independence and 1st Bank shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    MainSource shall have received from 1st Independence at the Closing the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 10.02(b) hereof.

          (d)    Registration Statement Effective.    MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of 1st Independence in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on 1st Independence or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (f)    Shareholder Approval.    The shareholders of 1st Independence shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation, and the Dissenting Shares shall represent no more than twelve percent (12%) of the outstanding shares of 1st Independence Common Stock.

          (g)    Officers' Certificate.    1st Independence shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of 1st Independence and 1st Bank contained in Article III are true, accurate and correct in all material respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of 1st Independence and 1st Bank have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) 1st Independence and 1st Bank have satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Fairness Opinion.    1st Independence's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of 1st Independence) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of 1st Independence from a financial point of view.

          (i)    Tax Opinion.    The Board of Directors of MainSource shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to MainSource, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of 1st Independence, except with respect to cash received by the shareholders of 1st Independence for the Cash Consideration and fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.01(b). In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (j)    280G Opinion.    MainSource shall have received a letter of tax advice, in a form satisfactory to MainSource and at its expense, from 1st Independence's outside, independent certified public accountants to the effect that any amounts that are paid by 1st Independence or 1st Bank before the Effective Time, or required under 1st Independence's Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of 1st Independence, 1st Bank or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code. Among the nonexclusive list of payments to be considered are those payments referred to under Sections 2.01(b), 5.14, 5.15, 5.16, 5.18, 5.19, 6.03(b), and 6.05 of this Agreement, as well as any other payments made under the 1st Independence Plans because of the transactions contemplated herein.

          (k)    Share Certification.    MainSource shall have received the certification of an officer of 1st Independence as required by Section 5.21 of this Agreement.

          (l)    Loan Loss Reserve.    1st Independence and 1st Bank shall have complied with the requirements of Section 5.05 of this Agreement.

          (m)    Material Proceedings.    None of MainSource, 1st Independence or 1st Bank, or any subsidiary of MainSource, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

          (n)    Accrued Expenses.    1st Independence shall have paid or fully accrued for the expenses and payments provided in Section 3.09(e) relating to the termination of 1st Independence's data processing agreements, Section 5.18 relating to the termination of the employment agreements and Section 5.19 relating to the change in control agreements, as if such change in control agreements has been terminated prior to or on the Closing Date.

        7.02.    1st Independence.    The obligation of 1st Independence to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by 1st Independence:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

          (b)    Covenants.    Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    1st Independence shall have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to 1st Independence, listed in Section 10.02(a) hereof.

          (d)    Registration Statement Effective.    MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of 1st Independence in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the MainSource and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of 1st Independence reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on MainSource or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that 1st Independence would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (f)    Shareholder Approval.    The shareholders of 1st Independence shall have approved and adopted this Agreement as required by applicable law and 1st Independence's Articles of Incorporation.

          (g)    Officers' Certificate.    MainSource shall have delivered to 1st Independence a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of MainSource contained in Article IV are true, accurate and correct in all material respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of MainSource have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) MainSource has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Fairness Opinion.    1st Independence's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of 1st Independence) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of 1st Independence from a financial point of view.

          (i)    Tax Opinion of MainSource's Counsel.    The Board of Directors of 1st Independence shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to 1st Independence, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of 1st Independence, except with respect to cash received by the shareholders of 1st Independence for the Cash Consideration and fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.01(b). In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (j)    Listing.    The shares of MainSource Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq stock exchange, subject to official notice of issuance.

          (k)    Payments Required by Sections 5.18 and 5.19.    The payments required by Sections 5.18 and 5.19 shall have been made or accrued, as applicable.

          (l)    Material Proceedings.    None of MainSource, 1st Independence or 1st Bank, or any subsidiary of MainSource, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII
TERMINATION OF MERGER

        8.01.    Manner of Termination.    This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by MainSource to 1st Independence, or by 1st Independence to MainSource, as follows:

          (a)   By MainSource or 1st Independence, if:

              (i)  the Merger contemplated by this Agreement has not been consummated by September 30, 2008 (or such later date as 1st Independence and MainSource may agree to in writing); provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 8.01(a)(i); or

             (ii)  the Agreement and the Merger are not approved by the requisite vote of the shareholders of 1st Independence at the meeting of shareholders of 1st Independence contemplated in Section 5.01; or

            (iii)  the respective Boards of Directors of MainSource and 1st Independence mutually agree to terminate this Agreement.

          (b)   By MainSource if:

              (i)  at any time prior to the Effective Time, MainSource's Board of Directors so determines, in the event of either:

              (A)  a breach by 1st Independence of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to 1st Independence of such breach and the same does not result in a Material Adverse Effect; or

              (B)  a breach by 1st Independence of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to 1st Independence of such breach and the same does not result in a Material Adverse Effect; or

             (ii)  there has been a Material Adverse Effect in the business, assets, capitalization, financial condition or results of operations of 1st Independence or 1st Bank as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

            (iii)  1st Independence's Board of Directors, after receiving an Acquisition Transaction proposal from a third party, has withdrawn, modified or changed its approval or recommendation of this Agreement and approved or recommended an Acquisition Transaction with a third party; or

            (iv)  1st Independence fulfills the requirements of Section 5.01 hereof but the shareholders of 1st Independence do not approve and adopt the Merger and this Agreement; or

             (v)  MainSource elects to exercise its right of termination pursuant to Sections 5.11 or 5.21; or

            (vi)  In the event of any situation or occurrence with respect to 1st Bank which would jeopardize MainSource's status as a financial holding company under the BHC Act, so long as MainSource, 1st Independence and 1st Bank have been unable, in good faith, to reach a mutually satisfactory agreement with the applicable banking regulators to avoid such jeopardy; or

           (vii)  The average per share closing prices of a share of MainSource Common Stock as quoted on the Nasdaq Stock Market during the twenty trading days preceding the fifth (5th) calendar day preceding the Effective Time (the "Average Closing Price") shall be greater than $16.50 per share, subject, however, to the following: If MainSource elects to exercise its termination right pursuant to this Section 8.01(b)(vii), it shall give written notice to 1st Independence. During the five day period commencing with its receipt of such notice, 1st Independence shall have the option to decrease the Stock Consideration to be received by the holders of 1st Independence Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $16.50 divided by the Average Closing Price of MainSource Common Stock, (b) multiplied by the Exchange

    Ratio. If 1st Independence so elects within such five day period, it shall give prompt written notice to MainSource of such election and the revised Stock Consideration. Whereupon no termination shall have occurred pursuant to this Section 8.01(b)(vii) and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).

          (c)   By 1st Independence, if:

              (i)  at any time prior to the Effective Time, 1st Independence's Board of Directors so determines, in the event of either:

              (A)  a breach by MainSource of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect on MainSource, unless the breach is cured within thirty (30) days from the giving of written notice to 1st Independence of such breach and the cure does not result in a Material Adverse Effect on MainSource; or

              (B)  a breach by MainSource of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource, unless the breach is cured within thirty (30) days after the giving of written notice to MainSource of such breach and any such cure would not result in a Material Adverse Effect on MainSource; or

             (ii)  there has been a change constituting a Material Adverse Effect on MainSource in the financial condition, results of operations, business, assets or capitalization of MainSource on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

            (iii)  1st Independence fulfills the requirements of Section 5.01 hereof but the shareholders of 1st Independence do not approve and adopt the Merger and this Agreement; or

            (iv)  1st Independence elects to exercise its right of termination pursuant to Section 5.6; or

             (v)  The Average Closing Price of MainSource Common Stock shall be less than $12.50 per share, subject, however, to the following: If 1st Independence elects to exercise its termination right pursuant to this Section 8.01(c)(v), it shall give written notice to MainSource. During the five day period commencing with its receipt of such notice, MainSource shall have the option to increase the Stock Consideration to be received by the holders of 1st Independence Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $12.50 divided by the Average Share Price of MainSource Common Stock, (b) multiplied by the Exchange Ratio. If MainSource so elects within such five day period, it shall give prompt written notice to 1st Independence of such election and the revised Stock Consideration. Whereupon no termination shall have occurred pursuant to this Section 8.01(c)(v) and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).

        8.02.    Effect of Termination.    Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of MainSource or 1st Independence and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 5.09 hereof; and (ii) the payment of expenses set forth in Section 11.11 hereof, provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination; and (iii) the payment of the Termination Fee as provided by Section 8.03 hereof. The obligation to pay the Termination Fee in accordance with Section 8.03 hereof will survive any termination of this Agreement.

        8.03.    Termination Fee.    (a) In recognition of the efforts, expenses and other opportunities foregone by MainSource and 1st Independence while structuring and pursuing the Merger, the parties agree that a termination fee and/or out-of-pocket expenses up to the amounts set forth below (collectively, the " Termination Fee ") shall be paid by the applicable party an indicated below:

            (i)  If this Agreement is terminated by MainSource (A) pursuant to Section 8.01(b)(iii), or (B) pursuant to Section 8.01(b)(i) as a result of 1st Independence willfully and intentionally breaching any of its representations, warranties or covenants in this Agreement; or this Agreement is terminated by 1st Independence pursuant to Section 8.01(c)(iv), then in either case, 1st Independence shall pay a Termination Fee to MainSource equal to $1.1 million plus its documented out-of-of pocket expenses up to $250,000.

           (ii)  If this Agreement is terminated by MainSource pursuant to Section 8.01(b)(i) other than as contemplated by Section 8.03(a)(i)(B), 1st Independence shall pay a Termination Fee to MainSource equal to its documented out-of-of pocket expenses up to $250,000.

          (iii)  If this Agreement is terminated by 1st Independence pursuant to Section 8.01(c)(i) as a result of MainSource willfully and intentionally breaching any of its representations, warranties or covenants in this Agreement, then MainSource shall pay to 1st Independence a Termination Fee equal to $1.1 million plus its documented out-of-of pocket expenses up to $250,000.

          (iv)  If this Agreement is terminated by 1st Independence pursuant to Section 8.01(c)(i) other than as contemplated by Section 8.03(a)(iii), MainSource shall pay a Termination Fee to 1st Independence equal to its documented out-of-of pocket expenses up to $250,000.

        (b)   Each party acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each party would not have entered into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 8.03, and, in order to obtain such payment, the other party commences an action which results in a judgment against the other party for the Termination Fee, the payor party shall pay to the payee party its costs and expenses (including attorneys' fees and expenses) in connection with such action, together with interest on the amount of the Termination Fee at the rate of six percent (6%) per annum. If any party is required to pay a Termination Fee hereunder, upon such payment, such party shall have no further liability to the other party for any breach of this Agreement resulting in the requirement to pay the Termination Fee.

ARTICLE IX
EFFECTIVE TIME OF THE MERGER

        Upon the terms and subject to the conditions specified in this Agreement, the Merger will become effective on the day and at the time (the "Closing Date") specified in the Articles of Merger of MainSource and 1st Independence as filed with the Indiana Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the seventh full Nasdaq trading day immediately following the date on which the last of the conditions set forth in Article VII (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VIII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X
CLOSING

        10.01.    Closing Date and Place.    So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the "Closing") will take place at the Effective Time at a location to be reasonably determined by MainSource.

        10.02.    Deliveries.    (a) At the Closing, MainSource will deliver to 1st Independence the following:

            (i)  the officers' certificate contemplated by Section 7.02(g) hereof;

           (ii)  copies of all approvals by government regulatory agencies necessary to consummate the Merger;

          (iii)  copies of the resolutions adopted by the Board of Directors of MainSource certified by the Secretary of MainSource relative to the approval of this Agreement and the Merger;

          (iv)  the tax opinion required by Sections 7.01(i) and 7.02(i) hereof; and

           (v)  such other documents as 1st Independence or its legal counsel may reasonably request.

        (b)   At the Closing, 1st Independence will deliver to MainSource the following:

            (i)  the officers' certificate contemplated by Section 7.01(g) hereof;

           (ii)  copies of the resolutions adopted by the Board of Directors and shareholders of 1st Independence certified by the Secretary of 1st Independence relative to the approval of this Agreement and the Merger;

          (iii)  the opinion required by Section 7.01(j) hereof;

          (iv)  the fairness opinion required by Sections 7.01(h) and 7.02(h) hereof; and

           (v)  such other documents as MainSource or its legal counsel may reasonably request.

ARTICLE XI
MISCELLANEOUS

        11.01.    Effective Agreement.    This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other persons, except for Sections 5.14, 5.18, 5.19, 5.20, 6.03, 6.05, 6.06 and 11.08 hereof (which are intended for the benefit of those present and former officers and directors of 1st Independence and 1st Bank affected thereby and may be enforced by such persons).

        11.02.    Waiver; Amendment.    (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

        (b)   This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

        11.03.    Notices.    All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to MainSource:	with a copy to (which will not constitute notice):
MainSource Financial Group, Inc.	Krieg DeVault LLP
2105 N. State Road 3 By-Pass	One Indiana Square
Greensburg, Indiana 47240	Suite 2800
ATTN: Robert E. Hoptry, Chairman,	Indianapolis, Indiana 46204
President and Chief Executive Officer	ATTN: Karen Ball Woods
Telephone: (812) 663-6734	Telephone: (317) 238-6246
Fax: (812) 663-3220	Fax: (317) 636-1507
If to 1st Independence or 1st Bank	with a copy to (which will not constitute notice):
1st Independence Financial Group, Inc.	Wyatt Tarrant & Combs, LLP
8620 Biggin Hill Lane	500 West Jefferson, Street, Suite 2800
Louisville, Kentucky 40220	Louisville, Kentucky 40202-2898
ATTN: N. William White	ATTN: Rick G. Alsip
President and Chief Executive Officer	Telephone: (502) 562-7298
Telephone: (502) 753-2265 x202	Fax: (502) 589-0309
Fax: (502) 753-0501

or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

        11.04.    Headings.    The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

        11.05.    Severability.    In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

        11.06.    Counterparts; Facsimile.    This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

        11.07.    Governing Law; Enforcement; Specific Performance; Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Decatur County, Indiana or the United States District Court for the Southern District of Indiana—Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

        11.08.    Indemnification.    (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of 1st Independence or 1st Bank as provided in either of their charters or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of 1st Independence or 1st Bank described in the Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

        (b)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of 1st Independence or 1st Bank (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of 1st Independence or 1st Bank or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

        (c)   MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

        11.09.    Entire Agreement.    This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        11.10.    Survival of Representations, Warranties or Covenants.    Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, 1st Independence, 1st Bank, and all the respective directors, officers and employees of MainSource, 1st Independence and 1st Bank will have no further liability with respect thereto. The covenants contained in Sections 5.09 (regarding confidentiality), 8.02, 8.03, 11.07, 11.09, 11.10 and 11.11 shall survive termination of this Agreement. The covenants contained in Sections 5.09 (regarding confidentiality), 5.14, 5.17, 6.03, 6.05, 6.06, 6.08, 6.09, 11.07, 11.08, 11.09, 11.10 and 11.11 shall survive the Effective Time.

        11.11.    Expenses.    Except as provided elsewhere in this Agreement (including Section 8.03 hereof), each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

        11.12.    Certain References.    Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, a wholly-owned subsidiary of MainSource, is open for the transaction of business.

        11.13    Disclosure Schedules.    The mere inclusion of an item in a party's Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party's Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party's Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows]

        IN WITNESS WHEREOF, MainSource, 1st Independence and 1st Bank have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ ROBERT E. HOPTRY Robert E. Hoptry, Chairman, President and Chief Executive Officer
1st INDEPENDENCE FINANCIAL GROUP, INC.
By:	/s/ N. WILLIAM WHITE N. William White, President
1st INDEPENDENCE BANK, INC.
By:	/s/ N. WILLIAM WHITE N. William White, President

Exhibit A

Form of

VOTING AGREEMENT

        Each of the undersigned directors of 1st Independence Financial Group, Inc. ("1st Independence") hereby agrees in his individual capacity as a shareholder to vote his shares of 1st Independence Common Stock that are registered in his personal name (and agrees to use his reasonable efforts to cause all additional shares of 1st Independence Common Stock owned jointly by him with any other person or by his spouse) in favor of the Agreement and Plan of Merger by and among 1st Independence, 1st Independence Bank, Inc. ("1st Bank") and MainSource Financial Group, Inc. ("MainSource"), dated February     , 2008 (the "Agreement"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of 1st Independence with the purpose of avoiding his agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his capacity as a director of 1st Independence or 1st Bank, to act or fail to act in accordance with his fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of 1st Independence or 1st Bank.

        Dated this        day of February, 2008.

Matthew C. Chalfant	Ronald L. Receveur
Jack L. Coleman, Jr.	W. Dudley Shryock
Thomas Les Letton	H. Lowell Wainwright, Jr.
Stephen R. Manecke	N. William White
Charles L. Moore II

Exhibit 1.01(e)(i)

Form of

ARTICLES OF MERGER

OF

1st INDEPENDENCE FINANCIAL GROUP, INC.
(A Delaware Corporation)

WITH AND INTO

MAINSOURCE FINANCIAL GROUP, INC.
(An Indiana Corporation)

        In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "Act"), the undersigned corporation, desiring to effect a merger, sets forth the following facts:

Article I

SURVIVING CORPORATION

        Section 1.    The corporation surviving the merger is MainSource Financial Group, Inc. (the "Surviving Corporation"). The Surviving Corporation's name has not been changed as a result of the merger, and shall remain "MainSource Financial Group, Inc."

        Section 2.    The Surviving Corporation is a domestic corporation existing pursuant to the provisions of the Act, was incorporated in Indiana on March 30, 1983, and will maintain its principal office at 2105 North State Road 3 Bypass, Greensburg, Decatur County, Indiana 47240.

Article II

MERGING CORPORATION

        The name, state of incorporation and date of incorporation of the corporation, other than the Surviving Corporation, which is a party to the merger is as follows:

1st Independence Financial Group, Inc. (Name of Corporation)
Delaware (State of Domicile)	June 7, 1995 (Date of Incorporation)

Article III

PLAN OF MERGER

        The Plan of Merger (the "Agreement") dated February             , 2008 by and among MainSource Financial Group, Inc., 1st Independence Financial Group, Inc. and 1st Independence Bank, Inc. contains the plan of merger of 1st Independence Financial Group, Inc., a Delaware corporation into MainSource Financial Group, Inc., an Indiana corporation, and such information as required by the Act and is set forth in Exhibit A attached hereto and made a part hereof.

Article IV

MANNER OF ADOPTION AND VOTE

Action by Domestic Surviving Corporation

        Approval by MainSource's Shareholders of the merger contemplated by this Agreement is not required, pursuant to Section 23-1-40-3(g) of the Act.

Action by Merging Corporation

        Vote of Shareholders.    With respect to 1st Independence Financial Group, Inc., the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger, and number of shares voted in favor or against or having abstained as to the merger are set forth below:

Designation of Voting Group	Common Stock
Number of Outstanding Shares
Number of Votes Entitled to be Cast
Shares Voted in Favor
Shares Voted Against
Shares Abstained

        The number of votes cast for approval of the Agreement by the shareholders of 1st Independence Financial Group, Inc. was sufficient for approval thereof.

Article V

EFFECTIVE DATE

        The effective date of the merger hereby effectuated shall be                        , 2008. *        *        *

        IN WITNESS WHEREOF, the undersigned Surviving Corporation and merging corporation, by their respective Presidents, and attested by their respective Secretaries, acting for and on behalf of such companies, hereby executes these Articles of Merger on the        day of                        , 2008.

MAINSOURCE FINANCIAL GROUP, INC. ("SURVIVING CORPORATION")
		By:	Robert E. Hoptry, President
ATTEST:
MAINSOURCE FINANCIAL GROUP, INC.
By:	, Secretary

STATE OF INDIANA	)
) SS:
COUNTY OF DECATUR	)

        The undersigned, a Notary Public in and for said County and State, hereby certifies that Robert E. Hoptry, the President of MainSource Financial Group, Inc., an Indiana corporation, the officer executing the foregoing Articles of Merger, personally appeared before me, acknowledged the execution thereof for and on behalf of such corporation, and swore or attested to the truth and accuracy of the facts and actions therein stated relating to such corporation.

        WITNESS my hand and Notarial seal this        day of                        , 2008.

My Commission Expires:	Notary Public—Signature
My County of Residence:	Printed Name:

1ST INDEPENDENCE FINANCIAL GROUP, INC. ("MERGING CORPORATION")
		By:	N. William White, President
ATTEST:
1ST INDEPENDENCE FINANCIAL GROUP, INC.
By:	, Secretary

STATE OF INDIANA	)
) SS:
COUNTY OF	)

        The undersigned, a Notary Public in and for said County and State, hereby certifies that N. William White, the President of 1st Independence Financial Group, Inc., a Delaware corporation, the officer executing the foregoing Articles of Merger, personally appeared before me, acknowledged the execution thereof for and on behalf of such corporation, and swore or attested to the truth and accuracy of the facts and actions therein stated relating to such corporation.

        WITNESS my hand and Notarial seal this        day of                        , 2008.

My Commission Expires:	Notary Public—Signature
My County of Residence:	Printed Name:

Exhibit 1.01(e)(ii)

Form of

PLAN OF MERGER

        THIS PLAN OF MERGER ("Agreement") is made and entered into this 26th day of February, 2008 by and among MainSource Financial Group, Inc. ("MainSource" or the "Surviving Corporation"), 1st Independence Financial Group, Inc. ("1st Independence") and 1st Independence Bank, Inc. ("1st Bank").

W I T N E S S E T H:

        WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

        WHEREAS, 1st Independence is a Delaware corporation registered as a bank holding company under the BHC Act, with its principal office located in Louisville, Jefferson County, Kentucky; and

        WHEREAS, 1st Bank is a Kentucky chartered commercial bank with its principal office located in Louisville, Jefferson County, Kentucky, and is a wholly-owned subsidiary of 1st Independence; and

        WHEREAS, MainSource and 1st Independence seek to affiliate through a corporate reorganization whereby 1st Independence will merge with and into MainSource, as a result of which merger 1st Bank will become a wholly-owned subsidiary of MainSource; and

        WHEREAS, pursuant to a separate Agreement and Plan of Merger (the "Merger Agreement"), dated February 26, 2008, 1st Independence has agreed to merge with and into MainSource; and

        WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations or banks and their respective shareholders to consummate the merger provided for herein and have approved this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of 1st Independence with and into MainSource, and the mode of carrying such merger into effect as follows:

ARTICLE I

THE MERGER

        Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined herein), 1st Independence shall be merged with and into and under the Articles of Incorporation of MainSource (the "Merger"). MainSource shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana. At the Effective Time, the separate corporate existence of 1st Independence shall cease.

ARTICLE II

THE SURVIVING CORPORATION

        Section 2.1 Name and Offices.    Upon and following the Effective Time of the Merger, the name of the Surviving Corporation shall be MainSource Financial Group, Inc., and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the "IBCL"). The principal office of the Surviving Corporation shall be located at 2105 North State Road 3 Bypass, Greensburg, Indiana until such time as the Board of Directors designates otherwise.

        Section 2.2 Authorized Shares.    The total number of shares that MainSource shall have authority to issue is 25,000,000 shares of common stock and 400,000 shares of preferred stock.

        Section 2.3 Directors of the Surviving Corporation.    At the Effective Time, each person who was a director of MainSource immediately prior to the Effective Time shall continue to serve as a director of the Surviving Corporation following the Effective Time until such time as his or her successor has been duly elected and has qualified or until his or her earlier resignation, death, or removal as a director.

        Section 2.4 Officers of the Surviving Corporation.    At the Effective Time, each person who was an officer of MainSource immediately prior to the Effective Time shall continue to serve as an officer of the Surviving Corporation following the Effective Time until such time as his or her successor has been duly elected and has qualified or until his or her earlier resignation, death or removal from office.

        Section 2.5 Articles of Incorporation and Bylaws.

  (a)
  Articles of Incorporation.    The Articles of Incorporation of MainSource in existence at the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation following the Effective Time, until such Articles of Incorporation shall be amended or repealed as provided therein or by applicable law.

  (b)
  Bylaws.    The Bylaws of the Surviving Corporation of MainSource in existence at the Effective Time shall remain the Bylaws of the Surviving Corporation following the Effective Time, until such Bylaws shall be amended or repealed as provided therein or by applicable law.

        Section 2.6 Effect of the Merger.    The effect of the Merger upon consummation shall be as set forth in the Indiana Business Corporation Law, as amended.

ARTICLE III

CAPITAL

        Section 3.1 Manner of Conversion of Shares.    Upon and by virtue of the Merger becoming effective at the Effective Time,

  (a)
  Each share of common stock of 1st Independence issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive $5.475 (the "Cash Consideration") and 0.881036 shares of common stock of MainSource (the "Exchange Ratio"), without par value, (collectively, the "Merger Consideration") by virtue of the Merger, without any action on the part of the holder thereof (except as provided in Section 3.5 below); and

  (b)
  Each holder of 1st Independence common stock who otherwise would be entitled to a fractional share of MainSource common stock shall receive an amount in cash determined by multiplying such fraction by the average per share closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Time (the "Average Share Price").

        Section 3.2 Effect of Conversion.    At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of common stock of 1st Independence ("1st Independence Certificate") shall represent only the right to receive the Merger Consideration.

        Section 3.3 Exchange of Certificate.    Each holder of 1st Independence common stock shall, upon the surrender of such certificate to the Surviving Corporation for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation a certificate representing that number of whole shares of MainSource common stock that each holder of 1st Independence has the right to receive, and a check in the amount of any cash that such holder has the right to receive, including any cash in lieu of fractional share, pursuant to Section 3.1 hereof.

        Section 3.4 Stock Options.    By virtue of the Merger and without any action on the part of the holder, each outstanding option to purchase common stock of 1st Independence ("1st Independence Stock Option") which is outstanding immediately prior to the Effective Time shall be converted into and become a right to receive from MainSource, at the Effective Time, an amount in cash equal to the product of (A) the sum of (i)(x) the Cash Consideration plus (y) the product of the Average Share Price of MainSource common stock multiplied by the Exchange Ratio, less (ii) the per share exercise price for each share of 1st Independence common stock subject to such 1st Independence Stock Option, multiplied by (B) the number of shares of 1st Independence common stock subject to such 1st Independence Stock Option, and (ii) regardless of whether such calculation results in a positive or negative number, each 1st Independence Stock Option will be cancelled and shall cease to exist by virtue of such payment.

        Section 3.5 Treasury Stock.    Each share of 1st Independence common stock that, immediately prior to the Effective Time, is held as treasury stock of 1st Independence or held directly or indirectly by MainSource (other than shares held by MainSource in a fiduciary capacity or in satisfaction of a debt previously contracted) shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

ARTICLE IV

CONDITIONS PRECEDENT

        The obligation of MainSource and 1st Independence to consummate the Merger contemplated by this Agreement is subject to the receipt of all required approvals of the shareholders of 1st Independence and the receipt of all appropriate orders, consents, approvals and clearances from all necessary regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger, as well as the satisfaction of the conditions set forth in the Merger Agreement.

ARTICLE V

EFFECTIVE TIME

        Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Articles of Merger filed with the Indiana Secretary of State.

ARTICLE VI

TERMINATION

        Section 6.1 Manner of Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as provided in the Merger Agreement.

        Section 6.2 Effect of Termination.    Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or liabilities by reason of this Agreement or the termination thereof on the part of any party hereto or their respective directors, officers, employees, agents and shareholders, except as expressly provided in the Merger Agreement, including without limitation: (i) the confidentiality provisions of the Merger Agreement; and (ii) the payment of their respective expenses, as set forth in the Merger Agreement.

ARTICLE VII

MISCELLANEOUS

        Section 7.1 Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 7.2 Entire Agreement.    This Agreement together with the Merger Agreement set forth the entire understanding of the parties hereto with respect to the subject matter and merges and supersedes all prior and contemporaneous understandings with respect to the subject matter hereof. This Agreement is delivered subject to the terms and conditions of the Merger Agreement and in the event of any conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

        Section 7.3 Notices.    Any notices, request or instruction to be given hereunder to any party hereto shall be in writing and delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid to the other party hereto and marked to the attention of the Chairman of the Board or President of such party.

        Section 7.4 Amendments; Waivers.    No amendments of this Agreement shall be binding unless executed in writing by all parties hereto. Any waiver of any provision of this Agreement shall be in writing, and no waiver of any provision shall be deemed a waiver of any other provision or constitute a continuing waiver.

        Section 7.5 Severability.    In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had ever been contained herein.

        Section 7.6 Governing Law.    This Agreement has been executed and delivered in the State of Indiana and shall be construed and governed in accordance with the laws of the State of Indiana, without reference to the conflict or choice of law principles thereof.

        Section 7.7 Counterparts.    This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

*        *        *

        IN WITNESS WHEREOF, MainSource Financial Group, Inc., 1st Independence Financial Group, Inc. and 1st Independence Bank, Inc. have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

MAINSOURCE FINANCIAL GROUP, INC. "MAINSOURCE"
		By:	Robert E. Hoptry, President
ATTEST:
By:	, Secretary
1ST INDEPENDENCE FINANCIAL GROUP, INC. "1ST INDEPENDENCE"
		By:	N. William White, President
ATTEST:
By:	, Secretary
1ST INDEPENDENCE BANK, INC. "1ST BANK
		By:	N. William White, President
ATTEST:
By:	, Secretary

Annex B

February 26, 2008

Board of Directors
1st Independence Financial Group, Inc.
8620 Biggin Hill Lane
Louisville, KY 40220-4117

Ladies and Gentlemen:

        1st Independence Financial Group, Inc. ("1st Independence") and MainSource Financial Group, Inc. ("MainSource") have entered into an Agreement and Plan of Merger, dated as of February 26, 2008 (the "Agreement"), pursuant to which 1st Independence will merge with and into MainSource, with MainSource as the surviving entity (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of 1st Independence common stock issued and outstanding immediately prior to the Merger (the "1st Independence Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive (i) $5.475 in cash without interest (the "Cash Consideration") and (ii) 0.881036 shares of common stock (the "Exchange Ratio"), without par value, of MainSource ("MainSource Common Stock") (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration"). The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of 1st Independence Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of 1st Independence that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of MainSource that we deemed relevant; (iv) unaudited financial statements for the year ended December 31, 2007 as provided by senior management of 1st Independence and internal financial projections for the years ended December 31, 2008 through 2012 as provided by and discussed with senior management of 1st Independence; (v) internal financial projections for MainSource for the years ending December 31, 2008 through 2012 as provided by and discussed with senior management of MainSource; (vi) the pro forma financial impact of the Merger on MainSource based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of MainSource; (vii) the publicly reported historical price and trading activity for 1st Independence's and MainSource's respective common stock, including a comparison of certain financial and stock market information for 1st Independence and MainSource with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of 1st Independence the business, financial condition, results of operations and prospects of 1st Independence and held similar discussions with certain members of senior management of MainSource regarding the business, financial condition, results of operations and prospects of MainSource.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by 1st Independence and MainSource or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of 1st Independence and MainSource that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of 1st Independence and MainSource or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of 1st Independence and MainSource nor have we reviewed any individual credit files relating to 1st Independence and MainSource. We have assumed, with your consent, that the respective allowances for loan losses for both 1st Independence and MainSource are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        With respect to the internal projections for 1st Independence and MainSource as provided by the respective senior management of 1st Independence and MainSource and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the management of MainSource and used by Sandler O'Neill in its analyses, 1st Independence and MainSource confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of 1st Independence and MainSource and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in 1st Independence's and MainSource's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that 1st Independence and MainSource would remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice 1st Independence has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of MainSource's common stock will be when issued to 1st Independence's shareholders pursuant to the Agreement or the prices at which 1st Independence and MainSource's common stock may trade at any time.

        We have acted as 1st Independence's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. 1st Independence has also agreed to indemnify us against certain liabilities arising out of our engagement. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the company's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the company.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to 1st Independence and MainSource and their affiliates. We may also actively trade the equity or debt securities of 1st Independence and MainSource or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of 1st Independence in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of 1st Independence as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of 1st Independence Common Stock and does not address the underlying business decision of 1st Independence to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for 1st Independence or the effect of any other transaction in which 1st Independence might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of 1st Independence Common Stock from a financial point of view.

Very truly yours, /s/ Sandler O'Neill & Partners, L.P.

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        Section 262.    Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        MainSource Financial Group, Inc. ("MainSource") is an Indiana corporation. MainSource's officers and directors are and will be indemnified under Indiana law and the Restated Articles of Incorporation and Amended and Restated Bylaws of MainSource against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource's Articles of Incorporation do not contain any provision limiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests, and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful, or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        MainSource's Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource's Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

        MainSource's Bylaws contain indemnification provisions to substantially the same effect as in the Restated Articles of Incorporation.

        MainSource has entered into Indemnification Agreements with its directors and executive officers pursuant to which MainSource is obligated to indemnify such directors and executive officers to the fullest extent permitted by law, to advance expenses incurred in defending indemnified claims and to cover each such director or executive officer with directors' and officers' liability insurance to the maximum extent of the coverage available for any of MainSource's directors or officers. The agreements also require any legal action by or on behalf of MainSource or any affiliate of MainSource against such directors and executive officers or their spouses, heirs, executors, or personal representatives to be brought within two years from the date of accrual of the cause of action, unless a shorter limitations period is provided by law.

ITEM 21.    EXHIBITS.

        The following exhibits are filed with this Registration Statement:

2	Agreement and Plan of Merger among MainSource Financial Group, Inc., 1st Independence Financial Group, Inc. and 1st Independence Bank, Inc. (included as Annex A to this proxy statement/prospectus).
3.1
Restated Articles of Incorporation of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of the registrant for the fiscal year ended December 31, 2003 filed March 12, 2004 with the Commission (Commission File No. 0-12422)).
3.2
Bylaws of MainSource Financial Group, Inc. dated July 17, 2007 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 25, 2007 with the Commission (Commission File No. 0-12422) ).
5	Opinion of Krieg DeVault LLP regarding legality of the securities being registered.
8	Opinion of Krieg DeVault LLP regarding tax matters.
21
Subsidiaries of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K of the registrant for the fiscal year ended December 31, 2007 filed March 17, 2008 with the Commission (Commission File No. 0-12422)).
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of BKD, LLP.
23.3	Consent of Krieg DeVault LLP (included in Exhibits 5 and 8).
23.4	Consent of Sandler O'Neill + Partners LLP.
24	Powers of Attorney.
99.1	Form of 1st Independence Financial Group, Inc. proxy card.

ITEM 22.    UNDERTAKINGS.

  A.
  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  B.
  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  C.
  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  D.
  The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E.
  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  F.
  The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  G.
  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensburg, Indiana, on the 23rd day of May, 2008.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ ROBERT E. HOPTRY Robert E. Hoptry President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 23rd day of May, 2008.

Signature	Title

/s/ ROBERT E. HOPTRY Robert E. Hoptry	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
JAMES M. ANDERSON* James M. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
WILLIAM G. BARRON* William G. Barron	Director
D.J. HINES* D.J. Hines	Director
DOUGLAS I. KUNKEL* Douglas I. Kunkel	Director
PHILIP A. FRANTZ* Philip A. Frantz	Director
RICK S. HARTMAN* Rick S. Hartman	Director
BRIAN J. CRALL* Brian J. Crall	Director

*By:	/s/ ROBERT E. HOPTRY Robert E. Hoptry Attorney-in-Fact

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
SELECTED CONSOLIDATED FINANCIAL DATA OF MAINSOURCE
SELECTED CONSOLIDATED FINANCIAL DATA OF 1ST INDEPENDENCE
RISK FACTORS
CAUTION ABOUT FORWARD-LOOKING STATEMENTS
SPECIAL MEETING OF 1ST INDEPENDENCE'S SHAREHOLDERS
INFORMATION ABOUT THE COMPANIES
PROPOSAL 1—THE MERGER
THE MERGER AGREEMENT
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING
DESCRIPTION OF 1ST INDEPENDENCE
BUSINESS
PROPERTIES
LEGAL PROCEEDINGS
MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
OWNERSHIP OF 1ST INDEPENDENCE COMMON STOCK
INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF 1ST INDEPENDENCE IN THE MERGER
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL (ANTI-TAKEOVER PROTECTIONS)
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS
LEGAL MATTERS
SHAREHOLDER PROPOSALS FOR NEXT YEAR
WHERE YOU CAN FIND MORE INFORMATION
Index to Consolidated Financial Statements of 1st Independence Financial Group, Inc.
Report of Independent Registered Public Accounting Firm
1ST INDEPENDENCE FINANCIAL GROUP, INC. Consolidated Balance Sheets (in thousands except share data)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Consolidated Statements of Operations (in thousands except per share data)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Consolidated Statements of Comprehensive Income (Loss) (in thousands)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Consolidated Statements of Changes in Stockholders' Equity (in thousands except share and per share data)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Consolidated Statements of Cash Flows (in thousands)
1St INDEPENDENCE FINANCIAL GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Condensed Statements of Operations (in thousands)
Condensed Statements of Cash Flows (in thousands)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Condensed Consolidated Balance Sheets (in thousands except share data)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Condensed Consolidated Statements of Operations (in thousands except per share data)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Condensed Consolidated Statements of Comprehensive Income (in thousands)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Condensed Consolidated Statements of Cash Flows (in thousands)
1ST INDEPENDENCE FINANCIAL GROUP, INC. Notes to Condensed Consolidated Financial Statements (Unaudited)
  Annex A
Exhibit 1.01(e)(i)
Exhibit 1.01(e)(ii)
  Annex B
  Annex C
SIGNATURES